UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
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TCF FINANCIAL CORPORATION
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To the Shareholders of Huntington Bancshares Incorporated and TCF Financial Corporation
MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT
On behalf of the boards of directors of Huntington Bancshares Incorporated (“Huntington”) and TCF Financial Corporation (“TCF”), we are pleased to enclose this joint proxy statement/prospectus relating to the proposed merger between Huntington and TCF. We are requesting that you take certain actions as a holder of Huntington common stock or a holder of TCF common stock.
The boards of directors of Huntington and TCF (the “Huntington board of directors” and the “TCF board of directors,” respectively) have each unanimously approved an agreement to merge our two companies. Pursuant to the Agreement and Plan of Merger, dated as of December 13, 2020, by and between Huntington and TCF (as amended from time to time, the “merger agreement”), TCF will merge with and into Huntington (the “merger”), with Huntington as the surviving corporation (the “surviving corporation,” the “combined company,” or “Huntington,” as the case may be).
The proposed merger will bring together two purpose-driven organizations with a deep commitment to the customers and communities they serve. With a history of caring for customers and colleagues, the new organization will have a top 5 rank in approximately 70% of its deposit markets in Illinois, Indiana, Michigan, Minnesota, Ohio, Wisconsin, West Virginia, Denver and Pittsburgh (excluding all deposits above $0.5 billion at any branch), and will leverage its scale to serve customer needs through a distinctive, “People-First, Digitally-Powered” customer experience. The combined company, as of September 30, 2020, would have had approximately $168 billion in assets, $117 billion in loans, and $134 billion in deposits. We believe that the merger will provide the opportunity for deeper investments in our communities and a better experience for our customers. We anticipate that the combined company will be a top regional bank, with the scale to compete and the passion to serve. We believe that the merger will be a great benefit to all of our stakeholders and will drive significant opportunities for our team members.
In the merger, holders of TCF common stock will receive 3.0028 shares (the “exchange ratio” and such shares, the “merger consideration”) of Huntington common stock for each share of TCF common stock they own. Holders of Huntington common stock will continue to own their existing shares of Huntington common stock. Based on the closing price of Huntington common stock on the Nasdaq Global Select Market (the “NASDAQ”) on December 11, 2020, the last trading day before public announcement of the merger, the exchange ratio represented approximately $38.83 in value for each share of TCF common stock. Based on the closing price of Huntington common stock on the NASDAQ on February 11, 2021, the last practicable trading day before the date of this joint proxy statement/prospectus, of $14.31, the exchange ratio represented approximately $42.97 in value for each share of TCF common stock. The value of the Huntington common stock at the time of completion of the merger could be greater than, less than or the same as the value of Huntington common stock on the date of this joint proxy statement/prospectus. We urge you to obtain current market quotations of Huntington common stock (trading symbol “HBAN”) and TCF common stock (trading symbol “TCF”).
In addition, each share of TCF series C preferred stock issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive one (1) share of a newly issued series of Huntington preferred stock having the terms set forth in the merger agreement (“new Huntington preferred stock”). Likewise, following the completion of the merger, each outstanding TCF depositary share representing a 1/1000th interest in a share of TCF series C preferred stock will become a Huntington depositary share representing a 1/1000th interest in a share of new Huntington preferred stock. The TCF depositary shares representing a 1/1000th interest in a share of TCF series C preferred stock are currently listed on the NASDAQ under the symbol “TCFCP.” The new Huntington depositary shares representing a 1/1000th interest in a share of new Huntington preferred stock are expected to be listed on the NASDAQ upon completion of the merger.
The merger is intended to qualify as a “reorganization” for U.S. federal income tax purposes. Accordingly, U.S. holders (as defined in “Material U.S. Federal Income Tax Consequences of the Merger”) of TCF common stock generally will not recognize any gain or loss for U.S. federal income tax purposes on the exchange of shares of TCF common stock for Huntington common stock in the merger, except with respect to any cash received instead of fractional shares of common stock of the combined company. For more information regarding the tax consequences of the merger, see the section entitled “Material U.S. Federal Income Tax Consequences of the Merger.”
Based on the number of shares of TCF common stock outstanding as of February 11, 2021, Huntington expects to issue approximately 458 million shares of Huntington common stock to holders of TCF common stock in the aggregate in the merger. Based on the number of shares of TCF common stock outstanding as of February 11, 2021 and the number of shares of Huntington common stock outstanding as of February 11, 2021, we estimate that, following the completion of the merger, former holders of TCF common stock will own approximately thirty-one percent (31%) of the combined company and former holders of Huntington common stock will own approximately sixty-nine percent (69%) of the combined company.
The special meeting of holders of TCF common stock will be held virtually on March 25, 2021 at www.virtualshareholdermeeting.com/TCF2021SGM, at 3:30 p.m., Eastern Time. The special meeting of holders of Huntington common stock will be held virtually on March 25, 2021 at www.meetingcenter.io/207906613, at 3:30 p.m., Eastern Time. At our respective special meetings, in addition to other business, we will each ask our holders of common stock to approve the merger. Information about these meetings and the merger is contained in this joint proxy statement/prospectus. In particular, see “Risk Factors” beginning on page 42. We urge you to read this joint proxy statement/prospectus carefully and in its entirety.
Holders of TCF series C preferred stock and holders of depositary shares representing TCF series C preferred stock are not entitled to, and are not requested to, vote at the TCF special meeting. Holders of Huntington preferred stock and holders of depositary shares representing Huntington preferred stock are not entitled to, and are not requested to, vote at the Huntington special meeting. Whether or not you plan to attend your company’s respective virtual special meeting, please vote as soon as possible to make sure that your shares are represented at the meeting. If your shares are held in the name of a broker, bank, trustee or other nominee, please follow the instructions provided to you by such record holder. If you do not vote, it will have the same effect as voting “AGAINST” the merger.
Each of our boards of directors unanimously recommends that holders of common stock vote “FOR” each of the proposals to be considered at the respective meetings. We strongly support this combination of our companies and join our boards in their recommendations.

Stephen D. Steinour Chairman of the Board, President and Chief Executive Officer Huntington Bancshares Incorporated	Gary Torgow Executive Chairman of the Board TCF Financial Corporation
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in connection with the merger or determined if this document is accurate or complete. Any representation to the contrary is a criminal offense.
The securities to be issued in the merger are not savings or deposit accounts or other obligations of any bank or non-bank subsidiary of either Huntington or TCF, and they are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.
This joint proxy statement/prospectus is dated February 17, 2021, and is first being mailed to holders of Huntington common stock and holders of TCF common stock on or about February 17, 2021.

ADDITIONAL INFORMATION
This joint proxy statement/prospectus incorporates important business and financial information about Huntington and TCF from other documents that are not included in or delivered with this joint proxy statement/prospectus. This information is available to you without charge upon your written or oral request. You can obtain the documents incorporated by reference in this document through the Securities and Exchange Commission website at http://www.sec.gov or by requesting them in writing or by telephone at the appropriate address below:
•	if you are a Huntington shareholder: Huntington Bancshares Incorporated 41 South High Street Columbus, Ohio 43287 (800) 576-5007 Attn: Huntington Investor Relations	•	if you are a TCF shareholder: TCF Financial Corporation 333 W. Fort Street, Suite 1800 Detroit, Michigan 48226 (866) 258-1807 Attn: TCF Investor Relations
You will not be charged for any of these documents that you request. To obtain timely delivery of these documents, you must request them no later than five (5) business days before the date of the applicable special meeting. This means that holders of Huntington common stock requesting documents must do so by March 18, 2021 in order to receive them before the Huntington special meeting, and holders of TCF common stock requesting documents must do so by March 18, 2021 in order to receive them before the TCF special meeting.
No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated February 17, 2021, and you should assume that the information in this document is accurate only as of such date. You should assume that the information incorporated by reference into this document is accurate as of the date of such incorporated document. Neither the mailing of this joint proxy statement/prospectus to holders of Huntington common stock or holders of TCF common stock nor the issuance by Huntington of shares of Huntington common stock in connection with the merger will create any implication to the contrary.
This joint proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Except where the context otherwise indicates, information contained in, or incorporated by reference into, this document regarding TCF has been provided by TCF and information contained in, or incorporated by reference into, this document regarding Huntington has been provided by Huntington.
See the section entitled “Where You Can Find More Information” beginning on page 178 of this joint proxy statement/prospectus for further information.

Huntington Bancshares Incorporated
41 South High Street
Columbus, Ohio 43287
Notice of Virtual Special Meeting of Shareholders
To the Shareholders of Huntington Bancshares Incorporated:
On December 13, 2020, Huntington Bancshares Incorporated (“Huntington”) and TCF Financial Corporation (“TCF”) entered into an Agreement and Plan of Merger (as amended from time to time, the “merger agreement”), a copy of which is attached as Annex A to the accompanying joint proxy statement/prospectus.
NOTICE IS HEREBY GIVEN that a special meeting of holders of Huntington common stock (the “Huntington special meeting”) will be held virtually, solely by means of remote communication, on March 25, 2021 at 3:30 p.m., Eastern Time. In light of the ongoing developments related to the COVID-19 pandemic and to protect the health of Huntington’s shareholders and the community, the Huntington special meeting will be held in a virtual-only format conducted via live audio webcast. You will be able to attend the special meeting by visiting www.meetingcenter.io/207906613 (which we refer to as the “Huntington special meeting website”).
If you are a holder of record, you will be able to attend the Huntington special meeting online, ask a question and vote by visiting the Huntington special meeting website and following the instructions on your proxy card. If you hold your shares of Huntington common stock in “street name” and want to attend the Huntington special meeting online by webcast (with the ability to ask a question and/or vote, if you choose to do so), you must first register by obtaining a signed legal proxy from your bank, broker, trustee or other nominee giving you the right to vote the shares and submitting proof of such legal proxy along with your name and email address to legalproxy@computershare.com or Computershare, Huntington Legal Proxy, P.O. Box 43001, Providence, RI 02940-3001, no later than March 22, 2021 at 5:00 p.m., Eastern Time. You will receive a confirmation of your registration by email with instructions for accessing the Huntington special meeting website.
The password for the Huntington special meeting, if requested, is HBAN2021. We are pleased to notify you of and invite you to the Huntington special meeting.
At the Huntington special meeting, you will be asked to consider and vote on the following matters:
•	Proposal to approve the merger (the “Huntington merger proposal”).
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Proposal to approve an amendment to Huntington’s charter (the “Huntington charter”) to increase the number of authorized shares of Huntington common stock from one billion five hundred million shares to two billion two hundred fifty million shares (such amendment, the “Huntington charter amendment” and such proposal, the “Huntington authorized share count proposal”), a copy of which is attached as Annex B to the accompanying joint proxy statement/prospectus.

•
Proposal to adjourn the Huntington special meeting, if necessary or appropriate, to solicit additional proxies if, immediately prior to such adjournment, there are not sufficient votes to approve the Huntington merger proposal or the Huntington authorized share count proposal or to ensure that any supplement or amendment to the accompanying joint proxy statement/prospectus is timely provided to holders of Huntington common stock (the “Huntington adjournment proposal”).

Pursuant to the Maryland General Corporation Law (the “MGCL”) and Huntington's bylaws, only the matters set forth in this Notice of Virtual Special Meeting of Shareholders may be brought before the Huntington special meeting.
The Huntington board of directors has fixed the close of business on February 11, 2021 as the record date for the Huntington special meeting. Only holders of record of Huntington common stock as of the close of business on the record date for the Huntington special meeting are entitled to notice of, and to vote at, the Huntington special meeting or any adjournment or postponement thereof.

The Huntington board of directors unanimously recommends that holders of Huntington common stock vote “FOR” the Huntington merger proposal, “FOR” the Huntington authorized share count proposal and “FOR” the Huntington adjournment proposal.
If you have any questions or need assistance with voting, please contact our proxy solicitor, Morrow Sodali LLC, by calling (203) 658-9400, or toll-free at (800) 662-5200, or via email to HBAN.info@investor.morrowsodali.com.
Huntington has determined that holders of Huntington common stock are not entitled to appraisal or dissenters’ rights with respect to the proposed merger under the MGCL.
Your vote is important. We cannot complete the transactions contemplated by the merger agreement unless holders of Huntington common stock approve the Huntington merger proposal and the Huntington authorized share count proposal. Each of the Huntington merger proposal and the Huntington authorized share count proposal must be approved by the affirmative vote of two-thirds of all the votes entitled to be cast by the holders of outstanding shares of Huntington common stock.
Each copy of the joint proxy statement/prospectus mailed to holders of Huntington common stock is accompanied by a form of proxy card with instructions for voting. The joint proxy statement/prospectus accompanying this notice explains the merger agreement and the transactions contemplated thereby, as well as the proposals to be considered at the Huntington special meeting. Please carefully review the joint proxy statement/prospectus, including the annexes thereto and the documents incorporated by reference therein.
Whether or not you plan to attend the Huntington special meeting virtually, we urge you to please promptly complete, sign, date and return the accompanying proxy card in the enclosed postage-paid envelope or authorize the individuals named on the accompanying proxy card to vote your shares by calling the toll-free telephone number or by using the Internet as described in the instructions included with the accompanying proxy card. If your shares are held in the name of a bank, broker, trustee or other nominee, please follow the instructions provided by such bank, broker, trustee or other nominee.
By Order of the Board of Directors

Lyndsey M. Sloan Deputy General Counsel & Secretary Huntington Bancshares Incorporated
February 17, 2021

TCF Financial Corporation
333 W. Fort Street
Suite 1800
Detroit, Michigan 48226
Notice of Virtual Special Meeting of Shareholders
To the Shareholders of TCF Financial Corporation:
On December 13, 2020, TCF Financial Corporation (“TCF”) and Huntington Bancshares Incorporated entered into an Agreement and Plan of Merger (as amended from time to time, the “merger agreement”), a copy of which is attached as Annex A to the accompanying joint proxy statement/prospectus.
NOTICE IS HEREBY GIVEN that a special meeting of holders of TCF common stock (the “TCF special meeting”) will be held virtually on March 25, 2021 at 3:30 p.m., Eastern Time. In light of the ongoing developments related to the COVID-19 pandemic and to protect the health of TCF’s shareholders and the community, the TCF special meeting will be held in a virtual-only format conducted via live audio webcast. You will be able to attend the special meeting by visiting www.virtualshareholdermeeting.com/TCF2021SGM (which we refer to as the “TCF special meeting website”) and inserting the control number included in your proxy card or voting instruction form provided by your bank, broker, trustee, nominee or other holder of record if you hold your shares of TCF common stock in “street name.” You will be able to vote your shares electronically over the Internet and submit questions online during the meeting by logging in to the website listed above and using the control number. We are pleased to notify you of and invite you to the TCF special meeting.
At the TCF special meeting, you will be asked to vote on the following matters:
•	Proposal to approve the merger agreement (the “TCF merger proposal”).
•
Proposal to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to TCF’s named executive officers that is based on or otherwise relates to the merger (the “TCF compensation proposal”).

•
Proposal to adjourn the TCF special meeting, if necessary or appropriate, to solicit additional proxies if, immediately prior to such adjournment, there are not sufficient votes to approve the TCF merger proposal or to ensure that any supplement or amendment to the accompanying joint proxy statement/prospectus is timely provided to holders of TCF common stock (the “TCF adjournment proposal”).

The TCF board of directors has fixed the close of business on February 11, 2021 as the record date for the TCF special meeting. Only holders of record of TCF common stock as of the close of business on the record date for the TCF special meeting are entitled to notice of, and to vote at, the TCF special meeting or any adjournment or postponement thereof.
The TCF board of directors unanimously recommends that holders of TCF common stock vote “FOR” the TCF merger proposal, “FOR” the TCF compensation proposal and “FOR” the TCF adjournment proposal.
If you have any questions or need assistance with voting, please contact our proxy solicitor, D.F. King & Co., Inc., by calling toll-free at (800) 207-3159.
TCF has determined that holders of TCF common stock are not entitled to appraisal or dissenters’ rights with respect to the proposed merger under Section 450.1762 of the Michigan Business Corporation Act (the “MBCA”).
Your vote is important. We cannot complete the transactions contemplated by the merger agreement unless holders of TCF common stock approve the TCF merger proposal. The affirmative vote of a majority of the issued and outstanding shares of TCF common stock entitled to vote thereon is required to approve the TCF merger proposal. Assuming a quorum is present, approval of each of the TCF compensation proposal and the TCF adjournment proposal requires the affirmative vote of a majority of the votes cast on each such proposal at the TCF special meeting.
Each copy of the joint proxy statement/prospectus mailed to holders of TCF common stock is accompanied by a form of proxy card with instructions for voting. The joint proxy statement/prospectus accompanying this notice explains the merger agreement and the transactions contemplated thereby, as well as the proposals to be considered at the TCF special meeting. Please carefully review the joint proxy statement/prospectus, including the annexes thereto and the documents incorporated by reference therein.
Whether or not you plan to attend the TCF special meeting virtually, we urge you to please promptly complete, sign, date and return the accompanying proxy card in the enclosed postage-paid envelope or authorize the individuals named on the accompanying proxy card to vote your shares by calling the toll-free telephone number or by using the Internet as described in the instructions included with the accompanying proxy card. If your shares are held in the name of a bank, broker, trustee or other nominee, please follow the instructions on the voting instruction card furnished by such bank, broker, trustee or other nominee.
By Order of the Board of Directors

Gary Torgow Executive Chairman of the Board TCF Financial Corporation
February 17, 2021

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QUESTIONS AND ANSWERS
The following are some questions that you may have about the merger and the Huntington special meeting or the TCF special meeting, and brief answers to those questions. We urge you to read carefully the remainder of this joint proxy statement/prospectus because the information in this section does not provide all of the information that might be important to you with respect to the merger and the Huntington special meeting or the TCF special meeting. Additional important information is also contained in the documents incorporated by reference into this joint proxy statement/prospectus. See the section entitled “Where You Can Find More Information” beginning on page 178.
In this joint proxy statement/prospectus, unless the context otherwise requires:
•	“Huntington” refers to Huntington Bancshares Incorporated;
•	“Huntington common stock” refers to the common stock, par value $0.01 per share, of Huntington;
•
“Huntington preferred stock” refers to Huntington’s serial preferred stock, par value $0.01 per share, which has the following designations: (i) floating rate series B non-cumulative perpetual preferred stock, par value $0.01 per share (“Huntington series B preferred stock”), (ii) 5.875% series C non-cumulative perpetual preferred stock, par value $0.01 per share (“Huntington series C preferred stock”), (iii) 6.250% series D non-cumulative perpetual preferred stock, par value $0.01 per share (“Huntington series D preferred stock”), (iv) 5.700% series E fixed-to-floating rate non-cumulative perpetual preferred stock, par value $0.01 per share (“Huntington series E preferred stock”), (v) 5.625% series F non-cumulative perpetual preferred stock, par value $0.01 per share (“Huntington series F preferred stock”), (vi) 4.450% series G non-cumulative perpetual preferred stock, par value $0.01 per share (“Huntington series G preferred stock”) and (vii) 4.500% series H non-cumulative perpetual preferred stock, par value $0.01 per share (“Huntington series H preferred stock”);

•
“Huntington depositary shares” refers to the depositary shares each representing a 1/40th interest (or a 1/100th interest, in the case of Huntington series E preferred stock, Huntington series F preferred stock and Huntington series G preferred stock) in a share of Huntington preferred stock;

•	“New Huntington preferred stock” refers to the 5.70% non-cumulative perpetual preferred stock, series I, par value $0.01 per share, of Huntington;
•	“New Huntington depositary shares” refers to the depositary shares representing a 1/1000th interest in a share of new Huntington preferred stock;
•	“TCF” refers to TCF Financial Corporation;
•	“TCF common stock” refers to the common stock, par value $1.00 per share, of TCF;
•	“TCF series C preferred stock” refers to the 5.70% Series C non-cumulative perpetual preferred stock, no par value, of TCF; and
•	“TCF depositary shares” refers to the depositary shares representing a 1/1000th interest in a share of TCF series C preferred stock.
Q:	Why am I receiving this joint proxy statement/prospectus?
A:
You are receiving this joint proxy statement/prospectus because Huntington and TCF have agreed to a merger of TCF with and into Huntington (the “merger”), with Huntington as the surviving corporation (the “surviving corporation,” the “combined company,” or “Huntington,” as the case may be). A copy of the Agreement and Plan of Merger, dated as of December 13, 2020, by and between Huntington and TCF (as amended from time to time, the “merger agreement”) is attached as Annex A to this joint proxy statement/prospectus and is incorporated by reference herein. Following the completion of the merger, TCF National Bank, a wholly owned bank subsidiary of TCF (“TCF National Bank”), will merge (the “bank merger”) with and into The Huntington National Bank, a wholly owned bank subsidiary of Huntington (“The Huntington National Bank”), with The Huntington National Bank as the surviving bank (the “combined bank”).

To complete the merger, among other things:
•	holders of Huntington common stock must approve the merger (the “Huntington merger proposal”); and

•	holders of TCF common stock must approve the merger agreement (the “TCF merger proposal”).
Huntington is holding a virtual special meeting of holders of Huntington common stock (the “Huntington special meeting”), to obtain approval of the Huntington merger proposal. Holders of Huntington common stock will also be asked (1) to approve an amendment to Huntington’s charter to increase the number of authorized shares of Huntington common stock from one billion five hundred million shares to two billion two hundred fifty million shares (such amendment, the “Huntington charter amendment” and such proposal, the “Huntington authorized share count proposal”) and (2) to approve the proposal to adjourn the Huntington special meeting, if necessary or appropriate, to solicit additional proxies if, immediately prior to such adjournment, there are not sufficient votes at the time of the Huntington special meeting to approve the Huntington merger proposal or the Huntington authorized share count proposal or to ensure that any supplement or amendment to this joint proxy statement/prospectus is timely provided to holders of Huntington common stock (the “Huntington adjournment proposal”). A copy of the Huntington charter amendment is attached as Annex B to this joint proxy statement/prospectus and is incorporated by reference herein.
Holders of Huntington common stock and holders of Huntington preferred stock are not entitled to appraisal or dissenters’ rights.
TCF is holding a virtual special meeting of holders of TCF common stock (the “TCF special meeting”) to obtain approval of the TCF merger proposal. Holders of TCF common stock will also be asked (1) to approve, on an advisory (non-binding) basis, the merger-related named executive officer compensation that will or may be paid to TCF’s named executive officers in connection with the merger (the “TCF compensation proposal”) and (2) to approve the proposal to adjourn the TCF special meeting, if necessary or appropriate, to solicit additional proxies if, immediately prior to such adjournment, there are not sufficient votes at the time of the TCF special meeting to approve the TCF merger proposal or to ensure that any supplement or amendment to this joint proxy statement/prospectus is timely provided to holders of TCF common stock (the “TCF adjournment proposal”).
Holders of TCF series C preferred stock are not entitled to, and are not requested to, vote at the TCF special meeting. Holders of TCF common stock and holders of TCF series C preferred stock are not entitled to appraisal or dissenters’ rights.
This document is also a prospectus that is being delivered to holders of TCF common stock because, in connection with the merger, Huntington is offering shares of Huntington common stock to holders of TCF common stock. Huntington is also issuing shares of new Huntington preferred stock to holders of TCF series C preferred stock. Each share of TCF series C preferred stock will be automatically converted into the right to receive one (1) share of new Huntington preferred stock at the effective time of the merger. Following the completion of the merger, each outstanding TCF depositary share will be automatically converted into a Huntington depositary share.
This joint proxy statement/prospectus contains important information about the merger and the other proposals being voted on at the Huntington and TCF special meetings. You should read it carefully and in its entirety. The enclosed materials allow you to have your shares of common stock voted by proxy without attending your meeting. Your vote is important and we encourage you to submit your proxy as soon as possible.
Q:	What will happen in the merger?
A:
In the merger, TCF will merge with and into Huntington. Each share of TCF common stock issued and outstanding immediately prior to the effective time of the merger (the “effective time”) (other than certain shares held by Huntington or TCF) will be converted into the right to receive 3.0028 shares (the “exchange ratio” and such shares, the “merger consideration”) of Huntington common stock. After completion of the merger, TCF will cease to exist, will no longer be a public company, and TCF common stock and TCF depositary shares in respect of TCF series C preferred stock will be delisted from the Nasdaq Global Select Market (the “NASDAQ”), will be deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and will cease to be publicly traded. Holders of Huntington common stock and holders of Huntington preferred stock will continue to own their existing shares of Huntington common stock and Huntington preferred stock. See the information provided in the section entitled “The Merger Agreement—Structure of the Merger” beginning on page 114 and the merger agreement for more information about the merger.
Q:	When and where will each of the special meetings take place?
A:
The Huntington special meeting will be held virtually at www.meetingcenter.io/207906613 on March 25, 2021 at 3:30 p.m., Eastern Time. The TCF special meeting will be held virtually at www.virtualshareholdermeeting.com/TCF2021SGM on March 25, 2021 at 3:30 p.m., Eastern Time.

Even if you plan to attend your respective company’s virtual special meeting, Huntington and TCF recommend that you vote your shares in advance so that your vote will be counted if you later decide not to or become unable to attend the applicable special meeting. See “How can I vote my shares without attending my respective virtual special meeting?” below. If you hold your shares of Huntington common stock in “street name” and want to attend the Huntington special meeting online by webcast (with the ability to ask a question and/or vote, if you choose to do so), you must first register by obtaining a signed legal proxy from your bank, broker, trustee or other nominee giving you the right to vote the shares and submitting proof of such legal proxy along with your name and email address to legalproxy@computershare.com or Computershare, Huntington Legal Proxy, P.O. Box 43001, Providence, RI 02940-3001, no later than March 22, 2021 at 5:00 p.m., Eastern Time. If you hold your shares of TCF common stock in “street name” and want to attend the TCF special meeting virtually via the TCF special meeting website (with the ability to ask a question and/or vote, if you choose to do so), you must have your specific 16-digit control number, which is included on your proxy card or the voting instruction form from your bank, broker, trustee or other nominee. Please contact your bank, broker, trustee or other nominee to obtain further instructions.
Q:	What matters will be considered at each of the special meetings?
A:	At the Huntington special meeting, holders of Huntington common stock will be asked to consider and vote on the following proposals:
•	Huntington Proposal 1: The Huntington merger proposal. Approval of the merger;
•
Huntington Proposal 2: The Huntington authorized share count proposal. Approval of an amendment to Huntington’s charter to increase the number of authorized shares of Huntington common stock from one billion five hundred million shares (1,500,000,000) to two billion two hundred fifty million shares (2,250,000,000); and

•
Huntington Proposal 3: The Huntington adjournment proposal. Approval of the adjournment of the Huntington special meeting, if necessary or appropriate, to solicit additional proxies if, immediately prior to such adjournment, there are not sufficient votes at the time of the Huntington special meeting to approve the Huntington merger proposal or the Huntington authorized share count proposal or to ensure that any supplement or amendment to this joint proxy statement/prospectus is timely provided to holders of Huntington common stock.

Pursuant to the MGCL and Huntington's bylaws, only the matters set forth in the Notice of Virtual Special Meeting of Shareholders may be brought before the Huntington special meeting.
At the TCF special meeting, holders of TCF common stock will be asked to consider and vote on the following proposals:
•	TCF Proposal 1: The TCF merger proposal. Approval of the merger agreement;
•
TCF Proposal 2: The TCF compensation proposal. Approval of, on an advisory (non-binding) basis, the merger-related named executive officer compensation that will or may be paid to TCF’s named executive officers in connection with the merger; and

•
TCF Proposal 3: The TCF adjournment proposal. Approval of the adjournment of the TCF special meeting, if necessary or appropriate, to solicit additional proxies if, immediately prior to such adjournment, there are not sufficient votes at the time of the TCF special meeting to approve the TCF merger proposal or to ensure that any supplement or amendment to this joint proxy statement/prospectus is timely provided to holders of TCF common stock.

In order to complete the merger, among other things, holders of Huntington common stock must approve the Huntington merger proposal and the Huntington authorized share count proposal, and holders of TCF common stock must approve the TCF merger proposal. None of the approvals of the Huntington adjournment proposal, the TCF compensation proposal or the TCF adjournment proposal are conditions to the obligations of Huntington or TCF to complete the merger.
Q:	What will holders of TCF common stock receive in the merger?
A:
In the merger, holders of TCF common stock will receive 3.0028 shares of Huntington common stock for each share of TCF common stock held immediately prior to the completion of the merger (other than certain shares held by Huntington or TCF). Huntington will not issue any fractional shares of Huntington common stock in the merger. Holders of TCF common stock who would otherwise be entitled to a fractional share of Huntington common stock in the merger will instead receive an amount in cash (rounded to the nearest cent) determined by multiplying the average of the closing sale prices per share of Huntington common stock on the NASDAQ as reported by The Wall Street Journal for the five (5) consecutive full trading days ending on the day preceding the day on which the merger is completed (the “Huntington share closing price”) by the fraction of a share (rounded to the nearest thousandth when expressed in decimal form) of Huntington common stock that such shareholder would otherwise be entitled to receive.

Q:	What will holders of TCF depositary shares receive in the merger?
A:
In the merger, each outstanding TCF depositary share representing a 1/1000th interest in a share of TCF series C preferred stock will become a Huntington depositary share representing a 1/1000th interest in a share of new Huntington preferred stock. Upon completion of the merger, Huntington will assume the obligations of TCF under the applicable deposit agreement. The TCF depositary shares representing TCF series C preferred stock are currently listed on the NASDAQ under the symbol “TCFCP.” The new Huntington depositary shares representing the new Huntington preferred stock are expected to be listed on the NASDAQ upon completion of the merger. See the information provided in the section entitled “Description of New Huntington Preferred Stock” beginning on page 151 for more information.

Q:	What will holders of Huntington common stock receive in the merger?
A:
In the merger, holders of Huntington common stock will not receive any consideration, and their shares of Huntington common stock will remain outstanding and will constitute shares of the combined company. Following the merger, shares of Huntington common stock will continue to be listed on the NASDAQ.

Q:	Will the value of the merger consideration change between the date of this joint proxy statement/prospectus and the time the merger is completed?
A:
Yes. Although the number of shares of Huntington common stock that holders of TCF common stock will receive is fixed, the value of the merger consideration will fluctuate between the date of this joint proxy statement/prospectus and the completion of the merger based upon the market value for Huntington common stock. Any fluctuation in the market price of Huntington common stock after the date of this joint proxy statement/prospectus will change the value of the shares of Huntington common stock that holders of TCF common stock will receive. Neither Huntington nor TCF is permitted to terminate the merger agreement as a result, in and of itself, of any increase or decrease in the market price of Huntington common stock or TCF common stock.

Q:	How will the merger affect TCF equity awards?
A:	At the effective time:
•
each outstanding and unexercised option to purchase TCF common stock under TCF’s stock plans (each, a “TCF stock option”) will, automatically, be assumed and converted into an option (an “adjusted stock option”) to purchase, on the same terms and conditions as were applicable under such TCF stock option immediately prior to the effective time (including vesting terms), the number of shares of Huntington common stock (rounded down to the nearest whole number of shares of Huntington common stock) equal to the product of (a) the number of shares of TCF common stock subject to such TCF stock option immediately prior to the effective time, multiplied by (b) the exchange ratio, which adjusted stock option will have an exercise price per share of Huntington common stock equal to the quotient (rounded up to the nearest whole cent) obtained by dividing (1) the exercise price per share of TCF common stock subject to such TCF stock option immediately prior to the effective time, by (2) the exchange ratio;
•
each award in respect of a share of TCF common stock subject to vesting, repurchase or other lapse restriction granted under a TCF stock plan that is outstanding immediately prior to the effective time (a “TCF restricted stock award”) will (a) if granted to a non-employee member of the TCF board of directors, fully vest and be cancelled and converted automatically into the right to receive (without interest) the merger consideration in respect of each share of TCF common stock subject to such TCF restricted stock award immediately prior to the effective time, which will be delivered as soon as reasonably practicable following the closing date of the merger and in no event later than ten (10) business days following the closing date of the merger (or on such later date if required to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”)) and (b) if not granted to an individual described in clause (a), be assumed and converted into a restricted stock award of shares of Huntington common stock subject to vesting, repurchase or other lapse restriction with the same terms and conditions as were applicable under such TCF restricted stock award immediately prior to the effective time (including vesting terms), and relating to the number of shares of Huntington common stock equal to the product of (A) the number of shares of TCF common stock subject to such TCF restricted stock award immediately prior to the effective time, multiplied by (B) the exchange ratio, with any fractional shares rounded to the nearest whole share of Huntington common stock;

•
each restricted stock unit award in respect of shares of TCF common stock granted under a TCF stock plan that is outstanding immediately prior to the Effective Time (a “TCF restricted stock unit award”) will be assumed and converted into a restricted stock unit award (with any performance goals deemed satisfied at the greater of the target and actual level of performance through the most recently completed calendar quarter prior to the closing of the merger as reasonably determined by the compensation committee of the TCF board of directors in the ordinary course consistent with past practice) in respect of Huntington common stock (an “adjusted restricted stock unit award”) with the same terms and conditions as were applicable under such TCF restricted stock unit award immediately prior to the effective time (including vesting terms) and relating to the number of shares of Huntington common stock equal to the product of (a) the number of shares of TCF common stock subject to such TCF restricted stock unit award immediately prior to the effective time, multiplied by (b) the exchange ratio, with any fractional shares rounded to the nearest whole share of Huntington common stock; provided that each such adjusted restricted stock unit award will be subject to service-based vesting only and will no longer be subject to any performance conditions;

•
each award in respect of a deferred share of TCF common stock granted under a TCF stock plan that is outstanding immediately prior to the effective time (a “TCF deferred stock award”) will be assumed and converted automatically into a deferred stock award of shares of Huntington common stock subject to the same terms and conditions as were applicable under such TCF deferred stock award immediately prior to the effective time, and relating to the number of shares of Huntington common stock equal to the product of (a) the number of shares of TCF common stock subject to such TCF deferred stock award immediately prior to the effective time, multiplied by (b) the exchange ratio, with any fractional shares rounded to the nearest whole share of Huntington common stock; and

•
each TCF restricted stock award converted into the right to receive the merger consideration that would have otherwise been entitled to receive a fraction of a share of Huntington common stock (after aggregating all shares to be delivered in respect of all TCF equity awards held by such holder) will receive, in lieu thereof and upon surrender thereof, a cash payment (rounded to the nearest cent) (without interest) in an amount equal to such fractional part of a share of Huntington common stock (rounded to the nearest thousandth when expressed in decimal form) multiplied by the Huntington share closing price.

Q:	What if I own TCF series C preferred stock?
A:
If you are a holder of TCF series C preferred stock, no action is required of you. You are not entitled to, and are not requested to, vote on the TCF merger proposal, the TCF compensation proposal or the TCF adjournment proposal or to exercise appraisal or dissenters’ rights.

In the merger, each share of TCF series C preferred stock issued and outstanding immediately prior to the effective time will automatically be converted at the effective time into the right to receive one (1) share of new Huntington preferred stock. For more information, see the sections entitled “The Merger—Treatment of TCF Series C Preferred Stock and TCF Depositary Shares” and “Description of New Huntington Preferred Stock” beginning on pages 112 and 151, respectively.
Q:	What if I own TCF depositary shares?
A:
If you are a holder of TCF depositary shares, no action is required of you. You are not entitled to, and are not requested to, vote on the TCF merger proposal, the TCF compensation proposal or the TCF adjournment proposal or to exercise appraisal or dissenters’ rights.

In the merger, each outstanding TCF depositary share representing a 1/1000th interest in a share of TCF series C preferred stock will become a Huntington depositary share representing a 1/1000th interest in a share of new Huntington preferred stock, which will have the terms of the new Huntington preferred stock.
Q:	How does the Huntington board of directors recommend that I vote at the Huntington special meeting?
A:
The Huntington board of directors unanimously recommends that you vote “FOR” the Huntington merger proposal, “FOR” the Huntington authorized share count proposal and “FOR” the Huntington adjournment proposal.

Q:	How does the TCF board of directors recommend that I vote at the TCF special meeting?
A:	The TCF board of directors unanimously recommends that you vote “FOR” the TCF merger proposal, “FOR” the TCF compensation proposal and “FOR” the TCF adjournment proposal.
In considering the recommendations of the TCF board of directors, holders of TCF common stock should be aware that TCF directors and executive officers may have interests in the merger that are different from, or in addition to, the interests of holders of TCF common stock generally. For a more complete description of these interests, see the information provided in the section entitled “The Merger—Interests of TCF’s Directors and Executive Officers in the Merger” beginning on page 99.
Q:	Who is entitled to vote at the Huntington special meeting?
A:
The record date for the Huntington special meeting is February 11, 2021. All holders of Huntington common stock who held shares at the close of business on the record date for the Huntington special meeting are entitled to receive notice of, and to vote at, the Huntington special meeting.

Each holder of Huntington common stock is entitled to cast one (1) vote on each matter properly brought before the Huntington special meeting for each share of Huntington common stock that such holder owned of record as of the record date. As of the close of business on the record date for the Huntington special meeting, there were 1,017,245,480 outstanding shares of Huntington common stock. Attendance at the virtual Huntington special meeting via the Huntington special meeting website is not required to vote. See below and the section entitled “The Huntington Special Meeting—Proxies” beginning on page 51 for instructions on how to vote your shares without attending the Huntington special meeting.
Q:	Who is entitled to vote at the TCF special meeting?
A:
The record date for the TCF special meeting is February 11, 2021. All holders of TCF common stock who held shares at the close of business on the record date for the TCF special meeting are entitled to receive notice of, and to vote at, the TCF special meeting.

Each holder of TCF common stock is entitled to cast one (1) vote on each matter properly brought before the TCF special meeting for each share of TCF common stock that such holder owned of record as of the record date. As of the close of business on the record date for the TCF special meeting, there were 152,588,177 outstanding shares of TCF common stock. Attendance at the virtual TCF special meeting via the TCF special meeting website is not required to vote. See below and the section entitled “The TCF Special Meeting—Proxies” beginning on page 58 for instructions on how to vote your shares without attending the TCF special meeting.

Q:	What constitutes a quorum for the Huntington special meeting?
A:
The presence virtually via the Huntington special meeting website or by proxy of shareholders entitled to cast a majority of all the votes entitled to be cast at the meeting constitutes a quorum. Abstentions will be included in determining the number of shares present at the meeting for the purpose of determining the presence of a quorum.

Q:	What constitutes a quorum for the TCF special meeting?
A:
The shareholders present virtually via the TCF special meeting website or by proxy who, as of the record date for the TCF special meeting, were holders of a majority of the outstanding shares of TCF entitled to vote at the meeting constitutes a quorum. Abstentions will be included in determining the number of shares present at the TCF special meeting for the purpose of determining the presence of a quorum.

Q:	If my shares of common stock are held in “street name” by my bank, broker, trustee or other nominee, will my bank, broker, trustee or other nominee vote my shares for me?
A:
If you hold your shares in a stock brokerage account or if your shares are held by a bank, broker, trustee or other nominee (that is, in “street name”), please follow the voting instructions provided by your broker, bank, trustee or other nominee. If your shares of Huntington common stock are held in street name, you must register by submitting proof of such legal proxy along with your name and email address to legalproxy@computershare.com or Computershare, Huntington Legal Proxy, P.O. Box 43001, Providence, RI 02940-3001, no later than March 22, 2021 at 5:00 p.m., Eastern Time, to vote at the Huntington special meeting via the Huntington special meeting. If your shares of TCF common stock are held in street name, please instruct your bank, broker, trustee or other nominee on how to vote your shares using the voting instructions furnished by your bank, broker, trustee or other nominee as soon as possible. Further, brokers who hold shares of Huntington common stock or TCF common stock may not give a proxy to Huntington or TCF to vote those shares on any of the Huntington proposals or any of the TCF proposals without specific instructions from their customers.

Q:	What vote is required for the approval of each proposal at the Huntington special meeting?
A:
Huntington Proposal 1: Huntington merger proposal. Approval of the Huntington merger proposal requires the affirmative vote of two-thirds of all the votes entitled to be cast on the merger by the holders of outstanding Huntington common stock. Shares of Huntington common stock not present virtually or by proxy, and shares present virtually or by proxy and not voted, whether by broker non-vote, abstention or otherwise, will have the same effect as votes cast “AGAINST” the Huntington merger proposal.

Huntington Proposal 2: Huntington authorized share count proposal. Approval of the Huntington charter amendment to increase the number of authorized shares of Huntington common stock requires the affirmative vote of two-thirds of all the votes entitled to be cast on the Huntington charter amendment by the holders of outstanding Huntington common stock (together with the vote required for the approval of the Huntington merger proposal, the “requisite Huntington vote”). Shares of Huntington common stock not present virtually or by proxy, and shares present virtually or by proxy and not voted, whether by broker non-vote, abstention or otherwise, will have the same effect as votes cast “AGAINST” the Huntington authorized share count proposal.
Huntington Proposal 3: Huntington adjournment proposal. Approval of the Huntington adjournment proposal requires the vote of a majority of the votes cast on the Huntington adjournment proposal by the holders of Huntington common stock entitled to vote. Accordingly, an abstention or a broker non-vote or other failure to vote or be present virtually or by proxy will have no effect on the outcome of the Huntington adjournment proposal.
Q:	What vote is required for the approval of each proposal at the TCF special meeting?
A:
TCF Proposal 1: TCF merger proposal. Approval of the TCF merger proposal requires the affirmative vote of the holders of a majority of the outstanding shares of TCF common stock entitled to vote on the merger agreement (the “requisite TCF vote”). Shares of TCF common stock not present virtually or by proxy, and shares present virtually or by proxy and not voted, whether by broker non-vote, abstention or otherwise, will have the same effect as votes cast “AGAINST” the TCF merger proposal.

TCF Proposal 2: TCF compensation proposal. Approval of the TCF compensation proposal requires the majority of the votes cast by the holders of TCF common stock entitled to vote. Accordingly, an abstention or a broker non-vote or other failure to vote or be present virtually or by proxy will have no effect on the outcome of the TCF compensation proposal.
TCF Proposal 3: TCF adjournment proposal. Approval of the TCF adjournment proposal requires the majority of the votes cast by the holders of TCF common stock entitled to vote. Accordingly, an abstention or a broker non-vote or other failure to vote or be present virtually or by proxy will have no effect on the outcome of the TCF adjournment proposal.
Q:	Why am I being asked to consider and vote on the TCF compensation proposal?
A:
Under Securities and Exchange Commission (“SEC”) rules, TCF is required to seek a non-binding, advisory vote with respect to the compensation that may be paid or become payable to TCF’s named executive officers that is based on or otherwise relates to the merger, or “golden parachute” compensation.

Q:	What happens if holders of TCF common stock do not approve, by non-binding, advisory vote, the TCF compensation proposal?
A:
The vote on the proposal to approve the merger-related compensation arrangements for each of TCF’s named executive officers is separate and apart from the votes to approve the other proposals being presented at the TCF special meeting. Because the vote on the proposal to approve the merger-related executive compensation is advisory in nature only, it will not be binding upon TCF, Huntington, or the combined company in the merger. Accordingly, the merger-related compensation will be paid to TCF’s named executive officers to the extent payable in accordance with the terms of their compensation agreements and arrangements, even if the holders of TCF common stock do not approve the proposal to approve the merger-related executive compensation.

Q:	What if I hold shares in both Huntington and TCF?
A:
If you hold shares of both Huntington common stock and TCF common stock, you will receive separate packages of proxy materials for each. A vote cast as a holder of Huntington common stock will not count as a vote cast as a holder of TCF common stock, and a vote cast as a holder of TCF common stock will not count as a vote cast as a holder of Huntington common stock. Therefore, please submit separate proxies for your shares of Huntington common stock and your shares of TCF common stock.

Q:	How can I vote my shares while in attendance at my respective virtual special meeting?
A:
Record Holders. Shares held directly in your name as the holder of record of Huntington common stock or TCF common stock may be voted at the Huntington special meeting or the TCF special meeting, as applicable. If you choose to vote your shares virtually at the respective special meeting via the applicable special meeting website, please follow the instructions on your proxy card.

Shares in “street name.” If your shares of Huntington common stock are held in street name, you must register by submitting proof of such legal proxy along with your name and email address to legalproxy@computershare.com or Computershare, Huntington Legal Proxy, P.O. Box 43001, Providence, RI 02940-3001, no later than March 22, 2021 at 5:00 p.m., Eastern Time, to vote at the Huntington special meeting via the Huntington special meeting website. If your shares of TCF common stock are held in street name and you wish to vote your shares at the TCF special meeting via the TCF special meeting website, you must have your specific 16-digit control number, which is included on your proxy card or the voting instruction form from your bank, broker, trustee or other nominee. Please contact your bank, broker, trustee or other nominee to obtain further instructions.
Even if you plan to attend the Huntington special meeting or the TCF special meeting virtually, as applicable, Huntington and TCF recommend that you vote your shares in advance so that your vote will be counted if you later decide not to or become unable to attend the applicable special meeting. See “How can I vote my share without attending my respective virtual special meeting?” below.
Additional information on attending the virtual special meetings can be found under the section entitled “The Huntington Special Meeting” on page 49 and under the section entitled “The TCF Special Meeting” on page 56.

Q:	How can I vote my shares without attending my respective virtual special meeting?
A:
Whether you hold your shares directly as the holder of record of Huntington common stock or TCF common stock or beneficially in “street name,” you may direct your vote by proxy without virtually attending the Huntington special meeting or the TCF special meeting, as applicable.

If you are a record holder of Huntington common stock or TCF common stock, you can vote by proxy over the Internet, by telephone or by mail by following the instructions provided in the enclosed proxy card. Please note that if you hold shares beneficially in “street name,” you should follow the voting instructions provided by your bank, broker, trustee or other nominee.
If you intend to submit your proxy by telephone or via the Internet, you must do so by 11:59 p.m., Eastern Time, on the day before your respective company’s special meeting. If you intend to submit your proxy by mail, your completed proxy card must be received prior to your respective company’s special meeting.
Additional information on voting procedures can be found under the section entitled “The Huntington Special Meeting” on page 49 and under the section entitled “The TCF Special Meeting” on page 56.
Q:	What do I need to do now?
A:
After carefully reading and considering the information contained in this joint proxy statement/prospectus, please vote as soon as possible. If you hold shares of Huntington common stock or TCF common stock, please respond by completing, signing and dating the accompanying proxy card and returning it in the enclosed postage-paid envelope, or by submitting your proxy by telephone or through the Internet, as soon as possible so that your shares may be represented at your meeting. Please note that if you hold shares beneficially in “street name,” you should follow the voting instructions provided by your bank, broker, trustee or other nominee.

Q:	Why is my vote important?
A:
If you do not vote, it will be more difficult for Huntington or TCF to obtain the necessary quorum to hold its special meeting. In addition, your failure to submit a proxy or vote at the applicable virtual special meeting, or failure to instruct your bank, broker, trustee or other nominee how to vote, will have the same effect as a vote “AGAINST” the Huntington merger proposal, the TCF merger proposal and the Huntington authorized share count proposal, as applicable, and an abstention will have the same effect as a vote “AGAINST” the Huntington merger proposal, the TCF merger proposal and the Huntington authorized share count proposal, as applicable.

The merger must be approved by the affirmative vote of two-thirds of all the votes entitled to be cast on the merger by the holders of outstanding Huntington common stock and the merger agreement must be approved by the affirmative vote of the holders of a majority of the outstanding shares of TCF common stock entitled to vote on the merger agreement. The Huntington authorized share count proposal must be approved by the affirmative vote of two-thirds of all the votes entitled to be cast on the Huntington charter amendment by the holders of outstanding Huntington common stock. The Huntington board of directors and the TCF board of directors unanimously recommend that you vote “FOR” the Huntington merger proposal and the TCF merger proposal, respectively, and “FOR” the other proposals to be considered at the Huntington special meeting and the TCF special meeting, respectively, including the Huntington authorized share count proposal.
Q:	Can I revoke my proxy or change my vote?
A:	Yes. You can change your vote at any time before your proxy is voted at your meeting. You can do this by:
•	submitting a written statement that you would like to revoke your proxy to the corporate secretary of Huntington or TCF, as applicable;
•	signing and returning a proxy card with a later date;
•
attending virtually and voting at the Huntington special meeting via the Huntington special meeting website or attending virtually and voting at the TCF special meeting via the TCF special meeting website, as applicable; or

•	voting by telephone or the Internet at a later time.
If your shares are held by a broker, bank, trustee or other nominee, you should contact your broker, bank, trustee or other nominee to change your vote.
Q:
Will Huntington be required to submit the Huntington merger proposal and the Huntington authorized share count proposal to its shareholders even if the Huntington board of directors has withdrawn, modified or qualified its recommendation?

A:
Yes. Unless the merger agreement is terminated before the Huntington special meeting, Huntington is required to submit the Huntington merger proposal and the Huntington authorized share count proposal to its shareholders even if the Huntington board of directors has withdrawn or modified the Huntington board recommendation (as defined in the section entitled “The Merger Agreement—Shareholder Meetings and Recommendation of Huntington’s and TCF’s Boards of Directors”).

Q:	Will TCF be required to submit the TCF merger proposal to its shareholders even if the TCF board of directors has withdrawn, modified or qualified its recommendation?
A:
Yes. Unless the merger agreement is terminated before the TCF special meeting, TCF is required to submit the TCF merger proposal to its shareholders even if the TCF board of directors has withdrawn or modified the TCF board recommendation (as defined in the section entitled “The Merger Agreement—Shareholder Meetings and Recommendation of Huntington’s and TCF’s Boards of Directors”).

Q:	Are holders of Huntington common stock entitled to appraisal or dissenters’ rights?
A:	No. Holders of Huntington common stock are not entitled to appraisal or dissenters’ rights under the MGCL.
For more information, see the section entitled “The Merger—Appraisal or Dissenters’ Rights in the Merger” beginning on page 112.
Q:	Are holders of TCF common stock entitled to appraisal or dissenters’ rights?
A:	No. Holders of TCF common stock are not entitled to appraisal or dissenters’ rights under the Michigan Business Corporation Act (the “MBCA”).
For more information, see the section entitled “The Merger—Appraisal or Dissenters’ Rights in the Merger” beginning on page 112.
Q:
Are there any risks that I should consider in deciding whether to vote for the approval of the Huntington merger proposal, the approval of the Huntington authorized share count proposal or the approval of the TCF merger proposal, or the other proposals to be considered at the Huntington special meeting and the TCF special meeting, respectively?

A:
Yes. You should read and carefully consider the risk factors set forth in the section entitled “Risk Factors” beginning on page 42. You also should read and carefully consider the risk factors of Huntington and TCF contained in the documents that are incorporated by reference into this joint proxy statement/prospectus.

Q:	What are the material U.S. federal income tax consequences of the merger to holders of TCF common stock?
A:
The merger is intended to qualify as a “reorganization” for federal income tax purposes, and it is a condition to our respective obligations to complete the merger that Huntington and TCF each receive a legal opinion to the effect that the merger will so qualify. Accordingly, holders of TCF common stock generally will not recognize any gain or loss for U.S. federal income tax purposes on the exchange of their TCF common stock for Huntington common stock in the merger, except for any gain or loss that may result from the receipt of cash instead of a fractional share of Huntington common stock. You should be aware that the tax consequences to you of the merger may depend upon your own situation. In addition, you may be subject to state, local or foreign tax laws that are not discussed in this joint proxy statement/prospectus. You should therefore consult with your own tax advisor for a full understanding of the tax consequences to you of the merger. For a more complete discussion of the material U.S. federal income tax consequences of the merger, see the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 134.

Q:	When is the merger expected to be completed?
A:
Huntington and TCF expect the merger to close in the second quarter of 2021. However, neither Huntington nor TCF can predict the actual date on which the merger will be completed, or if the merger will be completed at all, because completion is subject to conditions and factors outside the control of both companies. Huntington and TCF must first obtain the approval of holders of Huntington common stock and holders of TCF common stock for the merger, as well as obtain necessary regulatory approvals and satisfy certain other closing conditions.

Q:	What are the conditions to completion of the merger?
A:
The obligations of Huntington and TCF to complete the merger are subject to the satisfaction or waiver of certain closing conditions contained in the merger agreement, including the receipt of required regulatory approvals and the expiration of statutory waiting periods without the imposition of any materially burdensome regulatory condition (as defined in “The Merger—Regulatory Approvals”), tax opinions, approval by holders of Huntington common stock of the Huntington merger proposal and the Huntington authorized share count proposal and approval by holders of TCF common stock of the TCF merger proposal. For more information, see the section entitled “The Merger Agreement—Conditions to Completion of the Merger” beginning on page 129.

Q:	What happens if the merger is not completed?
A:
If the merger is not completed, holders of TCF common stock will not receive any consideration for their shares of TCF common stock in connection with the merger. Instead, TCF will remain an independent public company, TCF common stock and TCF depositary shares will continue to be listed on the NASDAQ, and Huntington will not complete the issuance of shares of Huntington common stock and new Huntington preferred stock pursuant to the merger agreement. In addition, if the merger agreement is terminated in certain circumstances, a termination fee of $238.8 million may be payable by either Huntington or TCF to the other party, as applicable. See the section entitled “The Merger Agreement—Termination Fee” beginning on page 131 for a more detailed discussion of the circumstances under which a termination fee will be required to be paid.

Q:	Should I send in my stock certificates now?
A:
No. Please do not send in your stock certificates with your proxy. After the merger is completed, an exchange agent designated by Huntington and reasonably acceptable to TCF (the “exchange agent”) will send you instructions for exchanging TCF stock certificates for the consideration to be received in the merger. See the section entitled “The Merger Agreement—Conversion of Shares; Exchange of TCF Stock Certificates” beginning on page 117.

Q:	What should I do if I receive more than one set of voting materials for the same special meeting?
A:
If you hold shares of Huntington common stock or TCF common stock in “street name” and also directly in your name as a holder of record or otherwise or if you hold shares of Huntington common stock or TCF common stock in more than one (1) brokerage account, you may receive more than one (1) set of voting materials relating to the same special meeting.

Record Holders. For shares held directly, please complete, sign, date and return each proxy card (or cast your vote by telephone or Internet as provided on each proxy card) or otherwise follow the voting instructions provided in this joint proxy statement/prospectus in order to ensure that all of your shares of Huntington common stock or TCF common stock are voted.
Shares in “street name.” For shares held in “street name” through a bank, broker, trustee or other nominee, you should follow the procedures provided by your bank, broker, trustee or other nominee to vote your shares.
Q:	What should I do if I have technical difficulties or trouble accessing the Huntington special meeting website or the TCF special meeting website?
A:
If you encounter any difficulties accessing the Huntington special meeting, please click on the “Additional Information” button on the Huntington special meeting website. If you encounter any difficulties accessing the TCF special meeting, please call the technical support number that will be posted on the TCF special meeting website.

Q:	Who can help answer my questions?
A:
Huntington shareholders: If you have any questions about the merger or how to submit your proxy or voting instruction card, or if you need additional copies of this document or the enclosed proxy card or voting instruction card, you should contact Huntington Investor Relations at (800) 576-5007 or Huntington’s proxy solicitor, Morrow Sodali LLC, by calling (203) 658-9400 or toll-free at (800) 662-5200, or via email to HBAN.info@investor.morrowsodali.com.

TCF shareholders: If you have any questions about the merger or how to submit your proxy or voting instruction card, or if you need additional copies of this document or the enclosed proxy card or voting instruction card, you should contact TCF Investor Relations at (866) 258-1807 or TCF’s proxy solicitor, D.F. King & Co., Inc., toll-free at (800) 207-3159.

 SUMMARY
This summary highlights selected information in this joint proxy statement/prospectus and may not contain all of the information that is important to you. You should carefully read this entire joint proxy statement/prospectus and the other documents we refer you to for a more complete understanding of the matters being considered at the special meetings. In addition, we incorporate by reference important business and financial information about Huntington and TCF into this joint proxy statement/prospectus. You may obtain the information incorporated by reference into this joint proxy statement/prospectus without charge by following the instructions in the section entitled “Where You Can Find More Information” beginning on page 178 of this joint proxy statement/prospectus.
The Parties to the Merger (pages 63 and 64)

Huntington Bancshares Incorporated
41 South High Street
Columbus, Ohio 43287
(614) 480-2265
Huntington is a multi-state diversified regional bank holding company organized under Maryland law in 1966 and headquartered in Columbus, Ohio, with a network of 839 full-service branches, including 11 Private Client Group offices, and 1,330 ATMs across seven Midwestern states. Founded in 1866, The Huntington National Bank is Huntington’s only bank subsidiary. The Huntington National Bank and its affiliates provide consumer, small business, commercial, treasury management, wealth management, brokerage, trust, and insurance services. Huntington also provides vehicle finance, equipment finance, national settlement, and capital market services that extend beyond its core states. As of September 30, 2020, Huntington had consolidated total assets of approximately $120.1 billion, total loans and leases of approximately $80.5 billion, total deposits of approximately $95.1 billion and total stockholders’ equity of approximately $12.9 billion.
Huntington’s common stock is traded on the NASDAQ under the symbol “HBAN.”
Huntington’s principal office is located at 41 South High Street, Columbus, Ohio 43287, and its telephone number at that location is (614) 480-2265.
TCF Financial Corporation
333 W. Fort Street
Suite 1800
Detroit, Michigan 48226
TCF is a financial holding company incorporated under Michigan law in 1973 and headquartered in Detroit, Michigan. TCF, formerly known as Chemical Financial Corporation, completed a merger of equals with TCF Financial Corporation, a Delaware corporation (“legacy TCF”) on August 1, 2019. As of September 30, 2020, TCF had total assets of $47.6 billion, and was the 31st largest publicly traded bank holding company in the United States based on total assets at September 30, 2020.
Through its wholly-owned bank subsidiary, TCF National Bank, a national banking association with its main office in Sioux Falls, South Dakota, TCF provides a full range of consumer-facing and commercial services, including consumer and commercial banking, trust and wealth management, and specialty leasing and lending products and services to consumers, small businesses and commercial customers. TCF National Bank operates banking centers primarily located in Michigan, Illinois and Minnesota with additional locations in Colorado, Ohio, South Dakota and Wisconsin. TCF also conducts business across all 50 states and Canada through its specialty lending and leasing businesses.
TCF’s common stock is traded on the NASDAQ under the symbol “TCF.”
TCF’s principal office is located at 333 W. Fort Street, Suite 1800, Detroit, Michigan 48226, and its telephone number at that location is (866) 258-1807.
The Merger and the Merger Agreement (pages 65 and 114)
The terms and conditions of the merger are contained in the merger agreement, a copy of which is attached as Annex A to this joint proxy statement/prospectus. You are encouraged to read the merger agreement carefully and in its entirety, as it is the primary legal document that governs the merger.

Subject to the terms and conditions of the merger agreement, at the completion of the merger, TCF will merge with and into Huntington, with Huntington as the surviving corporation. Following the completion of the merger, TCF National Bank, a wholly owned bank subsidiary of TCF, will merge with and into The Huntington National Bank, a wholly owned bank subsidiary of Huntington, with The Huntington National Bank as the surviving bank. Following the merger, TCF common stock and TCF depositary shares representing a 1/1000th ownership interest in a share of the TCF series C preferred stock will be delisted from the NASDAQ and deregistered under the Exchange Act and will cease to be publicly traded.
Merger Consideration (page 115)
In the merger, holders of TCF common stock will receive 3.0028 shares of Huntington common stock for each share of TCF common stock they hold immediately prior to the effective time. Huntington will not issue any fractional shares of Huntington common stock in the merger. Holders of Huntington common stock who would otherwise be entitled to a fraction of a share of Huntington common stock in the merger will instead receive, for the fraction of a share, an amount in cash (rounded to the nearest cent) based on the Huntington share closing price.
Huntington common stock is listed on the NASDAQ under the symbol “HBAN,” and TCF common stock is listed on the NASDAQ under the symbol “TCF.” The following table shows the closing sale prices of Huntington common stock and TCF common stock as reported on the NASDAQ on December 11, 2020, the last full trading day before the public announcement of the merger agreement, and on February 11, 2021, the last practicable trading day before the date of this joint proxy statement/prospectus. This table also shows the implied value of the merger consideration to be issued in exchange for each share of TCF common stock, which was calculated by multiplying the closing price of Huntington common stock on those dates by the exchange ratio of 3.0028.
	Huntington Common Stock	TCF Common Stock	Implied Value of One Share of TCF Common Stock
December 11, 2020	$12.93	$34.78	$38.83
February 11, 2021	$14.31	$42.00	$42.97
For more information on the exchange ratio, see the section entitled “The Merger—Terms of the Merger” beginning on page 65 and the section entitled “The Merger Agreement—Merger Consideration” beginning on page 115.
Treatment of TCF Series C Preferred Stock and TCF Depositary Shares (page 112)
In the merger, each share of TCF series C preferred stock issued and outstanding immediately prior to the effective time will automatically be converted into the right to receive one (1) share of new Huntington preferred stock. Each outstanding share of TCF series C preferred stock is presently represented by TCF depositary shares that represent a 1/1000th interest in a share of the TCF series C preferred stock. Upon completion of the merger, Huntington will assume the obligations of TCF under the applicable deposit agreement. Each TCF depositary share will then become a Huntington depositary share. The TCF depositary shares representing the TCF series C preferred stock are currently listed on the NASDAQ under the symbol “TCFCP.” The new Huntington depositary shares representing the new Huntington preferred stock are expected to be listed on the NASDAQ upon completion of the merger.
For further information, see the section entitled “The Merger—Treatment of TCF Series C Preferred Stock and TCF Depositary Shares” beginning on page 112 and the section entitled “Description of New Huntington Preferred Stock” beginning on page 151.
Treatment of TCF Equity Awards (page 116)
TCF Stock Options
At the effective time, each option granted by TCF to purchase shares of TCF common stock that is outstanding and unexercised immediately prior to the effective time will be assumed and converted based on the exchange ratio into an option to purchase shares of Huntington common stock, on the same terms and conditions as were applicable under such TCF stock option immediately prior to the effective time (including vesting terms).

TCF Restricted Stock Awards
At the effective time, each share of TCF common stock subject to vesting, repurchase or other lapse restriction that is outstanding immediately prior to the effective time will (i) if granted to a non-employee member of the TCF board of directors, fully vest and be cancelled and converted into the right to receive (without interest) the merger consideration and (ii) if not granted to a non-employee member of the TCF board of directors, be assumed and converted based on the exchange ratio into a Huntington restricted stock award with the same terms and conditions as were applicable under such TCF restricted stock award immediately prior to the effective time (including vesting terms).
TCF Restricted Stock Unit Awards
At the effective time, each TCF restricted stock unit award that is outstanding immediately prior to the effective time will be assumed and converted based on the exchange ratio into a Huntington restricted stock unit award (with any performance goals deemed satisfied at the greater of the target and actual level of performance through the most recently completed calendar quarter prior to the closing as reasonably determined by the compensation committee of the TCF board of directors in the ordinary course consistent with past practice) with the same terms and conditions as were applicable under such TCF restricted stock unit award immediately prior to the effective time (including vesting terms); provided that each such Huntington restricted stock unit award will be subject to service-based vesting only and will no longer be subject to any performance conditions.
TCF Deferred Stock Awards
At the effective time, each award in respect of a deferred share of TCF common stock that is outstanding immediately prior to the effective time will be assumed and converted based on the exchange ratio into a Huntington deferred stock award subject to the same terms and conditions as were applicable under such TCF deferred stock award immediately prior to the effective time.
Material U.S. Federal Income Tax Consequences of the Merger (page 134)
The merger is intended to qualify as a “reorganization” for federal income tax purposes, and it is a condition to our respective obligations to complete the merger that Huntington and TCF each receive a legal opinion to the effect that the merger will so qualify. Accordingly, holders of TCF common stock generally will not recognize any gain or loss for U.S. federal income tax purposes on the exchange of their TCF common stock for Huntington common stock in the merger, except for any gain or loss that may result from the receipt of cash instead of a fractional share of Huntington common stock.
You should be aware that the tax consequences to you of the merger may depend upon your own situation. In addition, you may be subject to state, local or foreign tax laws that are not discussed in this joint proxy statement/prospectus. You should therefore consult with your own tax advisor for a full understanding of the tax consequences to you of the merger.
Huntington’s Reasons for the Merger; Recommendation of Huntington’s Board of Directors (page 83)
The Huntington board of directors has determined that the merger, the merger agreement and the transactions contemplated by the merger agreement are advisable and fair to and in the best interests of Huntington and its shareholders and has unanimously adopted and approved the merger agreement, the merger and the other transactions contemplated by the merger agreement. The Huntington board of directors unanimously recommends that holders of Huntington common stock vote “FOR” the approval of the merger and “FOR” the other proposals presented at the Huntington special meeting. For a more detailed discussion of the Huntington board of directors’ recommendation, see the section entitled “The Merger—Huntington’s Reasons for the Merger; Recommendation of Huntington’s Board of Directors” beginning on page 83.
TCF’s Reasons for the Merger; Recommendation of TCF’s Board of Directors (page 69)
The TCF board of directors has unanimously determined that the merger agreement and the transactions contemplated by the merger agreement are advisable and fair to and in the best interests of TCF and its shareholders and unanimously adopted the merger agreement and approved the merger and the other transactions contemplated by the merger agreement. The TCF board of directors unanimously recommends that holders of

TCF common stock vote “FOR” the approval of the merger agreement and “FOR” the other proposals presented at the TCF special meeting. For a more detailed discussion of the TCF board of directors’ recommendation, see the section entitled “The Merger—TCF’s Reasons for the Merger; Recommendation of TCF’s Board of Directors” beginning on page 69.
Opinion of Huntington’s Financial Advisor (page 86)
At a meeting of the Huntington board of directors, Goldman Sachs & Co. LLC (“Goldman Sachs”) rendered to the Huntington board of directors its oral opinion, subsequently confirmed in Goldman Sachs’ written opinion dated as of December 13, 2020, to the effect that, as of the date of Goldman Sachs’ written opinion, and based upon and subject to the factors and assumptions set forth in Goldman Sachs’ written opinion, the exchange ratio pursuant to the merger agreement was fair from a financial point of view to Huntington.
The full text of the written opinion of Goldman Sachs, dated December 13, 2020, which sets forth the assumptions made, procedures followed, matters considered, qualifications and limitations on the review undertaken in connection with Goldman Sachs’ opinion, is attached to this joint proxy statement/prospectus as Annex C. The summary of Goldman Sachs’ opinion contained in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of Goldman Sachs’ written opinion. Goldman Sachs’ advisory services and opinion were provided for the information and assistance of the Huntington board of directors in connection with its consideration of the proposed merger and the opinion does not constitute a recommendation as to how any holder of shares of Huntington common stock should vote with respect to the proposed merger or any other matter.
For more information, see “The Merger—Opinion of Huntington’s Financial Advisor,” beginning on page 86 and Annex C.
Opinion of TCF’s Financial Advisor (page 72)
In connection with the merger, TCF’s financial advisor, Keefe, Bruyette & Woods, Inc. (“KBW”), delivered a written opinion, dated December 13, 2020, to the TCF board of directors as to the fairness, from a financial point of view and as of the date of the opinion, to holders of TCF common stock of the exchange ratio in the proposed merger.
The full text of the opinion, which describes the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by KBW in preparing the opinion, is attached as Annex D to this joint proxy statement/prospectus. The summary of the KBW opinion set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinion.
The opinion was for the information of, and was directed to, the TCF board of directors (in its capacity as such) in connection with its consideration of the financial terms of the merger. The opinion did not address the underlying business decision of TCF to engage in the merger or enter into the merger agreement or constitute a recommendation to the TCF board of directors in connection with the merger, and it does not constitute a recommendation to any holder of TCF common stock or any shareholder of any other entity as to how to vote in connection with the merger or any other matter.
For more information, see “The Merger—Opinion of TCF’s Financial Advisor,” beginning on page 72 and Annex D.
Appraisal or Dissenters’ Rights in the Merger (page 112)
Holders of Huntington common stock are not entitled to appraisal or dissenters’ rights under the MGCL and holders of TCF common stock are not entitled to appraisal or dissenters’ rights under the MBCA. For more information, see the section entitled “The Merger—Appraisal or Dissenters’ Rights in the Merger” beginning on page 112.
Interests of TCF’s Directors and Executive Officers in the Merger (page 99)
In considering the recommendation of the TCF board of directors with respect to the merger, TCF shareholders should be aware that certain of TCF’s directors and executive officers have interests in the merger, including financial interests, that may be different from, or in addition to, the interests of the other shareholders of TCF generally. The TCF board of directors was aware of and considered these interests during its deliberations on the merits of the merger and in determining to recommend to TCF shareholders that they vote for the TCF merger proposal and thereby approve the transactions contemplated by the merger agreement, including the merger.
These interests include, among others:
•
TCF equity awards (with the exception of TCF restricted stock awards held by non-employee directors, as described below) will be converted into equity awards of Huntington based on the exchange ratio (with any applicable performance goals satisfied at the greater of the target and actual level of performance through the most recently completed calendar quarter prior to the effective time of the merger). In accordance with the terms and conditions applicable to such awards prior to the effective time, such converted TCF equity awards will be subject to “double-trigger” vesting upon a qualifying termination within the two-year period following a change in control (including the merger);

•
TCF restricted stock awards held by non-employee directors will vest and be converted into the right to receive the merger consideration in respect of each share of TCF common stock subject to such TCF restricted stock award immediately prior to the effective time of the merger;

•
Each current TCF executive officer is party to an employment or change-in-control agreement with TCF that provides that if such executive officer’s employment is terminated without cause by TCF, or if the executive officer terminates his or her employment for good reason, in each case within two years following the merger (or in some instances, six months prior to the merger), such executive officer’s unvested TCF equity awards will fully vest (with performance-based TCF restricted stock unit awards vesting at the level determined as of the effective time), and each TCF stock option that vests in accordance with such termination will remain outstanding until the earlier of three years following such qualifying termination and the remaining term of such TCF stock option;

•
The employment or change-in-control agreement with each current TCF executive officer provides for cash severance and certain other benefits if such executive officer is terminated within six months prior to or two years following a change in control, including the merger;

•
Each of Messrs. Provost and Torgow has entered into a letter agreement with Huntington pursuant to which each has agreed to provide advisory services to Huntington and comply with restrictive covenants in exchange for certain compensation and benefits after the effective time;

•
Mr. Klaeser is party to a consulting agreement with TCF, and he will, subject to certain conditions, be entitled to a success fee thereunder as compensation for his consulting services in connection with the merger at the effective time;

•	At the effective time of the merger, five current directors of TCF, as designated by TCF and approved by the Huntington board of directors, will be appointed to the Huntington board of directors;
•	Mr. Torgow will be appointed as Chairman of the board of directors of The Huntington National Bank at the effective time of the bank merger;
•
Certain current TCF executive officers will continue as key leaders of Huntington after the effective time and have entered into new arrangements with Huntington to set forth the terms and compensation of their post-closing service; and

•	TCF’s directors and officers are generally entitled to continued indemnification and insurance coverage under the merger agreement.
For a more complete description of these interests, see “The Merger—Interests of TCF’s Directors and Executive Officers in the Merger” beginning on page 99.

Governance of the Combined Company After the Merger (page 109)
Charter Amendment
In connection with the merger, Huntington’s charter will be amended to increase the number of authorized shares of Huntington common stock from one billion five hundred million shares to two billion two hundred fifty million shares. A copy of the Huntington charter amendment is attached to this joint proxy statement/prospectus as Annex B.
At the effective time, the charter of Huntington, as in effect immediately prior to the effective time, as amended as described above, will be the charter of the combined company until thereafter amended in accordance with applicable law.
Bylaws
At the effective time, the bylaws of Huntington, as in effect immediately prior to the effective time, will be the bylaws of the combined company until thereafter amended in accordance with applicable law.
Board of Directors
As of the effective time, the number of directors constituting the board of directors of Huntington will be increased by five (5) for a total of eighteen (18) directors, and five (5) current directors of TCF (the “TCF directors”) will be appointed to the board of directors of Huntington. Each of the TCF directors will be designated by TCF, subject to the approval of the Huntington board of directors (not to be unreasonably withheld). One TCF director will not stand for reelection to the Huntington board of directors at Huntington’s 2022 annual meeting of shareholders. In addition, as of the effective time of the bank merger, Gary Torgow will be appointed as Chairman of the board of directors of The Huntington National Bank. Following the effective time, the meetings of the board of directors of Huntington and, following the effective time of the bank merger, the board of directors of The Huntington National Bank, will rotate between (i) Columbus and (ii) Detroit / Minneapolis.
Headquarters and Operations
The combined company and its subsidiaries will have dual headquarters for banking operations in Columbus, Ohio, and Detroit, Michigan, with the headquarters of the consumer banking operations of the combined company and its subsidiaries being located in Columbus, Ohio and the headquarters of the commercial banking operations of the combined company and its subsidiaries being located in Detroit, Michigan. The headquarters of the combined company and the main office of The Huntington National Bank will be located in Columbus, Ohio.
Foundation
At or prior to the closing, Huntington will contribute $50 million to establish a new Huntington Donor Advised Fund at the Community Foundation for Southeast Michigan (the “foundation”), dedicated to supporting primarily any markets in which Huntington operates. TCF’s Executive Chairman and TCF’s Chief Executive Officer on the date of the merger agreement will recommend and allocate such funds in a manner generally consistent with Huntington’s recommended charitable giving guidelines, and will periodically report to Huntington regarding the activities, contributions and grants made by the foundation. TCF’s Executive Chairman and TCF’s Chief Executive Officer on the date of the merger agreement may fully distribute the foundation’s funds over a seven (7)-year period from the closing date (and may not fully distribute such funds prior to the end of such period).
Regulatory Approvals (page 110)
Subject to the terms of the merger agreement, Huntington and TCF have agreed to cooperate with each other and use reasonable best efforts to promptly prepare and file all documentation to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and governmental entities which are necessary or advisable to consummate the transactions contemplated by the merger agreement (including the merger and the bank merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties and governmental entities. These approvals include, among others, the approval of the Board of Governors of the Federal Reserve System (“Federal Reserve Board”) and the Office of the Comptroller of the Currency (“OCC”). The initial filing of these regulatory applications occurred on January 11, 2021.
Although neither Huntington nor TCF knows of any reason why it cannot obtain these regulatory approvals in a timely manner, Huntington and TCF cannot be certain when or if they will be obtained, or that the granting of these regulatory approvals will not involve the imposition of conditions on the completion of the merger or the bank merger.
Expected Timing of the Merger
Huntington and TCF expect the merger to close in the second quarter of 2021. However, neither Huntington nor TCF can predict the actual date on which the merger will be completed, or if the merger will be completed at all, because completion is subject to conditions and factors outside the control of both companies. Huntington and TCF must first obtain the approval of holders of Huntington common stock and holders of TCF common stock for the merger, as well as obtain necessary regulatory approvals and satisfy certain other closing conditions.
Conditions to Completion of the Merger (page 129)
As more fully described in this joint proxy statement/prospectus and in the merger agreement, the completion of the merger depends on a number of conditions being satisfied or, where legally permissible, waived. These conditions include:
•
approval of the merger and the Huntington charter amendment by the shareholders of Huntington by the requisite Huntington vote and approval of the merger agreement by the shareholders of TCF by the requisite TCF vote;

•
the shares of Huntington common stock and new Huntington preferred stock (or depositary shares in respect thereof) issuable pursuant to the merger agreement having been authorized for listing on the NASDAQ, in each case subject to official notice of issuance;

•
the effectiveness under the Securities Act of the registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part, and the absence of any stop order suspending the effectiveness of the registration statement or proceedings for that purpose initiated or threatened by the SEC and not withdrawn;

•
no order, injunction or decree issued by any court or governmental entity of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the merger, the bank merger or any of the other transactions contemplated by the merger agreement being in effect, and no law, statute, rule, regulation, order, injunction or decree having been enacted, entered, promulgated or enforced by any governmental entity which prohibits or makes illegal consummation of the merger, the bank merger or any of the other transactions contemplated by the merger agreement;

•
all requisite regulatory approvals having been obtained and remaining in full force and effect and all statutory waiting periods in respect thereof having expired, and no such requisite regulatory approval having resulted in the imposition of any materially burdensome regulatory condition (as defined in “The Merger—Regulatory Approvals”);

•
the accuracy of the representations and warranties of the other party contained in the merger agreement, generally as of the date on which the merger agreement was entered into and as of the closing date, subject to the materiality standards provided in the merger agreement, and the receipt by each party of a certificate signed on behalf of the other party by the chief executive officer or the chief financial officer to the foregoing effect;

•
the performance by the other party in all material respects of the obligations, covenants and agreements required to be performed by it under the merger agreement at or prior to the closing date, and the receipt by each party of a certificate signed on behalf of the other party by the chief executive officer or the chief financial officer to such effect; and

•
receipt by such party of an opinion of legal counsel, in form and substance reasonably satisfactory to such party, dated as of the closing date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code; in rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of Huntington and TCF reasonably satisfactory in form and substance to such counsel.
Termination of the Merger Agreement (page 130)
The merger agreement may be terminated at any time prior to the completion of the merger, whether before or after the receipt of the requisite Huntington vote or the requisite TCF vote, in the following circumstances:
•	by mutual consent of Huntington and TCF in a written instrument;
•
by either Huntington or TCF if any governmental entity that must grant a requisite regulatory approval has denied approval of the merger or the bank merger and such denial has become final and nonappealable or any governmental entity of competent jurisdiction has issued a final nonappealable order, injunction or decree permanently enjoining or otherwise prohibiting or making illegal the consummation of the merger or the bank merger, unless the failure to obtain a requisite regulatory approval is due to the failure of the party seeking to terminate the merger agreement to perform or observe its obligations, covenants and agreements set forth in the merger agreement;

•
by either Huntington or TCF if the merger has not been completed on or before December 13, 2021 (the “termination date”), unless the failure of the closing to occur by such date is due to the failure of the party seeking to terminate the merger agreement to perform or observe its obligations, covenants and agreements set forth in the merger agreement;

•
by either Huntington or TCF (provided that the terminating party is not then in material breach of any representation, warranty, obligation, covenant or other agreement contained in the merger agreement) if there is a breach of any of the obligations, covenants or agreements or any of the representations or warranties (or if any such representation or warranty ceases to be true) set forth in the merger agreement on the part of TCF, in the case of a termination by Huntington, or Huntington, in the case of a termination by TCF, which breach or failure to be true, either individually or in the aggregate with all other breaches by such party (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the closing date, the failure of an applicable closing condition of the terminating party and which is not cured by the earlier of the termination date and forty-five (45) days following written notice to the other party or by its nature or timing cannot be cured during such period;

•
by Huntington, prior to such time as the requisite TCF vote is obtained, if TCF or the TCF board of directors (i) withholds, withdraws, modifies or qualifies in a manner adverse to Huntington the TCF board recommendation (as defined in “The Merger Agreement—Shareholder Meetings and Recommendation of Huntington’s and TCF’s Board of Directors”), (ii) fails to make the TCF board recommendation in this joint proxy statement/prospectus, (iii) adopts, approves, recommends or endorses a TCF acquisition proposal (as defined in “The Merger Agreement—Agreement Not to Solicit Other Offers”) or publicly announces an intention to adopt, approve, recommend or endorse a TCF acquisition proposal, (iv) fails to publicly and without qualification (A) recommend against any TCF acquisition proposal or (B) reaffirm the TCF board recommendation, in each case within ten (10) business days (or such fewer number of days as remains prior to the TCF special meeting) after a TCF acquisition proposal is made public or any request by Huntington to do so, or (v) materially breaches its obligations related to TCF shareholder approval or TCF acquisition proposals; or

•
by TCF, prior to such time as the requisite Huntington vote is obtained, if Huntington or the Huntington board of directors (i) withholds, withdraws, modifies or qualifies in a manner adverse to TCF the Huntington board recommendation (as defined in “The Merger Agreement—Shareholder Meetings and Recommendation of Huntington’s and TCF’s Board of Directors”), (ii) fails to make the Huntington board recommendation in this joint proxy statement/prospectus, (iii) adopts, approves, recommends or endorses a Huntington acquisition proposal (as defined in “The Merger Agreement—Agreement Not to Solicit Other Offers”) or publicly announces an intention to adopt, approve, recommend, or endorse a Huntington acquisition proposal, (iv) fails to publicly and without qualification (A) recommend against any Huntington acquisition proposal or (B) reaffirm the

Huntington board recommendation, in each case within ten (10) business days (or such fewer number of days as remains prior to the Huntington special meeting) after a Huntington acquisition proposal is made public or any request by TCF to do so, or (v) materially breaches its obligations related to Huntington shareholder approval.
Termination Fee (page 131)
If the merger agreement is terminated by either Huntington or TCF under certain circumstances, including circumstances involving alternative acquisition proposals and changes in the Huntington board recommendation or the TCF board recommendation, TCF or Huntington may be required to pay a termination fee to the other party equal to $238.8 million.
Accounting Treatment (page 110)
The merger will be accounted for as an acquisition of TCF by Huntington under the acquisition method of accounting in accordance with generally accepted accounting principles (“GAAP”).
The Rights of Holders of TCF Common Stock Will Change as a Result of the Merger (page 159)
The rights of holders of TCF common stock are governed by Michigan law and by the articles of incorporation and bylaws of TCF. In the merger, holders of TCF common stock will become holders of common stock of Huntington, and their rights will be governed by Maryland law and the charter of Huntington, as amended by the Huntington charter amendment, and the bylaws of Huntington. Holders of TCF common stock will have different rights once they become holders of common stock of the combined company due to differences between the TCF governing documents and Michigan law, on the one hand, and the Huntington governing documents and Maryland law, on the other hand. These differences are described in more detail under the section entitled “Comparison of Shareholders’ Rights” beginning on page 159.
Listing of Huntington Common Stock and New Huntington Depositary Shares; Delisting and Deregistration of TCF Common Stock and TCF Depositary Shares (page 112)
The shares of Huntington common stock are, and new Huntington depositary shares representing new Huntington preferred stock to be issued in the merger are expected to be, listed for trading on the NASDAQ. Following the merger, shares of Huntington common stock will continue to be listed on the NASDAQ. In addition, following the merger, TCF common stock and TCF depositary shares that represent a 1/1000th interest in a share of TCF series C preferred stock will be delisted from the NASDAQ and deregistered under the Exchange Act.
The Huntington Special Meeting (page 49)
The Huntington special meeting will be held virtually on March 25, 2021 at www.meetingcenter.io/207906613, at 3:30 p.m., Eastern Time. At the Huntington special meeting, holders of Huntington common stock will be asked to consider and vote on the following matters:
•	approve the Huntington merger proposal;
•	approve the Huntington authorized share count proposal; and
•	approve the Huntington adjournment proposal.
You may vote at the Huntington special meeting if you owned shares of Huntington common stock at the close of business on February 11, 2021. On that date, there were 1,017,245,480 shares of Huntington common stock outstanding, approximately sixty-six hundredths of one percent (0.66%) of which were owned and entitled to be voted by Huntington directors and executive officers and their affiliates. We currently expect that Huntington’s directors and executive officers will vote their shares in favor of the merger and the other proposals to be considered at the Huntington special meeting, although none of them has entered into any agreements obligating them to do so.
Each of the Huntington merger proposal and the Huntington authorized share count proposal will be approved if at least two-thirds of all the votes entitled to be cast on such proposal by the holders of outstanding Huntington common stock are affirmatively voted in favor of such proposal. The Huntington adjournment proposal will be approved if a majority of the votes cast on the Huntington adjournment proposal by the holders of Huntington common stock entitled to vote are voted in favor of such proposal. If you mark “ABSTAIN” on your proxy, fail to submit a proxy or vote at the Huntington special meeting via the Huntington special meeting website or fail to instruct your bank, broker, trustee or other nominee how to vote with respect to the Huntington merger proposal or the Huntington authorized share count proposal, it will have the same effect as a vote “AGAINST” the Huntington merger proposal or the Huntington authorized share count proposal. If you mark “ABSTAIN” on your proxy, fail to submit a proxy or vote at the Huntington special meeting via the Huntington special meeting website or fail to instruct your bank, broker, trustee or other nominee how to vote with respect to the Huntington adjournment proposal, you will not be deemed to have cast a vote with respect to the Huntington adjournment proposal and it will have no effect on the Huntington adjournment proposal.
The TCF Special Meeting (page 56)
The TCF special meeting will be held virtually on March 25, 2021 at www.virtualshareholdermeeting.com/TCF2021SGM, at 3:30 p.m., Eastern Time. At the TCF special meeting, holders of TCF common stock will be asked to vote on the following matters:
•	approve the TCF merger proposal;
•	approve the TCF compensation proposal; and
•	approve the TCF adjournment proposal.
You may vote at the TCF special meeting if you owned shares of TCF common stock at the close of business on February 11, 2021. On that date, there were 152,588,177 shares of TCF common stock outstanding, approximately eight tenths of one percent (0.8%) of which were owned and entitled to be voted by TCF directors and executive officers and their affiliates. TCF currently expects that TCF’s directors and executive officers will vote their shares in favor of the merger and the other proposals to be considered at the TCF special meeting, although none of them has entered into any agreements obligating them to do so.
The TCF merger proposal will be approved if the holders of a majority of the outstanding shares of TCF common stock entitled to vote at the TCF special meeting vote in favor of such proposal. Each of the TCF compensation proposal and the TCF adjournment proposal will be approved if a majority of the votes cast by the holders of TCF common stock entitled to vote on such proposal are voted in favor of such proposal. If you mark “ABSTAIN” on your proxy, fail to submit a proxy or vote at the TCF special meeting via the TCF special meeting website or fail to instruct your bank, broker, trustee or other nominee how to vote with respect to the TCF merger proposal, it will have the same effect as a vote “AGAINST” the TCF merger proposal. If you mark “ABSTAIN” on your proxy, fail to submit a proxy or vote at the TCF special meeting via the TCF special meeting website or fail to instruct your bank, broker, trustee or other nominee how to vote with respect to the TCF compensation proposal or the TCF adjournment proposal, you will not be deemed to have cast a vote with respect to TCF compensation proposal or the TCF adjournment proposal and it will have no effect on such proposals.
Litigation Related to the Merger (page 112)
On February 2, 2021, a complaint, captioned Shiva Stein v. TCF Financial Corporation et al., No. 1:21-cv-00273-JKB, was filed by a purported shareholder of TCF in the U.S. District Court for the District of Maryland. The complaint names TCF, the TCF board of directors and Huntington as defendants. The complaint alleges, among other things, that the defendants caused a materially incomplete and misleading registration statement relating to the proposed merger to be filed with the SEC in violation of Section 14(a) and Section 20(a) of the Exchange Act and Rule 14a-9 promulgated thereunder. The complaint seeks, among other relief, an injunction preventing the closing of the merger unless and until defendants disclose the allegedly omitted material information, rescission of the merger to the extent already implemented or awarding of rescissory damages, damages and an award of attorneys’ and experts’ fees. Huntington and TCF believe the claims asserted in the lawsuit are without merit.
On February 6, 2021, a complaint captioned Maegon Cassell v. Huntington Bancshares Incorporated et al., No. 1:21-cv-00161-MN, was filed by a purported shareholder of Huntington in the U.S. District Court for the District of Delaware. The complaint names Huntington, the Huntington board of directors and TCF as defendants. The complaint alleges, among other things, that the defendants caused a materially incomplete and misleading registration statement relating to the proposed merger to be filed with the SEC in violation of Section 14(a) and Section 20(a) of the Exchange Act and Rule 14a-9 promulgated thereunder. The complaint seeks, among other relief, an injunction preventing the closing of the merger, rescission of the merger in the event consummated or awarding of rescissory damages, dissemination of a registration statement that does not contain any allegedly untrue statements of material fact, a declaration that defendants violated Section 14(a) and Section 20(a) of the Exchange Act as well as Rule 14a-9 promulgated thereunder and an award of attorneys’ and experts’ fees. Huntington and TCF believe the claims asserted in the lawsuit are without merit.
On February 9, 2021, a complaint captioned Joe Osterhout v. TCF Financial Corporation et al., No. 1:21-cv-00403-SKC, was filed by a purported shareholder of TCF in the U.S. District Court for the District of Colorado. The complaint names TCF and the TCF board of directors as defendants. The complaint alleges, among other things, that the defendants caused a materially incomplete and misleading registration statement relating to the proposed merger to be filed with the SEC in violation of Section 14(a) and Section 20(a) of the Exchange Act and Rule 14a-9 promulgated thereunder. The complaint seeks, among other relief, an injunction preventing the closing of the merger and any vote on the merger unless and until defendants disclose the allegedly omitted material information, rescission of the merger in the event consummated or awarding of rescissory damages, a declaration that defendants violated Section 14(a) and Section 20(a) of the Exchange Act and Rule 14a-9 promulgated thereunder and an award of attorneys’ fees and experts’ fees. Huntington and TCF believe the claims asserted in the lawsuit are without merit.
On February 12, 2021, a complaint captioned Patrick Dionne v. Huntington Bancshares Incorporated et al., No. 1:21-cv-01297-VM, was filed by a purported shareholder of Huntington in the U.S. District Court for the Southern District of New York. The complaint names Huntington and the Huntington board of directors as defendants. The complaint alleges, among other things, that the defendants caused a materially incomplete and misleading registration statement relating to the proposed merger to be filed with the SEC in violation of Section 14(a) and Section 20(a) of the Exchange Act and Rule 14a-9 promulgated thereunder. The complaint seeks, among other relief, an injunction preventing the closing of the merger, dissemination of an amendment to the registration statement that does not contain any allegedly untrue statements of material fact and states all material facts allegedly required in it or necessary to make the statements contained therein not misleading, damages and an award of attorneys’ fees and experts’ fees. Huntington and TCF believe the claims asserted in the lawsuit are without merit.
There can be no assurances that additional complaints or demands will not be filed or made with respect to the merger. If additional similar complaints or demands are filed or made, absent new or different allegations that are material, neither Huntington nor TCF will necessarily announce them.
Risk Factors (page 42)
In evaluating the merger agreement and the merger, including the issuance of shares of Huntington common stock in the merger, you should carefully read this joint proxy statement/prospectus and give special consideration to the factors discussed in the section entitled “Risk Factors” beginning on page 42.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF HUNTINGTON
The following table presents selected consolidated historical financial data of Huntington. The selected consolidated historical financial data as of December 31, 2019 and 2018, and for the years ended December 31, 2019, 2018 and 2017, have been derived from Huntington’s audited consolidated financial statements and accompanying notes contained in Huntington’s Annual Report on Form 10-K for the year ended December 31, 2019, which is incorporated into this joint proxy statement/prospectus by reference. The selected consolidated historical financial data as of December 31, 2017, 2016 and 2015, and for the years ended December 31, 2016 and 2015, have been derived from Huntington’s audited consolidated financial statements for such years and accompanying notes, which are not incorporated into this joint proxy statement/prospectus by reference. The selected consolidated historical financial data for Huntington as of September 30, 2020 and for the nine months ended September 30, 2020 and 2019 has been derived from Huntington’s unaudited interim consolidated financial statements contained in its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2020, which is incorporated into this joint proxy statement/prospectus by reference. The selected consolidated balance sheet data for Huntington as of September 30, 2019 has been derived from Huntington’s unaudited interim consolidated balance sheet as of September 30, 2019, which is not incorporated into this joint proxy statement/prospectus by reference.
You should read the following financial information relating to Huntington in conjunction with other information contained in this joint proxy statement/prospectus, including the consolidated financial statements of Huntington and related accompanying notes appearing in Huntington’s Annual Report on Form 10-K most recently filed with the SEC and in any Quarterly Reports on Form 10-Q of Huntington filed with the SEC after that Annual Report on Form 10-K was filed, and the financial statements in any Current Report on Form 8-K of Huntington that was filed with the SEC after such Annual Report on Form 10-K, which are incorporated by reference in this joint proxy statement/prospectus. Huntington’s historical financial results presented below were impacted by Huntington’s acquisition of FirstMerit Corporation on August 16, 2016, and periods after such acquisition reflect financial data for Huntington after the acquisition of FirstMerit Corporation, while periods before do not. Huntington’s historical results for any prior period are not necessarily indicative of results to be expected in any future period. The selected financial information in the table immediately below does not include, on any basis, the results or financial condition of TCF for any period or as of any date. For more information, see the section entitled “Where You Can Find More Information” beginning on page 178.
	As of and for the Nine Months Ended September 30,		Year Ended December 31,
(amounts in millions, except per share data)	2020	2019	2019	2018	2017	2016	2015
Interest income	$2,769	$3,190	$4,201	$3,949	$3,433	$2,632	$2,115
Interest expense	370	757	988	760	431	263	164
Net interest income	2,399	2,433	3,213	3,189	3,002	2,369	1,951
Provision for credit losses	945	208	287	235	201	191	100
Net interest income after provision for credit losses	1,454	2,225	2,926	2,954	2,801	2,178	1,851
Noninterest income	1,182	1,082	1,454	1,321	1,307	1,150	1,039
Noninterest expense	2,039	2,020	2,721	2,647	2,714	2,408	1,976
Income before income taxes	597	1,287	1,659	1,628	1,394	920	914
Provision for income taxes	96	193	248	235	208	208	221
Net income	501	1,094	1,411	1,393	1,186	712	693
Dividends on preferred shares	65	55	74	70	76	65	32
Net income applicable to common shares	$436	$1,039	$1,337	$1,323	$1,110	$647	$661
Net income per common share-basic	$0.43	$1.00	$1.29	$1.22	$1.02	$0.72	$0.82
Net income per common share-diluted	0.42	0.98	1.27	1.20	1.00	0.70	0.81
Cash dividends declared per common share	0.45	0.43	0.58	0.50	0.35	0.29	0.25

	As of and for the Nine Months Ended September 30,		Year Ended December 31,
(amounts in millions, except per share data)	2020	2019	2019	2018	2017	2016	2015
Balance sheet highlights
Total assets (period end)	$120,116	$107,735	$109,002	$108,781	$104,185	$99,714	$71,018
Total long-term debt (period end)	9,174	9,874	9,849	8,625	9,206	8,309	7,042
Total shareholders’ equity (period end)	12,917	11,909	11,795	11,102	10,814	10,308	6,595
Average total assets	115,968	107,721	107,971	104,982	101,021	83,054	68,560
Average total long-term debt	9,730	9,145	9,332	8,992	8,862	8,048	5,585
Average total shareholders’ equity	12,088	11,450	11,560	11,059	10,611	8,391	6,536
Key ratios and statistics
Margin analysis-as a % of average earnings assets
Interest income(1)	3.47%	4.32%	4.25%	4.12%	3.77%	3.50%	3.41%
Interest expense	0.46	1.02	0.99	0.79	0.47	0.34	0.26
Net interest margin(1)	3.01%	3.30%	3.26%	3.33%	3.30%	3.16%	3.15%
Return on average total assets	0.58%	1.36%	1.31%	1.33%	1.17%	0.86%	1.01%
Return on average common shareholders’ equity	5.5	13.6	12.9	13.4	11.6	8.6	10.7
Return on average tangible common shareholders’ equity(2)(6)	7.3	17.7	16.9	17.9	15.7	10.7	12.4
Efficiency ratio(3)	55.8	56.0	56.6	56.9	60.9	66.8	64.5
Dividend payout ratio	104.7	43.0	45.0	41.0	34.3	40.3	30.5
Average shareholders’ equity to average assets	10.42	10.63	10.71	10.53	10.50	10.10	9.53
Effective tax rate	16.0	15.0	15.0	14.5	14.9	22.6	24.2
Non-regulatory capital
Tangible common equity to tangible assets (period end)(4)(6)	7.27	8.00	7.88	7.21	7.34	7.16	7.82
Tangible equity to tangible assets (period end)(5)(6)	9.13	9.13	9.01	8.34	8.39	8.26	8.37
Capital under current regulatory standards (Basel III)
CET 1 risk-based capital ratio	9.89	10.02	9.88	9.65	10.01	9.56	9.79
Tier 1 leverage ratio (period end)	9.31	9.34	9.26	9.10	9.09	8.70	8.79
Tier 1 risk-based capital ratio (period end)	12.37	11.41	11.26	11.06	11.34	10.92	10.53
Total risk-based capital ratio (period end)	14.39	13.29	13.04	12.98	13.39	13.05	12.64
(1)	On a fully-taxable equivalent (“FTE”) basis assuming a 21% tax rate and a 35% tax rate for periods prior to January 1, 2018.
(2)
Net income applicable to common shares excluding expense for amortization of intangibles for the period divided by average tangible shareholders’ equity. Average tangible shareholders’ equity equals average total shareholders’ equity less average intangible assets and goodwill. Expense for amortization of intangibles and average intangible assets are net of deferred tax.

(3)	Noninterest expense less amortization of intangibles divided by the sum of FTE net interest income and noninterest income excluding securities gains (non-GAAP).
(4)
Tangible common equity (total common equity less goodwill and other intangible assets) divided by tangible assets (total assets less goodwill and other intangible assets). Other intangible assets are net of deferred tax.

(5)
Tangible equity (total equity less goodwill and other intangible assets) divided by tangible assets (total assets less goodwill and other intangible assets). Other intangible assets are net of deferred tax.

(6)
Tangible equity, tangible common equity, and tangible assets are non-GAAP financial measures. Additionally, any ratios utilizing these financial measures are also non-GAAP. These financial measures have been included as they are considered to be critical metrics with which to analyze and evaluate financial condition and capital strength. Other companies may calculate these financial measures differently.

Reconciliations of Non-GAAP Financial Measures
The following information reconciles: (i) Huntington’s ratio of tangible equity to tangible assets, a non-GAAP financial measure, as of the dates presented, and (ii) Huntington’s ratio of tangible common equity to tangible assets, a non-GAAP financial measure, as of the dates presented.
	September 30		December 31
	2020	2019	2019	2018	2017	2016	2015
	(unaudited)
(dollar amounts in millions)
Calculation of tangible equity / asset ratio:
Total shareholders’ equity	$12,917	$11,909	$11,795	$11,102	$10,814	$10,308	$6,595
Less: goodwill	(1,990)	(1,990)	(1,990)	(1,989)	(1,993)	(1,993)	(677)
Less: other intangible assets	(201)	(244)	(232)	(281)	(346)	(402)	(55)
Add: related deferred tax liability(1)	42	51	49	59	73	141	19
Total tangible equity	10,768	9,726	9,622	8,891	8,548	8,054	5,882
Less: preferred equity	(2,192)	(1,203)	(1,203)	(1,203)	(1,071)	(1,071)	(386)
Total tangible common equity	$8,576	$8,523	$8,419	$7,688	$7,477	$6,983	$5,496
Total assets	$120,116	$108,735	$109,002	$108,781	$104,185	$99,714	$71,018
Less: goodwill	(1,990)	(1,990)	(1,990)	(1,989)	(1,993)	(1,993)	(677)
Less: other intangible assets	(201)	(244)	(232)	(281)	(346)	(402)	(55)
Add: related deferred tax liability(1)	42	51	49	59	73	141	19
Total tangible assets	$117,967	$106,552	$106,829	$106,570	$101,919	$97,460	$70,305
Tangible equity / tangible asset ratio	9.13%	9.13%	9.01%	8.34%	8.39%	8.26%	8.37%
Tangible common equity / tangible asset ratio	7.27	8.00	7.88	7.21	7.34	7.16	7.82
(1)	Other intangible assets are net of deferred tax liability.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF TCF
The following table presents selected consolidated historical financial data of TCF. The selected consolidated historical financial data as of December 31, 2019 and 2018, and for the years ended December 31, 2019, 2018 and 2017, have been derived from TCF’s audited consolidated financial statements and accompanying notes contained in TCF’s Annual Report on Form 10-K for the year ended December 31, 2019, which is incorporated into this joint proxy statement/prospectus by reference. The selected consolidated historical financial data as of December 31, 2017, 2016 and 2015, and for the years ended December 31, 2016 and 2015, have been derived from TCF’s audited consolidated financial statements for such years and accompanying notes, which are not incorporated into this joint proxy statement/prospectus by reference. The selected consolidated historical financial data for TCF as of September 30, 2020 and for the nine months ended September 30, 2020 and 2019 has been derived from TCF’s unaudited interim consolidated financial statements contained in its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2020, which is incorporated into this joint proxy statement/prospectus by reference. The selected consolidated balance sheet data for TCF as of September 30, 2019 has been derived from TCF’s unaudited interim consolidated balance sheet as of September 30, 2019, which is incorporated into this joint proxy statement/prospectus by reference.
You should read the following financial information relating to TCF in conjunction with other information contained in this joint proxy statement/prospectus, including the consolidated financial statements of TCF and related accompanying notes appearing in TCF’s Annual Report on Form 10-K most recently filed with the SEC and in any Quarterly Reports on Form 10-Q of TCF filed with the SEC after that Annual Report on Form 10-K was filed, and the financial statements in any Current Report on Form 8-K of TCF that was filed with the SEC after such Annual Report on Form 10-K, which are incorporated by reference in this joint proxy statement/prospectus. Financial results presented below were significantly impacted by the merger of Chemical Financial Corporation (“Chemical”) and legacy TCF on August 1, 2019, and periods before the merger of legacy TCF and Chemical reflect financial data of legacy TCF, while periods after such merger reflect financial data for TCF after the merger of Chemical and legacy TCF. This merger was accounted for as a reverse merger whereby legacy TCF was deemed the acquirer for financial reporting purposes, while Chemical was the legal acquirer. Chemical was renamed to TCF Financial Corporation immediately following the merger of Chemical and legacy TCF. Certain reclassifications were made to prior period financial statements to conform to the current period presentation. In addition, the number of shares issued and outstanding, earnings per share, additional paid-in-capital, dividends paid and all references to share quantities of TCF were retrospectively restated to reflect the equivalent number of shares issued in the merger of Chemical and legacy TCF. TCF’s historical results for any prior period are not necessarily indicative of results to be expected in any future period. The selected financial information in the table immediately below does not include, on any basis, the results or financial condition of Huntington for any period or as of any date. For more information, see the section entitled “Where You Can Find More Information” beginning on page 178.
	For the Nine Months Ended		For the Year Ended December 31,
(Dollars in thousands, except per share data)	September 30, 2020	September 30, 2019	2019	2018	2017	2016	2015
Consolidated Income:
Interest income	$1,354,210	$1,077,483	$1,587,261	$1,159,329	$1,031,745	$942,681	$903,473
Interest expense	197,203	197,204	298,229	150,834	94,271	82,956	71,851
Net interest income	1,157,007	880,279	1,289,032	1,008,495	937,474	859,725	831,622
Noninterest income	388,827	307,480	465,532	454,397	436,063	454,281	430,764
Total revenue	1,545,834	1,187,759	1,754,564	1,462,892	1,373,537	1,314,006	1,262,386
Provision for credit losses	245,333	50,879	65,282	46,768	68,443	65,874	52,944
Noninterest expense	1,148,280	915,544	1,332,115	1,014,400	1,059,934	909,887	894,747
Income before income tax expense	152,221	221,336	357,167	401,724	245,160	338,245	314,695
Income tax expense (benefit)	14,870	28,866	50,241	86,096	(33,624)	116,528	108,872
Income attributable to non-controlling interest	5,950	9,401	11,458	11,270	10,147	9,593	8,700
Net income attributable to TCF	131,401	183,069	295,468	304,358	268,637	212,124	197,123
Preferred stock dividends	7,481	7,481	9,975	11,588	19,904	19,388	19,388
Impact of preferred stock redemption	—	—	—	3,481	5,779	—	—
Net income available to common shareholders	$123,920	$175,588	$285,493	$289,289	$242,954	$192,736	$177,735

	For the Nine Months Ended		For the Year Ended December 31,
(Dollars in thousands, except per share data)	September 30, 2020	September 30, 2019	2019	2018	2017	2016	2015
Earnings per common share:
Basic	$0.82	$1.79	$2.56	$3.44	$2.83	$2.27	$2.11
Diluted	0.82	1.79	2.55	3.43	2.83	2.27	2.11
Dividends declared	1.05	0.94	1.29	1.18	0.59	0.59	0.44
Financial Ratios:
Return on average assets (“ROAA”)(1)	0.38%	0.88%	0.92%	1.37%	1.26%	1.05%	1.03%
Return on average common equity (“ROACE”)(1)	3.02	7.50	7.67	12.42	10.80	9.13	9.19
Return on average tangible common equity (“ROATCE”)(non-GAAP)(1)(2)(3)	4.57	9.05	9.81	13.56	15.73	10.29	10.48
Net interest margin (GAAP)	3.45	4.35	4.17	4.66	4.52	4.33	4.45
Net interest margin (FTE)(4)(5)	3.48	4.36	4.20	4.69	4.59	4.34	4.42
Dividend payout ratio	128.05	52.54	50.41	34.33	20.83	26.09	21.03
Efficiency ratio	74.28	77.08	75.92	69.34	77.17	69.25	70.88
Credit Quality Ratios:
Net charge-offs as a percentage of average loans and leases(1)	0.13	0.36	0.27	0.29	0.24	0.26	0.30
Adjusted Financial Results (non-GAAP):
Adjusted net income attributable to TCF(2)(3)	$273,413	$299,638	$461,232	$329,867	$211,025	$212,124	$197,123
Adjusted diluted earnings per common share(2)(3)	$1.75	$2.98	$4.04	$3.73	$2.16	$2.27	$2.11
Adjusted ROAA(1)(2)(3)	0.76%	1.41%	1.41%	1.48%	1.00%	1.05%	1.03%
Adjusted ROACE(1)(2)(3)	6.48	12.48	12.13	13.51	8.24	9.13	9.19
Adjusted ROATCE(1)(2)(3)	9.31	14.90	15.34	14.74	9.25	10.29	10.48
Adjusted efficiency ratio(2)(3)	59.69	61.57	60.58	64.77	69.71	67.59	69.55
Consolidated Financial Condition:
Loans and leases	$34,343,691	$33,510,752	$34,497,464	$19,073,020	$19,105,284	$17,844,716	$17,436,744
Total assets	47,565,789	45,692,511	46,651,553	23,699,612	23,002,159	21,441,326	20,689,609
Deposits	39,172,097	35,286,074	34,468,463	18,903,686	18,335,002	17,242,522	16,719,989
Borrowings	1,527,306	3,467,782	5,023,593	1,449,472	1,249,449	1,077,572	1,039,938
Total equity	5,658,420	5,693,417	5,727,241	2,556,260	2,680,584	2,444,645	2,306,917
Financial Ratios:
Common equity to assets	11.50%	12.04%	11.87%	9.99%	10.42%	10.09%	9.80%
Tangible common equity as a percent of tangible assets (non-GAAP)(2)(3)	8.68	9.09	9.01	9.32	9.72	9.13	8.79
Total risk-based capital ratio	14.04	12.63	12.70	13.38	13.90	13.69	13.71
Book value per common share	$35.88	$35.82	$36.20	$28.44	$27.48	$24.91	$23.50
Tangible book value per common share (non-GAAP)(2)(3)	26.27	26.18	26.60	26.33	25.43	22.29	20.85
Credit Quality Ratios:
Nonaccrual loans and leases as a percentage of total loans and leases(6)	1.10%	0.54%	0.49%	0.56%	0.62%	1.02%	1.15%
Nonperforming assets as a percentage of total loans and leases and other real estate owned(6)	1.20	0.62	0.59	0.65	0.72	1.28	1.43
Allowance for loan and lease losses as a percentage of total nonaccrual loans and leases(6)(7)	136.77	66.67	66.64	148.65	144.24	88.33	77.85
(1)	For the nine months ended September 30, 2020 and 2019, calculations are annualized.
(2)
For the nine months ended September 30, 2020 and 2019, see section entitled “Non-GAAP Financial Measures” in TCF’s Quarterly Reports on Form 10-Q for the quarters ended September 30, 2020 and September 30, 2019 for a reconciliation of each non-GAAP financial measure to the most directly comparable GAAP financial measure.

(3)
For the years ended 2019, 2018, 2017, 2016 and 2015, see “Item 7. Management’s Discussion and Analysis - Consolidated Financial Condition Analysis - Non-GAAP Financial Measures” in TCF’s Annual Report on Form 10-K for the year ended December 31, 2019 for a reconciliation of each non-GAAP financial measure to the most directly comparable GAAP financial measure.

(4)	Net interest income on a fully tax-equivalent basis divided by average interest-earning assets.
(5)	Presented on a tax-equivalent basis using the federal statutory tax rate in effect for each period presented.
(6)
Prior to the adoption of current expected credit loss as of January 1, 2020, purchased credit impaired loans were not classified as nonaccrual loans because they were recorded at their net realizable value based on the principal and interest expected to be collected on the loans. At January 1, 2020, $73.4 million of previous purchased credit impaired loans were classified as nonaccrual loans.

(7)
Effective January 1, 2020, TCF adopted Accounting Standard Update (“ASU”) No. 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments and related ASUs on a modified retrospective basis. Financial information for the quarter ended September 30, 2020 is reflected as such. The historical information disclosed is in accordance with ASC Topic 310.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
The following unaudited pro forma condensed combined financial information combines the historical consolidated financial position and results of operations of Huntington and TCF as an acquisition by Huntington of TCF. The merger was announced on December 13, 2020, and provides that each share of TCF common stock issued and outstanding immediately prior to the effective time of the merger (other than certain shares held by Huntington or TCF) will be automatically converted into the right to receive 3.0028 shares of Huntington common stock. In addition, at the effective time of the merger, each share of TCF series C preferred stock issued and outstanding immediately prior to the effective time will be automatically converted into the right to receive one share of new Huntington preferred stock.
The unaudited pro forma condensed combined financial information has been prepared to give effect to the following:
•
The acquisition of TCF by Huntington under the provision of the Financial Accounting Standards Board (FASB) Accounting Standards Codification, ASC 805, “Business Combinations” where the assets and liabilities of TCF will be recorded by Huntington at their respective fair values as of the date the merger is completed;

•	The distribution of shares of Huntington common stock to TCF’s shareholders in exchange for shares of TCF common stock (based upon a 3.0028 exchange ratio);
•	Certain reclassifications to conform historical financial statement presentation of TCF to Huntington; and
•	Transaction costs in connection with the merger.
The following unaudited pro forma condensed combined financial information and related notes are based on and should be read in conjunction with (i) the historical audited consolidated financial statements of Huntington and the related notes included in Huntington’s Annual Report on Form 10-K for the year ended December 31, 2019, and the historical unaudited condensed consolidated financial statements of Huntington and the related notes included in Huntington’s Quarterly Report on Form 10-Q for the period ended September 30, 2020, each of which is incorporated by reference herein, and (ii) the historical audited consolidated financial statements of TCF and the related notes included in TCF’s Annual Report on Form 10-K for the year ended December 31, 2019, and the historical unaudited consolidated financial statements of TCF and the related notes included in TCF’s Quarterly Report on Form 10-Q for the period ended September 30, 2020, each of which is incorporated by reference herein.
The unaudited pro forma condensed combined income statements for the nine months ended September 30, 2020 and for the year ended December 31, 2019 combine the historical consolidated income statements of Huntington and TCF, giving effect to the merger as if it had been completed on January 1, 2019. The accompanying unaudited pro forma condensed combined balance sheet as of September 30, 2020 combines the historical consolidated balance sheets of Huntington and TCF, giving effect to the merger as if it had been completed on September 30, 2020.
The unaudited pro forma condensed combined financial information is provided for illustrative information purposes only. The unaudited pro forma condensed combined financial information is not necessarily, and should not be assumed to be, an indication of the actual results that would have been achieved had the merger been completed as of the dates indicated or that may be achieved in the future. The pro forma financial information has been prepared by Huntington in accordance with Regulation S-X Article 11, Pro Forma Financial Information, as amended by the final rule, Amendments to Financial Disclosures About Acquired and Disposed Businesses, as adopted by the SEC on May 21, 2020.
The unaudited pro forma condensed combined financial information also does not consider any potential effects of changes in market conditions on revenues, expense efficiencies, asset dispositions, and share repurchases, among other factors. In addition, as explained in more detail in the accompanying notes, the preliminary allocation of the pro forma purchase price reflected in the unaudited pro forma condensed combined financial information is subject to adjustment and may vary significantly from the actual purchase price allocation that will be recorded upon completion of the merger.

As of the date of this joint proxy statement/prospectus, Huntington has not completed the valuation analysis and calculations in sufficient detail necessary to arrive at the required estimates of the fair market value of the TCF assets to be acquired or liabilities to be assumed, other than a preliminary estimate for intangible assets and certain financial assets and financial liabilities. Accordingly, apart from the aforementioned, certain TCF assets and liabilities are presented at their respective carrying amounts and should be treated as preliminary values. A final determination of the fair value of TCF’s assets and liabilities will be based on TCF’s actual assets and liabilities as of the closing date and, therefore, cannot be made prior to the completion of the merger. In addition, the value of the merger consideration to be paid by Huntington in shares of Huntington common stock upon the completion of the merger will be determined based on the closing price of Huntington common stock on the closing date and the number of issued and outstanding shares of TCF common stock immediately prior to the closing. Actual adjustments may differ from the amounts reflected in the unaudited pro forma condensed combined financial information, and the differences may be material.
Further, Huntington has not identified all adjustments necessary to conform TCF’s accounting policies to Huntington’s accounting policies. Upon completion of the merger, or as more information becomes available, Huntington will perform a more detailed review of TCF’s accounting policies. As a result of that review, differences could be identified between the accounting policies of the two companies that, when conformed, could have a material impact on the combined company’s financial information.
As a result of the foregoing, the pro forma adjustments are preliminary and are subject to change as additional information becomes available and as additional analysis is performed. The preliminary pro forma adjustments have been made solely for the purpose of providing the unaudited pro forma condensed combined financial information. Huntington estimated the fair value of certain TCF assets and liabilities based on a preliminary valuation analysis, due diligence information, information presented in TCF’s SEC filings and other publicly available information. Until the merger is completed, both companies are limited in their ability to share certain information.
Upon completion of the merger, a final determination of the fair value of TCF’s assets acquired and liabilities assumed will be performed. Any changes in the fair values of the net assets or total purchase consideration as compared with the information shown in the unaudited pro forma condensed combined financial information may change the amount of the total purchase consideration allocated to goodwill and other assets and liabilities and may impact the combined company’s statement of income. The final purchase consideration allocation may be materially different than the preliminary purchase consideration allocation presented in the unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
As of September 30, 2020
(dollars in millions, except per share data)			Transaction Accounting Adjustments			Pro forma Condensed Combined
	Historical Huntington	Historical TCF	Reclassifications Note 2	Pro forma Adjustments	Note 4
Assets
Cash and due from banks	$1,029	$538	$—	$—		$1,567
Interest-bearing deposits in the Federal Reserve Bank	5,246	1,233				6,479
Interest-bearing deposits in banks	109	—				109
Trading account securities	54	—				54
Available-for-sale securities	14,807	7,446				22,253
Held-to-maturity securities	8,557	170		10	A	8,737
Other securities	421	301				722
Loans held for sale	1,303	460				1,763
Loans and Leases	81,156	34,344		146	B	115,646
Allowance for loan and lease losses	(1,796)	(515)		(333)	C	(2,644)
Net loans and leases	79,360	33,829	—	(187)		113,002
Bank owned life insurance	2,567	—	156			2,723
Premises and equipment	752	470		(89)	D	1,133
Goodwill	1,990	1,313		893	E	4,196
Servicing rights and other intangible assets	419	190		24	F	633
Other assets	3,502	1,616	(156)	(3)	G	4,959
Total Assets	$120,116	$47,566	$—	$648		$168,330

Liabilities and Shareholders’ Equity
Deposits	$95,154	$39,172	$—	$20	H	$134,346
Short-term borrowings	222	655				877
Long-term debt	9,174	872		29	I	10,075
Other liabilities	2,649	1,208		9	J	3,866
Total Liabilities	107,199	41,907	—	58		149,164
Shareholder’s Equity:
Preferred stock	2,191	169		15	K	2,375
Common stock	10	152		(147)	L	15
Capital surplus	8,766	3,451		2,949	M	15,166
Less treasury shares, at cost, and other	(59)	(27)		27		(59)
Accumulated other comprehensive gain (loss)	257	192		(192)	N	257
Retained earnings	1,752	1,700		(2,062)	O	1,390
Total shareholders’ equity	12,917	5,637	—	590		19,144
Noncontrolling interests in consolidated subsidiaries	—	22		—		22
Total Equity Capital	12,917	5,659	—	590		19,166
Total liabilities and shareholders’ equity	$120,116	$47,566	$—	$648		$168,330
See accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Information

UNAUDITED PRO FORMA CONDENSED COMBINED INCOME STATEMENT
For the Nine Months Ended September 30, 2020
(dollars in millions, except per share data)			Transaction Accounting Adjustments			Pro forma Condensed Combined
	Historical Huntington	Historical TCF	Reclassifications Note 2	Pro forma Adjustments	Note 5
Interest and fee income:
Loans and leases	$2,327	$1,209	$—	$(50)	A	$3,486
Investment securities	407	121	—	(2)	B	526
Other	35	24	—	—		59
Total interest income	2,769	1,354	—	(52)		4,071
Interest expense:
Deposits	182	146	—	(1)	C	327
Borrowings	188	51	—	11	D	250
Total interest expense	370	197	—	10		577
Net interest income	2,399	1,157	—	(62)		3,494
Provision for credit losses	945	245	—	—		1,190
Net interest income after provision for credit losses	1,454	912	—	(62)		2,304
Service charges on deposit accounts	223	83	—	—		306
Cards and payment processing income	183	66	—	—		249
Trust and investment management services	140	19	—	—		159
Mortgage banking income	277	10	—	—		287
Leasing income	—	103	—	—		103
Capital markets fees	91	—	15	—		106
Insurance income	72	—	—	—		72
Bank owned life insurance income	49	—	4	—		53
Gain on sale of loans and leases	30	73	—	—		103
Net (losses) gains on sales of securities	(1)	2	—	—		1
Other income	118	33	(19)	—		132
Total noninterest income	1,182	389	—	—		1,571
Personnel costs	1,267	512	—	—		1,779
Outside data processing and other services	273	—	63	—		336
Equipment	132	160	(70)	—		222
Net occupancy	119	—	70	(2)	F	187
Lease financing equipment depreciation	—	55	—	—		55
Professional services	34	—	18	—		52
Amortization of intangibles	31	—	16	5	G	52
Marketing	23	—	21	—		44
Deposit and other insurance expense	24	—	18	—		42
Merger-related expenses	—	172	—	—		172
Other expense	136	249	(136)	—		249
Total noninterest expense	2,039	1,148	—	3		3,190
Income before income taxes	597	153	—	(65)		685
Provision for income taxes	96	15	—	(15)	J	96
Income before minority interest	501	138	—	(50)		589
Income attributable to minority interest	—	6	—	—		6
Net income	501	132	—	(50)		583
Dividends on preferred shares	65	7	—	—		72
Net income applicable to common shares	$436	$125	$—	$(50)		$511
Earnings per common share	$0.43	0.82				$0.35
Diluted earnings per common share	0.42	0.82				$0.34
Weighted average common shares	1,017,052	151,761			K	1,472,761
Diluted average common shares	1,031,573	151,827			K	1,487,479
See accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Information

UNAUDITED PRO FORMA CONDENSED COMBINED INCOME STATEMENT
For the Year Ended December 31, 2019
(dollars in millions, except per share data)			Transaction Accounting Adjustments			Pro forma Condensed Combined
	Historical Huntington	Historical TCF	Reclassifications Note 2	Pro forma Adjustments	Note 5
Interest and fee income:
Loans and leases	$3,541	$1,431	$—	19	A	$4,991
Investment securities	596	118	—	(4)	B	710
Other	64	38	—	—		102
Total interest income	4,201	1,587	—	15		5,803
Interest expense:
Deposits	585	226	—	18	C	829
Borrowings	403	72	—	10	D	485
Total interest expense	988	298	—	28		1,314
Net interest income	3,213	1,289	—	(13)		4,489
Provision for credit losses	287	65	—	330	E	682
Net interest income after provision for credit losses	2,926	1,224	—	(343)		3,807
Service charges on deposit accounts	372	128	—	—		500
Cards and payment processing income	246	87	—	—		333
Trust and investment management services	178	10	—	—		188
Mortgage banking income	167	21	—	—		188
Leasing income	—	164	—	—		164
Capital markets fees	123	—	(7)	—		116
Insurance income	88	—	—	—		88
Bank owned life insurance income	66	—	2	—		68
Gain on sale of loans and leases	55	26	—	—		81
Net (losses) gains on sales of securities	(24)	7	—	—		(17)
Other income	183	22	5	—		210
Total noninterest income	1,454	465	—	—		1,919
Personnel costs	1,654	577	—	—		2,231
Outside data processing and other services	346	—	59	—		405
Equipment	163	190	(76)	—		277
Net occupancy	159	—	75	(3)	F	231
Lease financing equipment depreciation	—	76	—	—		76
Professional services	54	—	26	—		80
Amortization of intangibles	49	—	12	20		81
Marketing	37	—	28	—		65
Deposit and other insurance expense	34	—	18	—		52
Merger-related expenses	—	172	—	87		259
Other expense	225	317	(142)	50		450
Total noninterest expense	2,721	1,332	—	154		4,207
Income before income taxes	1,659	357	—	(497)		1,519
Provision for income taxes	248	50	—	(111)		187
Income before minority interest	1,411	307	—	(386)		1,332
Income attributable to minority interest	—	12	—	—		12
Net income	1,411	295	—	(386)		1,320
Dividends on preferred shares	74	10	—	—		84
Net income applicable to common shares	$1,337	$285	$—	$(386)		$1,236
Earnings per common share	$1.29	$2.56				$0.90
Diluted earnings per common share	1.27	2.55				$0.89
Weighted average common shares	1,038,840	111,604			K	1,373,965
Diluted average common shares	1,056,079	111,818			K	1,391,847
See accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Information

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
Note 1. Basis of Presentation
The accompanying unaudited pro forma condensed combined financial information and related notes were prepared in accordance with Article 11 of Regulation S-X. The unaudited pro forma condensed combined income statement for the nine months ended September 30, 2020 and for the year ended December 31, 2019 combine the historical consolidated income statement of Huntington and TCF, giving effect to the merger as if it had been completed on January 1, 2019. The accompanying unaudited pro forma condensed combined balance sheet as of September 30, 2020 combines the historical consolidated balance sheets of Huntington and TCF, giving effect to the merger as if it had been completed on September 30, 2020.
The unaudited pro forma condensed combined financial information and explanatory notes have been prepared to illustrate the effects of the merger involving Huntington and TCF under the acquisition method of accounting with Huntington treated as the acquirer. The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and does not necessarily indicate the financial results of the combined company had the companies actually been combined at the beginning of each period presented, nor does it necessarily indicate the results of operations in future periods or the future financial position of the combined company. Under the acquisition method of accounting, the assets and liabilities of TCF, as of the effective time of the merger, will be recorded by Huntington at their respective fair values, and the excess of the merger consideration over the fair value of TCF’s net assets will be allocated to goodwill.
The merger provides for TCF common shareholders to receive 3.0028 shares of Huntington common stock for each share of TCF common stock they hold immediately prior to the merger. Based on the closing trading price of shares of Huntington common stock on the NASDAQ on January 22, 2021, the value of the merger consideration per share of TCF common stock was $41.56. In addition, each share of TCF’s series C preferred stock will be converted into the right to receive a share of new Huntington preferred stock.
The pro forma allocation of the purchase price reflected in the unaudited pro forma condensed combined financial information is subject to adjustment and may vary from the actual purchase price allocation that will be recorded at the time the merger is completed. Adjustments may include, but are not be limited to, changes in (i) TCF’s balance sheet through the effective time of the merger; (ii) the aggregate value of merger consideration paid if the price of shares of Huntington common stock varies from the assumed $13.84 per share, which represents the closing share price of Huntington common stock on January 22, 2021; (iii) total merger related expenses if consummation and/or implementation costs vary from currently estimated amounts; and (iv) the underlying values of assets and liabilities if market conditions differ from current assumptions.
The accounting policies of both Huntington and TCF are in the process of being reviewed in detail. Upon completion of such review, additional conforming adjustments or financial statement reclassification may be necessary.
Note 2. Reclassification Adjustments
During the preparation of the unaudited pro forma condensed combined financial information, management performed a preliminary analysis of TCF’s financial information to identify differences in accounting policies and differences in balance sheet and income statement presentation as compared to the presentation of Huntington. At the time of preparing the unaudited pro forma condensed combined financial information, Huntington had not identified all adjustments necessary to conform TCF’s accounting policies to Huntington’s accounting policies. The adjustments represent Huntington’s best estimates based upon the information currently available to Huntington and could be subject to change once more detailed information is available.

Note 3. Preliminary Purchase Price Allocation
The following table summarizes the determination of the purchase price consideration with a sensitivity analysis assuming a 10% increase and 10% decrease in the price per share of Huntington common stock from the January 22, 2021 baseline with its impact on the preliminary goodwill.
(dollars in millions, except per share data, shares in thousands)
	January 22, 2021	10% Increase	10% Decrease
Shares of TCF	152,514	152,514	152,514
Exchange ratio	3.0028	3.0028	3.0028
Huntington shares to be issued	457,969	457,969	457,969
Price per share of Huntington common stock on January 22, 2021	$13.84	$15.22	$12.46
Preliminary consideration for common stock	$6,338	$6,970	$5,706
Consideration for equity awards	52	58	47
Preferred stock fair value adjustment	15	15	15
Total pro forma purchase price consideration	$6,405	$7,043	$5,768
Preliminary goodwill	$2,206	$2,844	$1,569
TCF Net Assets at Fair Value
Assets
Cash and deposits	$1,771
Investment and other securities	7,927
Loans held for sale	460
Loans and leases	33,972
Core deposit and other intangible assets	214
Other assets	1,994
Total Assets	46,338
Liabilities and Equity
Deposits	39,192
Short-term borrowings	655
Long-term debt	901
Other liabilities	1,185
Total liabilities	41,933
Preferred stock	184
Non-controlling interest	22
Total liabilities and equity	42,139
Net assets acquired	4,199
Preliminary goodwill	$2,206
Note 4. Pro Forma Adjustments to the Unaudited Condensed Combined Balance Sheets
The following pro forma adjustments have been reflected in the unaudited pro forma condensed combined financial information. All taxable adjustments were calculated using a 22.4% tax rate, which represents the blended statutory rate, to arrive at deferred tax asset or liability adjustments. All adjustments are based on preliminary assumptions and valuations, which are subject to change.
A.	Adjustment to securities classified as held-to maturity to reflect the estimated fair value of the acquired investment securities.

B.
Adjustment to loans and leases reflect estimated fair value adjustments, which include lifetime credit loss expectations for loans and leases, current interest rates and liquidity. The adjustment includes the following:

September 30, 2020
(dollars in millions)
Reversal of historical TCF loan and lease fair value adjustments	$132
Estimate of lifetime credit losses on acquired loans and leases	(848)
Estimate of fair value related to current interest rates and liquidity	344
Net fair value pro forma adjustments	(372)
Gross up of PCD loans and leases for credit mark - See C below for Allowance	518
Cumulative pro forma adjustments to loans and leases	$146
For purposes of pro forma presentation, the fair value adjustment is being recognized over a weighted average period of 2 years for commercial loans and 5 years for consumer loans in Interest and Fee Income— Loans and Leases.
C.	Adjustments to the allowance for loan and lease losses include the following:
September 30, 2020
(dollars in millions)
Reversal of historical TCF allowance for loan and lease losses	$(515)
Estimate of lifetime credit losses for PCD loans and leases	518
Estimate of lifetime credit losses for non-PCD loans and leases	330
Net change in allowance for loan and lease losses	$333
D.	Adjustment to property and equipment to reflect the estimated fair value of acquired premises and equipment.
E.	Eliminate the historical TCF goodwill of $1.3 billion at the closing date and record estimated goodwill associated with the merger of $2.2 billion.
F.	Eliminate the historical TCF other intangibles of $152 million and record an estimated core deposit intangible of $164 million and a trust relationship intangible of $12 million related to the merger.
G.	Adjustment to other assets to reflect the estimated fair value of other real estate owned.
H.	Adjustment to deposits to reflect the estimated fair value of certificates of deposits.
I.	Adjustment to long-term debt to reflect the estimated fair value of TCF long-term debt.
J.	Adjustment to other liabilities for the following:
September 30, 2020
(dollars in millions)
Estimate of the fair value of accrued expenses and other liabilities	$14
Foundation contribution	50
Merger-related transaction costs	87
Deferred taxes related to acquisition accounting adjustments	(142)
Net other liabilities transaction accounting adjustments	$9
K.	Adjustment to preferred shares to reflect the estimated fair value of the TCF series C preferred stock and its conversion to new Huntington preferred stock.
L.	Adjustments to common stock to eliminate TCF common stock of $152 million par value and record the issuance of Huntington common stock to TCF common shareholders of $5 million par value.

M.	Adjustments to capital surplus to eliminate TCF capital surplus of $3.5 billion and record the issuance of Huntington common stock in excess of par value to TCF common shareholders of $6.4 billion.
N.	Adjustment to eliminate TCF accumulated other comprehensive gain of $192 million.
O.	Adjustment to eliminate TCF retained earnings of $1.7 billion offset by purchase accounting adjustments included herein.
Note 5. Pro Forma Adjustments to the Unaudited Condensed Combined Income Statements
A.
Net adjustments to interest income of $(50) million and $19 million for the nine-month period ended September 30, 2020 and the year ended December 31, 2019, respectively, to eliminate TCF accretion of discounts on previously acquired loans and leases and record the estimated amortization of the net premium on acquired loans and leases.

B.
Net adjustments to interest income of $(2) million and $(4) million for the nine-month period ended September 30, 2020 and the year ended December 31, 2019, respectively, to record the estimated amortization of the premium on acquired held-to-maturity securities.

C.
Net adjustment to reflect interest expense on deposits of $(1) million and $18 million for the nine-month period ended September 30, 2020 and the year ended December 31, 2019, respectively, to eliminate the TCF discount accretion on previously acquired deposits and to record the estimated amortization of the deposit premium on acquired interest-bearing deposits.

D.
Net adjustment to reflect interest expense on borrowings of $11 million and $10 million for the nine-month period ended September 30, 2020 and the year ended December 31, 2019, respectively, to eliminate the TCF discount accretion on previously acquired debt and to record the estimated amortization of premium on long-term debt.

E.	Adjustment to record provision expense on TCF’s non-PCD loans of $330 million.
F.
Adjustment to occupancy expense of $(2) million and $(3) million for the nine-month period ended September 30, 2020 and the year ended December 31, 2019, respectively, to reflect reduction of depreciation expense as a result of estimated fair value on acquired property. Average life of the depreciable assets will be twelve years.

G.
Net adjustments to intangible amortization of $5 million and $20 million for the nine-month period ended September 30, 2020 and the year ended December 31, 2019, respectively, to eliminate TCF amortization on other intangible assets and record estimated amortization of acquired other intangible assets. Core deposit intangibles will be amortized using the sum-of-the-years-digits method over ten years. Trust relationship intangible assets will be amortized using the sum-of-the-year-digits over twelve years.

			Amortization Expense
(dollars in millions)	Estimated Fair Value	Useful Life (years)	Year ended December 31, 2019	Nine-month period ended September 30, 2020
Core deposit intangible	$164	10	$30	$20
Trust relationship intangible	12	12	2	1
	$176		32	21
Historical amortization expense			(12)	(16)
Pro forma net adjustment to amortization			$20	$5
Amortization for next five years
Remainder of 2020	$7
2021	25
2022	22
2023	19
2024	16

H.	Adjustment to reflect the merger-related transaction costs of $87 million.
I.
Adjustment to reflect Huntington’s committed contribution of $50 million to establish a new Huntington Donor Advised Fund at the Community Foundation for Southeast Michigan. See “The Merger—Governance of the Combined Company After the Merger—Foundation.”

J.	Adjustment to income tax expense to record the income tax effects of pro forma adjustments at the estimated combined statutory federal and state rate at 22.4%.
K.
Adjustments to weighted-average shares of Huntington common stock outstanding to eliminate weighted-average shares of TCF common stock outstanding and record shares of Huntington common stock outstanding, calculated using an exchange ratio of 3.0028 per share for all shares.

Note 6. Potential Divestitures in Connection with the Merger
As part of the initial filing of the application to the Federal Reserve Board on January 11, 2021, Huntington and TCF offered to divest TCF branches in four Michigan banking markets with deposits totaling approximately $375 million, based on Summary of Deposit levels reported as of June 30, 2020, to address potential competitive concerns. Because there can be no assurance that the divestiture proposal will be accepted or deemed sufficient by the Federal Reserve Board and the Antitrust Division of the Department of Justice (the “DOJ”), these divestitures are excluded from the unaudited pro forma condensed combined financial information. See “The Merger—Regulatory Approvals.”

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER COMMON SHARE DATA
The historical per share data for Huntington common stock and TCF common stock below has been derived from the unaudited interim consolidated financial statements of each of Huntington and TCF as of and for the nine months ended September 30, 2020 and the audited consolidated financial statements of each of Huntington and TCF as of and for the year ended December 31, 2019, each of which is incorporated by reference herein.
The unaudited pro forma combined per share data set forth below gives effect to the merger as if it had occurred on January 1, 2019, the beginning of the earliest period presented, in the case of continuing net income per share data, and as of September 30, 2020, in the case of book value per share data, assuming that each outstanding share of TCF common stock had been converted into shares of Huntington common stock based on the exchange ratio of 3.0028 shares of Huntington common stock for each share of TCF common stock. The unaudited pro forma combined per share data has been derived from the unaudited interim consolidated financial statements for each of Huntington and TCF as of and for the nine months ended September 30, 2020 and the audited consolidated financial statements for each of Huntington and TCF as of and for the year ended December 31, 2019.
The unaudited pro forma combined per share data has been derived using the acquisition method of accounting. See “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 29 for more information. Accordingly, the pro forma adjustments reflect the assets and liabilities of TCF at their preliminary estimated fair values. Differences between these preliminary estimates and the final values in acquisition accounting will occur and these differences could have a material impact on the unaudited pro forma combined per share information set forth below.
The unaudited pro forma combined per share data does not purport to represent the actual results of operations that the combined company would have achieved had the merger been completed during these periods or to project the future results of operations that the combined company may achieve after the merger.
The unaudited pro forma combined per share equivalent data set forth below shows the effect of the merger from the perspective of an owner of TCF common stock. The information was calculated by multiplying the unaudited pro forma combined per share data by the exchange ratio of 3.0028.
	Huntington Historical	TCF Historical	Pro Forma Combined	Equivalent Pro Forma Per Share of TCF(a)
Comparative Per Share Data
Book value per share
As of September 30, 2020	$10.54	35.88	11.37	34.14
As of December 31, 2019	10.38	36.20	N/A	N/A
Cash dividends paid
For the nine months ended September 30, 2020	0.45	1.05	0.45	1.35
For the year ended December 31, 2019	0.58	1.29	0.58	1.74
Basic earnings
For the nine months ended September 30, 2020	0.43	0.82	0.35	1.05
For the year ended December 31, 2019	1.29	2.56	0.90	2.70
Diluted earnings
For the nine months ended September 30, 2020	0.42	0.82	0.34	1.04
For the year ended December 31, 2019	1.27	2.55	0.89	2.67
(a)
The equivalent pro forma per share amounts of TCF were calculated by multiplying the pro forma combined amounts by the fixed exchange ratio of 3.0028 shares of Huntington common stock for each share of TCF common stock.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This joint proxy statement/prospectus contains certain forward-looking statements, including, but not limited to, certain plans, expectations, goals, projections, and statements about the benefits of the proposed merger, the plans, objectives, expectations and intentions of Huntington and TCF, the expected timing of completion of the merger, and other statements that are not historical facts. Such statements are subject to numerous assumptions, risks, and uncertainties. Statements that do not describe historical or current facts, including statements about beliefs and expectations, are forward-looking statements. Forward-looking statements may be identified by words such as expect, anticipate, believe, intend, estimate, plan, target, goal, or similar expressions, or future or conditional verbs such as will, may, might, should, would, could, or similar variations. The forward-looking statements are intended to be subject to the safe harbor provided by Section 27A of the Securities Act, Section 21E of the Exchange Act, and the Private Securities Litigation Reform Act of 1995.
While there is no assurance that any list of risks and uncertainties or risk factors is complete, below are certain factors, in addition to the factors relating to the merger discussed under the caption “Risk Factors” beginning on page 42 and the factors previously disclosed in Huntington’s and TCF’s reports filed with the SEC, which could cause actual results to differ materially from those contained or implied in the forward-looking statements:
•	changes in general economic, political, or industry conditions;
•
the magnitude and duration of the COVID-19 pandemic and its impact on the global economy and financial market conditions and Huntington’s and TCF’s businesses, results of operations, and financial conditions;

•	uncertainty in U.S. fiscal and monetary policy, including the interest rate policies of the Federal Reserve Board;
•	volatility and disruptions in global capital and credit markets;
•	movements in interest rates;
•	reform of LIBOR;
•	competitive pressures on product pricing and services;
•
success, impact, and timing of Huntington’s and TCF’s business strategies, including market acceptance of any new products or services including those implementing Huntington’s “Fair Play” banking philosophy;

•
the nature, extent, timing, and results of governmental actions, examinations, reviews, reforms, regulations, and interpretations, including those related to the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank Act”) and the Basel III regulatory reforms, as well as those involving the OCC, Federal Reserve Board, Federal Deposit Insurance Corporation, and Consumer Financial Protection Bureau;

•
changes in legislation, regulation, policies or administrative practices, whether by judicial, governmental or legislative action and other changes pertaining to banking, securities, taxation and financial accounting and reporting, environmental protection and insurance, and the ability to comply with such changes in a timely manner;

•	the occurrence of any event, change or other circumstances that could give rise to the right of one or both of the parties to terminate the merger agreement;
•	the outcome of any legal proceedings that may be instituted against Huntington or TCF;
•	delays in completing the merger;
•
the failure to obtain necessary regulatory approvals (and the risk that such approvals may result in the imposition of conditions that could adversely affect the combined company or the expected benefits of the merger);

•	the failure to obtain shareholder approvals or to satisfy any of the other conditions to the merger on a timely basis or at all;

•
the possibility that the anticipated benefits of the merger are not realized when expected or at all, including as a result of the impact of, or problems arising from, the integration of the two companies or as a result of the strength of the economy and competitive factors in the areas where Huntington and TCF do business;

•	the effect of divestitures that may be required by regulatory authorities in certain markets in which Huntington and TCF compete;
•	the possibility that the merger may be more expensive to complete than anticipated, including as a result of unexpected factors or events;
•	diversion of management’s attention from ongoing business operations and opportunities;
•	potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of the merger;
•	the ability to complete the merger and integration of Huntington and TCF successfully;
•	the dilution caused by Huntington’s issuance of additional shares of its capital stock in connection with the merger; and
•	other factors that may affect the future results of Huntington and TCF.
You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this joint proxy statement/prospectus or the dates of the documents incorporated by reference in this joint proxy statement/prospectus. As for the forward-looking statements that relate to future financial results and other projections, actual results will be different due to the inherent uncertainties of estimates, forecasts and projections and may be better or worse than projected and such differences could be material. Given these uncertainties, we caution you not to place reliance on these forward-looking statements. Annualized, pro forma, projected and estimated numbers are used for illustrative purpose only, are not forecasts and may not reflect actual results. Except as required by applicable law, neither Huntington nor TCF undertakes to update these forward-looking statements to reflect facts, circumstances, assumptions or events that occur after the date the forward-looking statements are made.
For additional information about factors that could cause actual results to differ materially from those described in the forward-looking statements, please see the reports that Huntington and TCF have filed with the SEC as described under “Where You Can Find More Information” beginning on page 178.
Huntington and TCF expressly qualify in their entirety all forward-looking statements attributable to either of them or any person acting on their behalf by the cautionary statements contained or referred to in this joint proxy statement/prospectus.

RISK FACTORS
An investment by TCF’s shareholders in Huntington common stock as a result of the exchange of shares of Huntington common stock for shares of TCF common stock in the merger involves certain risks. Similarly, a decision on the part of Huntington shareholders to approve the merger also involves risks for the Huntington shareholders, who will continue to hold their shares of Huntington common stock after the merger. Certain material risks and uncertainties connected with the merger agreement and transactions contemplated thereby, including the merger and bank merger, and ownership of Huntington common stock are discussed below. In addition, Huntington and TCF discuss certain other material risks connected with the ownership of Huntington common stock and with Huntington’s business, and with the ownership of TCF common stock and TCF’s business, respectively, under the caption “Risk Factors” appearing in their Annual Reports on Form 10-K most recently filed with the SEC and may include additional or updated disclosures of such material risks in its subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K that each has filed with the SEC or may file with the SEC after the date of this joint proxy statement/prospectus, each of which reports is or will be incorporated by reference in this joint proxy statement/prospectus.
Holders of TCF common stock and holders of Huntington common stock should carefully read and consider all of these risks and all other information contained in this joint proxy statement/prospectus, including the discussions of risk factors included in the documents incorporated by reference in this joint proxy statement/prospectus, in deciding whether to vote for approval of the various proposals for which they may be entitled to vote at the TCF special meeting or the Huntington special meeting described herein. The risks described in this joint proxy statement/prospectus and in those documents incorporated by reference may adversely affect the value of Huntington common stock that you, as an existing Huntington shareholder, currently hold or that you, as an existing holder of TCF common stock, will hold upon consummation of the merger, and could result in a significant decline in the value of Huntington common stock and cause the current holders of Huntington common stock and/or the holders of TCF common stock to lose all or part of the value of their respective investments in Huntington common stock.
Because the market price of Huntington common stock may fluctuate, holders of TCF common stock cannot be certain of the market value of the merger consideration they will receive.
In the merger, each share of TCF common stock issued and outstanding immediately prior to the effective time (other than certain shares held by Huntington or TCF) will be converted into 3.0028 shares of Huntington common stock. This exchange ratio is fixed and will not be adjusted for changes in the market price of either Huntington common stock or TCF common stock. Changes in the price of Huntington common stock prior to the merger will affect the value that holders of TCF common stock will receive in the merger. Neither Huntington nor TCF is permitted to terminate the merger agreement as a result, in and of itself, of any increase or decrease in the market price of Huntington common stock or TCF common stock.
Stock price changes may result from a variety of factors, including general market and economic conditions, impacts and disruptions resulting from the COVID-19 pandemic, changes in Huntington’s or TCF’s businesses, operations and prospects and regulatory considerations, many of which factors are beyond Huntington’s or TCF’s control. Therefore, at the time of the Huntington special meeting and the TCF special meeting, holders of Huntington common stock and holders of TCF common stock will not know the market value of the consideration to be received by holders of TCF common stock at the effective time. You should obtain current market quotations for shares of Huntington common stock and for shares of TCF common stock.
The market price of Huntington common stock after the merger may be affected by factors different from those affecting the shares of TCF common stock or Huntington common stock currently.
In the merger, holders of TCF common stock will become holders of Huntington common stock. Huntington’s business differs from that of TCF. Accordingly, the results of operations of the combined company and the market price of Huntington common stock after the completion of the merger may be affected by factors different from those currently affecting the independent results of operations of each of Huntington and TCF. For a discussion of the businesses of Huntington and TCF and of certain factors to consider in connection with those businesses, see the documents incorporated by reference in this joint proxy statement/prospectus and referred to under “Where You Can Find More Information” beginning on page 178.

Huntington and TCF are expected to incur substantial costs related to the merger and integration.
Huntington and TCF have incurred and expect to incur a number of non-recurring costs associated with the merger. These costs include legal, financial advisory, accounting, consulting and other advisory fees, severance/employee benefit-related costs, public company filing fees and other regulatory fees and financial printing and other related costs. Some of these costs are payable by either Huntington or TCF regardless of whether or not the merger is completed.
The combined company is expected to incur substantial costs in connection with the related integration. There are a large number of processes, policies, procedures, operations, technologies and systems that may need to be integrated, including purchasing, accounting and finance, payroll, compliance, treasury management, branch operations, vendor management, risk management, lines of business, pricing and benefits. While TCF and Huntington have assumed that a certain level of costs will be incurred, there are many factors beyond their control that could affect the total amount or the timing of the integration costs. Moreover, many of the costs that will be incurred are, by their nature, difficult to estimate accurately. These integration costs may result in the combined company taking charges against earnings following the completion of the merger, and the amount and timing of such charges are uncertain at present.
Combining Huntington and TCF may be more difficult, costly or time consuming than expected and Huntington and TCF may fail to realize the anticipated benefits of the merger.
The success of the merger will depend, in part, on the ability to realize the anticipated cost savings from combining the businesses of Huntington and TCF. To realize the anticipated benefits and cost savings from the merger, Huntington and TCF must successfully integrate and combine their businesses in a manner that permits those cost savings to be realized. If Huntington and TCF are not able to successfully achieve these objectives, the anticipated benefits of the merger may not be realized fully or at all or may take longer to realize than expected. In addition, the actual cost savings and anticipated benefits of the merger could be less than anticipated, and integration may result in additional unforeseen expenses.
Huntington and TCF have operated and, until the completion of the merger, must continue to operate, independently. It is possible that the integration process could result in the loss of key employees, the disruption of each company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect the companies’ ability to maintain relationships with clients, customers, depositors and employees or to achieve the anticipated benefits and cost savings of the merger. Integration efforts between the two companies may also divert management attention and resources. In addition, the impacts of the COVID-19 pandemic may make it more costly or more difficult to integrate the businesses of Huntington and TCF, which, in turn, may make it more difficult for the combined company to realize anticipated synergies or cost savings in the amounts estimated or in the timeframe contemplated, or at all. These integration matters could have an adverse effect on each of Huntington and TCF during this transition period and for an undetermined period after completion of the merger on the combined company.
The future results of the combined company following the merger may suffer if the combined company does not effectively manage its expanded operations.
Following the merger, the size of the business of the combined company will increase significantly beyond the current size of either Huntington’s or TCF’s business. The combined company’s future success will depend, in part, upon its ability to manage this expanded business, which may pose challenges for management, including challenges related to the management and monitoring of new operations and associated increased costs and complexity. The combined company may also face increased scrutiny from governmental authorities as a result of the significant increase in the size of its business. There can be no assurances that the combined company will be successful or that it will realize the expected operating efficiencies, cost savings, revenue enhancements or other benefits currently anticipated from the merger.
The combined company may be unable to retain Huntington or TCF personnel successfully while the merger is pending or after the merger is completed.
The success of the merger will depend in part on the combined company’s ability to retain key employees currently employed by Huntington and TCF. It is possible that these employees may decide not to remain with Huntington or TCF, as applicable, while the merger is pending or with the combined company after the merger is consummated. If Huntington and TCF are unable to retain key employees, including management, who are critical to the successful integration and future operations of the companies, Huntington and TCF could face disruptions in their operations, loss of existing customers, loss of key information, expertise or know-how and unanticipated additional recruitment costs. In addition, if key employees terminate their employment, the combined company’s business activities may be adversely affected and management’s attention may be diverted from successfully integrating Huntington and TCF to hiring suitable replacements, all of which may cause the combined company’s business to suffer. In addition, Huntington and TCF may not be able to locate or retain suitable replacements for any key employees who leave either company. For more information, see the section entitled “The Merger—Governance of the Combined Company After the Merger” beginning on page 109.
The COVID-19 pandemic may delay and adversely affect the completion of the merger.
The COVID-19 pandemic has created economic and financial disruptions that have adversely affected, and are likely to continue to adversely affect, the business, financial condition, liquidity, capital and results of operations of Huntington and TCF. If the effects of the COVID-19 pandemic cause continued or extended decline in the economic environment and the financial results of Huntington or TCF, or the business operations of Huntington or TCF are further disrupted as a result of the COVID-19 pandemic, efforts to complete the merger and integrate the businesses of Huntington and TCF may also be delayed and adversely affected. Additional time may be required to obtain the requisite regulatory approvals, and the Federal Reserve Board, the OCC and/or other regulators may impose additional requirements on Huntington or TCF that must be satisfied prior to completion of the merger, which could delay and adversely affect the completion of the merger.
Regulatory approvals may not be received, may take longer than expected or may impose conditions that are not presently anticipated or that could have an adverse effect on the combined company following the merger.
Before the merger and the bank merger may be completed, various approvals, consents and non-objections must be obtained from the Federal Reserve Board, the OCC and other regulatory authorities. In determining whether to grant these approvals, the regulators consider a variety of factors, including the regulatory standing of each party and the factors described under “The Merger—Regulatory Approvals” beginning on page 110. These approvals could be delayed or not obtained at all, including due to any or all of the following: an adverse development in either party’s regulatory standing, or any other factors considered by regulators in granting such approvals; governmental, political or community group inquiries, investigations or opposition; changes in legislation or the political environment, including as a result of changes of the U.S. executive administration, Congressional leadership and regulatory agency leadership; or impacts and disruptions resulting from the COVID-19 pandemic.
The approvals that are granted may impose terms and conditions, limitations, obligations or costs, require branch divestitures, or place restrictions on the conduct of the combined company’s business or require changes to the terms of the transactions contemplated by the merger agreement. There can be no assurance that regulators will not impose any such conditions, limitations, obligations or restrictions or that such conditions, limitations, obligations or restrictions will not have the effect of delaying the completion of any of the transactions contemplated by the merger agreement, imposing additional material costs on or materially limiting the revenues of the combined company following the merger or will otherwise reduce the anticipated benefits of the merger. In addition, there can be no assurance that any such conditions, limitations, obligations or restrictions will not result in the delay or abandonment of the merger. Additionally, the completion of the merger is conditioned on the absence of certain orders, injunctions or decrees by any governmental entity of competent jurisdiction that would prohibit or make illegal the completion of any of the transactions contemplated by the merger agreement.
Despite the parties’ commitments to use their reasonable best efforts to respond to any request for information and resolve any objection that may be asserted by any governmental entity with respect to the merger agreement, neither Huntington, TCF nor their respective subsidiaries is required under the terms of the merger agreement to take any action, or commit to take any action, or agree to any condition or restriction in connection with obtaining these approvals, that would reasonably be likely to have a material adverse effect on the combined company and its subsidiaries, taken as a whole, after giving effect to the merger. See the section entitled “The Merger—Regulatory Approvals” beginning on page 110.

The unaudited pro forma combined financial information included in this joint proxy statement/prospectus is preliminary and the actual financial condition and results of operations of the combined company after the merger may differ materially.
The unaudited pro forma combined financial information in this joint proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what the combined company’s actual financial condition or results of operations would have been had the merger been completed on the dates indicated. The unaudited pro forma combined financial information reflects adjustments, which are based upon preliminary estimates, to record the TCF identifiable assets acquired and liabilities assumed at fair value, and to record the resulting goodwill recognized. The fair value estimates reflected in this joint proxy statement/prospectus are preliminary, and final amounts will be based upon the actual consideration paid and the fair value of the assets and liabilities of TCF as of the date of the completion of the merger. Accordingly, the final acquisition accounting adjustments may differ materially from the pro forma adjustments reflected in this joint proxy statement/prospectus. For more information, see the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 29.
Certain of TCF’s directors and executive officers may have interests in the merger that may differ from, or be in addition to, the interests of holders of TCF common stock generally.
Holders of TCF common stock should be aware that some of TCF’s directors and executive officers may have interests in the merger and have arrangements that are different from, or in addition to, those of holders of TCF common stock generally. These interests and arrangements may create potential conflicts of interest. The TCF board of directors was aware of these interests and considered these interests, among other matters, when making its decision to approve the merger and merger agreement, and in recommending that shareholders vote to approve the merger agreement. For a more complete description of these interests, please see the section entitled “The Merger—Interests of TCF’s Directors and Executive Officers in the Merger” beginning on page 99.
Termination of the merger agreement could negatively affect Huntington or TCF.
If the merger is not completed for any reason, including as a result of Huntington shareholders failing to approve the Huntington merger proposal or TCF shareholders failing to approve the TCF merger proposal, there may be various adverse consequences and Huntington and/or TCF may experience negative reactions from the financial markets and from their respective customers and employees. For example, Huntington’s or TCF’s businesses may have been affected adversely by the failure to pursue other beneficial opportunities due to the focus of management on the merger, without realizing any of the anticipated benefits of completing the merger. Additionally, if the merger agreement is terminated, the market price of Huntington’s or TCF’s common stock could decline to the extent that the current market prices reflect a market assumption that the merger will be completed. If the merger agreement is terminated under certain circumstances, either Huntington or TCF may be required to pay a termination fee of $238.8 million to the other party.
Additionally, each of Huntington and TCF has incurred and will incur substantial expenses in connection with the negotiation and completion of the transactions contemplated by the merger agreement, including legal, accounting and financial advisory costs, as well as the costs and expenses of filing, printing and mailing this joint proxy statement/prospectus, and all filing and other fees paid to the SEC in connection with the merger. If the merger is not completed, Huntington and TCF would have to pay these expenses without realizing the expected benefits of the merger.
Huntington and TCF will be subject to business uncertainties and contractual restrictions while the merger is pending.
Uncertainty about the effect of the merger on employees and customers may have an adverse effect on Huntington and TCF. These uncertainties may impair Huntington’s or TCF’s ability to attract, retain and motivate key personnel until the merger is completed, and could cause customers and others that deal with Huntington or TCF to seek to change existing business relationships with Huntington or TCF. In addition, subject to certain exceptions, TCF has agreed to operate its business in the ordinary course prior to closing, and Huntington and TCF have agreed not to take certain actions, which could cause Huntington or TCF to be unable to pursue other beneficial opportunities that may arise prior to the completion of the merger. See the section entitled “The Merger Agreement—Covenants and Agreements” beginning on page 120 for a description of the restrictive covenants applicable to Huntington and TCF.

The shares of Huntington common stock to be received by holders of TCF common stock as a result of the merger will have different rights from the shares of TCF common stock.
In the merger, holders of TCF common stock will become holders of Huntington common stock and their rights as shareholders will be governed by Maryland law and the governing documents of the combined company. The rights associated with Huntington common stock are different from the rights associated with TCF common stock. See the section entitled “Comparison of Shareholders’ Rights” beginning on page 159 for a discussion of the different rights associated with Huntington common stock.
Holders of Huntington common stock and TCF common stock will have a reduced ownership and voting interest in the combined company after the merger and will exercise less influence over management.
Holders of Huntington common stock and TCF common stock currently have the right to vote in the election of the board of directors and on other matters affecting Huntington and TCF, respectively. When the merger is completed, each holder of TCF common stock who receives shares of Huntington common stock will become a holder of common stock of the combined company, with a percentage ownership of the combined company that is smaller than the holder’s percentage ownership of TCF. Based on the number of shares of Huntington and TCF common stock outstanding as of the close of business on the respective record dates, and based on the number of shares of Huntington common stock expected to be issued in the merger, the former holders of TCF common stock, as a group, are estimated to own approximately thirty-one percent (31%) of the fully diluted shares of the combined company immediately after the merger and current holders of Huntington common stock as a group are estimated to own approximately sixty-nine percent (69%) of the fully diluted shares of the combined company immediately after the merger. Because of this, holders of TCF common stock may have less influence on the management and policies of the combined company than they now have on the management and policies of TCF, and holders of Huntington common stock may have less influence on the management and policies of the combined company than they now have on the management and policies of Huntington.
Issuance of shares of Huntington common stock in connection with the merger may adversely affect the market price of Huntington common stock.
In connection with the payment of the merger consideration, Huntington expects to issue approximately 458 million shares of Huntington common stock to TCF shareholders. The issuance of these new shares of Huntington common stock may result in fluctuations in the market price of Huntington common stock, including a stock price decrease.
Holders of Huntington common stock and holders of TCF common stock will not have appraisal rights or dissenters’ rights in the merger.
Appraisal rights (also known as dissenters’ rights) are statutory rights that, if applicable under law, enable shareholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to shareholders in connection with the extraordinary transaction.
Under Section 3-202 of the MGCL, the holders of Huntington common stock will not be entitled to appraisal or dissenters’ rights in connection with the merger.
Under Section 450.1762 of the MBCA, the holders of TCF common stock will not be entitled to appraisal or dissenters’ rights in connection with the merger if, on the record date for the TCF special meeting, TCF’s shares are listed on a national securities exchange. TCF common stock is currently listed on the NASDAQ, a national securities exchange, and is expected to continue to be so listed on the record date for the TCF special meeting. Accordingly, the holders of TCF common stock are not entitled to any appraisal or dissenters’ rights in connection with the merger.
Litigation related to the merger has been filed against TCF, Huntington, the TCF board of directors and the Huntington board of directors, and additional litigation may be filed against TCF and the TCF board of directors and/or Huntington and the Huntington board of directors in the future, which could prevent or delay the completion of the merger or result in the payment of damages.
Litigation related to the merger has been filed against TCF, Huntington, the TCF board of directors and the Huntington board of directors, and it is possible that additional litigation by shareholders of TCF and/or Huntington may be filed against TCF and the TCF board of directors and/or Huntington and the Huntington board of directors in the future. Among other remedies, litigation that has been filed seeks and additional litigation by shareholders of TCF and/or Huntington in the future could seek damages and/or to enjoin the merger or the other transactions contemplated by the merger agreement. The outcome of any litigation is uncertain and any such lawsuits could prevent or delay the completion of the merger and result in substantial costs to TCF, Huntington and the combined company. Any such actions may create uncertainty relating to the merger and may be costly and distracting to management. Further, the defense or settlement of any lawsuit or claim that remains unresolved at the time the merger is completed may adversely affect the combined company’s business, financial condition and results of operations. For more information, see “The Merger—Litigation Related to the Merger.”
The merger agreement limits TCF’s ability to pursue alternatives to the merger and may discourage other companies from trying to acquire Huntington or TCF.
The merger agreement contains “no shop” covenants that restrict TCF’s ability to, directly or indirectly, initiate, solicit, knowingly encourage or knowingly facilitate any inquiries or proposals with respect to, engage or participate in any negotiations with any person concerning, provide any confidential or nonpublic information or data to, or have or participate in any discussions with, any person relating to, any acquisition proposal, subject to certain exceptions, or, during the term of the merger agreement, approve or enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other similar agreement relating to any acquisition proposal.
The merger agreement further provides that, during the twelve (12)-month period following the termination of the merger agreement under specified circumstances, including the entry into a definitive agreement or consummation of a transaction with respect to an alternative acquisition proposal, Huntington or TCF may be required to pay to the other party a cash termination fee equal to $238.8 million. See the section entitled “The Merger Agreement—Termination Fee” beginning on page 131.
These provisions could discourage a potential third-party acquirer that might have an interest in acquiring all or a significant portion of Huntington or TCF from considering or proposing that acquisition.
The merger agreement subjects Huntington and TCF to certain restrictions on their respective business activities prior to the effective time.
The merger agreement subjects Huntington and TCF to certain restrictions on their respective business activities prior to the effective time. Subject to certain specified exceptions, the merger agreement obligates TCF to, and to cause each of its subsidiaries to, conduct its business in the ordinary course in all material respects and use reasonable best efforts to maintain and preserve intact its business organization and advantageous business relationships, and each of Huntington and TCF to, and to cause each of its subsidiaries to, take no action that would reasonably be likely to adversely affect or delay the ability of either Huntington or TCF to obtain any necessary approvals of any regulatory agency or other governmental entity required for the transactions contemplated by the merger agreement or to perform its respective covenants and agreements under the merger agreement or to consummate the transactions contemplated by the merger agreement on a timely basis. These restrictions could prevent Huntington and TCF from pursuing certain business opportunities that arise prior to the effective time. See the section entitled “The Merger Agreement—Covenants and Agreements—Conduct of Businesses Prior to the Completion of the Merger” beginning on page 120.
The opinions of Huntington’s and TCF’s financial advisors delivered to the parties’ respective boards of directors prior to the signing of the merger agreement will not reflect changes in circumstances occurring after the date of such opinions.
Each of the opinions of Huntington’s and TCF’s financial advisors was delivered on, and dated, December 13, 2020. Changes in the operations and prospects of Huntington and TCF, general market and economic conditions and other factors which may be beyond the control of Huntington and TCF may have altered the value of Huntington or TCF or the prices of shares of Huntington common stock and shares of TCF common stock as of the date of this joint proxy statement/prospectus, or may alter such values and prices by the time the merger is completed. The opinions do not speak as of the time the merger will be completed or as of any date other than the dates of those opinions. See the section entitled “The Merger—Opinion of Huntington’s Financial Advisor” beginning on page 86 and the section entitled “The Merger—Opinion of TCF’s Financial Advisor” beginning on page 72.

The COVID-19 pandemic’s impact on the combined company’s business and operations is uncertain.
The extent to which the COVID-19 pandemic will negatively affect the business, financial condition, liquidity, capital and results of operations of the combined company will depend on future developments, which are highly uncertain and cannot be predicted, including the scope and duration of the COVID-19 pandemic, the direct and indirect impact of the COVID-19 pandemic on employees, clients, counterparties and service providers, as well as other market participants, and actions taken by governmental authorities and other third parties in response to the COVID-19 pandemic. Given the ongoing and dynamic nature of the circumstances, it is difficult to predict the impact of the COVID-19 pandemic on the combined company’s business, and there is no guarantee that efforts by the combined company to address the adverse impacts of the COVID-19 pandemic will be effective.
Even after the COVID-19 pandemic has subsided, the combined company may continue to experience adverse impacts to its business as a result of the COVID-19 pandemic’s global economic impact, including reduced availability of credit, adverse impacts on liquidity and the negative financial effects from any recession or depression that may occur.
Risks Relating to Huntington’s Business
You should read and consider risk factors specific to Huntington’s business that will also affect the combined company after the merger. These risks are described in the sections entitled “Risk Factors” in Huntington’s Annual Report on Form 10-K most recently filed with the SEC and in other documents incorporated by reference into this joint proxy statement/prospectus. Please see the section entitled “Where You Can Find More Information” beginning on page 178 of this joint proxy statement/prospectus for the location of information incorporated by reference into this joint proxy statement/prospectus.
Risks Relating to TCF’s Business
You should read and consider risk factors specific to TCF’s business that will also affect the combined company after the merger. These risks are described in the sections entitled “Risk Factors” in TCF’s Annual Report on Form 10-K most recently filed with the SEC and in other documents incorporated by reference into this joint proxy statement/prospectus. Please see the section entitled “Where You Can Find More Information” beginning on page 178 of this joint proxy statement/prospectus for the location of information incorporated by reference into this joint proxy statement/prospectus.

THE HUNTINGTON SPECIAL MEETING
This section contains information for holders of Huntington common stock about the special meeting that Huntington has called to allow holders of Huntington common stock to consider and vote on the merger agreement and other related matters. This joint proxy statement/prospectus is accompanied by a notice of the special meeting of holders of Huntington common stock and a form of proxy card that the Huntington board of directors is soliciting for use by the holders of Huntington common stock at the special meeting and at any adjournments or postponements of the special meeting.
Date, Time and Place of the Meeting
The Huntington special meeting will be held virtually via the Internet on March 25, 2021 at 3:30 p.m., Eastern Time. The Huntington special meeting will be held solely via live webcast and there will not be a physical meeting location given the current public health impacts of the COVID-19 pandemic and our desire to promote the health and safety of Huntington shareholders, as well as Huntington directors, officers, employees and other constituents.
Only Huntington shareholders as of the close of business on the record date are entitled to receive notice of, and vote at, the Huntington special meeting via the Huntington special meeting website or any adjournment or postponement thereof.
If you are a holder of record, you will be able to attend the Huntington special meeting online, ask a question and vote by visiting the Huntington special meeting website at www.meetingcenter.io/207906613 and following the instructions on your proxy card. If you hold your shares of Huntington common stock in “street name” and want to attend the Huntington special meeting online by webcast (with the ability to ask a question and/or vote, if you choose to do so), you must first register by obtaining a signed legal proxy from your bank, broker, trustee or other nominee giving you the right to vote the shares and submitting proof of such legal proxy along with your name and email address to legalproxy@computershare.com or Computershare, Huntington Legal Proxy, P.O. Box 43001, Providence, RI 02940-3001, no later than March 22, 2021 at 5:00 p.m., Eastern Time. You will receive a confirmation of your registration by email with instructions for accessing the Huntington special meeting website.
The password for the Huntington special meeting, if requested, is HBAN2021.
Matters to Be Considered
At the Huntington special meeting, holders of Huntington common stock will be asked to consider and vote on the following proposals:
•	the Huntington merger proposal;
•	the Huntington authorized share count proposal; and
•	the Huntington adjournment proposal.
Pursuant to the MGCL and Huntington's bylaws, only the matters set forth in the Notice of Virtual Special Meeting of Shareholders may be brought before the Huntington special meeting.
Recommendation of Huntington’s Board of Directors
The Huntington board of directors unanimously recommends that you vote “FOR” the Huntington merger proposal, “FOR” the Huntington authorized share count proposal and “FOR” the Huntington adjournment proposal. See “The Merger—Huntington’s Reasons for the Merger; Recommendation of Huntington’s Board of Directors” beginning on page 83 for a more detailed discussion of the Huntington board of directors’ recommendation.
Record Date and Quorum
The Huntington board of directors has fixed the close of business on February 11, 2021 as the record date for determination of the holders of Huntington common stock entitled to notice of and to vote at the Huntington special meeting. On the record date for the Huntington special meeting, there were 1,017,245,480 shares of Huntington common stock outstanding.

Holders of a majority of the votes entitled to be cast by the holders of Huntington common stock outstanding on the record date and entitled to vote at the Huntington special meeting must be present, either in attendance virtually via the Huntington special meeting website or by proxy, to constitute a quorum at the Huntington special meeting. If you fail to submit a proxy prior to the special meeting or to vote at the Huntington special meeting via the Huntington special meeting website, your shares of Huntington common stock will not be counted towards a quorum. Abstentions are considered present for purposes of establishing a quorum.
Under the MGCL and Huntington’s bylaws, whether or not a quorum is present, the chairman of the meeting may adjourn the Huntington special meeting.
At the Huntington special meeting, each share of Huntington common stock is entitled to one (1) vote on all matters properly submitted to holders of Huntington common stock. Shares of Huntington preferred stock are not entitled to any votes at the Huntington special meeting.
As of the record date, Huntington directors and executive officers and their affiliates owned and were entitled to vote approximately 6,802,270 shares of Huntington common stock, representing approximately sixty-six hundredths of one percent (0.66%) of the outstanding shares of Huntington common stock. We currently expect that Huntington’s directors and executive officers will vote their shares in favor of the merger and the other proposals to be considered at the Huntington special meeting, although none of them has entered into any agreements obligating them to do so.
Broker Non-Votes
A broker non-vote occurs when a bank, broker, trustee or other nominee is not permitted to vote on a “non-routine” matter without instructions from the beneficial owner of the shares and the beneficial owner fails to provide the bank, broker, trustee or other nominee with such instructions. Broker non-votes only count toward a quorum if at least one (1) proposal is presented with respect to which the bank, broker, trustee or other nominee has discretionary authority. It is expected that all proposals to be voted on at the Huntington special meeting will be “non-routine” matters, and, as such, broker non-votes, if any, will not be counted as present and entitled to vote for purposes of determining a quorum at the Huntington special meeting. If your bank, broker, trustee or other nominee holds your shares of Huntington common stock in “street name,” such entity will vote your shares of Huntington common stock only if you provide instructions on how to vote by complying with the instructions provided to you by your bank, broker, trustee or other nominee with this joint proxy statement/prospectus.
Vote Required; Treatment of Abstentions; Broker Non-Votes and Failure to Vote
Huntington merger proposal:
•
Vote required: Approval of the Huntington merger proposal requires the affirmative vote of two-thirds of all the votes entitled to be cast on the merger by the holders of outstanding Huntington common stock.

•
Effect of abstentions and broker non-votes: If you mark “ABSTAIN” on your proxy, fail to submit a proxy or vote at the Huntington special meeting via the Huntington special meeting website or fail to instruct your bank, broker, trustee or other nominee how to vote with respect to the Huntington merger proposal, it will have the same effect as a vote “AGAINST” the Huntington merger proposal.

Huntington authorized share count proposal:
•
Vote required: Approval of the Huntington authorized share count proposal requires the affirmative vote of two-thirds of all the votes entitled to be cast on the Huntington charter amendment by the holders of outstanding Huntington common stock.

•
Effect of abstentions and broker non-votes: If you mark “ABSTAIN” on your proxy, fail to submit a proxy or vote at the Huntington special meeting via the Huntington special meeting website or fail to instruct your bank, broker, trustee or other nominee how to vote with respect to the Huntington authorized share count proposal, it will have the same effect as a vote “AGAINST” the Huntington authorized share count proposal.

Huntington adjournment proposal:
•	Vote required: Approval of the Huntington adjournment proposal requires a majority of the votes cast on the Huntington adjournment proposal by the holders of Huntington common stock entitled to vote.
•
Effect of abstentions and broker non-votes: If you mark “ABSTAIN” on your proxy, fail to submit a proxy or vote at the Huntington special meeting via the Huntington special meeting website or fail to instruct your bank, broker, trustee or other nominee how to vote with respect to the Huntington adjournment proposal, you will not be deemed to have cast a vote with respect to the Huntington adjournment proposal and it will have no effect on the Huntington adjournment proposal.

Attending the Virtual Special Meeting
The Huntington special meeting may be accessed via the Huntington special meeting website, where Huntington shareholders will be able to listen to the Huntington special meeting, submit questions and vote online. You are entitled to attend the Huntington special meeting via the Huntington special meeting website only if you were a shareholder of record at the close of business on the record date or you held your Huntington shares beneficially in the name of a bank, broker, trustee or other nominee as of the record date, or you hold a valid proxy for the Huntington special meeting. If you were a shareholder of record at the close of business on the record date, you will be able to attend the Huntington special meeting online, ask a question and vote by visiting the Huntington special meeting website and following the instructions on your proxy card. If you hold your shares of Huntington common stock in “street name” and want to attend the Huntington special meeting online by webcast (with the ability to ask a question and/or vote, if you choose to do so), you must first register by obtaining a signed legal proxy from your bank, broker, trustee or other nominee giving you the right to vote the shares and submitting proof of such legal proxy along with your name and email address to legalproxy@computershare.com or Computershare, Huntington Legal Proxy, P.O. Box 43001, Providence, RI 02940-3001, no later than March 22, 2021 at 5:00 p.m., Eastern Time. You will receive a confirmation of your registration by email with instructions for accessing the Huntington special meeting website.
You may submit questions in advance of the meeting by visiting www.meetingcenter.io/207906613. If you hold your shares in street name, you must have registered first. You may also submit questions during the live audio webcast of the Huntington special meeting via the Huntington special meeting website. To ensure the Huntington special meeting is conducted in a manner that is fair to all shareholders, we may exercise discretion in determining the order in which questions are answered and the amount of time devoted to any one question. We reserve the right to edit or reject questions we deem inappropriate or not relevant to the Huntington special meeting’s limited purpose.
Technical assistance will be available for shareholders who experience an issue accessing the Huntington special meeting. Contact information for technical support will appear on the Huntington special meeting website prior to the start of the Huntington special meeting.
Proxies
A holder of Huntington common stock may vote by proxy or at the Huntington special meeting via the Huntington special meeting website. If you hold your shares of Huntington common stock in your name as a holder of record, to submit a proxy, you, as a holder of Huntington common stock, may use one of the following methods:
•	By telephone: by calling the toll-free number indicated on the accompanying proxy card and following the recorded instructions.
•	Through the Internet: by visiting the website indicated on the accompanying proxy card and following the instructions.
•	By completing and returning the accompanying proxy card in the enclosed postage-paid envelope: the envelope requires no additional postage if mailed in the United States.
If you intend to submit your proxy by telephone or via the Internet, you must do so by 11:59 p.m., Eastern Time, on the day before the Huntington special meeting. If you intend to submit your proxy by mail, your completed proxy card must be received prior to the Huntington special meeting.

Huntington requests that holders of Huntington common stock vote by telephone, over the Internet or by completing and signing the accompanying proxy card and returning it to Huntington as soon as possible in the enclosed postage-paid envelope. When the accompanying proxy card is returned properly executed, the shares of Huntington common stock represented by it will be voted at the Huntington special meeting in accordance with the instructions contained on the proxy card. If you make no specification on your proxy card as to how you want your shares voted before signing and returning it, your proxy will be voted “FOR” the Huntington merger proposal, “FOR” the Huntington authorized share count proposal and “FOR” the Huntington adjournment proposal.
If a holder’s shares are held in “street name” by a bank, broker, trustee or other nominee, the holder should check the instructions provided by that firm to determine whether the holder may vote by telephone or the Internet.
Every vote is important. Accordingly, you should sign, date and return the enclosed proxy card, or vote via the Internet or by telephone, whether or not you plan to attend the Huntington special meeting via the Huntington special meeting website. Sending in your proxy card or voting by telephone or on the Internet will not prevent you from voting your shares personally via the Huntington special meeting website at the meeting because you may subsequently revoke your proxy.
Shares Held in Street Name
If your shares are held in “street name” through a bank, broker, trustee or other nominee, you must instruct the bank, broker, trustee or other nominee on how to vote your shares. Your broker, bank or other nominee will vote your shares only if you provide specific instructions on how to vote by following the instructions provided to you by your bank, broker, trustee or other nominee.
You may not vote shares held in a brokerage or other account in “street name” by returning a proxy card directly to Huntington or by voting at the Huntington special meeting via the Huntington special meeting website unless you obtain a legal proxy from your bank, broker, trustee or other nominee. If your shares of Huntington common stock are held in street name, you must register by submitting proof of such legal proxy along with your name and email address to legalproxy@computershare.com or Computershare, Huntington Legal Proxy, P.O. Box 43001, Providence, RI 02940-3001, no later than March 22, 2021 at 5:00 p.m., Eastern Time, to vote at the Huntington special meeting via the Huntington special meeting website.
Further, banks, brokers, trustees or other nominees who hold shares of Huntington common stock on behalf of their customers may not give a proxy to Huntington to vote those shares with respect to any non-routine matters without specific instructions from you, as banks, brokers, trustees and other nominees do not have discretionary voting power on any non-routine matters that will be voted upon at the Huntington special meeting, including the Huntington merger proposal, the Huntington authorized share count proposal and the Huntington adjournment proposal.
Revocability of Proxies
If you are a holder of Huntington common stock of record, you may revoke your proxy at any time before it is voted by:
•	submitting a written notice of revocation to Huntington’s corporate secretary;
•	granting a subsequently dated proxy;
•	voting by telephone or the Internet at a later time, before 11:59 p.m., Eastern Time, on the day before the Huntington special meeting; or
•	attending virtually and voting at the Huntington special meeting via the Huntington special meeting website.
If you hold your shares of Huntington common stock through a bank, broker, trustee or other nominee, you should contact your bank, broker, trustee or other nominee to change your vote.
Attendance virtually at the Huntington special meeting will not in and of itself constitute revocation of a proxy. A revocation or later-dated proxy received by Huntington after the deadlines described above will not affect the vote. Huntington’s corporate secretary’s mailing address is: Huntington Center, 41 South High Street,

Columbus, Ohio 43287. If the Huntington special meeting is postponed or adjourned, it will not affect the ability of holders of Huntington common stock of record as of the record date to exercise their voting rights or to revoke any previously granted proxy using the methods described above.
Delivery of Proxy Materials
As permitted by applicable law, only one (1) copy of this joint proxy statement/prospectus is being delivered to holders of Huntington common stock residing at the same address, unless such holders of Huntington common stock have notified Huntington of their desire to receive multiple copies of the joint proxy statement/prospectus.
If you hold shares of both Huntington common stock and TCF common stock, you will receive separate packages of proxy materials.
Huntington will promptly deliver, upon oral or written request, a separate copy of the joint proxy statement/prospectus to any holder of Huntington common stock residing at an address to which only one (1) copy of such document was mailed. Requests for additional copies should be directed to Huntington Investor Relations at (800) 576-5007 or Huntington’s proxy solicitor, Morrow Sodali LLC, by calling (203) 658-9400 or toll-free at (800) 662-5200, or via email to HBAN.info@investor.morrowsodali.com.
Solicitation of Proxies
Huntington and TCF will share equally the expenses incurred in connection with the printing and mailing of this joint proxy statement/prospectus. To assist in the solicitation of proxies, Huntington has retained Morrow Sodali LLC, for a fee of $10,000 plus reimbursement of out-of-pocket expenses for their services. Huntington and its proxy solicitor may also request banks, brokers, trustees and other intermediaries holding shares of Huntington common stock beneficially owned by others to send this joint proxy statement/prospectus to, and obtain proxies from, the beneficial owners and may reimburse such record holders for their reasonable out-of-pocket expenses in so doing. Solicitation of proxies by mail may be supplemented by telephone and other electronic means, advertisements and personal solicitation by the directors, officers or employees of Huntington. No additional compensation will be paid to Huntington’s directors, officers or employees for solicitation.
401(k) Voting
If you are an employee of Huntington or its affiliated entities and are receiving this joint proxy statement/prospectus as a result of your participation in the Huntington 401(k) plan, you must provide voting instructions to the plan trustee. A proxy and instruction card has been provided so that you may instruct the trustee how to vote your shares held under this plan.
Other Matters to Come Before the Huntington Special Meeting
Pursuant to the MGCL and Huntington's bylaws, only the matters set forth in the Notice of Virtual Special Meeting of Shareholders may be brought before the Huntington special meeting.
Assistance
If you need assistance in completing your proxy card, have questions regarding Huntington’s special meeting or would like additional copies of this joint proxy statement/prospectus, please contact Huntington Investor Relations at (800) 576-5007 or Huntington’s proxy solicitor, Morrow Sodali LLC, by calling (203) 658-9400 or toll-free at (800) 662-5200, or via email to HBAN.info@investor.morrowsodali.com.

HUNTINGTON PROPOSALS
Proposal 1: Huntington Merger Proposal
Huntington is asking holders of Huntington common stock to approve the merger agreement, the merger and the other transactions contemplated thereby, including the issuance of Huntington stock pursuant to the merger agreement. Holders of Huntington common stock should read this joint proxy statement/prospectus carefully and in its entirety, including the annexes, for more detailed information concerning the merger agreement and the merger. A copy of the merger agreement is attached to this joint proxy statement/prospectus as Annex A.
After careful consideration, the Huntington board of directors, by a unanimous vote of all directors, determined that the merger, the merger agreement and the other transactions contemplated by the merger agreement are advisable and fair to and in the best interests of Huntington and its shareholders and declared it advisable to enter into the merger agreement, and unanimously adopted and approved the merger agreement, the merger and the other transactions contemplated by the merger agreement. See “The Merger—Huntington’s Reasons for the Merger; Recommendation of Huntington’s Board of Directors” beginning on page 83 for a more detailed discussion of the Huntington board of directors’ recommendation.
The Huntington board of directors unanimously recommends a vote “FOR” the Huntington merger proposal.
Proposal 2: Huntington Authorized Share Count Proposal
In connection with the merger, Huntington is asking its shareholders to approve an amendment to Huntington’s charter to increase the number of authorized shares of Huntington common stock from one billion five hundred million (1,500,000,000) to two billion two hundred fifty million (2,250,000,000), effective immediately prior to, and subject to, the completion of the merger. A copy of the Huntington charter amendment to effect the authorized share count increase is attached to this joint proxy statement/prospectus as Annex B. Holders of Huntington common stock should read the Huntington charter amendment in its entirety.
As of the close of business on the record date for the Huntington special meeting, there were 1,017,245,480 outstanding shares of Huntington common stock and 56,351,655 shares of Huntington common stock reserved for issuance to directors and employees under various compensation and benefits plans, with the remaining 426,402,865 shares being authorized, unissued and unreserved shares available for other corporate purposes. In connection with the merger, Huntington expects to issue approximately 458 million shares of Huntington common stock to holders of TCF common stock.
The Huntington board of directors considers the proposed increase in the number of authorized shares advisable because it will enable Huntington to complete the merger and it will provide greater flexibility in the capital structure of the combined company following the merger by allowing it to raise capital that may be necessary to further develop its business, to fund potential acquisitions, to have shares available for use in connection with stock plans and to pursue other corporate purposes that may be identified by the board of directors of the combined company in the future. After careful consideration, the Huntington board of directors, by a unanimous vote of all directors, determined that the Huntington charter amendment is advisable and in the best interests of Huntington and approved the Huntington charter amendment.
Each share of Huntington common stock authorized for issuance has the same rights as, and is identical in all respects with, each other share of Huntington common stock currently outstanding. The newly authorized shares of Huntington common stock will not affect the rights, such as voting and liquidation rights, of the shares of Huntington common stock currently outstanding. Under the Huntington charter, shareholders of Huntington do not have preemptive rights.
Therefore, should the Huntington board of directors elect to issue additional shares of Huntington common stock, other than on a pro rata basis to all current common shareholders, existing common shareholders of Huntington would not have any preferential rights to purchase those shares, and such issuance could have a dilutive effect on earnings per share, book value per share, and the voting power and shareholdings of current shareholders of Huntington, depending on the particular circumstances in which the additional shares of Huntington common stock are issued. Please see the section entitled “Description of Huntington Capital Stock” beginning on page 137 for a description of Huntington capital stock and the rights of shareholders of Huntington. The Huntington board of directors continually considers Huntington’s capital structure and will determine the terms and timing of any future issuance.

The Huntington charter amendment will become effective immediately prior to the effective time, subject to the completion of the merger.
The foregoing description of the Huntington charter amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Huntington charter amendment, which is attached as Annex B to this joint proxy statement/prospectus.
The Huntington board of directors unanimously recommends a vote “FOR” the Huntington authorized share count proposal.
Proposal 3: Huntington Adjournment Proposal
The Huntington special meeting may be adjourned to another time or place, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Huntington special meeting to approve the Huntington merger proposal or the Huntington authorized share count proposal or to ensure that any supplement or amendment to this joint proxy statement/prospectus is timely provided to holders of Huntington common stock.
If, at the Huntington special meeting, the number of shares of Huntington common stock present virtually or represented and voting in favor of the Huntington merger proposal or the Huntington authorized share count proposal is insufficient to approve the Huntington merger proposal or the Huntington authorized share count proposal, as applicable, Huntington intends to move to adjourn the Huntington special meeting in order to enable the Huntington board of directors to solicit additional proxies for approval of the Huntington merger proposal or the Huntington authorized share count proposal, as applicable. In that event, Huntington will ask holders of Huntington common stock to vote upon the Huntington adjournment proposal, but not the Huntington merger proposal or the Huntington authorized share count proposal.
In this proposal, Huntington is asking holders of Huntington common stock to authorize the holder of any proxy solicited by the Huntington board of directors on a discretionary basis to vote in favor of adjourning the Huntington special meeting to another time and place for the purpose of soliciting additional proxies, including the solicitation of proxies from holders of Huntington common stock who have previously voted. Pursuant to the Huntington bylaws, the Huntington special meeting may be adjourned without new notice being given, if held on a date not more than one hundred twenty (120) days after the original record date.
The approval of the Huntington adjournment proposal by holders of Huntington common stock is not a condition to the completion of the merger.
The Huntington board of directors unanimously recommends a vote “FOR” the Huntington adjournment proposal.

THE TCF SPECIAL MEETING
This section contains information for holders of TCF common stock about the special meeting that TCF has called to allow holders of TCF common stock to consider and vote on the merger agreement and other related matters. This joint proxy statement/prospectus is accompanied by a notice of the special meeting of holders of TCF common stock and a form of proxy card that the TCF board of directors is soliciting for use by the holders of TCF common stock at the special meeting and at any adjournments or postponements of the special meeting.
Date, Time and Place of the Meeting
The TCF special meeting will be held virtually via the Internet on March 25, 2021 at 3:30 p.m., Eastern Time. The TCF special meeting will be held solely via live webcast and there will not be a physical meeting location given the current public health impacts of the COVID-19 pandemic and our desire to promote the health and safety of TCF shareholders, as well as TCF directors, officers, employees and other constituents.
Only TCF shareholders as of the close of business on the record date are entitled to receive notice of, and vote at, the TCF special meeting via the TCF special meeting website or any adjournment or postponement thereof. TCF shareholders will be able to attend the TCF special meeting via the TCF special meeting website or by proxy, submit questions and vote their shares electronically during the meeting by visiting the TCF special meeting website at www.virtualshareholdermeeting.com/TCF2021SGM. TCF shareholders will need the control number found on their proxy card or voting instruction form in order to access the TCF special meeting website.
Matters to Be Considered
At the TCF special meeting, holders of TCF common stock will be asked to consider and vote on the following proposals:
•	the TCF merger proposal;
•	the TCF compensation proposal; and
•	the TCF adjournment proposal.
Recommendation of TCF’s Board of Directors
The TCF board of directors unanimously recommends that you vote “FOR” the TCF merger proposal, “FOR” the TCF compensation proposal and “FOR” the TCF adjournment proposal. See “The Merger—TCF’s Reasons for the Merger; Recommendation of the TCF Board of Directors” beginning on page 69 for a more detailed discussion of the TCF board of directors’ recommendation.
Record Date and Quorum
The TCF board of directors has fixed the close of business on February 11, 2021 as the record date for determination of the holders of TCF common stock entitled to notice of and to vote at the TCF special meeting. On the record date for the TCF special meeting, there were 152,588,177 shares of TCF common stock outstanding.
Holders of a majority of the total number of outstanding shares of TCF common stock on the record date and entitled to vote at the TCF special meeting must be present, either in attendance virtually via the TCF special meeting website or by proxy, to constitute a quorum at the TCF special meeting. If you fail to submit a proxy prior to the special meeting or to vote at the TCF special meeting via the TCF special meeting website, your shares of TCF common stock will not be counted towards a quorum. Abstentions are considered present for purposes of establishing a quorum.
Under TCF’s bylaws, if a quorum is not present at the TCF special meeting, the chair of the TCF special meeting or holders of a majority of the shares of TCF common stock entitled to vote who are represented in person (including virtually via the TCF special meeting website) or by proxy at the TCF special meeting may adjourn the TCF special meeting.
At the TCF special meeting, each share of TCF common stock is entitled to one (1) vote on all matters properly submitted to holders of TCF common stock.

As of the record date, TCF directors and executive officers and their affiliates owned and were entitled to vote approximately 1,233,585 shares of TCF common stock, representing approximately 0.8% of the shares of TCF common stock outstanding on the record date. TCF currently expects that TCF’s directors and executive officers will vote their shares in favor of the merger agreement and the other proposals to be considered at the TCF special meeting, although none of them has entered into any agreements obligating them to do so.
Broker Non-Votes
A broker non-vote occurs when a bank, broker, trustee or other nominee is not permitted to vote on a “non-routine” matter without instructions from the beneficial owner of the shares and the beneficial owner fails to provide the bank, broker, trustee or other nominee with such instructions. Broker non-votes only count toward a quorum if at least one (1) proposal is presented with respect to which the bank, broker, trustee or other nominee has discretionary authority. It is expected that all proposals to be voted on at the TCF special meeting will be “non-routine” matters, and, as such, broker non-votes, if any, will not be counted as present and entitled to vote for purposes of determining a quorum at the TCF special meeting. If your bank, broker, trustee or other nominee holds your shares of TCF common stock in “street name,” such entity will vote your shares of TCF common stock only if you provide instructions on how to vote by complying with the voting instruction form sent to you by your bank, broker, trustee or other nominee with this joint proxy statement/prospectus.
Vote Required; Treatment of Abstentions; Broker Non-Votes and Failure to Vote
TCF merger proposal:
•	Vote required: Approval of the TCF merger proposal requires the affirmative vote of the holders of a majority of the outstanding shares of TCF common stock entitled to vote thereon.
•
Effect of abstentions and broker non-votes: If you mark “ABSTAIN” on your proxy, fail to submit a proxy or vote at the TCF special meeting via the TCF special meeting website or fail to instruct your bank, broker, trustee or other nominee how to vote with respect to the TCF merger proposal, it will have the same effect as a vote “AGAINST” the TCF merger proposal.

TCF compensation proposal:
•
Vote required: Approval of the TCF compensation proposal requires the affirmative vote of the holders of a majority of the votes cast by the holders of TCF common stock entitled to vote via the TCF special meeting website or represented by proxy at the TCF special meeting.

•
Effect of abstentions and broker non-votes: If you mark “ABSTAIN” on your proxy, fail to submit a proxy or vote at the TCF special meeting via the TCF special meeting website or fail to instruct your bank, broker, trustee or other nominee how to vote with respect to the TCF compensation proposal, your shares will not be deemed to be a vote cast at the TCF special meeting and it will have no effect on the TCF compensation proposal.

TCF adjournment proposal:
•
Vote required: Approval of the TCF adjournment proposal requires the affirmative vote of the holders of a majority of the votes cast by the holders of TCF common stock entitled to vote via the TCF special meeting website or represented by proxy at the TCF special meeting.

•
Effect of abstentions and broker non-votes: If you mark “ABSTAIN” on your proxy, fail to submit a proxy or vote at the TCF special meeting via the TCF special meeting website or fail to instruct your bank, broker, trustee or other nominee how to vote with respect to the TCF adjournment proposal, your shares will not be deemed to be a vote cast at the TCF special meeting and it will have no effect on the TCF adjournment proposal.

Attending the Virtual Special Meeting
The TCF special meeting may be accessed via the TCF special meeting website, where TCF shareholders will be able to listen to the TCF special meeting, submit questions and vote online. You are entitled to attend the TCF special meeting via the TCF special meeting website only if you were a shareholder of record at the close of business on the record date or you held your TCF shares beneficially in the name of a bank, broker, trustee or other nominee as of the record date, or you hold a valid proxy for the TCF special meeting. If you were a shareholder of record at the close of business on the record date and wish to attend the TCF special meeting via the TCF special meeting website, you will need the control number on your proxy card. If a bank, broker, trustee or other nominee is the record owner of your shares of TCF common stock, you will need to obtain your specific control number and further instructions from your bank, broker, trustee or other nominee.
You may submit questions during the live audio webcast of the TCF special meeting via the TCF special meeting website. To ensure the TCF special meeting is conducted in a manner that is fair to all shareholders, we may exercise discretion in determining the order in which questions are answered and the amount of time devoted to any one question. We reserve the right to edit or reject questions we deem inappropriate or not relevant to the TCF special meeting’s limited purpose.
Technical assistance will be available for shareholders who experience an issue accessing the TCF special meeting. Contact information for technical support will appear on the TCF special meeting website prior to the start of the TCF special meeting.
Proxies
A holder of TCF common stock may vote by proxy or at the TCF special meeting via the TCF special meeting website. If you hold your shares of TCF common stock in your name as a holder of record, to submit a proxy, you, as a holder of TCF common stock, may use one of the following methods:
•	By telephone: by calling the toll-free number indicated on the accompanying proxy card and following the recorded instructions.
•	Through the Internet: by visiting the website indicated on the accompanying proxy card and following the instructions.
•	By completing and returning the accompanying proxy card in the enclosed postage-paid envelope: the envelope requires no additional postage if mailed in the United States.
If you intend to submit your proxy by telephone or via the Internet, you must do so by 11:59 p.m., Eastern Time, on the day before the TCF special meeting. If you intend to submit your proxy by mail, your completed proxy card must be received prior to the TCF special meeting.
TCF requests that holders of TCF common stock vote by telephone, over the Internet or by completing and signing the accompanying proxy card and returning it to TCF as soon as possible in the enclosed postage-paid envelope. When the accompanying proxy card is returned properly executed, the shares of TCF common stock represented by it will be voted at the TCF special meeting in accordance with the instructions contained on the proxy card. If you make no specification on your proxy card as to how you want your shares voted before signing and returning it, your proxy will be voted “FOR” the TCF merger proposal, “FOR” the TCF compensation proposal and “FOR” the TCF adjournment proposal.
If a holder’s shares are held in “street name” by a bank, broker, trustee or other nominee, the holder should check the voting form used by that firm to determine whether the holder may vote by telephone or the Internet.
Every vote is important. Accordingly, you should sign, date and return the enclosed proxy card, or vote via the Internet or by telephone, whether or not you plan to attend the TCF special meeting via the TCF special meeting website. Sending in your proxy card or voting by telephone or on the Internet will not prevent you from voting your shares personally via the TCF special meeting website at the meeting because you may subsequently revoke your proxy.
Shares Held in Street Name
If your shares are held in “street name” through a bank, broker, trustee or other nominee, you must instruct the broker, bank or other nominee on how to vote your shares. Your bank, broker, trustee or other nominee will vote your shares only if you provide specific instructions on how to vote by following the instructions provided to you by your broker, bank or other nominee.
You may not vote shares held in “street name” by returning a proxy card directly to TCF.

Further, banks, brokers, trustees or other nominees who hold shares of TCF common stock on behalf of their customers may not give a proxy to TCF to vote those shares with respect to any non-routine matters without specific instructions from you, as banks, brokers, trustees and other nominees do not have discretionary voting power on any non-routine matters that will be voted upon at the TCF special meeting, including the TCF merger proposal, the TCF compensation proposal and the TCF adjournment proposal.
Revocability of Proxies
If you are a holder of TCF common stock of record, you may revoke your proxy at any time before it is voted by:
•	submitting a written notice of revocation to TCF’s corporate secretary;
•	granting a subsequently dated proxy;
•	voting by telephone or the Internet at a later time, before 11:59 p.m., Eastern Time, on the day before the TCF special meeting; or
•	attending virtually and voting at the TCF special meeting via the TCF special meeting website.
If you hold your shares of TCF common stock through a bank, broker, trustee or other nominee, you may change your vote by:
•	contacting your bank, broker, trustee or other nominee; or
•
attending and voting your shares at the TCF special meeting virtually via the TCF special meeting website if you have your specific 16-digit control number, which is included on your proxy card or the voting instruction form from your bank, broker, trustee or other nominee. Please contact your bank, broker, trustee or other nominee to obtain further instructions.

Attendance virtually at the TCF special meeting will not in and of itself constitute revocation of a proxy. A revocation or later-dated proxy received by TCF after the deadlines described above will not affect the vote. TCF’s corporate secretary’s mailing address is: TCF Financial Corporation, Suite 1800, 333 W. Fort Street, Detroit, Michigan, 48226, Attention: Corporate Secretary. If the TCF special meeting is postponed or adjourned, it will not affect the ability of holders of TCF common stock of record as of the record date to exercise their voting rights or to revoke any previously granted proxy using the methods described above.
Delivery of Proxy Materials
As permitted by applicable law, only one (1) copy of this joint proxy statement/prospectus is being delivered to holders of TCF common stock residing at the same address, unless such holders of TCF common stock have notified TCF of their desire to receive multiple copies of the joint proxy statement/prospectus.
If you hold shares of both Huntington common stock and TCF common stock, you will receive separate packages of proxy materials to vote your TCF common stock and Huntington common stock.
TCF will promptly deliver, upon oral or written request, a separate copy of the joint proxy statement/prospectus to any holder of TCF common stock residing at an address to which only one (1) copy of such document was mailed. Requests for additional copies should be directed to TCF’s Investor Relations at (866) 258-1807 or TCF’s proxy solicitor, D.F. King & Co., Inc., by calling toll-free at (800) 207-3159.
Solicitation of Proxies
Huntington and TCF will share equally the expenses incurred in connection with the printing and mailing of this joint proxy statement/prospectus. To assist in the solicitation of proxies, TCF has retained D.F. King & Co., Inc., for a fee of $12,500 plus reimbursement of out-of-pocket expenses for their services. TCF and its proxy solicitor will also request banks, brokers, trustees and other intermediaries holding shares of TCF common stock beneficially owned by others to send this document to, and obtain proxies from, the beneficial owners and may reimburse such record holders for their reasonable out-of-pocket expenses in so doing. Solicitation of proxies by mail may be supplemented by telephone and other electronic means, advertisements and personal solicitation by the directors, officers or employees of TCF. No additional compensation will be paid to TCF’s directors, officers or employees for solicitation.

You should not send in any TCF stock certificates with your proxy card (or, if you hold your shares in “street name” your voting instruction card). The exchange agent will mail a transmittal letter with instructions for the surrender of stock certificates to holders of TCF common stock as soon as practicable after completion of the merger.
Other Matters to Come Before the TCF Special Meeting
TCF management knows of no other business to be presented at the TCF special meeting, but if any other matters are properly presented to the meeting or any adjournments or postponements thereof, the persons named in the proxies will vote upon them in accordance with the board of directors’ recommendations.
Assistance
If you need assistance in completing your proxy card, have questions regarding TCF’s special meeting or would like additional copies of this joint proxy statement/prospectus, please contact TCF’s Investor Relations at (866) 258-1807 or TCF’s proxy solicitor, D.F. King & Co., Inc., by calling toll-free at (800) 207-3159.

TCF PROPOSALS
Proposal 1: TCF Merger Proposal
TCF is asking holders of TCF common stock to approve the merger agreement and approve the transactions contemplated thereby, including the merger. Holders of TCF common stock should read this joint proxy statement/prospectus carefully and in its entirety, including the annexes, for more detailed information concerning the merger agreement and the merger. A copy of the merger agreement is attached to this joint proxy statement/prospectus as Annex A.
After careful consideration, the TCF board of directors unanimously determined that the merger, the merger agreement and the transactions contemplated by the merger agreement are advisable and in the best interests of TCF and its shareholders and unanimously adopted the merger agreement and authorized and approved the merger and the other transactions contemplated by the merger agreement. See “The Merger—TCF’s Reasons for the Merger; Recommendation of TCF’s Board of Directors” beginning on page 69 for a more detailed discussion of the TCF board of directors’ recommendation.
The TCF board of directors unanimously recommends a vote “FOR” the TCF merger proposal.
Proposal 2: TCF Compensation Proposal
Pursuant to Section 14A of the Exchange Act and Rule 14a-21(c) thereunder, TCF is seeking a non-binding, advisory shareholder approval of the compensation of TCF’s named executive officers that is based on or otherwise relates to the merger as disclosed in the section entitled “The Merger—Interests of TCF’s Directors and Executive Officers in the Merger—Merger-Related Compensation for TCF’s Named Executive Officers—Golden Parachute Compensation” beginning on page 108. The proposal gives holders of TCF common stock the opportunity to express their views on the merger-related compensation of TCF’s named executive officers.
Accordingly, TCF is asking holders of TCF common stock to vote “FOR” the adoption of the following resolution, on a non-binding advisory basis:
“RESOLVED, that the compensation that will or may be paid or become payable to the TCF named executive officers, in connection with the merger, and the agreements or understandings pursuant to which such compensation will or may be paid or become payable, in each case as disclosed pursuant to Item 402(t) of Regulation S-K in “The Merger—Interests of TCF’s Directors and Executive Officers in the Merger— Merger-Related Compensation for TCF’s Named Executive Officers—Golden Parachute Compensation” are hereby APPROVED.”
The vote on the advisory compensation proposal is a vote separate and apart from the votes on the TCF merger proposal and the TCF adjournment proposal. Accordingly, if you are a holder of TCF common stock, you may vote to approve the TCF merger proposal and/or the TCF adjournment proposal and vote not to approve the TCF compensation proposal, and vice versa. The approval of the TCF compensation proposal by holders of TCF common stock is not a condition to the completion of the merger. If the merger is completed, the merger-related compensation will be paid to TCF’s named executive officers to the extent payable in accordance with the terms of the compensation agreements and arrangements even if holders of TCF common stock fail to approve the advisory vote regarding merger-related compensation.
The TCF board of directors unanimously recommends a vote “FOR” the advisory TCF compensation proposal.
Proposal 3: TCF Adjournment Proposal
The TCF special meeting may be adjourned to another time or place, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the TCF special meeting to approve the TCF merger proposal or to ensure that any supplement or amendment to this joint proxy statement/prospectus is timely provided to holders of TCF common stock.
If, at the TCF special meeting, the number of shares of TCF common stock present or represented and voting in favor of the TCF merger proposal is insufficient to approve the TCF merger proposal, TCF intends to move to adjourn the TCF special meeting in order to enable the TCF board of directors to solicit additional proxies for approval of the TCF merger proposal. In that event, TCF will ask holders of TCF common stock to vote upon the TCF adjournment proposal, but not the TCF merger proposal or the TCF compensation proposal.
In this proposal, TCF is asking holders of TCF common stock to authorize the holder of any proxy solicited by the TCF board of directors, on a discretionary basis, to vote in favor of adjourning the TCF special meeting to another time and place for the purpose of soliciting additional proxies, including the solicitation of proxies from holders of TCF common stock who have previously voted. Pursuant to the TCF bylaws, the TCF special meeting may be adjourned without new notice being given.
The approval of the TCF adjournment proposal by holders of TCF common stock is not a condition to the completion of the merger.
The TCF board of directors recommends a vote “FOR” the TCF adjournment proposal.

INFORMATION ABOUT HUNTINGTON
Huntington is a multi-state diversified regional bank holding company organized under Maryland law in 1966 and headquartered in Columbus, Ohio, with a network of 839 full-service branches, including 11 Private Client Group offices, and 1,330 ATMs across seven Midwestern states. Founded in 1866, The Huntington National Bank is Huntington’s only bank subsidiary. The Huntington National Bank and its affiliates provide consumer, small business, commercial, treasury management, wealth management, brokerage, trust, and insurance services. Huntington also provides vehicle finance, equipment finance, national settlement, and capital market services that extend beyond its core states. As of September 30, 2020, Huntington had consolidated total assets of approximately $120.1 billion, total loans and leases of approximately $80.5 billion, total deposits of approximately $95.1 billion and total stockholders’ equity of approximately $12.9 billion.
Huntington’s common stock is traded on the NASDAQ under the symbol “HBAN.”
Huntington’s principal office is located at 41 South High Street, Columbus, Ohio 43287, and its telephone number at that location is (614) 480-2265. Additional information about Huntington and its subsidiaries is included in documents incorporated by reference in this joint proxy statement/prospectus. See the section entitled “Where You Can Find More Information” beginning on page 178.

INFORMATION ABOUT TCF
TCF is a financial holding company incorporated under Michigan law in 1973 and headquartered in Detroit, Michigan. TCF, formerly known as Chemical Financial Corporation, completed a merger of equals with legacy TCF on August 1, 2019. As of September 30, 2020, TCF had total assets of $47.6 billion, and was the 31st largest publicly traded bank holding company in the United States based on total assets at September 30, 2020.
Through its wholly-owned bank subsidiary, TCF National Bank, a national banking association with its main office in Sioux Falls, South Dakota, TCF provides a full range of consumer-facing and commercial services, including consumer and commercial banking, trust and wealth management, and specialty leasing and lending products and services to consumers, small businesses and commercial customers. TCF National Bank operates banking centers primarily located in Michigan, Illinois and Minnesota with additional locations in Colorado, Ohio, South Dakota and Wisconsin. TCF also conducts business across all 50 states and Canada through its specialty lending and leasing businesses.
TCF’s common stock is traded on the NASDAQ under the symbol “TCF.”
TCF’s principal office is located at 333 W. Fort Street, Suite 1800, Detroit, Michigan 48226, and its telephone number at that location is (866) 258-1807. Additional information about TCF and its subsidiaries is included in documents incorporated by reference in this joint proxy statement/prospectus. See the section entitled “Where You Can Find More Information” beginning on page 178.

THE MERGER
This section of the joint proxy statement/prospectus describes material aspects of the merger. This summary may not contain all of the information that is important to you. You should carefully read this entire joint proxy statement/prospectus and the other documents we refer you to for a more complete understanding of the merger. In addition, we incorporate important business and financial information about each of us into this joint proxy statement/prospectus by reference. You may obtain the information incorporated by reference into this joint proxy statement/prospectus without charge by following the instructions in the section entitled “Where You Can Find More Information” beginning on page 178.
Terms of the Merger
Each of Huntington’s and TCF’s respective board of directors has approved the merger agreement. The merger agreement provides that TCF will merge with and into Huntington, with Huntington as the surviving corporation. Following the completion of the merger, TCF National Bank, a wholly owned bank subsidiary of TCF, will merge with and into The Huntington National Bank, a wholly owned bank subsidiary of Huntington, with The Huntington National Bank as the surviving bank.
In the merger, each share of TCF common stock issued and outstanding immediately prior to the effective time (other than certain shares held by Huntington or TCF) will be converted into the right to receive 3.0028 shares of Huntington common stock. No fractional shares of Huntington common stock will be issued in connection with the merger, and holders of TCF common stock will be entitled to receive cash in lieu thereof.
Also in the merger, each share of TCF series C preferred stock issued and outstanding immediately prior to the effective time will be converted into the right to receive one (1) share of new Huntington preferred stock.
Holders of Huntington common stock and holders of TCF common stock are being asked to approve the merger and the merger agreement. See the section entitled “The Merger Agreement” beginning on page 114 for additional and more detailed information regarding the legal documents that govern the merger, including information about the conditions to the completion of the merger and the provisions for terminating or amending the merger agreement.
Background of the Merger
As part of the ongoing consideration and evaluation of their respective long-term prospects and strategies, each of Huntington’s and TCF’s board of directors (which we refer to in this section as the “Huntington Board” and the “TCF Board”, respectively) and Huntington’s and TCF’s senior management have regularly reviewed and assessed their respective business strategies and objectives, including assessments of strategic growth opportunities potentially available to Huntington and TCF, as part of their respective continuous efforts to enhance value for their respective shareholders and deliver the best possible services to their respective customers and communities. These reviews have focused on, among other things, prospects and developments in the financial services industry, in the regulatory environment, in the economy generally, and in financial markets, and the implications of such developments for financial institutions generally and Huntington and TCF, in particular. These reviews have also included assessments of ongoing consolidation in the financial services industry and the benefits and risks to Huntington and TCF, respectively, and their respective shareholders of strategic combinations compared to the benefits and risks of continued operation as a stand-alone company.
Mr. Stephen Steinour, Huntington’s chairman, president and chief executive officer, Mr. Gary Torgow, TCF’s executive chairman, and Mr. David T. Provost, TCF’s chief executive officer, have known each other for a number of years and have periodically discussed matters of mutual interest to their respective institutions, including in particular community and neighborhood support and development programs, as well as developments in the financial services industry generally. These discussions have occurred during the course of investor and banking industry conferences and social and community settings. Prior to October 2020, none of these discussions included discussions regarding a potential business combination between Huntington and TCF. On October 29, 2020, several days after TCF’s announcement of its third quarter earnings, Mr. Steinour contacted Mr. Torgow to suggest a meeting between Mr. Steinour and Messrs. Torgow and Provost. Mr. Provost arranged for such a meeting, which was held on November 3, 2020 at the Detroit Athletic Club and included Messrs. Steinour, Torgow and Provost. At that meeting, Mr. Steinour expressed his interest in pursuing discussions regarding a merger of the two companies.

Shortly thereafter, Mr. Torgow briefed Vance Opperman, the TCF Board’s lead independent director, regarding his discussions with Mr. Steinour and the potential opportunities of a business combination with Huntington. Messrs. Torgow and Opperman engaged in a number of discussions regarding these matters and possible steps for exploring such a transaction. Mr. Opperman expressed his support for TCF management to engage in preliminary discussions regarding whether such a transaction was feasible. Over the course of the following weeks, Messrs. Opperman, Torgow and Provost also informed and discussed the opportunity of exploring a potential transaction with each of the other TCF directors.
Over the weeks following their initial call, Messrs. Steinour, Torgow, and Provost discussed the potential financial and operational benefits of a merger between Huntington and TCF and possible terms for such a transaction, including a framework for determining the exchange ratio, merger consideration and governance terms. Mr. Steinour also indicated that Huntington anticipated entering into advisory services and non-competition agreements with Messrs. Torgow and Provost, which would be effective upon the closing of the transaction, to assist in business development and customer, community and government relations following the closing, and which would include customary non-competition and other restrictive covenants, which Huntington believed would support the value of the TCF franchise and the combined company.
During this period, Mr. Steinour regularly discussed the potential transaction with members of the Huntington Board, including lead independent director David L. Porteous, who expressed their support for Huntington management continuing to pursue preliminary discussions with TCF regarding a potential business combination. On November 12, 2020, a meeting of the joint Executive Committee of the Huntington Board and of The Huntington National Bank board of directors was held to discuss the potential transaction with TCF, which members of management attended. At the meeting, Mr. Steinour and other members of Huntington management updated the Executive Committee on the potential business combination with TCF, the synergies, opportunities and other benefits that could be realized through a combination, and the preliminary transaction terms under discussion with TCF. Following discussion, the Executive Committee unanimously supported moving forward with negotiations with TCF around a potential business combination.
On November 16, 2020, Messrs. Steinour, Provost and Torgow agreed on an outline of terms to present to their respective boards for consideration. These terms included merger consideration consisting of Huntington common stock (with Huntington having the option to include cash for up to 10% of the total consideration), an 11% acquisition premium to be calculated using a methodology and measuring period to be agreed, five TCF directors being added to Huntington’s board, dual headquarters in Columbus and Detroit for the combined company’s banking operations, the combined company’s intention to increase total employment in TCF’s new Detroit headquarters to at least eight hundred (800) employees, the cities of Minneapolis, Chicago and Midland remaining as centers of influence for the combined company, and Mr. Torgow being appointed as chairman of The Huntington National Bank board of directors at closing.
On November 19, 2020, a meeting of the joint Executive Committee of the Huntington Board and of The Huntington National Bank board of directors was held to further discuss the potential transaction with TCF, which members of management attended. At the meeting, Mr. Steinour and other members of Huntington management updated the Executive Committee on the potential transaction and the preliminary terms discussed among Messrs. Steinour, Provost and Torgow, and members of management and the Executive Committee discussed the potential synergies and other opportunities that could be realized through a combination and the due diligence to be undertaken in connection with a transaction. Following discussion, the Executive Committee unanimously supported continuing discussions with TCF and conducting a reciprocal due diligence review.
On November 20, 2020, Huntington and TCF executed a mutual nondisclosure agreement in order to facilitate more detailed discussions of a potential business combination and reciprocal due diligence efforts.
Starting on November 21, 2020, TCF made available to Huntington, and starting on November 25, 2020, Huntington made available to TCF, documents for mutual due diligence review in virtual data rooms. Through December 13, 2020, the parties engaged in extensive mutual due diligence, including through a series of virtual due diligence meetings and telephone calls between the parties and their respective representatives to discuss relevant topics.
On November 24, 2020, the TCF Board held a meeting to discuss, among other matters, the potential transaction with Huntington, with members of TCF management, representatives of KBW and Simpson Thacher & Bartlett LLP, legal counsel to TCF, which we refer to as “Simpson Thacher”, and Mr. Dennis Klaeser, who previously served as Chemical Financial Corporation’s chief financial officer, and then served as TCF’s chief financial officer until October 1, 2020, and whom TCF had engaged to advise it in connection with a potential transaction, in attendance. (This meeting and each of the subsequent TCF Board meetings were held as joint meetings with the TCF Board’s Strategic Initiatives Committee). Messrs. Torgow and Provost reported to the TCF Board on the various discussions they and other representatives of TCF management had had with representatives of Huntington regarding the potential transaction. Representatives of TCF management provided the TCF Board with, among other information, an overview of Huntington and its business operations and the then-current state of, and outlook for, the banking industry in general, as well as TCF’s operations and prospects and the strategic rationale for considering a merger with Huntington, including the accelerating need for investments in technology and the competitive benefits of scale in the banking industry. Mr. Klaeser reviewed with the TCF Board the key terms for the potential transaction that Messrs. Torgow, Provost, and Steinour had discussed. A Simpson Thacher representative reviewed with the TCF Board certain legal considerations, including the directors’ fiduciary duties in connection with their consideration of a potential transaction with Huntington. Mr. Torgow also advised the TCF Board that Huntington expected Messrs. Torgow and Provost to enter into advisory services and non-competition agreements, which would be effective upon the closing of the transaction, to assist in business development and customer, community and government relations following the closing. Following discussion, the TCF directors expressed their support for continuing to explore whether a potential transaction was feasible and directed Messrs. Torgow and Provost and other members of TCF management, with the assistance of KBW and Simpson Thacher, to continue their discussions and negotiations with Huntington and its advisors regarding such a transaction.
On November 30, 2020, Huntington’s counsel, Wachtell, Lipton, Rosen & Katz, which we refer to as “Wachtell Lipton”, shared with Simpson Thacher a first draft of the proposed merger agreement. From November 30, 2020 until December 13, 2020, Huntington’s and TCF’s legal advisors negotiated the proposed merger agreement and other transaction documents.
Also on November 30, 2020, the TCF Board held a meeting to discuss, among other matters, the potential transaction with Huntington, with members of TCF management, Mr. Klaeser and representatives of KBW and Simpson Thacher in attendance. Messrs. Torgow and Provost reported, among other things, that representatives of TCF had had numerous discussions with representatives of Huntington regarding all aspects of due diligence since the November 24, 2020 TCF Board meeting. Mr. Klaeser then reviewed with the TCF Board certain financial information implied by the potential transaction, including a preliminary estimate of the cost savings that could potentially be achieved in the potential transaction. A KBW representative discussed certain preliminary financial observations, the transactional landscape in the banking industry and other potential strategic alternatives for TCF, including the universe of other potential acquirors and merger partners. TCF management reviewed with the TCF Board certain strategic and operational benefits that could potentially be achieved in a business combination with Huntington.
On December 1, 2020, a meeting of the joint Executive Committee of the Huntington Board and of The Huntington National Bank board of directors was held to further discuss the potential transaction with TCF, which members of management and representatives of Wachtell Lipton attended. At the meeting, Mr. Steinour and other members of Huntington management updated the Executive Committee on the status of the parties’ mutual due diligence and of discussions with TCF regarding transaction terms. Representatives of Wachtell Lipton discussed with the members of the Executive Committee the terms of the transaction documents, including the advisory services and non-competition agreements proposed to be entered into in connection with the transaction. Following discussion, the Executive Committee unanimously supported continuing negotiations with TCF.
On December 7, 2020, a meeting of the joint Risk Oversight and joint Audit Committees of the Huntington Board and of The Huntington National Bank board of directors was held, which members of Huntington management attended. At the meeting, members of Huntington management reviewed with the committee members the status and key findings of Huntington’s due diligence review of TCF across a variety of areas. In addition, during this period Mr. Steinour updated other members of the Huntington Board on the status of the transaction.
On December 9, 2020, a joint meeting of the Huntington Board and The Huntington National Bank board of directors was held to further discuss the potential transaction with TCF, which members of management and representatives of Wachtell Lipton and Goldman Sachs attended. At the meeting, Mr. Steinour updated the directors on the status of discussions between Huntington and TCF and their respective advisors. Representatives of Wachtell Lipton discussed with the directors the terms of the transaction documents, including the principal terms of the draft merger agreement and the advisory services and non-competition agreements, and reviewed with the directors their fiduciary duties in connection with their consideration of a potential transaction with TCF. Members of Huntington management reviewed with the directors certain financial aspects of the potential transaction, including with respect to the pro forma financial impacts of the potential transaction. Representatives of Goldman Sachs then reviewed with the directors certain preliminary financial analyses regarding the two companies. Members of Huntington management reviewed with the directors the key findings of Huntington’s due diligence review of TCF across a variety of areas. Following discussion, the directors expressed unanimous support for pursuing a potential transaction with TCF on the terms discussed at the meeting and directed Huntington management, with the assistance of Huntington’s advisors, to finalize the merger agreement and other transaction documents.
Also on December 9, 2020, the TCF Board held a meeting to discuss the potential transaction with Huntington, with members of TCF management, Mr. Klaeser and representatives of KBW and Simpson Thacher in attendance. Messrs. Torgow and Provost updated the TCF Board regarding the discussions between TCF and Huntington and their respective advisors since the last TCF Board meeting. They reported, among other things, on discussions to finalize the calculation of the merger exchange ratio based on the parties’ ongoing negotiations and substantial completion of their due diligence reviews. Mr. Provost noted that the final exchange ratio in the transaction would be calculated based on the volume weighted average prices of the common stock of Huntington and TCF for a specified period preceding the signing of the merger agreement. Members of TCF management then reviewed with the TCF Board the status, process and key findings of TCF’s ongoing due diligence review of Huntington. Mr. Klaeser and a representative of KBW then reviewed with the TCF Board certain financial aspects of the potential transaction based on the preliminary proposed exchange ratio. A representative of Simpson Thacher reviewed with the TCF Board the principal terms of the draft merger agreement. Following discussion, the TCF directors expressed unanimous support for pursuing a potential transaction with Huntington on the terms discussed at the meeting and directed TCF management, with the assistance of TCF’s advisors, to finalize the merger agreement and other transaction documents.
During the rest of that day and through December 13, 2020, Huntington’s and TCF’s management teams, with the assistance of the parties’ respective financial and legal advisors, continued to negotiate and finalize the merger agreement and other transaction documents.
On December 13, 2020, a joint meeting of the Huntington Board and The Huntington National Bank board of directors was held to discuss the potential transaction with TCF, which members of management and representatives of Wachtell Lipton and Goldman Sachs attended. At the meeting, Mr. Steinour updated the directors on the final negotiations with TCF and reviewed certain considerations relating to the proposed transaction, including with respect to the anticipated timeline and financial implications of the proposed transaction. Members of the Huntington Board and management reviewed the due diligence effort and findings of Huntington management and Huntington’s advisors. Representatives of Goldman Sachs reviewed with the Huntington Board Goldman Sachs’ financial analysis summarized below under “—Opinion of Huntington’s Financial Advisor” and rendered to the Huntington Board the oral opinion of Goldman Sachs, subsequently confirmed by delivery of a written opinion, dated December 13, 2020, to the Huntington Board, and attached to this joint proxy statement/prospectus as Annex C, to the effect that, as of the date of Goldman Sachs’ written opinion and based upon and subject to the factors and assumptions set forth in Goldman Sachs’ written opinion, the exchange ratio pursuant to the merger agreement was fair from a financial point of view to Huntington. Representatives of Wachtell Lipton reviewed for the directors the final terms of the proposed merger agreement and other transaction documents and reviewed the directors’ fiduciary duties in connection with their consideration of a potential transaction with TCF, as they had previously done. Following further discussion, during which the directors considered the matters reviewed and discussed at that meeting and all prior meetings, including the factors described under the section of this joint proxy statement/prospectus entitled “—Huntington’s Reasons for the Merger; Recommendation of the Huntington Board of Directors,” the Huntington Board, by a unanimous vote of all directors, determined that the merger, the merger agreement and the other transactions contemplated by the merger agreement were advisable and fair to and in the best interests of Huntington and its shareholders and declared it advisable to enter into the merger agreement, and unanimously adopted and approved the merger agreement, the merger and the other transactions contemplated by the merger agreement.

Also on December 13, 2020, the TCF Board and the TCF National Bank board of directors held a joint meeting to discuss the potential transaction with Huntington, with members of TCF management, Mr. Klaeser and representatives of KBW and Simpson Thacher in attendance. Messrs. Torgow and Provost updated the TCF Board on the final negotiations with Huntington relating to the proposed transaction, and noted that based on the agreed methodology and the respective trading prices of the two companies’ shares through the close of trading on Friday, the parties had agreed that, subject to approval by the TCF Board and the Huntington Board, the final exchange ratio would be 3.0028, representing an 11.6% premium to TCF’s common stock closing price on Friday and a pro forma ownership by TCF common shareholders in the combined company of approximately 31%. A representative of Simpson Thacher updated the directors on the final terms of the proposed merger agreement. KBW then reviewed and discussed with the TCF Board, among other matters, the financial aspects of the proposed transaction and rendered to the TCF Board an opinion, which was initially rendered verbally and confirmed by a written opinion dated December 13, 2020, to the effect that, as of that date and subject to the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by KBW as set forth in such opinion, the exchange ratio in the proposed merger was fair, from a financial point of view, to the holders of TCF common stock. See “—Opinion of TCF’s Financial Advisor.” A KBW representative then reviewed and discussed with the TCF Board potential illustrative pro forma valuation implications of the proposed transaction for the outstanding TCF preferred stock. Following further discussion, during which the directors considered the matters reviewed and discussed at that meeting and all prior meetings, including the factors described under the section of this joint proxy statement/prospectus entitled “—TCF’s Reasons for the Merger; Recommendation of the TCF Board of Directors,” the TCF Board unanimously determined that the merger agreement and the transactions contemplated by the merger agreement were advisable and fair to and in the best interests of TCF and its common shareholders, and adopted the merger agreement and approved the merger and the other transactions contemplated by the merger agreement and recommended that TCF common shareholders approve the merger agreement. The TCF Board also determined that, as of the date of the meeting, the fair value of a share of the new series of Huntington preferred stock to be issued to holders of TCF’s outstanding preferred stock in the proposed merger was not less than the fair value of a share of TCF’s outstanding preferred stock.
Shortly following the TCF Board meeting that same day, the compensation and pension committee of the TCF Board held a meeting with Messrs. Torgow and Provost and other representatives of TCF management and Simpson Thacher in attendance. Mr. Torgow reviewed with the committee the proposed terms of new and amended retention and change-in-control arrangements with certain members of TCF’s executive leadership team, including Messrs. Torgow, Provost and Shafer, as reviewed with the committee at an earlier meeting and furnished to the full TCF Board. Mr. Torgow then reviewed with the committee the material terms of the advisory services and non-competition agreements that Messrs. Torgow and Provost and Huntington would enter into in connection with the proposed transaction, as previously furnished to the full TCF Board. Following discussion, the committee approved the proposed new and amended retention and change-in-control arrangements. For a description of such compensation arrangements, see “—Interests of TCF’s Directors and Executive Officers in the Merger.”
In the evening of December 13, 2020, following the meetings of the Huntington Board and the TCF Board, Huntington and TCF executed the merger agreement.
The transaction was announced later in the evening of December 13, 2020 in a press release jointly issued by Huntington and TCF.
TCF’s Reasons for the Merger; Recommendation of TCF’s Board of Directors
In reaching its decision to adopt the merger agreement and approve the merger and the other transactions contemplated by the merger agreement, and to recommend that its shareholders approve the merger agreement and the merger, the TCF board of directors evaluated the merger agreement, the merger and the other transactions contemplated by the merger agreement in consultation with TCF’s management, as well as TCF’s financial and legal advisors, and considered a number of factors, including the following factors:
•
each of TCF’s and Huntington’s business, operations, financial condition, stock performance, asset quality, earnings and prospects. In reviewing these factors, including the information obtained through due diligence, the TCF board of directors considered that Huntington’s and TCF’s respective business, operations and risk profile complement each other and that the companies’ separate earnings and prospects, and the synergies and scale potentially available in the proposed transaction, create the opportunity for the combined company to leverage complementary and diversified revenue streams and to have superior future earnings and prospects compared to TCF’s earnings and prospects on a stand-alone basis;
•	the ability to leverage the combined company’s investments in innovation and technology to improve customer offerings and service;
•	the combined company’s position as one of the largest financial services organizations based in the United States in terms of market capitalization, loans, deposits and net income;
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that the combined company’s expanded distribution channels and scale positions it to serve an expanded customer base through a distinctive customer experience while driving enhanced financial performance;

•
the ability of the combined company to leverage Huntington’s broader product and services offering, as well as its award-winning digital capabilities, across the expanded combined customer base and the complementary nature of TCF’s national inventory and equipment finance businesses, which will support Huntington’s existing commercial efforts;

•
the fact that, upon the closing, the combined company’s board of directors would include five legacy TCF directors and that Mr. Torgow would serve as chairman of The Huntington National Bank, each of which the TCF board of directors believes enhances the likelihood that the strategic benefits TCF expects to achieve as a result of the merger will be realized;

•
the fact that the combined company will have dual headquarters for banking operations in Detroit, Michigan and Columbus, Ohio, with the headquarters of the combined company’s commercial banking operations located in Detroit, Michigan and the headquarters of the combined company’s consumer banking operations located in Columbus, Ohio;

•
the fact that the combined company plans to remain connected to Minneapolis, where TCF was founded nearly a century ago, with Minneapolis, Chicago and Midland remaining as centers of influence for the combined company following the merger;

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the fact that at least 800 employees of the combined company, nearly three times the number TCF had planned, will be housed at the headquarters for the commercial bank in Detroit thereby deepening the combined company’s presence in, and commitment to, the city;

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the fact that, prior to the closing, Huntington will contribute $50 million to a donor advised fund at the Community Foundation for Southeast Michigan to serve the needs of communities in Detroit and across the footprint of the combined bank operations;

•
its knowledge of the current environment in the financial services industry, including economic conditions and the interest rate and regulatory environments, increased operating costs resulting from regulatory and compliance mandates, increasing competition from both banks and non-bank financial and financial technology firms, current financial market conditions and the likely effects of these factors on TCF’s and the combined company’s potential growth, development, productivity and strategic options;

•
its views with respect to other strategic alternatives potentially available to TCF, including continuing as a standalone company and a transformative transaction with another potential acquiror or merger partner, and its belief that a transaction with such other potential transaction partners would not deliver the financial and operational benefits that could be achieved in the proposed merger with Huntington or that such other potential partners currently were not interested in pursuing a transaction in the geographies in which TCF was operating;

•	the exchange ratio in relation to the respective earnings contributions of TCF and Huntington;
•	Huntington’s past record of integrating acquisitions and of realizing expected financial and other benefits of such acquisitions;

•
the anticipated pro forma financial impact of the merger on the combined company, including earnings, earnings per share accretion, dividends, return on equity, tangible book value, asset quality, operational efficiency, liquidity and regulatory capital levels;

•
the complementary nature of TCF’s and Huntington’s businesses and prospects given the markets they serve and products they offer, and the expectation that the transaction would provide economies of scale, enhanced ability to invest in technology and innovation, expanded product offerings, cost savings opportunities and enhanced opportunities for growth;

•	its belief that the two companies’ purpose-driven corporate cultures are similar and compatible, which would facilitate integration and implementation of the transaction;
•
TCF’s and Huntington’s shared views regarding the best approach to combining and integrating the two companies, structured to maximize the potential for synergies and positive impact to local communities and minimize the loss of customers and employees and to further diversify the combined company’s operating risk profile compared to the risk profile of either company on a stand-alone basis;

•	its review and discussions with TCF’s management concerning TCF’s due diligence examination of the operations, financial condition and regulatory compliance programs and prospects of Huntington;
•	the expectation that the required regulatory approvals could be obtained in a timely fashion;
•	the expectation that the transaction will be generally tax-free for United States federal income tax purposes to TCF’s shareholders;
•
the fact that the exchange ratio would be fixed, which the TCF board of directors believed was consistent with market practice for transactions of this type and with the strategic purpose of the transaction;

•	its expectation that, upon consummation of the merger, TCF shareholders would own approximately 31% of the combined company on a fully diluted basis;
•	the fact that TCF’s shareholders will have an opportunity to vote on the approval of the merger agreement and the merger;
•	the impact of the merger on TCF’s employees, including the benefits agreed to be provided by Huntington pursuant to the merger agreement;
•
the opinion of KBW, dated December 13, 2020, to the TCF board of directors as to the fairness, from a financial point of view and as of the date of the opinion, to the holders of TCF common stock of the exchange ratio in the proposed merger. See “—Opinion of TCF’s Financial Advisor”; and

•	the terms of the merger agreement, which TCF reviewed with its legal advisor, including the representations, covenants, deal protection and termination provisions.
The TCF board of directors also considered the potential risks related to the transaction but concluded that the anticipated benefits of combining with Huntington were likely to outweigh these risks. These potential risks include:
•	the possible diversion of management attention and resources from other strategic opportunities and operational matters while working to implement the transaction and integrate the two companies;
•	the risk of losing key TCF employees during the pendency of the merger and thereafter;
•
the restrictions on the conduct of TCF’s business during the period between execution of the merger agreement and the consummation of the merger, which could potentially delay or prevent TCF from undertaking business opportunities that might arise or certain other actions it might otherwise take with respect to its operations absent the pendency of the merger;

•	the potential effect of the merger on TCF’s overall business, including its relationships with customers, employees, suppliers and regulators;
•	the fact that TCF’s shareholders would not be entitled to appraisal or dissenters’ rights in connection with the merger;

•	the possibility of encountering difficulties in achieving cost savings and synergies in the amounts currently estimated or within the time frame currently contemplated;
•	certain anticipated merger-related costs, which could also be higher than expected;
•
the regulatory and other approvals required in connection with the merger and the bank merger and the risk that such regulatory approvals will not be received or will not be received in a timely manner or may impose burdensome or unacceptable conditions;

•	the potential for legal claims challenging the merger;
•
the risk that the merger may not be completed despite the combined efforts of TCF and Huntington or that completion may be unduly delayed, including as a result of delays in obtaining the required regulatory approvals; and

•	the other risks described under the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.”
The foregoing discussion of the information and factors considered by the TCF board of directors is not intended to be exhaustive, but includes the material factors considered by the board. In reaching its decision to adopt the merger agreement and approve the merger and the other transactions contemplated by the merger agreement, the TCF board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The TCF board of directors considered all these factors as a whole in evaluating the merger agreement, the merger and the other transactions contemplated by the merger agreement.
For the reasons set forth above, the TCF board of directors determined that the merger agreement and the transactions contemplated by the merger agreement are advisable and fair to and in the best interests of TCF and its shareholders, and adopted the merger agreement and approved the merger and the other transactions contemplated by the merger agreement.
In considering the recommendation of the TCF board of directors, you should be aware that certain directors and executive officers of TCF may have interests in the merger that are different from, or in addition to, interests of shareholders of TCF generally and may create potential conflicts of interest. The TCF board of directors was aware of these interests and considered them when evaluating and negotiating the merger agreement, the merger and the other transactions contemplated by the merger agreement, and in recommending to TCF’s shareholders that they vote in favor of the TCF merger proposal. See “The Merger—Interests of TCF’s Directors and Executive Officers in the Merger.”
It should be noted that this explanation of the reasoning of the TCF board of directors and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” on page 40.
For the reasons set forth above, the TCF board of directors unanimously recommends that the holders of TCF common stock vote “FOR” the TCF merger proposal and “FOR” the other proposals to be considered at the TCF special meeting.
Opinion of TCF’s Financial Advisor
TCF engaged KBW to render financial advisory and investment banking services to TCF, including an opinion to the TCF board of directors as to the fairness, from a financial point of view, to the common shareholders of TCF of the exchange ratio in the proposed merger of TCF with and into Huntington. TCF selected KBW because KBW is a nationally recognized investment banking firm with substantial experience in transactions similar to the merger. As part of its investment banking business, KBW is continually engaged in the valuation of financial services businesses and their securities in connection with mergers and acquisitions.
As part of its engagement, representatives of KBW attended the meeting of the TCF board of directors held on December 13, 2020, at which the TCF board of directors evaluated the proposed merger. At this meeting, KBW reviewed the financial aspects of the proposed merger and rendered to the TCF board an opinion to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW as set forth in its opinion, the exchange ratio in the proposed merger was fair, from a financial point of view, to the holders of TCF common stock. The TCF board of directors approved the merger agreement at this meeting.
The description of the opinion set forth herein is qualified in its entirety by reference to the full text of the opinion, which is attached as Annex D to this joint proxy statement/prospectus and is incorporated herein by reference, and describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW in preparing the opinion.
KBW’s opinion speaks only as of the date of the opinion. The opinion was for the information of, and was directed to, the TCF board of directors (in its capacity as such) in connection with its consideration of the financial terms of the merger. The opinion addressed only the fairness, from a financial point of view, of the exchange ratio in the merger to the holders of TCF common stock. It did not address the underlying business decision of TCF to engage in the merger or enter into the merger agreement or constitute a recommendation to the TCF board of directors in connection with the merger, and it does not constitute a recommendation to any holder of TCF common stock or any shareholder of any other entity as to how to vote in connection with the merger or any other matter, nor does it constitute a recommendation regarding whether or not any such shareholder should enter into a voting, shareholders’ or affiliates’ agreement with respect to the merger or exercise any dissenters’ or appraisal rights that may be available to such shareholder.
KBW’s opinion was reviewed and approved by KBW’s Fairness Opinion Committee in conformity with its policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.
In connection with the opinion, KBW reviewed, analyzed and relied upon material bearing upon the financial and operating condition of TCF and Huntington and bearing upon the merger, including, among other things:
•	a draft of the merger agreement dated December 11, 2020 (the most recent draft then made available to KBW);
•	the audited financial statements and the Annual Reports on Form 10-K for the three fiscal years ended December 31, 2019 of TCF;
•	the unaudited quarterly financial statements and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020, June 30, 2020 and September 30, 2020 of TCF;
•	the audited financial statements and Annual Reports on Form 10-K for the three fiscal years ended December 31, 2019 of Huntington;
•	the unaudited quarterly financial statements and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020, June 30, 2020 and September 30, 2020 of Huntington;
•
certain regulatory filings of TCF and Huntington and their respective subsidiaries, including the quarterly reports on Form FR Y-9C and call reports filed with respect to each quarter during the three-year period ended December 31, 2019 as well as the quarters ended March 31, 2020, June 30, 2020 and September 30, 2020;

•	certain other interim reports and other communications of TCF and Huntington to their respective shareholders; and
•
other financial information concerning the businesses and operations of TCF and Huntington that was furnished to KBW by TCF and Huntington or that KBW was otherwise directed to use for purposes of KBW’s analyses.

KBW’s consideration of financial information and other factors that it deemed appropriate under the circumstances or relevant to its analyses included, among others, the following:
•	the historical and current financial position and results of operations of TCF and Huntington;
•	the assets and liabilities of TCF and Huntington;

•	the nature and terms of certain other merger transactions and business combinations in the banking industry;
•	a comparison of certain financial and stock market information for TCF and Huntington with similar information for certain other companies the securities of which were publicly traded;
•
publicly available consensus “street estimates” of TCF, as well as assumed long-term TCF growth rates provided to KBW by TCF management, all of which information was discussed with KBW by TCF management and used and relied upon by KBW at the direction of such management and with the consent of the TCF board of directors;

•
publicly available consensus “street estimates” of Huntington, as well as assumed long-term Huntington growth rates provided to KBW by Huntington management, all of which information was discussed with KBW by Huntington management and used and relied upon by KBW based on such discussions, at the direction of TCF management and with the consent of the TCF board of directors; and

•
estimates regarding certain pro forma financial effects of the merger on Huntington (including, without limitation, the cost savings and related expenses expected to result or be derived from the merger) that were prepared by, and provided to and discussed with KBW by, Huntington management and that were used and relied upon by KBW based on such discussions, at the direction of TCF management and with the consent of the TCF board of directors.

KBW also performed such other studies and analyses as it considered appropriate and took into account its assessment of general economic, market and financial conditions and its experience in other transactions, as well as its experience in securities valuation and knowledge of the banking industry generally. KBW also participated in discussions held by the managements of TCF and Huntington regarding the past and current business operations, regulatory relations, financial condition and future prospects of their respective companies and such other matters as KBW deemed relevant to its inquiry. KBW was not requested to, and did not, assist TCF with soliciting indications of interest from third parties regarding a potential transaction with TCF.
In conducting its review and arriving at its opinion, KBW relied upon and assumed the accuracy and completeness of all of the financial and other information that was provided to it or that was publicly available and KBW did not independently verify the accuracy or completeness of any such information or assume any responsibility or liability for such verification, accuracy or completeness. KBW relied upon the management of TCF as to the reasonableness and achievability of the publicly available consensus “street estimates” of TCF and the assumed TCF long-term growth rates referred to above (and the assumptions and bases therefor), and KBW assumed that all such information was reasonably prepared and represented, or in the case of the TCF “street estimates” referred to above that such estimates were consistent with, the best currently available estimates and judgments of TCF management and that the forecasts, projections and estimates reflected in such information would be realized in the amounts and in the time periods estimated. KBW further relied, with the consent of TCF, upon Huntington management as to the reasonableness and achievability of the publicly available consensus “street estimates” of Huntington, the assumed Huntington long-term growth rates, and the estimates regarding certain pro forma financial effects of the merger on Huntington (including, without limitation, the cost savings and related expenses expected to result or be derived from the merger), all as referred to above (and the assumptions and bases for all such information), and KBW assumed that all such information was reasonably prepared and represented, or in the case of the Huntington “street estimates” referred to above that such estimates were consistent with, the best currently available estimates and judgments of Huntington management and that the forecasts, projections and estimates reflected in such information would be realized in the amounts and in the time periods estimated.
It is understood that the portion of the foregoing financial information of TCF and Huntington that was provided to KBW was not prepared with the expectation of public disclosure and that all of the foregoing financial information, including the publicly available consensus “street estimates” of TCF and Huntington, was based on numerous variables and assumptions that are inherently uncertain (including, without limitation, factors related to general economic and competitive conditions and, in particular, assumptions regarding the ongoing COVID-19 pandemic) and, accordingly, actual results could vary significantly from those set forth in such information. KBW assumed, based on discussions with the respective managements of TCF and Huntington and with the consent of the TCF board of directors, that all such information provided a reasonable basis upon which

KBW could form its opinion and KBW expressed no view as to any such information or the assumptions or bases therefor. Among other things, such information assumed that the ongoing COVID-19 pandemic could have an adverse impact, which has been assumed to be limited, on TCF and Huntington. KBW relied on all such information without independent verification or analysis and did not in any respect assume any responsibility or liability for the accuracy or completeness thereof.
KBW also assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of either TCF or Huntington since the date of the last financial statements of each such entity that were made available to KBW. KBW is not an expert in the independent verification of the adequacy of allowances for loan and lease losses and KBW assumed, without independent verification and with TCF’s consent, that the aggregate allowances for loan and lease losses for TCF and Huntington are adequate to cover such losses. In rendering its opinion, KBW did not make or obtain any evaluations or appraisals or physical inspection of the property, assets or liabilities (contingent or otherwise) of TCF or Huntington, the collateral securing any of such assets or liabilities, or the collectability of any such assets, nor did KBW examine any individual loan or credit files, nor did it evaluate the solvency, financial capability or fair value of TCF or Huntington under any state or federal laws, including those relating to bankruptcy, insolvency or other matters. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Such estimates are inherently subject to uncertainty and should not be taken as KBW’s view of the actual value of any companies or assets.
KBW assumed, in all respects material to its analyses:
•
that the merger and any related transactions (including, without limitation, the bank merger) would be completed substantially in accordance with the terms set forth in the merger agreement (the final terms of which KBW assumed would not differ in any respect material to KBW’s analyses from the draft reviewed by KBW and referred to above) with no adjustments to the exchange ratio and with no other consideration or payments in respect of TCF common stock;

•	that the representations and warranties of each party in the merger agreement and in all related documents and instruments referred to in the merger agreement were true and correct;
•	that each party to the merger agreement and all related documents would perform all of the covenants and agreements required to be performed by such party under such documents;
•
that there were no factors that would delay or subject to any adverse conditions, any necessary regulatory or governmental approval for the merger or any related transactions and that all conditions to the completion of the merger and any related transactions would be satisfied without any waivers or modifications to the merger agreement or any of the related documents; and

•
that in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the merger and any related transactions, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, would be imposed that would have a material adverse effect on the future results of operations or financial condition of TCF, Huntington or the pro forma entity, or the contemplated benefits of the merger, including without limitation the cost savings and related expenses expected to result or be derived from the merger.

KBW assumed that the merger would be consummated in a manner that complies with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations. KBW was further advised by representatives of TCF that TCF relied upon advice from its advisors (other than KBW) or other appropriate sources as to all legal, financial reporting, tax, accounting and regulatory matters with respect to TCF, Huntington, the merger and any related transaction, and the merger agreement. KBW did not provide advice with respect to any such matters.
KBW’s opinion addressed only the fairness, from a financial point of view, as of the date of the opinion, of the exchange ratio in the merger to the holders of TCF common stock. KBW expressed no view or opinion as to any other terms or aspects of the merger or any term or aspect of any related transaction (including the bank merger), including without limitation, the form or structure of the merger or any such related transaction, the treatment of outstanding preferred stock and other securities of TCF in the merger, any consequences of the merger or any such related transaction to TCF, its shareholders, creditors or otherwise, or any terms, aspects, merits or implications of any employment, consulting, voting, support, shareholder, charitable giving or other agreements, arrangements or understandings contemplated or entered into in connection with the merger, any such related transaction, or otherwise. KBW’s opinion was necessarily based upon conditions as they existed and could be evaluated on the date of such opinion and the information made available to KBW through such date. There has been widespread disruption, extraordinary uncertainty and unusual volatility arising from the effects of the COVID-19 pandemic, including the effect of evolving governmental interventions and non-interventions. Developments subsequent to the date of KBW’s opinion may have affected, and may affect, the conclusion reached in KBW’s opinion and KBW did not and does not have an obligation to update, revise or reaffirm its opinion. KBW’s opinion did not address, and KBW expressed no view or opinion with respect to:
•	the underlying business decision of TCF to engage in the merger or enter into the merger agreement;
•	the relative merits of the merger as compared to any strategic alternatives that are, have been or may be available to or contemplated by TCF or the TCF board of directors;
•
the fairness of the amount or nature of any compensation to any of TCF’s officers, directors or employees, or any class of such persons, relative to the compensation to the holders of TCF common stock;

•
the effect of the merger or any related transaction on, or the fairness of the consideration to be received by, holders of any class of securities of TCF (other than the holders of TCF common stock, solely with respect to the exchange ratio as described in KBW’s opinion and not relative to the consideration to be received by holders of any other class of securities) or holders of any class of securities of Huntington or any other party to any transaction contemplated by the merger agreement;

•	the actual value of Huntington common stock to be issued in the merger;
•
the prices, trading range or volume at which TCF common stock or Huntington common stock would trade following the public announcement of the merger or the prices, trading range or volume at which Huntington common stock would trade following the consummation of the merger;

•	any advice or opinions provided by any other advisor to any of the parties to the merger or any other transaction contemplated by the merger agreement; or
•
any legal, regulatory, accounting, tax or similar matters relating to TCF, Huntington, their respective shareholders, or relating to or arising out of or as a consequence of the merger or any related transaction (including the bank merger), including whether or not the merger would qualify as a tax-free reorganization for United States federal income tax purposes.

In performing its analyses, KBW made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, which are beyond the control of KBW, TCF and Huntington. Any estimates contained in the analyses performed by KBW are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. In addition, KBW’s opinion was among several factors taken into consideration by the TCF board of directors in making its determination to approve the merger agreement and the merger. Consequently, the analyses described below should not be viewed as determinative of the decision of the TCF board of directors with respect to the fairness of the exchange ratio. The type and amount of consideration payable in the merger were determined through negotiation between TCF and Huntington and the decision of TCF to enter into the merger agreement was solely that of the TCF board of directors.
The following is a summary of the material financial analyses presented by KBW to the TCF board of directors in connection with its opinion. The summary is not a complete description of the financial analyses underlying the opinion or the presentation made by KBW to the TCF board of directors, but summarizes the material analyses performed and presented in connection with such opinion. The financial analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex analytic process involving various determinations as to appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, KBW did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, KBW believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion.
For purposes of the financial analyses described below, KBW utilized an implied transaction value for the merger of $38.83 per outstanding share of TCF common stock, or approximately $5,975.9 million in the aggregate (inclusive of the implied value of in-the-money TCF stock options), based on the 3.0028x exchange ratio in the proposed merger and the closing price of $12.93 for Huntington common stock on December 11, 2020. In addition to the financial analyses described below, KBW reviewed with the TCF board of directors for informational purposes, among other things, an implied transaction multiple for the proposed merger (based on the implied transaction value for the merger of $38.83 per outstanding share of TCF common stock) of 11.8x TCF’s estimated calendar year 2022 earnings per share (“EPS”) taken from publicly available consensus “street estimates” for TCF.
TCF Selected Companies Analysis. Using publicly available information, KBW compared the financial performance, financial condition and market performance of TCF to 13 major exchange-traded U.S. banks with total assets between $35 billion and $65 billion. Merger targets and First Citizens BancShares, Inc. (which did not have equity research analyst coverage) were excluded from the selected companies.
The selected companies were as follows:
BankUnited, Inc.
BOK Financial Corporation
Cullen/Frost Bankers, Inc.
East West Bancorp, Inc.
F.N.B. Corporation
New York Community Bancorp, Inc.
People's United Financial, Inc.
Signature Bank
South State Corporation
Synovus Financial Corp.
Texas Capital Bancshares, Inc.
Valley National Bancorp
Wintrust Financial Corporation
To perform this analysis, KBW used profitability and other financial information for the latest 12 months (“LTM”) (or, in the case of dividend yield, most recent completed fiscal quarter annualized) available or as of the end of such period and market price information as of December 11, 2020. KBW also used 2020, 2021 and 2022 EPS estimates taken from publicly available consensus “street estimates” for TCF and the selected companies. Certain financial data prepared by KBW, and as referenced in the tables presented below, may not correspond to the data presented in TCF’s historical financial statements, or the analyses performed by Goldman Sachs presented under the section “The Merger—Opinion of Huntington’s Financial Advisor,” as a result of the different periods, assumptions and methods used by KBW to compute the financial data presented.
KBW’s analysis showed the following concerning the financial performance of TCF and the selected companies:
	TCF	Selected Companies
		25th Percentile	Median	Average	75th Percentile
LTM Core Return on Average Assets(1)	0.92%	0.72%	0.78%	0.80%	0.94%
LTM Core Return on Average Equity(1)	7.84%	6.58%	7.46%	7.49%	8.06%
LTM Core Return on Average Tangible Common Equity(1)	11.05%	8.85%	10.52%	10.33%	13.03%
LTM Core Pre-Tax Pre-Provision Return on Average Assets(2)	1.69%	1.52%	1.62%	1.55%	1.69%
LTM Net Interest Margin	3.60%	2.70%	2.96%	2.88%	3.16%
LTM Fee Income / Revenue Ratio	25.6%	13.7%	21.3%	20.3%	26.5%
LTM Efficiency Ratio	61.7%	58.6%	55.2%	53.2%	49.2%

(1)
Core income excluded extraordinary items, non-recurring items (including deferred tax asset revaluations), gains/losses on sale of securities and amortization of intangibles as calculated by S&P Global Market Intelligence.

(2)
Based on income before taxes excluding provision for loan losses and extraordinary items, excluding gain on the sale of available for sale securities, amortization of intangibles, goodwill and nonrecurring items.

KBW’s analysis showed the following concerning the financial condition of TCF and the selected companies:
	TCF	Selected Companies
		25th Percentile	Median	Average	75th Percentile
Tangible Common Equity / Tangible Assets	8.68%	7.25%	7.66%	7.80%	7.97%
Tier 1 Common Capital (CET1) Ratio	11.45%	9.61%	9.93%	10.60%	12.07%
Total Capital Ratio	14.04%	12.15%	13.02%	13.13%	14.05%
Loans / Deposits	87.7%	84.2%	89.1%	88.2%	89.8%
Allowance for Credit Losses / Loans	1.6%	1.0%	1.2%	1.3%	1.7%
Nonperforming Assets / Loans + OREO(1)	1.38%	1.01%	0.80%	0.77%	0.61%
Criticized Loans / Loans	4.8%	5.7%	4.2%	4.8%	3.9%
LTM Net Charge-offs / Average Loans	0.11%	0.21%	0.15%	0.20%	0.10%
(1)	Nonperforming assets included nonaccrual loans, accruing troubled debt restructured loans, loans 90+ days past due, and other real estate owned as defined by S&P Global Market Intelligence.
In addition, KBW’s analysis showed the following concerning the market performance of TCF and the selected companies (excluding the impact of the calendar year 2020 EPS multiple for one of the selected companies, which multiple was considered to be not meaningful because it was greater than 30.0x):
	TCF	Selected Companies
		25th Percentile	Median	Average	75th Percentile
One-Year Stock Price Change	(20.5%)	(15.7%)	(11.1%)	(11.1%)	(8.4%)
Year-To-Date Stock Price Change	(25.7%)	(17.3%)	(14.2%)	(13.3%)	(11.0%)
Price / Tangible Book Value per Share	1.32x	1.19x	1.24x	1.32x	1.39x
Price / 2020 EPS Estimate	15.0x	11.1x	13.0x	13.4x	15.5x
Price / 2021 EPS Estimate	12.6x	10.9x	11.8x	12.7x	14.2x
Price / 2022 EPS Estimate	10.6x	10.2x	11.1x	11.6x	12.2x
Dividend Yield	4.0%	2.3%	3.0%	3.3%	4.5%
2021 Dividend Payout Ratio	50.9%	29.4%	35.7%	40.1%	55.2%
No company used as a comparison in the above selected companies analysis is identical to TCF. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.
Huntington Selected Companies Analysis. Using publicly available information, KBW compared the financial performance, financial condition and market performance of Huntington to 12 selected major exchange-traded U.S. banks with total assets between $60 billion and $600 billion. Merger targets, trust and custody banks (specifically, Bank of New York Mellon Corporation, State Street Corporation, and Northern Trust Corporation), banks with unique business models (specifically, Signature Bank, Capital One Financial Corporation, First Republic Bank and SVB Financial Group) and Puerto Rico-based banks (specifically, Popular, Inc.) were excluded from the selected companies.
The selected companies were as follows:
Citizens Financial Group, Inc.	People's United Financial, Inc.
Comerica Incorporated	PNC Financial Services Group, Inc.
Fifth Third Bancorp	Regions Financial Corporation
First Horizon Corporation	Truist Financial Corporation
KeyCorp	U.S. Bancorp
M&T Bank Corporation	Zions Bancorporation, National Association

To perform this analysis, KBW used profitability and other financial information for the latest 12 months (or, in the case of dividend yield, most recent completed fiscal quarter annualized) available or as of the end of such period (as adjusted, in the case of balance sheet data for PNC Financial Services Group, Inc. to reflect its pending acquisition of BBVA USA Bancshares, Inc.) and market price information as of December 11, 2020. KBW also used 2020, 2021 and 2022 EPS estimates taken from publicly available consensus “street estimates” for Huntington and the selected companies. Certain financial data prepared by KBW, and as referenced in the tables presented below, may not correspond to the data presented in Huntington’s historical financial statements, or the analyses performed by Goldman Sachs presented under the section “The Merger—Opinion of Huntington’s Financial Advisor,” as a result of the different periods, assumptions and methods used by KBW to compute the financial data presented.
KBW’s analysis showed the following concerning the financial performance of Huntington and the selected companies:
	Huntington	Selected Companies
		25th Percentile	Median	Average	75th Percentile
LTM Core Return on Average Assets(1)	0.78%	0.66%	0.75%	0.81%	1.00%
LTM Core Return on Average Equity(1)	7.37%	5.49%	7.18%	7.00%	8.00%
LTM Core Return on Average Tangible Common Equity(1)	10.62%	7.93%	9.51%	10.64%	13.80%
LTM Core Pre-Tax Pre-Provision Return on Average Assets(2)	1.84%	1.55%	1.71%	1.74%	1.95%
LTM Net Interest Margin	3.04%	2.81%	2.98%	3.01%	3.28%
LTM Fee Income / Revenue Ratio	32.9%	33.2%	36.3%	34.3%	38.0%
LTM Efficiency Ratio	55.9%	59.2%	58.2%	58.0%	56.2%
(1)
Core income excluded extraordinary items, non-recurring items (including deferred tax asset revaluations), gains/losses on sale of securities and amortization of intangibles as calculated by S&P Global Market Intelligence.

(2)
Based on income before taxes excluding provision for loan losses and extraordinary items, excluding gain on the sale of available for sale securities, amortization of intangibles, goodwill and nonrecurring items.

KBW’s analysis also showed the following concerning the financial condition of Huntington and the selected companies:
	Huntington	Selected Companies
		25th Percentile	Median	Average	75th Percentile
Tangible Common Equity / Tangible Assets	7.22%	7.27%	7.68%	7.54%	7.83%
Tier 1 Common Capital (CET1) Ratio	9.89%	9.40%	9.82%	9.72%	10.07%
Total Capital Ratio	14.39%	12.80%	13.19%	13.20%	13.42%
Loans / Deposits	85.3%	74.5%	79.0%	79.7%	85.2%
Allowance for Credit Losses / Loans	2.3%	1.8%	2.0%	2.1%	2.5%
Nonperforming Assets / Loans + OREO(1)	1.56%	1.30%	1.10%	1.13%	1.03%
Criticized Loans / Loans	3.8%	5.9%	4.4%	5.0%	4.0%
LTM Net Charge-offs / Average Loans	0.52%	0.43%	0.37%	0.36%	0.23%
(1)	Nonperforming assets included nonaccrual loans, accruing troubled debt restructured loans, loans 90+ days past due, and other real estate owned as defined by S&P Global Market Intelligence.
In addition, KBW’s analysis showed the following concerning the market performance of Huntington and the selected companies:
	Huntington	Selected Companies
		25th Percentile	Median	Average	75th Percentile
One-Year Stock Price Change	(15.0%)	(21.4%)	(17.9%)	(16.3%)	(9.8%)
Year-To-Date Stock Price Change	(14.3%)	(22.8%)	(20.7%)	(18.5%)	(12.4%)
Price / Tangible Book Value per Share	1.54x	1.17x	1.28x	1.39x	1.61x
Price / 2020 EPS Estimate	18.5x	13.4x	14.6x	14.6x	16.9x

	Huntington	Selected Companies
		25th Percentile	Median	Average	75th Percentile
Price / 2021 EPS Estimate	12.4x	11.6x	12.2x	11.7x	13.2x
Price / 2022 EPS Estimate	10.3x	10.0x	11.0x	10.7x	11.3x
Dividend Yield	4.6%	3.6%	4.0%	4.2%	4.7%
2021 Dividend Payout Ratio	57.4%	42.7%	52.5%	48.3%	54.3%
No company used as a comparison in the above selected companies analysis is identical to Huntington. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.
Selected Transactions Analysis. KBW reviewed publicly available information related to 17 selected U.S. bank transactions announced since January 1, 2018 with announced deal values greater than $1 billion. Transactions with acquired companies headquartered in Puerto Rico were excluded from the selected transactions.
The selected transactions were as follows:
Acquiror	Acquired Company
PNC Financial Services Group, Inc.	BBVA USA Bancshares, Inc.
First Citizens BancShares, Inc.	CIT Group Inc.
Pacific Premier Bancorp, Inc.	Opus Bank
South State Corporation	CenterState Bank Corporation
United Bankshares, Inc.	Carolina Financial Corporation
First Horizon National Corporation	IBERIABANK Corporation
CIT Group Inc.	Mutual of Omaha Bank
Prosperity Bancshares, Inc.	LegacyTexas Financial Group, Inc.
Mechanics Bank	Rabobank, National Association
BB&T Corporation	SunTrust Banks, Inc.
TCF Financial Corporation	Chemical Financial Corporation
WSFS Financial Corporation	Beneficial Bancorp, Inc.
Synovus Financial Corp.	FCB Financial Holdings, Inc.
Veritex Holdings, Inc.	Green Bancorp, Inc.
Independent Bank Group, Inc.	Guaranty Bancorp
Fifth Third Bancorp	MB Financial, Inc.
Cadence Bancorporation	State Bank Financial Corporation
For each selected transaction, KBW derived the following implied transaction statistics, in each case based on the transaction consideration value paid for the acquired company and using financial data based on the acquired company’s then latest publicly available financial statements prior to the announcement of the respective transaction and, to the extent publicly available, one year forward estimated EPS prior to the announcement of the respective transaction:
•
Price per common share to tangible book value per share of the acquired company (in the case of selected transactions involving a private acquired company, this transaction statistic was calculated as total transaction consideration divided by total tangible common equity);

•
Price per common share to estimated EPS of the acquired company for the first full year after the announcement of the respective transaction, referred to as Forward EPS, in the 14 selected transactions in which consensus “street estimates” for the acquired company were available at announcement; and

•	Tangible equity premium to core deposits (total deposits less time deposits greater than $100,000) of the acquired company, referred to as core deposit premium.
KBW then reviewed the ratio of the implied tangible book value multiple for each selected transaction to the acquiror’s standalone tangible book value multiple based on the acquiror’s then latest closing stock price and then latest publicly available financial statements prior to the announcement of the respective transaction

(referred to as the pay to trade ratio). KBW also reviewed the price per common share paid for the acquired company for the 14 selected transactions involving publicly traded acquired companies as a premium/(discount) to the closing stock price of the acquired company one day prior to the announcement of the acquisition (expressed as a percentage and referred to as the one day market premium). The resulting transaction statistics for the selected transactions were compared with the corresponding transaction statistics for the proposed merger based on the implied transaction value for the merger of $38.83 per outstanding share of TCF common stock and using historical financial information for TCF and Huntington as of ended September 30, 2020, TCF’s estimated calendar year 2021 EPS taken from publicly available consensus “street estimates” for TCF and the closing prices of TCF common stock and Huntington common stock on December 11, 2020.
The results of the analysis are set forth in the following table (excluding the impact of the Forward EPS multiple for one of the selected transactions which multiple was considered to be not meaningful because it was greater than 30.0x):
	Huntington / TCF	Selected Transactions
		25th Percentile	Average	Median	75th Percentile
Price / Tangible Book Value per Share	1.48x	1.42x	1.92x	2.01x	2.29x
Pay to Trade Ratio	0.96x	0.88x	0.97x	0.97x	1.04x
Price / Forward EPS	14.1x	11.0x	13.2x	12.9x	15.3x
Core Deposit Premium	5.5%	6.0%	13.6%	13.6%	21.4%
One-Day Market Premium	11.6%	2.3%	10.2%	10.5%	15.6%
No company or transaction used as a comparison in the above selected transaction analysis is identical to TCF or the proposed merger. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.
Relative Contribution Analysis. KBW analyzed the relative standalone contribution of Huntington and TCF to various pro forma balance sheet and income statement items and the combined market capitalization of the combined entity. This analysis did not include purchase accounting adjustments or cost savings. To perform this analysis, KBW used (i) balance sheet data for Huntington and TCF as of the period ended September 30, 2020, (ii) publicly available consensus “street estimates” for Huntington and TCF, and (iii) market price information as of December 11, 2020. The results of KBW’s analysis are set forth in the following table, which also compares the results of KBW’s analysis with the implied pro forma ownership percentages of Huntington and TCF shareholders in the combined company based on the 3.0028x exchange ratio provided for in the merger agreement:
	Huntington % of Total	TCF % of Total

Ownership at 3.0028x merger exchange ratio:	69%	31%
Market Information:
Pre-Transaction Market Capitalization	71%	29%
Balance Sheet:
Assets	72%	28%
Gross Loans Held for Investment	70%	30%
Deposits	71%	29%
Tangible Common Equity	68%	32%
Income Statement:
2020 Earnings	76%	24%
2021 Earnings	72%	28%
2021 Pre-tax, Pre-Provision Earnings	73%	27%
2022 Earnings	72%	28%
2022 Pre-Tax, Pre-Provision Earnings	72%	28%

Financial Impact Analysis. KBW performed a pro forma financial impact analysis that combined projected income statement and balance sheet information of Huntington and TCF. Using (i) closing balance sheet estimates as of June 30, 2021 for Huntington and TCF taken from publicly available consensus “street estimates”, (ii) publicly available calendar year 2020, 2021 and 2022 EPS consensus “street estimates” for Huntington, (iii) publicly available calendar year 2020, 2021 and 2022 EPS consensus “street estimates” for TCF and (iv) pro forma assumptions (including, without limitation, the cost savings and related expenses expected to result from the merger and certain other earnings adjustments, accounting adjustments and restructuring charges assumed with respect thereto) provided by Huntington management, KBW analyzed the potential financial impact of the merger on certain projected financial results of Huntington. This analysis indicated the merger could be accretive to Huntington’s estimated 2022 EPS and could be dilutive to Huntington’s estimated tangible book value per share at closing as of June 30, 2021. Furthermore, the analysis indicated that, pro forma for the merger, each of Huntington’s tangible common equity to tangible assets ratio, Leverage Ratio, Common Equity Tier 1 Ratio, Tier 1 Capital Ratio and Total Risk-based Capital Ratio at closing as of June 30, 2021 could be lower. For all of the above analysis, the actual results achieved by Huntington following the merger may vary from the projected results, and the variations may be material.
Huntington Discounted Cash Flow Analysis. KBW performed a discounted cash flow analysis of Huntington to estimate a range for the implied equity value of Huntington. In this analysis, KBW used publicly available consensus “street estimates” for Huntington and assumed long-term growth rates for Huntington provided by Huntington management, and assumed discount rates ranging from 9.0% to 12.0%. The range of values was derived by adding (i) the present value of the estimated excess cash flows that Huntington could generate over the period from June 30, 2021 through December 31, 2026 as a standalone company, and (ii) the present value of Huntington’s implied terminal value at the end of such period. KBW assumed that Huntington would maintain a common equity tier 1 ratio of 9.00% and would retain sufficient earnings to maintain that level. In calculating implied terminal values for Huntington, KBW applied a range of 9.5x to 12.5x to Huntington’s estimated 2026 earnings. This discounted cash flow analysis resulted in a range of implied values per share of Huntington common stock of $12.50 to $16.60.
The discounted cash flow analysis is a widely used valuation methodology, but the results of such methodology are highly dependent on the assumptions that must be made, including asset and earnings growth rates, terminal values, dividend payout rates, and discount rates. The foregoing discounted cash flow analysis did not purport to be indicative of the actual values or expected values of Huntington or the pro forma combined company.
TCF Discounted Cash Flow Analysis. KBW performed a discounted cash flow analysis of TCF to estimate a range for the implied equity value of TCF. In this analysis, KBW used publicly available consensus “street estimates” for TCF and assumed long-term growth rates for TCF provided by TCF management, and assumed discount rates ranging from 10.0% to 13.0%. The range of values was derived by adding (i) the present value of the estimated excess cash flows that TCF could generate over the period from June 30, 2021 through December 31, 2026 as a standalone company, and (ii) the present value of TCF’s implied terminal value at the end of such period. KBW assumed that TCF would maintain a common equity tier 1 ratio of 9.00% and would retain sufficient earnings to maintain that level. In calculating implied terminal values for TCF, KBW applied a range of 9.0x to 13.0x to TCF’s estimated 2026 earnings. This discounted cash flow analysis resulted in a range of implied values per share of TCF common stock of $32.99 to $45.86.
The discounted cash flow analysis is a widely used valuation methodology, but the results of such methodology are highly dependent on the assumptions that must be made, including asset and earnings growth rates, terminal values, dividend payout rates, and discount rates. The foregoing discounted cash flow analysis did not purport to be indicative of the actual values or expected values of TCF.
Pro Forma Combined Discounted Cash Flow Analysis. KBW performed a discounted cash flow analysis to estimate a range for the implied equity value of the pro forma combined entity, taking into account the cost savings and related expenses expected to result from the merger as well as certain other earnings adjustments, accounting adjustments and restructuring charges assumed with respect thereto. In this analysis, KBW used publicly available consensus “street estimates” for Huntington and TCF, assumed long-term growth rates for Huntington and TCF provided by Huntington management and estimated cost savings and related expenses, other earnings adjustments, accounting adjustments and restructuring charges provided by Huntington management, and KBW assumed discount rates ranging from 9.0% to 12.0%. The range of values was derived by adding

(i) the present value of the estimated excess cash flows that the pro forma combined entity could generate over the period from June 30, 2021 through December 31, 2026, and (ii) the present value of the pro forma combined entity’s implied terminal value at the end of such period, in each case applying estimated cost savings and related expenses, other earnings adjustments, accounting adjustments and restructuring charges. KBW assumed that the pro forma combined entity would maintain a common equity tier 1 ratio of 9.00% and would retain sufficient earnings to maintain that level. In calculating implied terminal values for the pro forma combined entity, KBW applied a range of 9.5x to 12.5x the pro forma combined entity’s estimated 2026 earnings. This discounted cash flow analysis resulted in a range of implied values for the 3.0028 shares of Huntington common stock to be received in the proposed merger for each share of TCF common stock of $42.12 to $56.43.
The discounted cash flow analysis is a widely used valuation methodology, but the results of such methodology are highly dependent on the assumptions that must be made, including asset and earnings growth rates, terminal values, dividend payout rates, and discount rates. The foregoing discounted cash flow analysis did not purport to be indicative of the actual values or expected values of the pro forma combined entity.
Miscellaneous. KBW acted as financial advisor to TCF in connection with the proposed merger and did not act as an advisor to or agent of any other person. As part of its investment banking business, KBW is continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, KBW has experience in, and knowledge of, the valuation of banking enterprises. KBW and its affiliates, in the ordinary course of its and their broker-dealer businesses (and further to existing sales and trading relationships between a KBW broker-dealer affiliate and each of TCF and Huntington), may from time to time purchase securities from, and sell securities to, TCF and Huntington. In addition, as a market maker in securities, KBW and its affiliates may from time to time have a long or short position in, and buy or sell, debt or equity securities of TCF or Huntington for its and their own respective accounts and for the accounts of its and their respective customers and clients.
Pursuant to the KBW engagement agreement, TCF agreed to pay KBW a total cash fee equal to $34,000,000, $4,000,000 of which became payable to KBW with the rendering of its opinion and the balance of which is contingent upon the closing of the merger. TCF also agreed to reimburse KBW for reasonable out-of-pocket expenses and disbursements incurred in connection with its retention and to indemnify KBW against certain liabilities relating to or arising out of KBW’s engagement or KBW’s role in connection therewith. In addition to the present engagement, in the two years preceding the date of its opinion, KBW provided investment banking or financial advisory services to TCF and received compensation for such services. KBW acted as financial advisor to TCF (then known as Chemical Financial Corporation) in connection with its merger of equals with legacy TCF, which was completed in August 2019. In addition, KBW acted as co-manager for TCF National Bank’s May 2020 offering of fixed-to-floating rate subordinated notes. In connection with the foregoing acquisition and subordinated notes offering, KBW received fees of approximately $26 million in the aggregate from TCF. In the two years preceding the date of its opinion, KBW did not provide investment banking or financial advisory services to Huntington. KBW may in the future provide investment banking and financial advisory services to TCF or Huntington and receive compensation for such services.
Huntington’s Reasons for the Merger; Recommendation of Huntington’s Board of Directors
In reaching its decision to adopt and approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, and to recommend that its shareholders approve the merger and the Huntington charter amendment, the Huntington board of directors evaluated the merger agreement, the merger and the other transactions contemplated by the merger agreement in consultation with Huntington’s management, as well as Huntington’s financial and legal advisors, and considered a number of factors, including the following factors:
•
each of Huntington’s, TCF’s and the combined company’s business, operations, financial condition, asset quality, earnings, and prospects. In reviewing these factors, including the information obtained through due diligence, the Huntington board of directors considered that TCF’s business and operations and risk profile complement those of Huntington, and that the merger and the other transactions contemplated by the merger agreement would result in a combined company with an expanded distribution and scale that would position Huntington to serve an expanded customer base through a distinctive customer experience;

•
the strategic rationale for the merger, including the ability of the combined company to serve the banking needs of consumers and businesses in highly attractive markets, including the combination of Huntington’s and TCF’s operations in Detroit and Chicago, and Huntington’s entrance into Minneapolis / St. Paul, Denver and Milwaukee, each of which were considered highly attractive markets;

•
the Huntington board of directors’ belief that TCF’s earnings and prospects, and the synergies potentially available in the proposed merger, would significantly improve Huntington’s market position, increase scale and provide greater revenue growth opportunities and would create the opportunity for the combined company to have superior future earnings and prospects compared to Huntington’s earnings and prospects on a stand-alone basis;

•	the expectation that, following the merger, the combined company will have a top five rank in approximately 70% of its deposit markets, including the most retail deposits in both Ohio and Michigan;
•
the complementary nature of the cultures of the two companies, including with respect to corporate purpose, strategic focus, target markets, client service, credit cultures, risk profiles and community commitment, and the Huntington board of directors’ belief that the complementary cultures will facilitate the successful integration and implementation of the transaction;

•	the complementary nature of the products, customers and markets of the two companies, which Huntington believes should provide the opportunity to mitigate risks and increase potential returns;
•	the ability to accelerate investments in digital capabilities, while also leveraging existing technology across a broader customer base;
•	the expanded possibilities for growth that would be available to the combined company, given its larger size, asset base, capital and footprint;
•
the anticipated pro forma financial impact of the merger on the combined company, including the expected positive impact on financial metrics, including earnings per share, and the expectation that the tangible book value per share dilution from the merger would be earned back within a reasonable period following closing;

•	the expectation of significant cost savings resulting from the merger;
•
the terms of the merger and the fact that the exchange ratio is fixed, with no adjustment in the merger consideration to be received by TCF shareholders as a result of possible increases or decreases in the trading price of TCF or Huntington stock following the announcement of the merger, which the Huntington board of directors believed was consistent with market practice for transactions of this type and with the strategic purpose of the transaction;

•
the fact that Mr. Steinour would continue to serve as Chairman, President and Chief Executive Officer of the combined company and the provisions of the merger agreement setting forth the corporate governance of the combined company, including that upon the closing, the combined company’s board of directors would be comprised of thirteen (13) Huntington directors and five (5) TCF directors, which the Huntington board of directors believes enhances the likelihood that the strategic benefits that Huntington expects to achieve as a result of the merger will be realized;

•
the fact that the combined company will continue to benefit from the support and experience of Messrs. Torgow and Provost, who will continue to assist in business development and customer, community and government relations following the closing pursuant to the advisory services and non-competition agreements entered into between Huntington and Messrs. Torgow and Provost;

•
its understanding of the current and prospective environment in which Huntington and TCF operate, including economic conditions, the interest rate environment, the accelerating pace of technological change in the banking industry, increased operating costs resulting from regulatory and compliance mandates, the competitive environment for financial institutions generally, and the likely effect of these factors on Huntington both with and without the merger;

•
its review and discussions with Huntington’s management and advisors concerning Huntington’s due diligence examination of, among other areas, the operations, financial condition and regulatory compliance programs and prospects of TCF;

•	its expectation that Huntington will retain its strong capital position and asset quality upon completion of the merger;
•
the oral opinion of Goldman Sachs, subsequently confirmed in Goldman Sachs’ written opinion dated as of December 13, 2020, to the effect that, as of the date of Goldman Sachs’ written opinion and based upon and subject to the factors and assumptions set forth in Goldman Sachs’ written opinion, the exchange ratio pursuant to the merger agreement was fair from a financial point of view to Huntington, as more fully described below in the section “—Opinion of Huntington’s Financial Advisor,” beginning on page 86;

•	its expectation that the required regulatory approvals could be obtained in a timely fashion;
•	its review with Huntington’s outside legal advisor, Wachtell Lipton, of the terms of the merger agreement, including the representations, covenants, deal protection and termination provisions; and
•
Huntington’s past record of integrating mergers and of realizing projected financial goals and benefits of acquisitions and the strength of Huntington’s management and infrastructure to successfully complete the integration process.

The Huntington board of directors also considered potential risks related to the merger but concluded that the anticipated benefits of the merger were likely to outweigh these risks. These potential risks include:
•
the regulatory and other approvals required in connection with the merger and the bank merger and the risk that such regulatory approvals may not be received in a timely manner or at all or may impose unacceptable conditions;

•	the possibility that divestitures may be required by regulatory authorities in certain markets in which Huntington and TCF compete;
•	the possibility of encountering difficulties in achieving anticipated synergies and cost savings in the amounts estimated or in the timeframe contemplated;
•	the possibility of encountering difficulties in successfully integrating Huntington’s and TCF’s business, operations and workforce;
•	the risk of losing key Huntington or TCF employees during the pendency of the merger and thereafter;
•	the dilution to current Huntington shareholders from the issuance of additional shares of Huntington common stock in the merger;
•	certain anticipated merger-related costs;
•	the possible diversion of management attention and resources from the operation of Huntington’s business towards the completion of the merger;
•	the potential for legal claims challenging the merger; and
•	the other risks described under the sections entitled “Risk Factors” beginning on page 42 and “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 40.
The foregoing discussion of the information and factors considered by the Huntington board of directors is not intended to be exhaustive, but includes the material factors considered by the Huntington board of directors. In reaching its decision to approve the merger agreement, the merger, and the other transactions contemplated by the merger agreement, the Huntington board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The Huntington board of directors considered all these factors as a whole, including through its discussions with Huntington’s management and financial and legal advisors, in evaluating the merger agreement, the merger, and the other transactions contemplated by the merger agreement.

For the reasons set forth above, the Huntington board of directors determined that the merger, the merger agreement and the other transactions contemplated by the merger agreement are advisable and fair to and in the best interests of Huntington and its shareholders, and adopted and approved the merger agreement, the merger and the other transactions contemplated thereby.
It should be noted that this explanation of the reasoning of the Huntington board of directors and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 40.
For the reasons set forth above, the Huntington board of directors unanimously recommends that the holders of Huntington common stock vote “FOR” the Huntington merger proposal, “FOR” the Huntington authorized share count proposal and “FOR” the other proposals to be considered at the Huntington special meeting.
Opinion of Huntington’s Financial Advisor
At a meeting of the Huntington board of directors, Goldman Sachs rendered to the Huntington board of directors its oral opinion, subsequently confirmed in Goldman Sachs’ written opinion dated as of December 13, 2020, to the effect that, as of the date of Goldman Sachs’ written opinion, and based upon and subject to the factors and assumptions set forth in Goldman Sachs’ written opinion, the exchange ratio pursuant to the merger agreement was fair from a financial point of view to Huntington.
The full text of the written opinion of Goldman Sachs, dated December 13, 2020, which sets forth the assumptions made, procedures followed, matters considered, qualifications and limitations on the review undertaken in connection with Goldman Sachs’ opinion, is attached to this joint proxy statement/prospectus as Annex C. The summary of Goldman Sachs’ opinion contained in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of Goldman Sachs’ written opinion. Goldman Sachs’ advisory services and opinion were provided for the information and assistance of the Huntington board of directors in connection with its consideration of the proposed merger and the opinion does not constitute a recommendation as to how any holder of shares of Huntington common stock should vote with respect to the proposed merger or any other matter.
In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:
•	the merger agreement;
•	annual reports to shareholders and Annual Reports on Form 10-K of Huntington and TCF for the five years ended December 31, 2019;
•	certain interim reports to shareholders and Quarterly Reports on Form 10-Q of Huntington and TCF;
•	certain other communications from Huntington and TCF to their respective shareholders;
•	certain publicly available research analyst reports for Huntington and TCF;
•	certain internal financial analyses and forecasts for TCF prepared by its management; and
•
certain internal financial analyses and forecasts for TCF on a stand-alone basis and giving effect to the Transaction, and certain financial analyses and forecasts for Huntington on a stand-alone basis and pro forma for the proposed merger, in each case, as prepared by the management of Huntington and approved for Goldman Sachs’ use by Huntington (which are referred to in this section as the “Forecasts” and which are summarized in the section entitled “The Merger—Certain Unaudited Prospective Financial Information” beginning on page 96), including certain operating synergies projected by the management of Huntington to result from the proposed merger, as approved for Goldman Sachs’ use by Huntington, which are referred to in this section as the “Synergies” and which are summarized in the section entitled “The Merger—Certain Unaudited Prospective Financial Information” beginning on page 96.

Goldman Sachs also held discussions with members of the senior managements of Huntington and TCF regarding their assessment of the past and current business operations, financial condition and future prospects of TCF and with the members of senior management of Huntington regarding their assessment of the past and current business operations, financial condition and future prospects of Huntington and the strategic rationale for, and the potential benefits of, the proposed merger; reviewed the reported price and trading activity for the shares of Huntington common stock and the shares of TCF common stock; compared certain financial and stock market information for Huntington and TCF with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the banking industry; and performed such other studies and analyses, and considered such other factors, as Goldman Sachs deemed appropriate.
For purposes of rendering its opinion, Goldman Sachs, with the consent of the Huntington board of directors, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by Goldman Sachs, without assuming any responsibility for independent verification thereof. In that regard, Goldman Sachs assumed with the consent of the Huntington board of directors that the Forecasts, including the Synergies, were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Huntington. Goldman Sachs did not review individual credit files or make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of Huntington or TCF or any of their respective subsidiaries and Goldman Sachs was not furnished with any such evaluation or appraisal. Goldman Sachs is not an expert in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances and marks for losses with respect thereto and, accordingly, Goldman Sachs assumed that such allowances and marks for losses for Huntington or TCF are in the aggregate adequate to cover such losses. Goldman Sachs assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the proposed merger will be obtained without any adverse effect on Huntington or TCF or on the expected benefits of the proposed merger in any way meaningful to Goldman Sachs’ analysis. Goldman Sachs also assumed that the proposed merger would be consummated on the terms set forth in the merger agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to its analysis.
Goldman Sachs’ opinion did not address the underlying business decision of Huntington to engage in the proposed merger, or the relative merits of the proposed merger as compared to any strategic alternatives that may be available to Huntington; nor did it address any legal, regulatory, tax or accounting matters. Goldman Sachs’ opinion addressed only the fairness from a financial point of view to Huntington, as of the date of Goldman Sachs’ written opinion, of the exchange ratio pursuant to the merger agreement. Goldman Sachs did not express any view on, and its opinion does not address, any other term or aspect of the merger agreement or the proposed merger or any term or aspect of any other agreement or instrument contemplated by the merger agreement or entered into or amended in connection with the proposed merger, including the fairness of the proposed merger to, or any consideration received in connection therewith by, the holders of any class of securities, creditors or other constituencies of Huntington; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of Huntington or TCF, or any class of such persons in connection with the proposed merger, whether relative to the exchange ratio pursuant to the merger agreement or otherwise. Goldman Sachs did not express any opinion as to the prices at which shares of Huntington common stock would trade at any time, as to the potential effects of volatility in the credit, financial and stock markets on Huntington or TCF or the proposed merger, or as to the impact of the proposed merger on the solvency or viability of Huntington or TCF or the ability of Huntington or TCF to pay their respective obligations when they come due. Goldman Sachs’ opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Goldman Sachs as of, the date of Goldman Sachs’ written opinion, and Goldman Sachs assumed no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date of Goldman Sachs’ written opinion. Goldman Sachs’ advisory services and its opinion were provided for the information and assistance of the Huntington board of directors in connection with its consideration of the proposed merger and Goldman Sachs’ opinion does not constitute a recommendation as to how any holder of shares of Huntington common stock should vote with respect to the proposed merger or any other matter. Goldman Sachs’ opinion was approved by a fairness committee of Goldman Sachs.

Summary of Financial Analyses
The following is a summary of the material financial analyses presented by Goldman Sachs to the Huntington board of directors in connection with Goldman Sachs’ rendering to the Huntington board of directors the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before December 11, 2020, the last completed trading day prior to announcement of the proposed merger, and is not necessarily indicative of current market conditions.
Implied Deal Premia and Multiples
Goldman Sachs calculated and compared certain implied premia and multiples using the implied value of the merger consideration to be paid by Huntington for each share of TCF common stock pursuant to the merger agreement. For purposes of its analysis, Goldman Sachs calculated an implied value for the merger consideration of $38.83 by multiplying the exchange ratio of 3.0028x pursuant to the merger agreement by $12.93, the closing price for the shares of Huntington common stock on December 11, 2020.
Goldman Sachs calculated and/or compared the following:
•	the implied premia represented by the $38.83 implied value of the merger consideration relative to:
○	$34.78, the closing price for shares of TCF common stock on December 11, 2020, the last full trading day prior to announcement of the proposed merger (the “Pre-Announcement Price”),
○
$35.27 and $34.55, the average trading prices for shares of TCF common stock over the 10-day and 30-day periods ended December 11, 2020, respectively (the “10-Day Average Price” and “30-Day Average Price”, respectively),

○	$47.30, the highest trading price for shares of TCF common stock over the 52-week period ended December 11, 2020 (the “52-Week High Price”), and
○	$59.18, the all-time high trading price for shares of TCF common stock (the “All-Time High Price”);
•	the $38.83 implied value of the merger consideration, in each case, as a multiple of
○	the estimated earnings per share (“EPS”) for TCF (such multiple, “Price/EPS”) for 2021 and 2022, calculated using the EPS estimates for TCF reflected in the Forecasts; and
○	the tangible book value (“TBV”) per share for TCF (such multiple “Price/TBV” per share) as of September 30, 2020, using TBV per share information provided by management of TCF.
The results of these calculations are set forth below:
Implied Premia	Implied Value of the Merger Consideration of $38.83
Pre-Announcement Price of $34.78	11.6%
10-Day Average Price of $35.27	10.1
30-Day Average Price of $34.55	12.4
52-Week High Price of $47.30	(17.9)
All-Time High Price of $59.18	(34.4)

Multiples
2021E Price/EPS	14.1x
2022E Price/EPS	11.8x
Price/TBV per Share	1.5x

Selected Companies Analyses
For reference purposes only, Goldman Sachs reviewed and compared certain financial information for TCF and Huntington on a stand-alone basis to corresponding financial information and public market multiples for the selected publicly traded companies in the banking industry listed below, which are referred to, respectively, as the “TCF selected companies” and the “Huntington selected companies.” Although none of the selected companies is directly comparable to TCF, the selected companies were chosen because they are publicly traded companies with operations that, for purposes of analysis, may be considered similar to certain operations of TCF and Huntington, respectively.
For each of TCF and Huntington on a stand-alone basis and the selected companies, Goldman Sachs calculated and compared its closing price per share as of December 11, 2020 as a multiple of each of:
•	estimated EPS for the next twelve months and calendar years 2021 and 2022; and
•
its stated book value (“SBV”) per share and TBV per share as of its most recently completed fiscal quarter for which SBV per share and TBV per share information was publicly available as of December 11, 2020.

For purposes of its calculations, Goldman Sachs used 2021 and 2022 EPS estimates for the selected companies reflecting the most recent median EPS estimates for such companies published by Institutional Broker Estimate System (“IBES”) as of December 11, 2020. For TCF, Goldman Sachs used the 2021 and 2022 EPS estimates reflected in the Forecasts. For Huntington, Goldman Sachs used the 2021 and 2022 EPS estimates reflected in the Forecasts as well as the most recent median EPS estimates published by IBES as of December 11, 2020.
The multiples calculated by Goldman Sachs for the selected companies and for TCF and Huntington on a stand-alone basis are as follows:
TCF Selected Company	2021E Price/EPS	2022E Price/EPS	Price/SBV per Share	Price/TBV per Share
Comerica Incorporated	13.2x	12.1x	1.0x	1.1x
First Horizon Corporation	10.0x	8.6x	1.0x	1.3x
Zions Bancorporation	12.7x	11.3x	1.0x	1.1x
Signature Bank	10.9x	9.9x	1.4x	1.4x
People’s United Financial Inc.	11.9x	11.3x	0.7x	1.0x
Synovus Financial Corporation	11.6x	10.4x	1.1x	1.2x
BOK Financial Corporation	11.3x	11.5x	0.9x	1.2x
Wintrust Financial Corporation	14.8x	13.5x	1.0x	1.2x
Valley National Bancorp	10.0x	9.3x	0.9x	1.4x
Cullen/Frost Bankers, Inc.	20.0x	19.7x	1.3x	1.6x
Texas Capital Bancshares, Inc.	14.8x	12.2x	1.1x	1.1x
South State Corporation	14.2x	13.3x	1.2x	1.9x
F.N.B. Corporation	10.9x	10.3x	0.6x	1.2x
BankUnited, Inc.	12.1x	10.2x	1.0x	1.1x
Associated Banc-Corp	14.3x	11.7x	0.7x	1.0x
Median	12.1x	11.3x	1.0x	1.2x
TCF	12.6x	10.6x	1.0x	1.3x

Huntington Selected Company	2021E Price/EPS	2022E Price/EPS	Price/SBV per Share	Price/TBV per Share
PNC Financial Services Group, Inc.	16.2x	12.1x	1.2x	1.5x
Truist Financial Corporation	13.8x	11.0x	1.0x	1.8x
Fifth Third Bancorp	12.2x	10.3x	0.9x	1.2x
Citizens Financial Group, Inc.	12.2x	10.2x	0.7x	1.1x
KeyCorp	11.9x	9.6x	1.0x	1.2x
Regions Financial Corporation	10.7x	9.4x	0.9x	1.4x
M&T Bank Corporation	12.2x	11.1x	1.1x	1.6x
Comerica Incorporated	13.2x	12.1x	1.0x	1.1x
First Horizon Corporation	10.0x	8.6x	1.0x	1.3x
Zions Bancorporation	12.7x	11.3x	1.0x	1.1x
Median	12.2x	10.6x	1.0x	1.2x
Huntington (IBES)	12.4x	10.3x	1.2x	1.5x
Huntington (Forecasts)	10.0x	9.7x	1.2x	1.5x
Illustrative Present Value of Future Stock Price Analysis for TCF on a Stand-Alone Basis
Goldman Sachs performed an illustrative analysis to derive a range of illustrative present values per share of TCF common stock, based on theoretical future values calculated by Goldman Sachs for the shares of TCF common stock on a stand-alone basis.
Goldman Sachs derived a range of theoretical future values per share for the shares of TCF common stock on a stand-alone basis as of December 31, 2021, 2022 and 2023 by applying illustrative one-year forward price to EPS multiples of 11.0x to 13.0x to the estimates of the EPS of TCF for 2022, 2023 and 2024, respectively, set forth in the Forecasts. By applying a discount rate of 11.0%, reflecting an estimate of TCF’s cost of equity on a stand-alone basis, Goldman Sachs discounted to present value as of September 30, 2020 the theoretical future values per share it derived for TCF, to yield illustrative present values per share of TCF common stock ranging from $35.39 to $42.62.
The illustrative one-year forward price to EPS multiples used in the foregoing analysis were derived by Goldman Sachs using its professional judgment and experience, taking into account the multiples calculated by Goldman Sachs for TCF and the selected companies as set forth above under “—Selected Companies Analyses.” Goldman Sachs derived the discount rate used in the foregoing analysis by application of the capital asset pricing model (“CAPM”), which requires certain company-specific inputs, including a beta for the company, as well as certain financial metrics for the United States financial markets generally.
Regression Analysis for TCF on a Stand-Alone Basis
Goldman Sachs performed a regression analysis using the Price/TBV per share multiples for the TCF selected companies calculated by Goldman Sachs as described above under “—Selected Companies Analyses” compared to the 2022 estimated return on average tangible common equity (“2022E ROATCE”) for those selected companies using the median estimates for such companies published by IBES as of December 11, 2020 to derive a regression line reflecting a range of Price/TBV per share multiples at a range of 2022E ROATCE for the selected companies. Goldman Sachs observed that the 2022E ROATCE for TCF as reflected in the Forecasts corresponded to an implied Price/TBV per share multiple of 1.3x on the regression line.
Goldman Sachs applied implied Price/TBV per share multiples ranging from 1.2x to 1.4x to the TBV per share as of September 30, 2020 for TCF, as reflected in its publicly available filings, to derive a range of implied values per share of TCF common stock of $30.80 to $36.05.

Premia Paid Analysis
Goldman Sachs reviewed and analyzed, using publicly available data obtained from S&P Global databases and public company filings, the premia paid in all-stock acquisitions of publicly traded bank and thrift companies in the United States announced during the period from January 1, 2015 through December 11, 2020 in which the implied transaction value was greater than $200 million. For the entire period and for each calendar year through December 11, 2020, Goldman Sachs calculated the average premia of the price paid in acquisitions announced during such period relative to the target company’s closing share price one day prior to the announcement of the transaction. The following shows a summary of the results of the review:
Premium to 1-Day
Entire Period
Average	16%

Calendar Years
2015 average	28%
2016 average	22%
2017 average	19%
2018 average	10%
2019 average	10%
2020 year to date average	12%
Based on its review of the foregoing data and its professional judgment and experience, Goldman Sachs applied a reference range of illustrative premia of 10%-30% to $34.78, the closing price for shares of TCF common stock on December 11, 2020, the last full trading day prior to announcement of the proposed merger. This analysis resulted in a range of implied values per share of TCF common stock of $38.26 to $45.21.
Selected Precedent Transactions Analysis
Goldman Sachs analyzed certain publicly available information relating to certain acquisition transactions announced since January 1, 2015 involving target companies in the banking industry in the United States in which the implied transaction value was greater than $3 billion.
While none of the target companies in the selected transactions are directly comparable to TCF and none of the selected transactions are directly comparable to the proposed transaction, the target companies in the selected transactions are companies with certain operations that, for the purposes of analysis, may be considered similar to certain operations of TCF, and as such, for purposes of the analysis, the selected transactions may be considered similar to the proposed transaction.
Using publicly available information, for each of the selected transactions, Goldman Sachs calculated (i) Price/estimated EPS for its first full fiscal year after the announcement of the applicable transaction, and (ii) Price/TBV per share multiples as of the last full fiscal quarter prior to the announcement of the applicable transaction, in each case using information disclosed in public company filings, estimates published by IBES and other publicly available information. The selected transactions and the implied multiples calculated for the transactions are set forth below.
Announcement Date	Target	Acquirer	2021E Price/EPS	Price/TBV per Share
November 16, 2020	BBVA USA Bancshares, Inc.	PNC Financial Services Group, Inc.	—	1.3x
May 21, 2018	MB Financial, Inc.	Fifth Third Bancorp	19.2x	2.7x
June 29, 2016	PrivateBancorp, Inc.	Canadian Imperial Bank of Commerce	18.4x	2.2x
January 26, 2016	FirstMerit Corporation	Huntington	14.3x	1.7x
October 30, 2015	First Niagara Financial Group, Inc.	KeyCorp	18.7x	1.7x
January 22, 2015	City National Corporation	Royal Bank of Canada	21.0x	2.6x
Median			18.7x	1.9x

Based on the results of the foregoing calculations and Goldman Sachs’ analyses of the various transactions and its professional judgment and experience, Goldman Sachs applied a reference range of (i) Price/EPS multiples of 18.0x to 20.0x to TCF’s estimated EPS 2021, as reflected in the Forecasts, and (ii) Price/TBV per share multiples of 1.3x to 2.0x, in each case to derive a range of implied values per share of TCF common stock of $49.50 to $55.00 based on Price/EPS multiples and $34.15 to $52.54 based on Price/TBV per share multiples.
Illustrative Discounted Dividend Analyses for TCF
Using the Forecasts, Goldman Sachs performed an illustrative discounted dividend analyses for TCF, both on a standalone basis as well as on a standalone basis but taking into account the effect of the proposed merger, to derive a range of illustrative present values per share of the TCF common stock on a standalone basis and on a standalone basis taking into account the effect of the proposed merger.
Using discount rates ranging from 10.0% to 12.0%, reflecting estimates of the cost of equity for TCF, Goldman Sachs derived a range of illustrative equity values for TCF by discounting to present value as of September 30, 2020, (a) the implied distributions to/infusions from TCF’s shareholders over the period beginning September 30, 2020 through December 31, 2024 calculated using the Forecasts for TCF, on a standalone basis as well as on a standalone basis but taking into account the effect of the proposed merger, assuming in each case, at the direction of Huntington management, that TCF would make distributions of capital in excess of the amount necessary to achieve a target common equity tier 1 capital of 10.0%, and (b) a range of illustrative terminal values for TCF, on a standalone basis as well as on a standalone basis but taking into account the effect of the proposed merger, as of December 31, 2024, calculated by applying illustrative one-year forward Price/EPS multiples ranging from 11.0x to 13.0x to the estimate of TCF’s terminal year (2025) net income, as reflected in the Forecasts for TCF on a standalone basis as well as the Forecasts for TCF on a standalone basis but taking into account the effect of the proposed merger. Goldman Sachs derived the range of discount rates by application of the CAPM. To derive illustrative terminal values for TCF on a standalone basis as well as on a standalone basis but taking into account the effect of the proposed merger, Goldman Sachs applied illustrative one-year forward Price/EPS multiples based on its professional judgment and experience, taking into account the multiples it calculated for TCF and the TCF selected companies as described above under “—Selected Companies Analyses.”
Goldman Sachs divided the ranges of illustrative equity values it derived for TCF on a standalone basis as well as the ranges of illustrative equity values it derived for TCF on a standalone basis but taking into account the effect of the proposed merger by the total number of fully diluted shares of TCF common stock outstanding as provided by Huntington management to derive illustrative ranges of present values per share of TCF common stock on a standalone basis of $37.62 to $45.43 and on a standalone basis but taking into account the effect of the proposed merger of $51.91 to $64.17.
Illustrative Present Value of Future Stock Price Analysis for Huntington on a Stand-Alone Basis
Goldman Sachs performed an illustrative analysis to derive a range of illustrative present values per share of Huntington common stock on a stand-alone basis, based on theoretical future values calculated by Goldman Sachs for the shares of Huntington common stock on a stand-alone basis.
Goldman Sachs derived a range of theoretical future values per share for the shares of Huntington common stock on a stand-alone basis as of December 31, 2021, 2022 and 2023 by applying illustrative one-year forward Price/EPS multiples of 11.0x to 13.0x to the estimates of the EPS of Huntington on a stand-alone basis for 2022, 2023 and 2024, respectively, based on the Forecasts. By applying a discount rate of 9.0%, reflecting an estimate of Huntington’s cost of equity on a stand-alone basis, Goldman Sachs discounted to present value as of September 30, 2020 both the theoretical future values per share it derived for Huntington on a stand-alone basis and the estimated dividends to be paid per share of Huntington common stock on a stand-alone basis through the end of the applicable year as reflected in the Forecasts, to yield a range of illustrative present values per share of Huntington common stock on a stand-alone basis of $14.64 to $17.57.
The illustrative one-year forward Price/EPS multiples used in the foregoing analysis were derived by Goldman Sachs based on its professional judgment and experience, taking into account the multiples calculated by Goldman Sachs for Huntington and the Huntington selected companies as set forth above under “—Selected Companies Analyses.” Goldman Sachs derived the discount rate used in the foregoing analysis by application of CAPM.

Regression Analysis for Huntington on a Stand-Alone Basis
Goldman Sachs observed that the 2022E ROATCE for Huntington on a stand-alone basis as reflected in the Forecasts corresponded to an implied Price/TBV per share multiple of 1.7x on the regression line derived by Goldman Sachs reflecting a range of Price/TBV per share multiples at a range of 2022E ROATCEs for the Huntington selected companies as described above under “—Regression Analysis for TCF on a Stand-Alone Basis.”
Goldman Sachs applied implied Price/TBV per share multiples ranging from 1.6x to 1.8x to the TBV per share as of September 30, 2020 for Huntington on a stand-alone basis, as reflected in its publicly available filings, to derive a range of implied values per share of Huntington common stock on a stand-alone basis of $13.09 to $14.77.
Illustrative Discounted Dividend Analyses for Huntington on a Stand-Alone Basis
Using the Forecasts, Goldman Sachs performed an illustrative discounted dividend analysis for Huntington on a stand-alone basis, to derive a range of illustrative present values per share of Huntington common stock on a stand-alone basis.
Using discount rates ranging from 8.0% to 10.0%, reflecting estimates of the cost of equity for Huntington on a stand-alone basis, Goldman Sachs derived a range of illustrative equity values for Huntington on a stand-alone basis by discounting to present value as of September 30, 2020, (a) the implied distributions to Huntington shareholders on a stand-alone basis over the period beginning September 30, 2020 through December 31, 2024, on a stand-alone basis, calculated using the Forecasts assuming at the direction of Huntington management that Huntington would make distributions of capital in excess of the amount necessary to achieve a target common equity tier 1 capital of 9.5%, and (b) a range of illustrative terminal values for Huntington on a stand-alone basis as of December 31, 2024, calculated by applying illustrative one-year forward Price/EPS multiples ranging from 11.0x to 13.0x to the estimate of Huntington’s terminal year net income on a standalone basis, as reflected in the Forecasts. Goldman Sachs derived the range of discount rates by application of the CAPM. To derive illustrative terminal values for Huntington on a stand-alone basis, Goldman Sachs applied illustrative one-year forward Price/EPS multiples based on its professional judgment and experience, taking into account the multiples it calculated for Huntington and the selected companies as described above under “—Selected Companies Analyses.”
Goldman Sachs divided the range of illustrative equity values it derived for Huntington on a stand-alone basis by the total number of fully diluted shares of Huntington common stock outstanding as provided by Huntington management to derive a range of illustrative present values per share of Huntington common stock on a stand-alone basis of $14.00 to $17.17.
Illustrative Present Value of Future Stock Price Analyses for Huntington Shares on a Pro Forma Basis
Goldman Sachs performed an illustrative analysis to derive a range of illustrative present values per share of Huntington common stock, based on theoretical future prices calculated by Goldman Sachs for the shares of Huntington common stock on a pro forma basis (giving effect to the proposed merger).
Goldman Sachs derived a range of theoretical future values per share for the shares of Huntington common stock on a pro forma basis (giving effect to the proposed merger) as of December 31, 2021, 2022 and 2023 by applying illustrative one-year forward Price/EPS multiples of 11.0x to 13.0x to the estimates of the EPS of Huntington on a pro forma basis for 2022, 2023 and 2024, respectively, based on the Forecasts taking into account the Synergies. By applying a discount rate of 9.5%, reflecting an estimate of Huntington’s cost of equity on a pro forma basis, Goldman Sachs discounted to present value as of September 30, 2020 both the theoretical future values per share it derived for Huntington on a pro forma basis and the estimated dividends to be paid per share of Huntington common stock on a pro forma basis through the end of the applicable year as reflected in the Forecasts to yield illustrative present values per share of Huntington common stock on a pro forma basis of $14.89 to $18.07.
The illustrative one-year forward Price/EPS multiples used in the foregoing analysis were derived by Goldman Sachs based on its professional judgment and experience, taking into account the multiples calculated by Goldman Sachs as set forth above under “—Selected Companies Analyses.” Goldman Sachs derived the discount rate used in the foregoing analysis by application of CAPM.

Regression Analysis for Huntington Shares on a Pro Forma Basis
Goldman Sachs observed that the estimated 2022E ROATCE for Huntington on a pro forma basis as reflected in the Forecasts corresponded to an implied Price/TBV per share multiple of 1.8x on the regression line derived by Goldman Sachs reflecting a range of Price/TBV per share multiples at a range of 2022E ROATCEs for the selected companies as described above under “—Regression Analysis for TCF on a Stand-Alone Basis.”
Goldman Sachs applied implied Price/TBV per share multiples ranging from 1.7x to 1.9x to the TBV per share as of September 30, 2020 for Huntington on a pro forma basis as reflected in the Forecasts, to derive a range of implied values per share of Huntington common stock on a pro forma basis of $13.40 to $14.97.
Illustrative Discounted Dividend Analyses for Huntington on a Pro Forma Basis
Using the Forecasts, Goldman Sachs performed an illustrative discounted dividend analysis for Huntington on a pro forma basis giving effect to the proposed merger. Using discount rates ranging from 8.5% to 10.5%, reflecting estimates of the cost of equity for Huntington on a pro forma basis giving effect to the proposed merger, Goldman Sachs derived a range of illustrative equity values for Huntington on a pro forma basis by discounting to present value as of September 30, 2020, (a) the implied distributions to Huntington’s shareholders on a pro forma basis from September 30, 2020 through December 31, 2024 calculated using the Forecasts, taking into account the Synergies, assuming at the direction of Huntington management that Huntington would on a pro forma basis make distributions as necessary to achieve a target common equity tier 1 capital of 9.5%, and (b) a range of illustrative terminal values for Huntington on a pro forma basis as of December 31, 2024, calculated by applying illustrative one-year forward Price/EPS multiples ranging from 11.0x to 13.0x to the estimate of Huntington’s terminal year (2025) net income on a pro forma basis, as reflected in the Forecasts, taking into account the Synergies. Goldman Sachs derived the discount rate used in the foregoing analysis by application of CAPM. To derive illustrative terminal values for Huntington on a pro forma basis, Goldman Sachs applied illustrative one-year forward Price/EPS multiples based on its professional judgment and experience, taking into account the multiples it calculated as described above under “—Selected Companies Analyses.”
Goldman Sachs divided the range of illustrative equity values it derived for Huntington on a pro forma basis by the total number of fully diluted shares of Huntington common stock outstanding, increased by the number of shares of Huntington common stock anticipated to be issued in the proposed merger, as provided by Huntington management, to derive a range of illustrative present values per share of Huntington common stock on a pro forma basis of $14.52 to $17.98.
Illustrative Contribution Analysis
Using the Forecasts and publicly available information, Goldman Sachs analyzed the implied contributions of Huntington and TCF to the pro forma combined company based on specific historical and estimated future operating and financial information of each company, including, among other things, estimated net income for 2021 and 2022 as reflected in the Forecasts, and assets, loans, core deposits and tangible common equity as of September 30, 2020, as reflected in each company’s respective public filings.
Based on the number of fully diluted shares of Huntington common stock and TCF common stock estimated to be outstanding following the consummation of the proposed merger, as provided by Huntington management, holders of TCF common stock would hold approximately 69% of the fully diluted shares of the pro forma combined company, and holders of Huntington common stock would hold approximately 31% of the fully diluted shares of the pro forma combined company. The following table presents the results of this analysis:
	Huntington	TCF
Net Income
2021E Net Income	76%	24%
2022E Net Income	73%	27%

Balance Sheet (September 30, 2020)
Assets	72%	28%
Loans	70%	30%
Core Deposits	72%	28%
Tangible Common Equity	68%	32%

General
The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to Huntington or TCF or the proposed merger.
Goldman Sachs prepared these analyses for purposes of providing its opinion to the Huntington board of directors that, as of the date of the opinion, the exchange ratio pursuant to the merger agreement was fair from a financial point of view to Huntington. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon projections of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Huntington, TCF, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.
The exchange ratio pursuant to the merger agreement was determined through arm’s-length negotiations between Huntington and TCF and was approved by the Huntington board of directors. Goldman Sachs provided advice to Huntington during these negotiations. Goldman Sachs did not, however, recommend any specific exchange ratio to Huntington or that any specific exchange ratio constituted the only appropriate consideration for the proposed merger.
As described above, Goldman Sachs’ opinion to the Huntington board of directors was one of many factors taken into consideration by the Huntington board of directors in making its determination to approve the proposed merger. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the delivery of its fairness opinion to the Huntington board of directors and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex C to this joint proxy statement/prospectus.
Goldman Sachs and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of Huntington, TCF, any of their respective affiliates and third parties, or any currency or commodity that may be involved in the proposed merger. Goldman Sachs acted as financial advisor to Huntington in connection with, and participated in certain of the negotiations leading to, the proposed merger. Goldman Sachs has provided certain financial advisory and/or underwriting services to Huntington and/or its affiliates from time to time for which its Investment Banking Division has received, and may receive, compensation, including having acted as bookrunning manager with respect to the public offering of Huntington’s 2.625% Senior Notes due 2024 (aggregate principal amount $800,000,000) in July 2019; as joint bookrunning manager with respect to the public offering of Huntington’s 5.625% Series F Non-Cumulative Perpetual Preferred Stock in May 2020; and as joint bookrunning manager with respect to the public offering of Huntington’s 4.450% Series G Non-Cumulative Perpetual Preferred Stock in August 2020. During the two year period ended December 13, 2020, Goldman Sachs has recognized compensation for financial advisory and/or underwriting services provided by its Investment Banking Division to Huntington and/or its affiliates of approximately $2.5 million. During the two-year period ended December 13, 2020, the Investment Banking Division of Goldman Sachs has not been engaged by TCF and/or its respective affiliates to provide financial advisory and/or underwriting services for which Goldman Sachs has recognized compensation. Goldman Sachs may also in the future provide financial advisory and/or underwriting services to Huntington, TCF and their respective affiliates for which its Investment Banking Division may receive compensation.

Huntington selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the proposed merger. Pursuant to an engagement letter dated December 11, 2020, Goldman Sachs was engaged to serve as the financial advisor to the Huntington board of directors in connection with the proposed merger. The engagement letter between Huntington and Goldman Sachs provides for a transaction fee in an amount equal to $30 million, all of which is contingent upon consummation of the transaction. In addition, Huntington agreed to reimburse Goldman Sachs for certain of its expenses, including reasonable attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.
Certain Unaudited Prospective Financial Information
Huntington and TCF do not, as a matter of course, publicly disclose forecasts or internal projections as to their respective future performance, revenues, earnings, financial condition or other results given, among other reasons, the inherent uncertainty of the underlying assumptions and estimates, other than, from time to time, estimated ranges of certain expected financial results and operational metrics for the current year and certain future years in their respective regular earnings press releases and other investor materials.
However, Huntington and TCF are including in this joint proxy statement/prospectus certain unaudited prospective financial information for Huntington and TCF that was made available as described below. We refer to this information collectively as the “prospective financial information.” A summary of certain significant elements of this information is set forth below and is included in this joint proxy statement/prospectus solely for the purpose of providing holders of Huntington common stock and holders of TCF common stock access to certain nonpublic information made available to Huntington and TCF and their respective boards of directors and financial advisors.
Neither Huntington nor TCF endorses the prospective financial information as necessarily predictive of actual future results. Furthermore, although presented with numerical specificity, the prospective financial information reflects numerous estimates and assumptions made by Huntington senior management or TCF senior management, as applicable, at the time such prospective financial information was prepared or approved for use by the financial advisors and represents Huntington senior management’s or TCF senior management’s respective evaluation of Huntington’s and TCF’s expected future financial performance on a stand-alone basis, without reference to the merger (except as expressly set forth below under “—Certain Estimated Synergies Attributable to the Merger”). In addition, since the prospective financial information covers multiple years, such information by its nature becomes subject to greater uncertainty with each successive year. These and the other estimates and assumptions underlying the prospective financial information involve judgments with respect to, among other things, economic, competitive, regulatory and financial market conditions and future business decisions that may not be realized and that are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, including, among other things, the inherent uncertainty of the business and economic conditions affecting the industries in which Huntington and TCF operate and the risks and uncertainties described under “Risk Factors” beginning on page 42 and “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 40 and in the reports that Huntington and TCF file with the SEC from time to time, all of which are difficult to predict and many of which are outside the control of Huntington and TCF and will be beyond the control of the combined company. There can be no assurance that the underlying assumptions or projected results will be realized, and actual results could differ materially from those reflected in the prospective financial information, whether or not the merger is completed. Further, these assumptions do not include all potential actions that the senior management of Huntington or TCF could or might have taken during these time periods. The inclusion in this joint proxy statement/prospectus of the unaudited prospective financial information below should not be regarded as an indication that Huntington, TCF or their respective boards of directors or advisors considered, or now consider, this prospective financial information to be material information to any holders of Huntington common stock or holders of TCF common stock, as the case may be, particularly in light of the inherent risks and uncertainties associated with such prospective financial information, or that it should be construed as financial guidance, and it should not be relied on as such. This information was prepared solely for internal use and is subjective in many respects and thus is susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. The prospective financial information is not fact and should not be relied upon as necessarily indicative of actual future results. The prospective financial information also reflects numerous variables, expectations and assumptions available at the time it was prepared as to certain business decisions that are subject to change and does not take into account any circumstances or events occurring after the date they were prepared, including the transactions contemplated by the merger agreement or the possible financial and other effects on Huntington or TCF of the merger, and does not attempt to predict or suggest actual future results of the combined company or give effect to the merger, including the effect of negotiating or executing the merger agreement, the costs that may be incurred in connection with consummating the merger, the potential synergies that may be achieved by the combined company as a result of the merger (except as expressly set forth below under “—Certain Estimated Synergies Attributable to the Merger”), the effect on Huntington or TCF of any business or strategic decision or action that has been or will be taken as a result of the merger agreement having been executed, or the effect of any business or strategic decisions or actions which would likely have been taken if the merger agreement had not been executed, but which were instead altered, accelerated, postponed or not taken in anticipation of the merger. Further, the prospective financial information does not take into account the effect of any possible failure of the merger to occur. No assurances can be given that if the prospective financial information and the underlying assumptions had been prepared as of the date of this joint proxy statement/prospectus, similar assumptions would be used. In addition, the prospective financial information may not reflect the manner in which the combined company would operate after the merger.
The prospective financial information was not prepared for the purpose of, or with a view toward, public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information, published guidelines of the SEC regarding forward-looking statements or generally accepted accounting principles. As described and subject to the above, the prospective financial information included in this document has been provided by Huntington’s and TCF’s management. PricewaterhouseCoopers LLP (Huntington's independent registered public accounting firm), KPMG LLP (TCF’s independent registered public accounting firm), or any other independent accounting firm have not audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the accompanying prospective financial information and, accordingly, PricewaterhouseCoopers LLP and KPMG LLP do not express an opinion or any other form of assurance with respect thereto. The PricewaterhouseCoopers LLP and KPMG LLP reports incorporated by reference to this document relate to Huntington’s and TCF’s previously issued financial statements. It does not extend to the prospective financial information and should not be read to do so.
TCF Prospective Financial Information
The following table presents the consensus Wall Street research estimates for TCF’s 2020 through 2022 net income available to TCF common shareholders, diluted EPS and total risk weighted assets, which we refer to collectively as the TCF street estimates, that were used by KBW at the direction of TCF management in the financial analyses performed in connection with KBW’s opinion:
($ in millions, except per share)	2020E	2021E	2022E
Net Income to Common	$230	$418	$494
Diluted EPS	$1.51	$2.75	$3.30
	6/30/21	12/31/21	12/31/22
Total Risk-Weighted Assets	$36,109	$36,768	$38,522
For purposes of extrapolating TCF financial results, TCF senior management provided KBW with, among other things, estimated long-term annual growth rates of 5% for TCF’s net income and for TCF’s risk weighted assets, an estimated pre-tax cost of cash of 1.05% and an estimated marginal tax rate of 18.0%.
The prospective financial information with respect to TCF provided to Goldman Sachs by Huntington management and approved by Huntington for use by Goldman Sachs and used by Goldman Sachs in performing its financial analysis with respect to TCF on a stand-alone basis was prepared by Huntington management to reflect the following consensus median Wall Street research estimates for the years ending December 31, 2020, 2021 and 2022:
($ in millions, except per share)	2020E	2021E	2022E
Net Income to Common	$226	$417	$494
Diluted EPS	$1.49	$2.75	$3.30
Total Assets	$45,729	$46,420	$48,219

In addition, the following prospective financial information with respect to TCF for the years ending December 31, 2023 through 2025 was extrapolated by Huntington management based on certain long-term growth rate and other assumptions and approved by Huntington for use by Goldman Sachs and used by Goldman Sachs in performing its financial analysis with respect to TCF on a stand-alone basis: (1) estimated net income to common of $549 million, $580 million and $620 million, (2) estimated diluted EPS of $3.67, $3.87 and $4.14, and (3) estimated total assets of $50,630 million, $53,162 million and $55,820 million for calendar years 2023, 2024 and 2025, respectively.
Huntington Prospective Financial Information
The following table presents the consensus Wall Street research estimates for Huntington’s 2020 through 2022 net income available to Huntington common shareholders, diluted EPS and total risk weighted assets, which we refer to collectively as the Huntington street estimates, that were used by KBW at the direction of TCF management in the financial analyses performed in connection with KBW’s opinion:
($ in millions, except per share)	2020E	2021E	2022E
Net Income to Common	$722	$1,074	$1,263
Diluted EPS	$0.70	$1.05	$1.25
	6/30/21	12/31/21	12/31/22
Total Risk-Weighted Assets	$88,290	$89,392	$92,247
For purposes of extrapolating Huntington’s financial results, Huntington senior management provided KBW with, among other things, estimated long-term annual growth rates of 3% for Huntington’s net income and for Huntington’s risk weighted assets, an estimated pre-tax cost of cash of 1.05% and an estimated marginal tax rate of 18.0%.
The prospective financial information with respect to Huntington provided to Goldman Sachs by Huntington management and approved by Huntington for use by Goldman Sachs and used by Goldman Sachs in performing its financial analysis with respect to Huntington on a stand-alone basis included the following annual forecasts for the years ending December 31, 2020, 2021 and 2022:
($ in millions, except per share)	2020E	2021E	2022E
Net Income to Common	$710	$1,337	$1,364
Diluted EPS	$0.69	$1.29	$1.33
Total Assets	$116,741	$115,559	$119,499
In addition, the following prospective financial information with respect to Huntington for the years ending December 31, 2023 through 2025 was extrapolated by Huntington management based on certain long-term growth rate and other assumptions and approved by Huntington for use by Goldman Sachs and used by Goldman Sachs in performing its financial analysis with respect to Huntington on a stand-alone basis: (1) estimated net income to common of $1,455 million, $1,478 million and $1,557 million, (2) estimated diluted EPS of $1.45, $1.48 and $1.59, and (3) estimated total assets of $125,474 million, $131,747 million and $138,335 million for calendar years 2023, 2024 and 2025, respectively.
Certain Estimated Synergies Attributable to the Merger
TCF management and Huntington management jointly developed and provided to their respective boards of directors certain prospective financial information relating to the anticipated cost synergies to be realized by the combined company beginning in 2021. Such prospective financial information also was (i) provided to KBW and approved by TCF for KBW’s use and reliance, and (ii) provided to Goldman Sachs and approved by Huntington for Goldman Sachs’ use and reliance, in each case in connection with such financial advisors’ respective financial analyses and opinions as described in this joint proxy statement/prospectus under “—Opinion of TCF’s Financial Advisor” and “—Opinion of Huntington’s Financial Advisor.”
The cost synergies consisted of estimated cost savings equal to 40% of TCF’s core pre-initiative cash noninterest expense excluding depreciation and amortization, or approximately $490 million in pre-tax cost synergies, phased in 50% during 2021, 75% in 2022 and 100% thereafter, with a 3% annual growth in cost savings base in 2022 and thereafter.

The prospective financial information prepared by Huntington management with respect to TCF on a stand-alone basis was adjusted by Huntington management to give effect to the estimated cost synergies and certain purchase accounting adjustments, certain restructuring charges, and other assumptions related to the merger to derive prospective financial information with respect to TCF after giving effect to the merger, which was provided to Goldman Sachs by Huntington management and approved by Huntington for use by Goldman Sachs and used by Goldman Sachs in performing its financial analysis with respect to TCF after giving effect to the merger, and included estimated net income to common of $135 million in the second half of 2021 (or $315 million excluding certain restructuring charges), and estimated net income to common of $568 million (or $748 million excluding certain restructuring charges), $761 million, $837 million and $970 million for calendar years 2022, 2023, 2024 and 2025, respectively.
See above in this the section for further information regarding the uncertainties underlying the synergy estimates as well as the sections entitled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” beginning on pages 40 and 42, respectively, for further information regarding the uncertainties and factors associated with realizing synergies in connection with the merger.
General
The prospective financial information was prepared separately using, in some cases, different assumptions, and the different estimates are not intended to be added together. Adding the prospective financial information together for the two companies is not intended to represent the results the combined company will achieve if the merger is completed and is not intended to represent forecasted financial information for the combined company if the merger is completed.
By including in this joint proxy statement/prospectus a summary of the prospective financial information, neither Huntington nor TCF nor any of their respective representatives has made or makes any representation to any person regarding the ultimate performance of Huntington or TCF compared to the information contained in the prospective financial information. Neither Huntington, TCF, nor, after completion of the merger, the combined company, undertakes any obligation to update or otherwise revise the prospective financial information to reflect circumstances existing since their preparation or to reflect the occurrence of subsequent or unanticipated events, even in the event that any or all of the underlying assumptions are shown to be inappropriate, or to reflect changes in general economic or industry conditions. None of Huntington, TCF or their respective advisors or other representatives has made, makes or is authorized in the future to make any representation to any shareholder of Huntington or TCF or other person regarding Huntington’s or TCF’s ultimate performance compared to the information contained in the prospective financial information or that the results reflected in the prospective financial information will be achieved. The prospective financial information included above is provided because it was made available to and considered by Huntington and TCF and their respective boards of directors and financial advisors in connection with the merger.
In light of the foregoing, and considering that the Huntington and TCF special meetings will be held several months after the prospective financial information was prepared, as well as the uncertainties inherent in any forecasted information, Huntington shareholders and TCF shareholders are cautioned not to place unwarranted reliance on such information, and are urged to review Huntington’s and TCF’s most recent SEC filings for a description of their reported financial results and the financial statements of Huntington and TCF incorporated by reference in this joint proxy statement/prospectus. See the section entitled “Where You Can Find More Information.” The prospective financial information summarized in this section is not included in this joint proxy statement/prospectus in order to induce any holder of Huntington common stock to vote in favor of the Huntington merger proposal or any of the other proposals to be voted on at the Huntington special meeting or to induce any holder of TCF common stock to vote in favor of the TCF merger proposal or any of the other proposals to be voted on at the TCF special meeting.
Interests of TCF’s Directors and Executive Officers in the Merger
In considering the recommendation of the TCF board of directors with respect to the merger, TCF shareholders should be aware that certain of TCF’s directors and executive officers have interests in the merger, including financial interests, that may be different from, or in addition to, the interests of the other shareholders of TCF generally. The TCF board of directors was aware of and considered these interests during its deliberations on the merits of the merger and in determining to recommend to TCF shareholders that they vote for the TCF merger proposal and thereby approve the transactions contemplated by the merger agreement, including the merger. See the sections entitled “The Merger—Background of the Merger” and “The Merger—TCF’s Reasons for the Merger; Recommendation of TCF’s Board of Directors” in this joint proxy statement/prospectus. These interests are described in more detail below, and certain of them are quantified in the narrative and table below.
Treatment of Outstanding TCF Equity Awards
The outstanding TCF equity awards held by TCF’s executive officers immediately prior to the effective time will be generally treated in the same manner as those TCF equity awards held by other employees of TCF, and in each case, except as described below, will be treated in accordance with the terms and conditions that were applicable to such awards before the effective time. As further described in “The Merger Agreement—Treatment of TCF Equity Awards,” at the effective time of the merger, each outstanding TCF equity award granted under TCF’s equity compensation plans, other than unvested TCF restricted stock awards held by non-employee directors, will be converted into a corresponding award with respect to Huntington common stock, with the number of shares underlying such award (and, in the case of TCF stock options, the applicable exercise price) adjusted based on the exchange ratio in the merger. Each such award will continue to be subject to the same terms and conditions as applied to the award immediately prior to the effective time of the merger, except that, in the case of TCF restricted stock unit awards subject to performance-based vesting conditions, the number of shares underlying the award will be determined with any performance goals deemed satisfied at the greater of the target and actual level of performance through the most recently completed calendar quarter prior to the effective time of the merger as reasonably determined by the compensation committee of the TCF board of directors in the ordinary course consistent with past practice. At the effective time of the merger, each outstanding unvested TCF restricted stock award that is held by a non-employee director will vest and be converted into the right to receive the merger consideration in respect of each share of TCF common stock subject to such TCF restricted stock award immediately prior to the effective time of the merger.
Each TCF equity award agreement governing the treatment of such awards provides for “double-trigger” vesting if the executive officer is terminated by TCF without cause, or if the executive officer terminates his or her employment for good reason (each, a “qualifying termination”) upon or within in the two (2)-years following a change in control. In addition, TCF’s executive officers are also party to employment and change-in-control agreements with TCF that include similar “double-trigger” vesting provisions (other than in the case of Mr. McComish, whose awards are governed by the applicable award agreements) that provide that, upon a qualifying termination within two (2)-years following a change in control, subject to the execution and non-revocation of a release of claims, the executive officer’s unvested TCF stock options will fully vest and, other than with respect to TCF stock options granted to certain executive officers prior to November 2, 2017, remain exercisable until the earlier of three (3) years following such qualifying termination and the remaining term of such TCF stock option, and unvested time-vested TCF restricted stock unit awards and unvested TCF restricted stock unit awards formerly subject to performance conditions will fully vest.
The closing of the merger will constitute a change in control for purposes of the TCF equity awards. Accordingly, if the executive officer experiences a qualifying termination within the two (2)-year period following the closing of the merger, all unvested TCF stock options, TCF restricted stock awards and TCF restricted stock unit awards, including those subject to performance-based vesting conditions (which will be considered earned upon the closing at the greater of target and actual level of performance through the most recently completed calendar quarter prior to the merger) will fully vest.
For an estimate of the amounts that would be realized by each of TCF’s named executive officers upon a qualifying termination event in settlement of his unvested TCF equity awards, see “—Merger-Related Compensation for TCF’s Named Executive Officers—Golden Parachute Compensation” below. The estimated aggregate amount that would be realized by the twelve (12) executive officers who are not named executive officers in settlement of their unvested TCF equity awards that were outstanding on February 8, 2021 (including associated dividend equivalent rights and cash dividend rights accrued thereon) if the merger was completed on February 8, 2021 and each executive officer experienced a qualifying termination on that date is $15,124,147. In addition, the estimated aggregate amount that would be realized by the thirteen (13) TCF non-employee directors in settlement of their TCF equity awards (including associated dividend equivalent rights and cash dividend rights accrued thereon) that are outstanding as of February 8, 2021 if the effective time occurred on February 8, 2021 is $2,001,009. These amounts are calculated using a price per share of TCF common stock of $36.78 (the average closing price of TCF common stock on the first five (5) business days following the announcement of the merger) and, in the case of TCF restricted stock unit awards with performance-based vesting conditions, assumed target performance. These amounts do not attempt to forecast any additional equity grants, issuances or forfeitures that may occur prior to the closing of the merger and do not include the dividend equivalent rights that will accrue as of February 12, 2021. As a result of the foregoing assumptions, which may or may not be accurate on the relevant date, the actual amounts, if any, to be realized by TCF’s executive officers who are not named executive officers and directors may materially differ from the amounts set forth above.
TCF Employment Agreements
TCF is party to employment agreements with the following named executive officers: Messrs. Provost, Torgow, Shafer, Jones, and Maass.
Employment Agreement of David T. Provost
On December 13, 2020, TCF entered into an employment agreement with David T. Provost (the “Provost employment agreement”), its Chief Executive Officer, which will continue for an initial two (2)-year period from such date that will automatically extend for an additional two (2)-year period from the date of a change in control of TCF. The effective time of the merger will constitute a change in control under the Provost employment agreement. Under the Provost employment agreement, Mr. Provost is entitled to receive:
•	an annual salary of at least $1.00, subject to annual review and adjustment;
•	participation in annual bonus opportunity and equity programs starting in calendar year 2021, with a target bonus opportunity of $950,000;
•	participation in long-term equity or equity-based incentive programs, with an annual aggregate grant date target value equal to at least $1.9 million;
•	participation in the same benefit plans as apply to TCF’s senior executives generally on the same terms and conditions; and
•	certain specified perquisites, including an auto allowance and payment of certain membership fees.
The Provost employment agreement provides that Mr. Provost is eligible for certain benefits, including severance, upon certain terminations of employment not in connection with a change in control. In addition, if Mr. Provost is terminated other than for “cause” or resigns for “good reason” within six (6)-months prior to or two (2)-years following a change in control (a “change-in-control termination”), including the merger, subject to the execution and non-revocation of a release of claims, he will be entitled to change-in-control severance as follows:
•
the sum of (i) the greater of (a) $2.85 million and (b) three (3) times his then-base salary, disregarding any reduction in base salary due to a good-reason termination, if applicable, plus (ii) three (3) times the average of his bonuses under TCF’s annual executive incentive plan for each of the three (3) most recently completed calendar years of his employment with TCF (with each such bonus calculated at the higher of $1.5 million and actual bonus paid), with a portion payable in a lump-sum and the remaining portion payable over 104 weeks in equal installments;

•	twelve (12)-months of outplacement services through an external firm following termination; and
•	a lump-sum health care stipend of $10,000 that may be used for any purpose.
In addition, the equity award treatment described above under the heading “—Treatment of Outstanding TCF Equity Awards” will apply.
Under the Provost employment agreement, Mr. Provost agreed to covenants of confidentiality, non-competition, non-solicitation and non-disparagement. Under the Provost employment agreement, if any payments would be subject to excise taxes under Section 4999 of the Code, such payments will be reduced to the extent necessary so that no portion of the payments are subject to excise taxes, but only if reducing the payments provides Mr. Provost with a net after-tax benefit that is greater than if the reduction is not made.
In addition, TCF may award Mr. Provost a prorated bonus in respect of the 2021 performance year, with such amount to be paid immediately prior to the closing of the merger.

For an estimate of the amounts that would be payable to Mr. Provost upon a change-in-control termination under the Provost employment agreement, see “—Merger-Related Compensation for TCF’s Named Executive Officers—Golden Parachute Compensation” below.
Employment Agreement of Gary Torgow
On December 13, 2020, TCF entered into an employment agreement with Gary Torgow (the “Torgow employment agreement”), the Executive Chairman of TCF’s Board of Directors, that superseded and replaced his prior amended and restated retention agreement with TCF, dated March 10, 2020. The Torgow employment agreement provides for an initial two (2)-year period that will automatically extend for an additional two (2)-year period from the date of a change in control. The effective time of the merger will constitute a change in control under the Torgow employment agreement. Under the Torgow employment agreement, Mr. Torgow is entitled to receive:
•	an annual salary of at least $950,000, subject to annual review and adjustment;
•	participation in annual bonus opportunity and equity programs with a target bonus opportunity of one hundred percent (100%) of base salary;
•	participation in long-term equity or equity-based incentive programs, with an annual aggregate grant date target value equal to at least two (2) times his base salary;
•	participation in the same benefit plans as apply to TCF’s senior executives generally on the same terms and conditions; and
•	certain specified perquisites, including an auto allowance and payment of certain membership fees.
The Torgow employment agreement provides that Mr. Torgow is eligible for certain benefits, including severance, upon certain terminations of employment not in connection with a change in control. In addition, if Mr. Torgow experiences a change-in-control termination, subject to the execution and non-revocation of a release of claims, he will be entitled to receive change-in-control severance as follows:
•
the sum of (i) three (3) times his then-base salary (disregarding any reduction in base salary due to a good-reason termination, if applicable), plus (ii) three (3) times the average of his bonuses under TCF’s annual executive incentive plan for each of the three (3) most recently completed calendar years of his employment with TCF (with each such bonus calculated at the higher of $1.5 million and actual bonus paid), with a portion payable in a lump sum and the remaining portion payable over 104 weeks in equal installments;

•	twelve (12)-months of outplacement services through an external firm following termination; and
•	a lump-sum health care stipend of $10,000 that may be used for any purpose.
In addition, the equity award treatment described above under the heading “—Treatment of Outstanding TCF Equity Awards” will apply.
Under the Torgow employment agreement, Mr. Torgow agreed to covenants of confidentiality, non-competition, non-solicitation and non-disparagement. Under the Torgow employment agreement, if any payments would be subject to excise taxes under Section 4999 of the Code, such payments will be reduced to the extent necessary so that no portion of the payments are subject to excise taxes, but only if reducing the payments provides Mr. Torgow with a net after-tax benefit that is greater than if the reduction is not made.
In addition, TCF may award Mr. Torgow a prorated bonus in respect of the 2021 performance year and grant him a cash transition award, with each such amount to be paid immediately prior to the closing of the merger. As of the date hereof, the amount of Mr. Torgow's cash transition award has not been determined but, if paid, is not expected to be greater than $6,000,000.
For an estimate of the amounts that would be payable to Mr. Torgow upon a change-in-control termination under the Torgow employment agreement, see “—Merger-Related Compensation for TCF’s Named Executive Officers—Golden Parachute Compensation” below.

Employment Agreements of Messrs. Shafer, Jones, and Maass
On December 13, 2020, each of Messrs. Shafer, Jones, and Maass entered into an amended and restated employment agreement that superseded and replaced each executive officer’s existing executive employment agreement with TCF (effective July 31, 2019, August 1, 2019, and December 13, 2019, respectively). The term of each employment agreement will be automatically extended until the second anniversary of a change in control, such as the merger. Under each executive officer’s employment agreement, if the executive experiences a change-in-control termination, each executive officer will be eligible to receive, subject to the execution and non-revocation of a release of claims:
•	a cash severance payment equal to:
○
with respect to Mr. Shafer, the sum of (i) three (3) times his then-base salary (disregarding any reduction in base salary due to a good-reason termination, if applicable), plus (ii) three (3) times the average of his bonuses under TCF’s annual executive incentive plan for each of the three (3) most recently completed calendar years of his employment with TCF (with each such bonus calculated at the higher of $1.5 million and actual bonus paid), with a portion payable in a lump sum and the remaining portion payable over 104 weeks in equal installments; or

○
with respect to Messrs. Jones and Maass, two (2) times the sum of (i) his then-base salary (disregarding any reduction in base salary due to a good-reason termination, if applicable), plus (ii) the average of his bonuses under TCF’s annual executive plan for each of the three (3) most recently completed calendar years of his employment with TCF (or such lesser number of completed calendar years that the executive officer has been employed by TCF), subject to Section 409A of the Code, payable in a lump sum;

•	a lump-sum cash health care stipend in the amount of $10,000, which can be used for any purpose; and
•	executive-level outplacement services for a period not to exceed twelve (12)-months.
In addition, the equity award treatment described above under the heading “—Treatment of Outstanding TCF Equity Awards” will apply.
Mr. Shafer’s amended and restated employment agreement also increased his minimum bonus threshold to $1.5 million for purposes of calculating severance and increased his annual equity grant target to two hundred percent (200%) of base salary.
Each of Messrs. Shafer, Jones, and Maass is subject to covenants of confidentiality, non-competition, non-solicitation and non-disparagement under his employment agreement. Under each employment agreement, if any payments would be subject to excise taxes under Section 4999 of the Code, such payments will be reduced to the extent necessary so that no portion of the payments is subject to excise taxes, but only if reducing the payments provides the executive officer with a net after-tax benefit that is greater than if the reduction is not made.
For an estimate of the amounts that would be payable to Messrs. Shafer, Jones, and Maass upon a qualifying termination in connection with the merger under their respective employment agreements, see “—Merger-Related Compensation for TCF’s Named Executive Officers—Golden Parachute Compensation” below.
Employment Agreements with Other TCF Executive Officers
TCF is also party to employment agreements with the following executive officers who are not named executive officers: Messrs. Butterfield, Green, Henak, Jackson, McComish, Regan, and Terpsma, and Mmes. Kuohn and Wendt. Under each of these employment agreements, if the executive officer experiences a change-in-control termination, subject to the execution and non-revocation of a release of claims, the executive officer is entitled to receive a severance payment, payable in a lump-sum, equal to one and one-half (1.5) times or two (2) times, as applicable, the sum of (a) his or her annual base salary (disregarding any reduction in base salary due to a good-reason termination) plus (b) an amount equal to the average of his or her annual performance bonuses during the three (3) most recently completed calendar years before the change-in-control event (or the lesser number of years such executive officer has been employed). Each executive officer will also receive a lump-sum health care stipend in the amount of $10,000 and executive-level outplacement services for a period not to exceed twelve (12) months.
In addition, the equity award treatment described above under the heading “—Treatment of Outstanding TCF Equity Awards” will apply.
Each executive officer is subject to covenants of confidentiality, non-competition, non-solicitation and non-disparagement under his or her employment agreement. Under each employment agreement, if any payments would be subject to excise taxes under Section 4999 of the Code, such payments will be reduced to the extent necessary so that no portion of the payments are subject to excise taxes, but only if reducing the payments provides the executive officer with a net after-tax benefit that is greater than if the reduction is not made.
The estimated aggregate value of the severance and other benefits described above (other than the equity award vesting, which is quantified above in “—Treatment of Outstanding TCF Equity Awards”) that would be payable to TCF’s nine (9) executive officers who are not named executive officers under their employment agreements with TCF if the merger were to be completed on February 8, 2021 and each executive officer experienced a change-in-control termination on that date is $13,979,710.
TCF Change-in-Control Agreements
TCF is party to change-in-control agreements (amended on December 13, 2020, in the case Mr. White, and entered into on such date in the case of Ms. Kelly) with the following executive officers who are not named executive officers: Messrs. Meringolo and White and Ms. Kelly. Under each change-in-control agreement, if the executive officer experiences a change-in-control termination, subject to the execution and non-revocation of a release of claims, the executive officer is entitled to receive a severance payment, payable in a lump sum, equal to one and one-half (1.5) times the sum of (a) his or her annual base salary (disregarding any reduction in base salary due to a good-reason termination) plus (b) an amount equal to the average of his or her annual performance bonuses during the three (3) most recently completed calendar years before the change-in-control event (or the lesser number of years such executive officer has been employed). Each executive officer will also receive continued payment of the employer portion of COBRA coverage for up to twelve (12)-months and executive-level outplacement services for a period not to exceed twelve (12)-months. In addition, the equity award treatment described above under the heading “—Treatment of Outstanding TCF Equity Awards” will apply.
Each executive officer who is party to a change-in-control agreement is subject to covenants of confidentiality, non-competition, non-solicitation and non-disparagement. Under each change-in-control agreement, if any payments would be subject to excise taxes under Section 4999 of the Code, such payments will be reduced to the extent necessary so that no portion of the payments are subject to excise taxes, but only if reducing the payments provides the executive officer with a net after-tax benefit that is greater than if the reduction is not made. The estimated aggregate value of the severance and other benefits described above (other than the equity award vesting, which is quantified above in “—Treatment of Outstanding TCF Equity Awards”) that would become payable to the three (3) TCF executive officers who are not named executive officers under their change-in-control severance agreements if the merger were completed on February 8, 2021, and such executive officers experienced a change-in-control termination on that date is $3,051,140.
Consulting Agreement with Dennis L. Klaeser
TCF is party to a consulting agreement with Mr. Klaeser (the “Klaeser consulting agreement”), TCF’s former Chief Financial Officer, dated as of August 5, 2020. The Klaeser consulting agreement has a two (2)-year term that commenced on October 2, 2020, and provides that Mr. Klaeser will receive an annual fee equal to $215,000 as compensation for providing consulting services in connection with strategic matters for TCF. In addition, Mr. Klaeser is eligible to receive a success fee for each successful transaction for which Mr. Klaeser provides material support during the term of the Klaeser consulting agreement. Any success fee is calculated in accordance with the terms of the Klaeser consulting agreement.
In connection with the merger, TCF has agreed that Mr. Klaeser will receive a success fee in satisfaction of the obligations under the Klaeser consulting agreement upon consummation of the merger, subject to certain conditions. For the anticipated amount of the success fee in connection with the merger that would be payable to Mr. Klaeser under the Klaeser consulting agreement, see “—Merger-Related Compensation for TCF’s Named Executive Officers—Golden Parachute Compensation” below.
Huntington Letter Agreements
On December 13, 2020, Huntington entered into a letter agreement (a “letter agreement”) with each of Messrs. Provost and Torgow with respect to the terms of his service as an advisor to Huntington after the consummation of the merger.
Each of Messrs. Provost and Torgow will serve as an advisor to Huntington through the third anniversary of the consummation of the merger. As compensation for the advisory services and the restrictive covenants described below, each of Messrs. Torgow and Provost will be entitled to a lump-sum cash payment of $3.25 million at the effective time and an annual advisory fee equal to $3.25 million for each of the first two (2) twelve (12)-month periods following the effective time and $2.75 million for the third twelve (12)-month period following the effective time. Such amounts (along with certain continued executive-level benefits) are the only compensation that either named executive officer will receive with respect to his service to Huntington and its affiliates following the closing of the merger in any capacity.
Under each letter agreement, each of Messrs. Provost and Torgow has agreed to be bound by certain restrictive covenants, including non-competition and non-solicitation covenants, for the five (5)-year period following the closing date of the merger. Messrs. Provost and Torgow will also be subject to indefinite confidentiality covenants.
Each letter agreement does not affect the severance and other benefits under the terms of the Provost employment agreement or the Torgow employment agreement, as described above in “—TCF Employment Agreements—Employment Agreement of David T. Provost” and “—TCF Employment Agreements—Employment Agreement of Gary Torgow.” Each letter agreement acknowledges that the termination of employment at the closing of the merger for each of Mr. Provost and Mr. Torgow will be deemed a “Change-in-Control Termination” under the Provost employment agreement and the Torgow employment agreement, respectively, and that each will be entitled to the severance and other benefits under such agreement that are described above and quantified below in the section entitled “—Merger-Related Compensation for TCF’s Named Executive Officers—Golden Parachute Compensation” upon his separation from service at the effective time of the merger.
Membership of the Board of Directors of the Huntington and The Huntington National Bank
The Huntington board of directors following the merger will consist of eighteen (18) directors, thirteen (13) of whom will be the current members of the Huntington board of directors and five (5) of whom will be current members of the TCF board of directors. For additional information, see “The Merger—Governance of the Combined Company After the Merger” beginning on page 109. Non-employee members of the Huntington board of directors will be compensated for such service. As of the date of this joint proxy statement/prospectus, no decisions have been made with respect to which current members of the TCF board of directors will serve on the Huntington board of directors after the merger.
In addition, as of the effective time of the bank merger, Mr. Torgow will be appointed as Chairman of the board of directors of The Huntington National Bank. Mr. Torgow will not be eligible to receive any additional compensation (other than the advisory fees described above in “—Huntington Letter Agreements”) for such service.
Huntington Employment Arrangements
Huntington has entered into agreements (the “Huntington agreements”) with the following TCF executive officers to set forth the terms of their post-closing employment with Huntington: Messrs. Shafer, Jones, Henak, Jackson, Regan and White and Mmes. Kuohn and Kelly. Each Huntington agreement will become effective upon the effective time and supersede his or her TCF employment or change-in-control agreement, described above in the sections entitled “—TCF Employment Agreements” and “—TCF Change-in-Control Agreements”, other than specific provisions (including all applicable restrictive covenants) that expressly survive. The Huntington agreements provide that the TCF executives will serve in the following positions: Mr. Shafer as Co-President of

Commercial Banking; Mr. Jones as Head of Middle Market Banking – Minnesota and Colorado and Chair for Minnesota and Colorado; Mr. Henak as Special Advisor to the executive leader(s) of the Commercial Banking Segment; Mr. Jackson as Risk Analytics, Reporting & Governance Officer; Mr. Regan as Operational Risk Director; Mr. White as Regional Diversity, Equity & Inclusion Director; Ms. Kuohn as HR Strategy & Colleague Experience Director; and Ms. Kelly as Executive Managing Director, Commercial Real Estate.
In consideration for their services, (i) Mr. Shafer will receive an annual base salary of $630,000 and be eligible for a target annual incentive opportunity for the 2021 and 2022 performance years of 115% of his base salary and an annual equity award for 2022 performance with a target opportunity of 215% of his base salary; (ii) Mr. Jones will receive an annual base salary of $600,000 and be eligible for a target annual incentive opportunity for the 2021 and 2022 performance years of 80% of his base salary and an annual equity award for 2022 performance with a target opportunity of 120% of his base salary; (iii) Mr. Henak will receive an annual base salary of $580,000 and be eligible for an incentive award for the 2021 performance year equal to $1,400,000; (iv) Mr. Jackson will receive an annual base salary of $350,000 and be eligible for a target annual incentive opportunity for the 2021 and 2022 performance years of 50% of his base salary and an annual equity award for 2022 performance with a target opportunity of 55% of his base salary; (v) Mr. Regan will receive an annual base salary of $300,000 and be eligible for a target annual incentive opportunity for the 2021 and 2022 performance years of 50% of his base salary and an annual equity award for 2022 performance with a target opportunity of 55% of his base salary; (vi) Mr. White will receive an annual base salary of $220,000 and be eligible for a target annual incentive opportunity for the 2021 and 2022 performance years of 35% of his base salary and an annual equity award for 2022 performance with a target opportunity of 25.5% of his base salary; (vii) Ms. Kuohn will receive an annual base salary of $425,000 and be eligible for a target annual incentive opportunity for the 2021 and 2022 performance years of 50% of her base salary and an annual equity award for 2022 performance with a target opportunity of 55% of her base salary; and (viii) Ms. Kelly will receive an annual base salary of $500,000 and be eligible for a target annual incentive opportunity for the 2021 and 2022 performance years of 90% of her base salary and an annual equity award for 2022 performance with a target opportunity of 140% of her base salary.
Each executive officer will be eligible for employee benefits no less favorable than those provided to similarly situated Huntington employees (though certain benefits may continue to be provided under the TCF benefits platform until fully integrated). Until the second anniversary of the effective time, the executive officers will not be eligible for severance or transition pay upon a termination of employment with Huntington, although upon the closing, Mr. Shafer will be eligible to enter into an executive agreement with Huntington that will provide for severance benefits equal to two and one-half times his annual base salary and target annual incentive award upon a qualifying termination following a change in control of Huntington.
To incentivize the aforementioned TCF executive officers to remain employed with Huntington after the effective time, each Huntington agreement provides that the executive officer will receive payments equal to the amount of potential severance payments (subject to reduction as determined to be necessary to avoid the excise tax under Section 4999 of the Code) under the executive officer’s preexisting TCF employment agreement or TCF change-in-control agreement that the executive officer would otherwise have become entitled to in connection with a qualifying termination at or within two (2) years following the closing. Each of Messrs. Shafer, Jones, Henak, Jackson and Regan and Ms. Kuohn will receive a portion of such severance amount in cash approximately sixty (60) days following the closing, subject to the execution and non-revocation of a release of claims. The remainder of the severance amount will be credited to a deferred compensation account and will be paid following the executive officer’s future “separation from service” (within the meaning of Section 409A of the Code), subject to the execution and non-revocation of a second release of claims. Mr. White and Ms. Kelly will receive the full amount of the potential severance payments under his or her TCF change-in-control agreement in cash approximately sixty (60) days following the closing, subject to the execution and non-revocation of a release of claims.
In connection with the merger, each executive officer’s TCF equity awards will be treated as described above in “—Treatment of Outstanding TCF Equity Awards” and will continue to vest based on the executive officer’s service to Huntington, subject to “double-trigger” vesting upon a qualifying termination within the two (2) years following the closing. However, each Huntington agreement (other than that with Mr. Henak) provides that the good reason trigger applicable to the executive officer’s equity awards will instead be based upon the compensation and terms set forth in the applicable Huntington agreement. In addition, effective January 1, 2022, the preexisting one (1) year advance written notice period under the retirement provisions applicable to Ms. Kuohn’s TCF equity awards will be reduced to two (2) months’ advance written notice.
Mr. Henak’s employment with Huntington will terminate on December 31, 2021, at which time he will receive the $10,000 health care stipend under his TCF employment agreement in accordance with the terms thereof. Prior to such date, Huntington and Mr. Henak will enter into a consulting agreement memorializing the terms of his service to Huntington as a consultant for a period of time after December 31, 2021. Ms. Kuohn’s employment with Huntington will terminate on December 31, 2022 or such earlier date as determined by Huntington. Subject to Mr. Henak’s and Ms. Kuohn’s satisfaction of his or her obligations under the Huntington agreement and the execution and non-revocation of a release of claims, these contemplated terminations will entitle the executive officer to the “double-trigger” vesting of his or her TCF equity awards described above.
Indemnification; Directors’ and Officers’ Insurance
Under the merger agreement, each present and former director and officer of TCF or any of its subsidiaries is entitled to continued indemnification and insurance coverage through the combined company for acts or omissions occurring at or prior to the effective time of the merger. For additional information, see “The Merger Agreement—Covenants and Agreements—Director and Officer Indemnification and Insurance” beginning on page 126.
Merger-Related Compensation for TCF’s Named Executive Officers
This section sets forth the information required by Item 402(t) of Regulation S-K regarding the compensation for each of TCF’s named executive officers that is based on or that otherwise relates to the merger. The merger-related compensation payable to these individuals is subject to a non-binding advisory vote of TCF’s shareholders, as described above in “TCF Proposals—Proposals 2: TCF Compensation Proposal.” The table below sets forth, for the purposes of this golden parachute disclosure, the amount of payments and benefits that each TCF named executive officer would receive, using the following assumptions:
•	The merger is consummated on February 8, 2021 (which is an assumed date solely for the purposes of calculations in this section);
•	Each of Messrs. Provost, Torgow, Shafer, Jones, and Maass experiences a qualifying termination of employment other than for “cause” immediately following the effective time;
•	Each of the named executive officer’s base salary rate and annual target bonus remain unchanged from those in place as of February 8, 2021;
•	2020 annual bonuses have been paid as of such qualifying termination of employment;
•	TCF equity awards that are outstanding as of February 8, 2021;
•	Performance under all performance-based TCF restricted stock unit awards is satisfied at the target performance level;
•	Dividend equivalent rights and cash dividend rights have been included in the estimates; and
•	A price per share of TCF common stock of $36.78, the average closing price per share over the first five business days following the announcement of the merger agreements.
The calculations in the table do not include amounts that TCF’s named executive officers were already entitled to receive or vested in as of the date of this joint proxy statement/prospectus. In addition, for each of Messrs. Provost and Torgow, the calculations in the table do not include any amounts that may become payable under the letter agreements with Mr. Provost and Mr. Torgow, as described in the section entitled “—Huntington Letter Agreements” or the employment arrangements with certain other named executive officers, as described in the section entitled “—Huntington Employment Arrangements,” as, in each case, those amounts are contingent upon, and will be paid as compensation for, services provided to Huntington following the closing. These amounts also do not reflect compensation actions that may occur after the date of this joint proxy statement/prospectus but before the effective time of the merger, including any additional equity grants, issuances or forfeitures that may occur prior to the closing of the merger. As a result of the foregoing assumptions, which may or may not actually occur or be accurate on the relevant date, including the assumptions described in the footnotes to the table, the actual amounts, if any, to be received by a named executive officer may materially differ from the amounts set forth below.

Golden Parachute Compensation
Name(1)	Cash ($)(2)	Equity ($)(3)	Perquisites/ Benefits ($)(4)	Total ($)
David T. Provost	$7,360,000	$146,024	$25,000	$7,531,024
Gary Torgow	$7,360,000	$7,327,025	$25,000	$14,712,025
Thomas C. Shafer	$7,360,000	$4,803,155	$25,000	$12,188,155
Michael S. Jones	$2,827,795	$2,635,005	$25,000	$5,487,800
Brian W. Maass	$2,286,281	$2,502,430	$25,000	$4,813,711
Craig R. Dahl	—	—	—	—
Dennis L. Klaeser	$4,250,000	—	—	$4,250,000
(1)
Messrs. Dahl and Klaeser terminated employment with TCF effective October 27, 2020 and October 1, 2020, respectively. Accordingly, as of the assumed effective time of the merger of February 8, 2021, Mr. Dahl is not entitled to merger-related compensation, and Mr. Klaeser is only entitled to the success fee under the Klaeser consulting agreement described above.

(2)	Cash. The cash amount payable to the named executive officers represents the following:
•
Pursuant to the employment agreement with each named executive officer (other than Messrs. Dahl and Klaeser) described in the section entitled “—TCF Employment Agreements,” cash severance calculated as follows: for Mr. Provost, the sum of (i) $2.85 million, plus (ii) three (3) times the average of his bonuses under TCF’s annual executive incentive plan for each of the three (3) most recently completed calendar years of his employment with TCF (with each such bonus calculated at the higher of $1.5 million and actual bonus paid); for each of Messrs. Torgow and Shafer, the sum of (i) three (3) times his base salary, plus (ii) three (3) times the average of his bonuses under TCF’s annual executive incentive plan for each of the three (3) most recently completed calendar years of his employment with TCF (with each such bonus calculated at the higher of $1.5 million and actual bonus paid); and for each of Messrs. Jones and Maass, two (2) times the sum of (i) his base salary, plus (ii) the average of his bonuses under TCF’s annual executive plan for each of the three (3) most recently completed calendar years of his employment with TCF (or such lesser number of completed calendar years that the executive officer has been employed by TCF);

•
Cash totals shown in the above table consist of cash severance noted in the paragraph above, plus pursuant to the employment agreement with each named executive officer (other than Messrs. Dahl and Klaeser) described in the section entitled “—TCF Employment Agreements,” a $10,000 lump-sum stipend, which is intended to fund payment for health coverage but may be used for any purpose; and

•
For Mr. Klaeser, a success fee for his consulting services rendered in connection with the merger equal to $4,250,000 that will become payable at the effective time under the Klaeser consulting agreement, as described in the section entitled “—Consulting Agreement with Dennis L. Klaeser.”

•
The cash amounts payable to each named executive officer are “double-trigger,” or are payable only upon a qualifying termination in connection with the merger (except for the consulting fee payable to Mr. Klaeser, which is “single-trigger” and will be payable upon the effective time).

(3)
Equity. As described in “—Treatment of Outstanding TCF Equity Awards,” at the effective time, each outstanding TCF equity award held by the named executive officers (except as described below) will be converted into a corresponding award with respect to Huntington common stock, with the number of shares underlying such award (and, in the case of TCF stock options, the applicable exercise price) adjusted based on the exchange ratio. In the case of TCF restricted stock unit awards subject to performance vesting conditions, the number of shares underlying the converted award will be determined with any performance goals deemed satisfied at the greater of the target and actual level of performance through the most recently completed calendar quarter prior to the effective time. Any such converted equity awards will vest upon a qualifying termination in connection with the merger (i.e., “double-trigger”), other than the 3,860 TCF restricted stock awards granted to Mr. Provost in his prior capacity as a non-employee director, which awards will fully vest at the effective time (i.e., “single-trigger”) in accordance with the terms and conditions applicable to such awards prior to the effective time.

The components of the amounts shown under the “Equity” in the table above are set forth below:
Name	Accelerated TCF Stock Options ($)(a)	Accelerated TCF Restricted Stock Awards ($)(b)	Accelerated TCF Restricted Stock Unit Awards ($)	Accelerated Performance TCF Restricted Stock Unit Awards ($)(c)	Accelerated Dividend Equivalents ($)(d)	Total ($)
David Provost	—	$141,971	—	—	$4,053	$146,024
Gary Torgow	—	—	$4,166,255	$2,976,164	$184,606	$7,327,025
Thomas Shafer	$0	—	$3,534,852	$1,074,859	$193,444	$4,803,155
Michael Jones	—	$100,998	$1,639,505	$817,840	$76,662	$2,635,005
Brian Maass	—	$81,321	$1,657,160	$707,132	$56,817	$2,502,430
Craig R. Dahl	—	—	—	—	—	—
Dennis L. Klaeser	—	—	—	—	—	—
(a)
Mr. Shafer is the only named executive officer with unvested TCF stock options (holding 3,433 unvested TCF stock options with an exercise price of $46.95 per share and 5,328 unvested TCF stock options with an exercise price of $53.72 per share); however, such TCF stock options are out-of-the-money based on the assumed price per share of TCF common stock of $36.78, and thus no value for such awards is included in this table.

(b)
Mr. Provost holds 3,860 unvested TCF restricted stock awards that he received as a non-employee director. This amount is “single-trigger” and will be realized at the effective time without regard to whether Mr. Provost experiences a qualifying termination of employment.

(c)	As described above, the table assumes that performance under any TCF restricted stock unit awards subject to performance vesting conditions is met at the target performance level.
(d)	This column also includes accrued cash dividends.
(4)
Perquisites/Benefits. The amount in this column reflects twelve (12)-months of outplacement services through an external firm following termination, estimated at $25,000. Such amount is “double-trigger,” or payable only upon a qualifying termination in connection with the merger.

Governance of the Combined Company After the Merger
Charter Amendment
In connection with the merger, Huntington’s charter will be amended to increase the number of authorized shares of Huntington common stock from one billion five hundred million (1,500,000,000) shares to two billion two hundred fifty million shares (2,250,000,000). A copy of the Huntington charter amendment is attached to this joint proxy statement/prospectus as Annex B.
At the effective time, the charter of Huntington, as in effect immediately prior to the effective time, as amended as described above, will be the charter of the combined company until thereafter amended in accordance with applicable law.
Bylaws
At the effective time, the bylaws of Huntington, as in effect immediately prior to the effective time, will be the bylaws of the combined company until thereafter amended in accordance with applicable law.
Board of Directors
As of the effective time, the number of directors constituting the Huntington board of directors will be increased by five (5) for a total of eighteen (18) directors, and five (5) current directors of TCF (the “TCF directors”) will be appointed to the board of directors of Huntington. Each of the TCF directors will be designated by TCF, subject to the approval of the Huntington board of directors (not to be unreasonably withheld). One TCF director will not stand for reelection to the Huntington board of directors at Huntington’s 2022 annual meeting of shareholders. In addition, as of the effective time of the bank merger, Gary Torgow will be appointed as Chairman of the board of directors of The Huntington National Bank. Following the effective time, the meetings of the Huntington board of directors and, following the effective time of the bank merger, the board of directors of The Huntington National Bank will rotate between (i) Columbus and (ii) Detroit / Minneapolis.
Headquarters and Operations
The combined company and its subsidiaries will have dual headquarters for banking operations in Columbus, Ohio, and Detroit, Michigan, with the headquarters of the consumer banking operations of the combined company and its subsidiaries being located in Columbus, Ohio and the headquarters of the commercial banking operations of the combined company and its subsidiaries being located in Detroit, Michigan. The headquarters of the combined company and the main office of The Huntington National Bank will be located in Columbus, Ohio. Under the merger agreement, Huntington and TCF (A) agree that it is the intention of the combined company to increase total employment in the planned TCF headquarters building located at the corner of Woodward and Elizabeth Streets in Detroit, Michigan to at least eight hundred (800) employees and (B) recognize the continued importance of Minneapolis, Midland and Chicago to the combined company and its subsidiaries.
Foundation
At or prior to the closing, Huntington will contribute $50 million to establish the foundation, dedicated to supporting primarily any markets in which Huntington operates. TCF’s current Executive Chairman and TCF’s current Chief Executive Officer will recommend and allocate such funds in a manner generally consistent with Huntington’s recommended charitable giving guidelines, and will periodically report to Huntington regarding the activities, contributions and grants made by the foundation. TCF’s current Executive Chairman and TCF’s current Chief Executive Officer may fully distribute the foundation’s funds over a seven (7)-year period from the closing date (and may not fully distribute such funds prior to the end of such period).
Accounting Treatment
Huntington prepares its financial statements in accordance with GAAP. The merger will be accounted for as an acquisition of TCF by Huntington under the acquisition method of accounting in accordance with GAAP. Huntington will be treated as the acquirer for accounting purposes.
Regulatory Approvals
To complete the merger and bank merger, Huntington and TCF need to obtain approvals or consents from, or make filings with, a number of U.S. federal and state bank and other regulatory authorities. Subject to the terms of the merger agreement, Huntington and TCF have agreed to cooperate with each other and use reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings (and in the case of the applications, notices, petitions and filings required to obtain the requisite regulatory approvals, use their reasonable best efforts to make such filings within forty-five (45) days of the date of the merger agreement), to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and governmental entities which are necessary or advisable to consummate the transactions contemplated by the merger agreement (including the merger and the bank merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties and governmental entities. These approvals include, among others, the approval of the merger and bank merger by the Federal Reserve Board and the OCC, respectively. Nothing in the merger agreement will be deemed to require Huntington or TCF or any of their respective subsidiaries, and neither Huntington nor TCF nor any of their respective subsidiaries will be permitted (without the written consent of the other party), to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining any permits, consents, approvals and authorizations of governmental entities that would reasonably be likely to have a material adverse effect on the combined company and its subsidiaries, taken as a whole, after giving effect to the merger (a “materially burdensome regulatory condition”).
The approval of an application means only that the statutory and regulatory criteria for approval have been satisfied or waived. It does not mean that the approving authority has determined that the consideration to be received by holders of TCF common stock in the merger is fair. Regulatory approval does not constitute an endorsement or recommendation of the merger.
Huntington and TCF believe that the merger does not raise significant regulatory concerns and that they will be able to obtain all requisite regulatory approvals. However, there can be no assurance that all of the regulatory approvals described below will be obtained and, if obtained, there can be no assurances regarding the timing of the approvals, the companies’ ability to obtain the approvals on satisfactory terms or the absence of litigation challenging such approvals. In addition, there can be no assurance that such approvals will not impose conditions or requirements that, individually or in the aggregate, would or could reasonably be expected to have an adverse effect on the financial condition, results of operations, assets or business of the combined company following completion of the merger. There can likewise be no assurances that U.S. federal or state regulatory or competition authorities will not attempt to challenge the merger or, if such a challenge is made, what the result of such challenge will be.
Federal Reserve Board
The merger is subject to approval by the Federal Reserve Board pursuant to section 3 of the Bank Holding Company Act of 1956, as amended (the “BHC Act”). The Federal Reserve Board takes into consideration a number of factors when acting on applications under section 3 of the BHC Act. These factors include the financial and managerial resources of the companies and banks involved (including consideration of the capital adequacy, liquidity, and earnings performance, as well as the competence, experience and integrity of the officers, directors and principal shareholders, and the records of compliance with applicable laws and regulations) and future prospects of the combined company. The Federal Reserve Board also considers the effectiveness of the applicant in combatting money laundering, the convenience and needs of the communities to be served, as well as the extent to which the proposal would result in greater or more concentrated risks to the stability of the U.S. banking or financial system. The Federal Reserve Board may not approve a proposal that would have significant adverse effects on competition or on the concentration of resources in any banking market.

In considering an application under section 3 of the BHC Act, the Federal Reserve Board also reviews the records of performance of the relevant insured depository institutions under the Community Reinvestment Act (the “CRA”), pursuant to which the Federal Reserve Board must also take into account the record of performance of each of Huntington and TCF in meeting the credit needs of the entire community, including low- and moderate-income neighborhoods, served by their depository institution subsidiaries. In their most recent CRA performance evaluation, Huntington’s wholly owned subsidiary, The Huntington National Bank, and TCF’s wholly owned subsidiary, TCF National Bank, each received an overall regulatory rating of “outstanding.”
In addition, in connection with an interstate merger transaction, the Federal Reserve Board considers certain additional factors under the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the “Riegle-Neal Act”), including the capital position of the acquiring bank holding company, state laws regarding the minimum age of the bank to be acquired, the concentration of deposits on a nationwide and statewide basis, and compliance with any applicable state community reinvestment and antitrust laws.
The initial filing of the application to the Federal Reserve Board occurred on January 11, 2021. As part of the initial filing, Huntington and TCF offered to divest TCF branches in four Michigan banking markets with deposits totaling approximately $375 million, based on Summary of Deposit levels reported as of June 30, 2020, to address potential competitive concerns. There can be no assurance that the divestiture proposal will be accepted or deemed sufficient by the Federal Reserve Board. In addition, and as noted above, the Federal Reserve Board takes into consideration a number of factors in its evaluation of a merger application; the probable competitive effects of a proposed transaction is only one such factor.
Office of the Comptroller of the Currency
The merger of TCF National Bank with and into The Huntington National Bank requires the prior approval of the OCC under the National Bank Act, the Bank Merger Act, and the Riegle-Neal Act. In evaluating the application, the OCC will consider: (i) the financial and managerial resources of the banks party to the bank merger and the future prospects of the combined company, (ii) the convenience and needs of the community to be served and the record of the banks under the CRA, including their CRA ratings, (iii) the banks’ effectiveness in combating money-laundering activities, and (iv) the extent to which the proposal would result in greater or more concentrated risks to the stability of the U.S. banking or financial system.
Additionally, the OCC considers the capital level of the resulting bank, the conformity of the transaction to applicable law, the purpose of the merger, the impact of the merger on the safety and soundness of the bank, and the effect on the bank’s shareholders, depositors, other creditors and customers. In addition, in connection with an interstate bank merger transaction, such as the bank merger, the OCC considers certain additional factors under the Riegle-Neal Act, including the capital position of the acquiring bank, state laws regarding the minimum age of the bank to be acquired, the concentration of deposits on a nationwide and statewide basis, and compliance with any applicable state community reinvestment and antitrust laws. Under the Riegle-Neal Act, the OCC may approve an interstate merger transaction only if each constituent bank is adequately capitalized at the time the application for such transaction is filed with the OCC, and the OCC determines that the resulting bank will be well capitalized and well managed upon the consummation of the transaction.
The filing of the application to the OCC occurred on January 11, 2021.
Public Notice and Comments
The BHC Act, the Bank Merger Act and Federal Reserve Board and OCC regulations require published notice of, and the opportunity for public comment on, the applications to the Federal Reserve and the OCC. These agencies take into account the views of third-party commenters, particularly on the subject of the merging parties’ CRA performance and record of service to their communities. As part of the review process in merger transactions, the Federal Reserve Board and OCC frequently receive protests from community groups and others. These agencies are also authorized to hold one or more public hearings or meetings if the agencies determine that such hearings or meetings would be appropriate. The receipt of written comments or any public meeting or hearing could prolong the period during which the applicable application is under review by these agencies.
Department of Justice Review and Waiting Periods
In addition to the Federal Reserve Board, the DOJ conducts a concurrent competitive review of the merger to analyze the merger’s competitive effects and determine whether the merger would result in a violation of the antitrust laws. Transactions approved under section 3 of the BHC Act generally may not be completed until thirty

(30) days after the approval of the applicable federal agency is received, during which time the DOJ may challenge the transaction on antitrust grounds. With the approval of the applicable federal agency and the concurrence of the DOJ, the waiting period may be reduced to no less than fifteen (15) days. The commencement of an antitrust action would stay the effectiveness of such an approval unless a court specifically ordered otherwise.
In reviewing the merger, the DOJ could analyze the merger’s effect on competition differently than the Federal Reserve Board, and, thus, it is possible that the DOJ could reach a different conclusion than the Federal Reserve Board regarding the merger’s effects on competition. A determination by the DOJ not to object to the merger may not prevent the filing of antitrust actions by private persons or state attorneys general. There can be no assurance if and when DOJ clearance will be obtained, or as to the conditions or limitations that such DOJ approval may contain or impose.
On January 11, 2021, as part of the initial filing with the Federal Reserve Board, Huntington and TCF offered to divest TCF branches in four Michigan banking markets with deposits totaling approximately $375 million, based on Summary of Deposit levels reported as of June 30, 2020, to address potential competitive concerns. There can be no assurance that the divestiture proposal will be accepted or deemed sufficient by the DOJ.
Additional Regulatory Approvals and Notices
Notifications and/or applications requesting approval may be submitted to various other federal and state regulatory authorities and self-regulatory organizations.
Treatment of TCF Series C Preferred Stock and TCF Depositary Shares
In the merger, by virtue of the merger and without any action on the part of Huntington, TCF or any holder of securities thereof, each share of TCF series C preferred stock issued and outstanding immediately prior to the effective time will automatically be converted into the right to receive one (1) share of new Huntington preferred stock. Each outstanding share of TCF series C preferred stock is presently represented by TCF depositary shares that represent a 1/1000th interest in a share of the TCF series C preferred stock. Upon completion of the merger, Huntington will assume the obligations of TCF under the applicable deposit agreement. Each TCF depositary share will then become a Huntington depositary share.
Stock Exchange Listings
Huntington common stock is listed for trading on the NASDAQ under the symbol “HBAN.” TCF common stock is listed on NASDAQ under the symbol “TCF” and TCF depositary shares are listed for trading on the NASDAQ under the symbol “TCFCP.” In the merger, the TCF common stock and TCF depositary shares currently listed on the NASDAQ will be delisted from such exchange and deregistered under the Exchange Act.
Under the terms of the merger agreement, Huntington will cause the shares of Huntington common stock and new Huntington preferred stock (or depositary shares in respect thereof) to be issued in the merger to be approved for listing on the NASDAQ, subject to official notice of issuance, prior to the effective time. The merger agreement provides that neither Huntington nor TCF will be required to complete the merger if such shares are not authorized for listing on the NASDAQ, subject to official notice of issuance. Following the merger, shares of Huntington common stock will continue to be listed on the NASDAQ.
Appraisal or Dissenters’ Rights in the Merger
Under Section 3-202 of the MGCL, the holders of Huntington common stock will not be entitled to appraisal or dissenters’ rights in connection with the merger. Under Section 450.1762 of the MBCA, the holders of TCF common stock will not be entitled to appraisal or dissenters’ rights in connection with the merger if, on the record date for the TCF special meeting, TCF’s shares are listed on a national securities exchange. TCF common stock is currently listed on the NASDAQ, a national securities exchange, and is expected to continue to be so listed on the record date for the TCF special meeting. Accordingly, the holders of TCF common stock are not entitled to any appraisal or dissenters’ rights in connection with the merger.
Litigation Related to the Merger
On February 2, 2021, a complaint, captioned Shiva Stein v. TCF Financial Corporation et al., No. 1:21-cv-00273-JKB, was filed by a purported shareholder of TCF in the U.S. District Court for the District

of Maryland. The complaint names TCF, the TCF board of directors and Huntington as defendants. The complaint alleges, among other things, that the defendants caused a materially incomplete and misleading registration statement relating to the proposed merger to be filed with the SEC in violation of Section 14(a) and Section 20(a) of the Exchange Act and Rule 14a-9 promulgated thereunder. The complaint seeks, among other relief, an injunction preventing the closing of the merger unless and until defendants disclose the allegedly omitted material information, rescission of the merger to the extent already implemented or awarding of rescissory damages, damages and an award of attorneys’ and experts’ fees. Huntington and TCF believe the claims asserted in the lawsuit are without merit.
On February 6, 2021, a complaint captioned Maegon Cassell v. Huntington Bancshares Incorporated et al., No. 1:21-cv-00161-MN, was filed by a purported shareholder of Huntington in the U.S. District Court for the District of Delaware. The complaint names Huntington, the Huntington board of directors and TCF as defendants. The complaint alleges, among other things, that the defendants caused a materially incomplete and misleading registration statement relating to the proposed merger to be filed with the SEC in violation of Section 14(a) and Section 20(a) of the Exchange Act and Rule 14a-9 promulgated thereunder. The complaint seeks, among other relief, an injunction preventing the closing of the merger, rescission of the merger in the event consummated or awarding of rescissory damages, dissemination of an amended registration statement that does not contain any allegedly untrue statements of material fact, a declaration that defendants violated Section 14(a) and Section 20(a) of the Exchange Act as well as Rule 14a-9 promulgated thereunder and an award of attorneys’ and experts’ fees. Huntington and TCF believe the claims asserted in the lawsuit are without merit.
On February 9, 2021, a complaint captioned Joe Osterhout v. TCF Financial Corporation et al., No. 1:21-cv-00403-SKC, was filed by a purported shareholder of TCF in the U.S. District Court for the District of Colorado. The complaint names TCF and the TCF board of directors as defendants. The complaint alleges, among other things, that the defendants caused a materially incomplete and misleading registration statement relating to the proposed merger to be filed with the SEC in violation of Section 14(a) and Section 20(a) of the Exchange Act and Rule 14a-9 promulgated thereunder. The complaint seeks, among other relief, an injunction preventing the closing of the merger and any vote on the merger unless and until defendants disclose the allegedly omitted material information, rescission of the merger in the event consummated or awarding of rescissory damages, a declaration that defendants violated Section 14(a) and Section 20(a) of the Exchange Act and Rule 14a-9 promulgated thereunder and an award of attorneys’ fees and experts’ fees. Huntington and TCF believe that the claims asserted in the lawsuit are without merit.
On February 12, 2021, a complaint captioned Patrick Dionne v. Huntington Bancshares Incorporated et al., No. 1:21-cv-01297-VM, was filed by a purported shareholder of Huntington in the U.S. District Court for the Southern District of New York. The complaint names Huntington and the Huntington board of directors as defendants. The complaint alleges, among other things, that the defendants caused a materially incomplete and misleading registration statement relating to the proposed merger to be filed with the SEC in violation of Section 14(a) and Section 20(a) of the Exchange Act and Rule 14a-9 promulgated thereunder. The complaint seeks, among other relief, an injunction preventing the closing of the merger, dissemination of an amendment to the registration statement that does not contain any allegedly untrue statements of material fact and states all material facts allegedly required in it or necessary to make the statements contained therein not misleading, damages and an award of attorneys’ fees and experts’ fees. Huntington and TCF believe the claims asserted in the lawsuit are without merit.
There can be no assurances that additional complaints or demands will not be filed or made with respect to the merger. If additional similar complaints or demands are filed or made, absent new or different allegations that are material, neither Huntington nor TCF will necessarily announce them.

THE MERGER AGREEMENT
This section of the joint proxy statement/prospectus describes the material terms of the merger agreement. The description in this section and elsewhere in this joint proxy statement/prospectus is subject to, and qualified in its entirety by reference to, the complete text of the merger agreement, which is attached as Annex A to this joint proxy statement/prospectus and incorporated by reference herein. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. We urge you to read the full text of the merger agreement, as it is the legal document governing the merger. This section is not intended to provide you with any factual information about Huntington or TCF. Such information can be found elsewhere in this joint proxy statement/prospectus and in the public filings Huntington and TCF make with the SEC, as described in the section entitled “Where You Can Find More Information” beginning on page 178 of this joint proxy statement/prospectus.
Explanatory Note Regarding the Merger Agreement
The merger agreement and this summary of terms are included to provide you with information regarding the terms of the merger agreement. Factual disclosures about Huntington and TCF contained in this joint proxy statement/prospectus or in the public reports of Huntington or TCF filed with the SEC may supplement, update or modify the factual disclosures about Huntington and TCF contained in the merger agreement. The merger agreement contains representations and warranties by Huntington, on the one hand, and by TCF, on the other hand, made solely for the benefit of the other. The representations, warranties and covenants made in the merger agreement by Huntington and TCF were qualified and subject to important limitations agreed to by Huntington and TCF in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purpose of establishing circumstances in which a party to the merger agreement may have the right not to consummate the merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the merger agreement, rather than establishing matters as facts. The representations and warranties also may be subject to a contractual standard of materiality different from that generally applicable to shareholders and reports and documents filed with the SEC, and some were qualified by the matters contained in the confidential disclosure schedules that Huntington and TCF each delivered in connection with the merger agreement and certain documents filed with the SEC. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this joint proxy statement/prospectus, may have changed since the date of the merger agreement. Accordingly, the representations and warranties in the merger agreement should not be relied on by any persons as characterizations of the actual state of facts about Huntington and TCF at the time they were made or otherwise and should be read only in conjunction with the other information provided elsewhere in this joint proxy statement/prospectus or incorporated by reference into this joint proxy statement/prospectus. Please see the section entitled “Where You Can Find More Information” beginning on page 178.
Structure of the Merger
Each of Huntington’s and TCF’s respective boards of directors has unanimously adopted and approved the merger agreement. The merger agreement provides for the merger of TCF with and into Huntington, with Huntington continuing as the surviving corporation in the merger. Immediately following the merger, TCF National Bank, a national bank and wholly owned bank subsidiary of TCF, will merge with and into The Huntington National Bank, a national bank and wholly owned bank subsidiary of Huntington, with The Huntington National Bank as the surviving entity in the bank merger.
Huntington may at any time change the method of effecting the merger if and to the extent requested by Huntington, and TCF has agreed to enter into such amendments to the merger agreement as Huntington may reasonably request in order to give effect to such restructuring; provided, however, that no such change or amendment may (i) alter or change the amount or kind of the merger consideration provided for in the merger agreement, (ii) adversely affect the tax treatment of the merger with respect to TCF’s shareholders or (iii) be reasonably likely to cause the closing of the merger to be materially delayed or the receipt of the requisite regulatory approvals to be prevented or materially delayed.

Merger Consideration
Each share of TCF common stock issued and outstanding immediately prior to the effective time, except for shares of TCF common stock owned by TCF or Huntington (in each case other than shares of TCF common stock (i) held in any TCF benefit plans or related trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity and (ii) held, directly or indirectly, in respect of debts previously contracted), will be converted at the effective time into the right to receive, without interest, 3.0028 shares of Huntington common stock.
All of the shares of TCF common stock converted into the right to receive the merger consideration will no longer be outstanding and will automatically be cancelled and will cease to exist as of the effective time, and each old certificate (which includes reference to book-entry account statements relating to the ownership of shares of TCF common stock) previously representing any such shares of TCF common stock will thereafter represent only the right to receive (i) the merger consideration, (ii) cash in lieu of a fractional share which the shares of TCF common stock represented by such old certificate have been converted into the right to receive pursuant to the terms of the merger agreement and (iii) any dividends or distributions which the holder thereof has the right to receive pursuant to the terms of the merger agreement, in each case without any interest thereon. Old certificates previously representing shares of TCF common stock will be exchanged for certificates or, at Huntington’s option, evidence of shares in book-entry form representing whole shares of Huntington common stock (together with any dividends or distributions with respect thereto and cash in lieu of fractional shares issued in consideration therefor) upon the surrender of such old certificates pursuant to the terms of the merger agreement, without any interest thereon.
If, prior to the effective time, the outstanding shares of Huntington common stock or TCF common stock have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities, in any such case as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, or there is any extraordinary dividend or extraordinary distribution, an appropriate and proportionate adjustment will be made to the exchange ratio to give the holders of TCF common stock the same economic effect as contemplated by the merger agreement prior to such event; provided that this will not permit Huntington or TCF to take any action with respect to its securities that is prohibited by the terms of the merger agreement.
At the effective time, all shares of TCF common stock that are owned by TCF or Huntington (in each case other than shares of TCF common stock (i) held in any TCF benefit plans or related trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity and (ii) held, directly or indirectly, in respect of debts previously contracted) will be cancelled and will cease to exist, and neither the merger consideration nor any other consideration will be delivered in exchange therefor.
Also at the effective time, each share of TCF series C preferred stock issued and outstanding immediately prior to the effective time will automatically be converted into the right to receive one (1) share of new Huntington preferred stock and, upon such conversion, the TCF series C preferred stock will no longer be outstanding and will automatically be cancelled and will cease to exist as of the effective time.
Fractional Shares
No new certificates or scrip representing fractional shares of Huntington common stock will be issued upon the surrender for exchange of old certificates or otherwise pursuant to the merger agreement, no dividend or distribution with respect to Huntington common stock will be payable on or with respect to any fractional share, and such fractional share interests will not entitle the owner thereof to vote or to any other rights of a shareholder of Huntington. In lieu of the issuance of any such fractional share, Huntington will pay to each former holder who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) the average of the closing sale prices of Huntington common stock on the NASDAQ as reported by The Wall Street Journal for the five (5) consecutive full trading days ending on the day preceding the closing date (the “Huntington share closing price”) by (ii) the fraction of a share (after taking into account all shares of TCF common stock held by such holder immediately prior to the effective time and rounded to the nearest thousandth when expressed in decimal form) of Huntington common stock which such holder would otherwise be entitled to receive pursuant to the merger agreement.

Governing Documents
At the effective time, the charter of Huntington, as in effect immediately prior to the effective time, as amended by the Huntington charter amendment, will be the charter of the combined company until thereafter amended in accordance with applicable law, and the bylaws of Huntington, as in effect immediately prior to the effective time, will be the bylaws of the combined company until thereafter amended in accordance with applicable law. For a more detailed description of the governing documents of the combined company, see the section entitled “The Merger—Governance of the Combined Company After the Merger” beginning on page 109.
Treatment of TCF Equity Awards
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TCF Stock Options: At the effective time, each option granted by TCF to purchase shares of TCF common stock under a TCF stock plan (as defined in the merger agreement) that is outstanding and unexercised immediately prior to the effective time (a “TCF stock option”) will be assumed and converted automatically into an option (an “adjusted stock option”) to purchase, on the same terms and conditions as were applicable under such TCF stock option immediately prior to the effective time (including vesting terms), the number of shares of Huntington common stock (rounded down to the nearest whole number of shares of Huntington common stock) equal to the product of (A) the number of shares of TCF common stock subject to such TCF stock option immediately prior to the effective time, multiplied by (B) the exchange ratio, which adjusted stock option will have an exercise price per share of Huntington common stock equal to the quotient (rounded up to the nearest whole cent) obtained by dividing (1) the exercise price per share of TCF common stock subject to such TCF stock option immediately prior to the effective time, by (2) the exchange ratio.

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TCF Restricted Stock Awards: At the effective time, each award in respect of a share of TCF common stock subject to vesting, repurchase or other lapse restriction granted under a TCF stock plan that is outstanding immediately prior to the effective time (a “TCF restricted stock award”) will (i) if granted to a non-employee member of the TCF board of directors, fully vest and be cancelled and converted automatically into the right to receive (without interest) the merger consideration in respect of each share of TCF common stock subject to such TCF restricted stock award immediately prior to the effective time, which will be delivered as soon as reasonably practicable following the closing date and in no event later than ten (10) business days following the closing date (or on such later date if required to comply with Section 409A of the Code) and (ii) if not granted to a non-employee member of the TCF board of directors, be assumed and converted into a restricted stock award of shares of Huntington common stock subject to vesting, repurchase or other lapse restriction with the same terms and conditions as were applicable under such TCF restricted stock award immediately prior to the effective time (including vesting terms), and relating to the number of shares of Huntington common stock equal to the product of (A) the number of shares of TCF common stock subject to such TCF restricted stock award immediately prior to the effective time, multiplied by (B) the exchange ratio, with any fractional shares rounded to the nearest whole share of Huntington common stock. Each holder of a TCF restricted stock award converted into the right to receive the merger consideration that would have otherwise been entitled to receive a fraction of a share of Huntington common stock (after aggregating all shares to be delivered in respect of all TCF equity awards held by such holder) will receive, in lieu thereof and upon surrender thereof, a cash payment (rounded to the nearest cent) (without interest) in an amount equal to such fractional part of a share of Huntington common stock (rounded to the nearest thousandth when expressed in decimal form) multiplied by the Huntington share closing price.

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TCF Restricted Stock Unit Awards: At the effective time, each restricted stock unit award in respect of shares of TCF common stock granted under a TCF stock plan that is outstanding immediately prior to the effective time (a “TCF restricted stock unit award”) will be assumed and converted into a restricted stock unit award (with any performance goals deemed satisfied at the greater of the target and actual level of performance through the most recently completed calendar quarter prior to the closing as reasonably determined by the compensation committee of the TCF board of directors in the ordinary course consistent with past practice) in respect of Huntington common stock (an “adjusted restricted stock unit award”) with the same terms and conditions as were applicable under such TCF restricted stock unit award immediately prior to the effective time (including vesting terms) and relating to the number of shares of Huntington common stock equal to the product of (A) the number of shares of TCF common stock subject to such TCF restricted stock unit award immediately prior to the effective time, multiplied by (B) the exchange ratio, with any fractional shares rounded to the nearest whole share of Huntington common stock; provided that each such adjusted restricted stock unit award will be subject to service-based vesting only and will no longer be subject to any performance conditions.
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TCF Deferred Stock Awards: At the effective time, each award in respect of a deferred share of TCF common stock granted under a TCF stock plan that is outstanding immediately prior to the effective time (a “TCF deferred stock award”) will be assumed and converted automatically into a deferred stock award of shares of Huntington common stock subject to the same terms and conditions as were applicable under such TCF deferred stock award immediately prior to the effective time, and relating to the number of shares of Huntington common stock equal to the product of (A) the number of shares of TCF common stock subject to such TCF deferred stock award immediately prior to the effective time, multiplied by (B) the exchange ratio, with any fractional shares rounded to the nearest whole share of Huntington common stock.

At or prior to the effective time, the TCF board of directors (or its compensation committee) will adopt any resolutions and take any actions that are necessary for the treatment of the TCF equity awards under the merger agreement.
Closing and Effective Time of the Merger
Subject to the terms and conditions of the merger agreement, the closing of the merger will take place at 10:00 a.m., New York City time, remotely via the electronic exchange of closing deliveries, on a date no later than three (3) business days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions precedent set forth in the merger agreement (other than those conditions that by their nature can only be satisfied at the closing of the merger, but subject to the satisfaction or waiver of such conditions), unless another date, time or place is agreed to in writing by Huntington and TCF (the date on which the closing occurs is referred to as the “closing date”).
On or before the closing date, Huntington will cause to be filed articles of merger with the Maryland State Department of Assessments and Taxation and a certificate of merger with the Michigan Department of Licensing and Regulatory Affairs. The merger will become effective as of the date and time specified in the articles of merger and the certificate of merger in accordance with the relevant provisions of the MGCL and the MBCA, or at such other date and time as provided by applicable law (such date and time being the “effective time”).
Conversion of Shares; Exchange of TCF Stock Certificates
Letter of Transmittal
As promptly as practicable after the effective time, but in no event later than ten (10) days thereafter, Huntington will cause the exchange agent to mail to each holder of record of one or more old certificates representing shares of TCF common stock or TCF series C preferred stock immediately prior to the effective time that have been converted at the effective time into the right to receive the merger consideration or shares of new Huntington preferred stock, as applicable, a letter of transmittal (which will specify that delivery will be effected, and risk of loss and title to the old certificates will pass, only upon proper delivery of the old certificates to the exchange agent) and instructions for use in effecting the surrender of the old certificates in exchange for certificates representing the number of whole shares of Huntington common stock and any cash in lieu of fractional shares or shares of new Huntington preferred stock, as applicable, which the shares of TCF common stock or TCF series C preferred stock represented by such old certificate or old certificates will have been converted into the right to receive pursuant to the merger agreement as well as any dividends or distributions to be paid pursuant to the terms of the merger agreement. In the event any old certificate for TCF common stock has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such old certificate to be lost, stolen or destroyed and, if required by Huntington or the exchange agent, the posting by such person of a bond in such amount as Huntington or the exchange agent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such old certificate, the exchange agent will issue in exchange for such lost, stolen or destroyed old certificate the shares of Huntington common stock and any cash in lieu of fractional shares, or the shares of new Huntington preferred stock, as applicable, deliverable in respect thereof pursuant to the merger agreement.

After the effective time, there will be no transfers on the stock transfer books of TCF of the shares of TCF common stock or TCF series C preferred stock that were issued and outstanding immediately prior to the effective time. If, after the effective time, old certificates representing such shares are presented for transfer to the exchange agent, they will be cancelled and exchanged for new certificates representing shares of Huntington common stock or new Huntington preferred stock, as applicable, cash in lieu of fractional shares and dividends or distributions that the holder presenting such old certificates is entitled to, as provided in the merger agreement.
None of Huntington, TCF, the combined company, the exchange agent or any other person will be liable to any former holder of shares of TCF common stock or TCF series C preferred stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.
Withholding
Huntington will be entitled to deduct and withhold, or cause the exchange agent to deduct and withhold, from any cash in lieu of fractional shares of Huntington common stock, cash dividends or distributions payable pursuant to the merger agreement or any other amount payable pursuant to the merger agreement to any holder of TCF common stock, TCF series C preferred stock or TCF equity awards, such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Huntington or the exchange agent, as the case may be, and paid over to the appropriate governmental authority, the withheld amounts will be treated for all purposes of the merger agreement as having been paid to the holder of TCF common stock, TCF series C preferred stock or TCF equity awards in respect of which the deduction and withholding was made by Huntington or the exchange agent, as the case may be.
Dividends and Distributions
No dividends or other distributions declared with respect to Huntington common stock or new Huntington preferred stock will be paid to the holder of any unsurrendered old certificate representing shares of TCF common stock or TCF series C preferred stock, as applicable, until the holder thereof surrenders such old certificate in accordance with the merger agreement. After the surrender of an old certificate in accordance with the merger agreement, the record holder thereof will be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to the whole shares of Huntington common stock or shares of new Huntington preferred stock which the shares of TCF common stock or TCF series C preferred stock, as applicable, represented by such old certificate have been converted into the right to receive under the merger agreement.
Representations and Warranties
The merger agreement contains representations and warranties made by each of Huntington and TCF relating to a number of matters, including the following:
•	corporate matters, including due organization, qualification and subsidiaries;
•	capitalization;
•	authority relative to execution and delivery of the merger agreement and the absence of conflicts with, or violations of, organizational documents or other obligations as a result of the merger;
•	required governmental and other regulatory and self-regulatory filings and consents and approvals in connection with the merger;
•	reports to regulatory agencies;
•	SEC reports;
•	financial statements, internal controls, books and records, and absence of undisclosed liabilities;
•	broker’s fees payable in connection with the merger;
•	the absence of certain changes or events;
•	legal and regulatory proceedings;

•	tax matters;
•	employee benefit matters;
•	compliance with applicable laws;
•	certain material contracts;
•	absence of agreements with regulatory agencies;
•	risk management instruments;
•	investment securities and commodities;
•	related party transactions;
•	inapplicability of takeover statutes;
•	absence of action or circumstance that could reasonably be expected to prevent the merger from qualifying as a “reorganization” under Section 368(a) of the Code;
•	the receipt of opinions of each party’s respective financial advisors;
•	the accuracy of information supplied for inclusion in this joint proxy statement/prospectus and other similar documents; and
•	loan portfolio matters.
The merger agreement contains additional representations and warranties by TCF with respect to:
•	environmental matters;
•	real property;
•	intellectual property;
•	insurance matters;
•	absence of investment adviser subsidiaries; and
•	absence of broker-dealer subsidiaries.
The merger agreement contains the additional representation and warranty by Huntington with respect to:
•	information technology.
Certain representations and warranties of Huntington and TCF are qualified as to “materiality” or “material adverse effect.” For purposes of the merger agreement, a “material adverse effect,” when used in reference to either Huntington, TCF or the combined company, means any effect, change, event, circumstance, condition, occurrence or development that, either individually or in the aggregate, has had or would reasonably be likely to have a material adverse effect on (i) the business, properties, assets, liabilities, results of operations or financial condition of such party and its subsidiaries, taken as a whole, or (ii) the ability of such party to timely consummate the transactions contemplated by the merger agreement.
However, with respect to clause (i), a material adverse effect will not be deemed to include the impact of:
•	changes, after the date of the merger agreement, in U.S. generally accepted accounting principles or applicable regulatory accounting requirements;
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changes, after the date of the merger agreement, in laws, rules or regulations (including any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shutdown, closure, sequester or other directives, guidelines or recommendations promulgated by any governmental entity, including the Centers for Disease Control and Prevention and the World Health Organization (the “pandemic measures”), in each case, in connection with or in response to any outbreaks, epidemics or pandemics relating to SARS-CoV-2 or COVID-19, or any evolutions or mutations thereof, or any other viruses (including influenza), and the governmental and other responses thereto (the “pandemic”)) of general applicability to companies in the industries in which such party and its subsidiaries operate, or interpretations thereof by courts or governmental entities;

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changes, after the date of the merger agreement, in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions affecting the financial services industry generally and not specifically relating to such party or its subsidiaries (including any such changes arising out of the pandemic or any pandemic measures);

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changes, after the date of the merger agreement, resulting from hurricanes, earthquakes, tornados, floods or other natural disasters or from any outbreak of any disease or other public health event (including the pandemic);

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public disclosure of the execution of the merger agreement, public disclosure or consummation of the transactions contemplated by the merger agreement (including any effect on a party’s relationships with its customers or employees) (other than for purposes of certain representations and warranties of Huntington and TCF) or actions expressly required by the merger agreement or that are taken with the prior written consent of the other party in contemplation of the transactions contemplated by the merger agreement; or

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a decline in the trading price of a party’s common stock or the failure, in and of itself, to meet earnings projections or internal financial forecasts, but not, in either case, including any underlying causes thereof;

except, with respect to the first, second, third and fourth bullets described above, to the extent that the effects of such change are materially disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of such party and its subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its subsidiaries operate.
The representations and warranties in the merger agreement do not survive the effective time.
Covenants and Agreements
Conduct of Businesses Prior to the Completion of the Merger
Prior to the effective time or earlier termination of the merger agreement, except as expressly contemplated or permitted by the merger agreement, required by law (including the pandemic measures) or as consented to in writing by the other party (such consent not to be unreasonably withheld, conditioned or delayed), and subject to certain specified exceptions, (i) TCF will, and will cause its subsidiaries to, (a) conduct its business in the ordinary course in all material respects and (b) use reasonable best efforts to maintain and preserve intact its business organization and advantageous business relationships, and (ii) each of Huntington and TCF will and will cause its respective subsidiaries to take no action that would reasonably be likely to adversely affect or delay the ability of either Huntington or TCF to obtain any necessary approvals of any regulatory agency or other governmental entity required for the transactions contemplated by the merger agreement or to perform its respective covenants and agreements under the merger agreement or to consummate the transactions contemplated thereby on a timely basis.
In addition, prior to the effective time or earlier termination of the merger agreement, subject to certain specified exceptions, TCF will not, and will not permit any of its subsidiaries to, without the prior written consent of Huntington (such consent not to be unreasonably withheld, conditioned or delayed):
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other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money (other than indebtedness of TCF or any of its wholly owned subsidiaries to TCF or any of its wholly owned subsidiaries), or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person (other than any wholly owned subsidiary of TCF), provided that incurrence of indebtedness in the ordinary course of business consistent with past practice will include federal funds borrowings and Federal Home Loan Bank borrowings, the creation of deposit liabilities, issuances of letters of credit, purchases of federal funds, sales of certificates of deposit and entry into repurchase agreements, in each case on terms and in amounts consistent with past practice;

•	adjust, split, combine or reclassify any capital stock;
•
make, declare, pay or set a record date for any dividend, or any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or other equity or voting securities or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock or other equity or voting securities (except (i) regular quarterly cash dividends by TCF at a rate not in excess of $0.35 per share of TCF common stock (except that if Huntington increases the rate of its regular quarterly dividends on Huntington common stock paid by it during any fiscal quarter relative to that paid by it during the immediately preceding fiscal quarter, TCF will be permitted to increase the rate of dividends on TCF common stock paid by it during the same fiscal quarter by the same proportion (or, if not possible in the same quarter, in the next fiscal quarter with an appropriate “catch-up” adjustment to account for the amounts that would have been paid in the prior quarter) subject in all respects to compliance with all regulatory requirements in connection with such dividend increase), and any associated dividend equivalents for TCF equity awards, (ii) quarterly dividends payable on the TCF preferred stock and dividends provided for and paid on any trust preferred securities of TCF or its subsidiaries, in each case in accordance with the terms thereof, (iii) dividends paid by any of the subsidiaries of TCF to TCF or any of its wholly owned subsidiaries, or (iv) the acceptance of shares of TCF common stock as payment for the exercise price of TCF stock options or for withholding taxes incurred in connection with the exercise of TCF stock options or the vesting or settlement of TCF equity awards and dividend equivalents thereon, if any, in each case, in accordance with past practice and the terms of the applicable award agreements);
•
grant any stock options, stock appreciation rights, performance shares, restricted stock units, restricted shares or other equity-based awards or interests, including TCF equity awards, or grant any individual, corporation or other entity any right to acquire any shares of its capital stock or other equity or voting securities;

•
issue, sell or otherwise permit to become outstanding any additional shares of capital stock or other equity or voting securities or securities convertible or exchangeable into, or exercisable for or valued by reference to, any shares of its capital stock or any options, warrants, or other rights of any kind to acquire any shares of capital stock or other equity or voting securities, except for the issuance of shares upon the exercise of TCF stock options or the vesting or settlement of TCF equity awards (and dividend equivalents thereon, if any) outstanding as of the date of the merger agreement or granted on or after the date of the merger agreement to the extent permitted under the merger agreement;

•
sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets to any individual, corporation or other entity other than a wholly owned subsidiary, or cancel, release or assign any material indebtedness to any such person or any claims held by any person, in each case other than in the ordinary course of business;

•
except for transactions in the ordinary course of business (including by way of foreclosure or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith) make any investment or acquisition that would be material to TCF and its subsidiaries on a consolidated basis, whether by purchase of stock or securities, contributions to capital, property transfers, merger or consolidation or formation of a joint venture or otherwise, in or of any property or assets of any other individual, corporation or other entity, in each case other than a wholly owned subsidiary of TCF, that would be material to TCF and its subsidiaries on a consolidated basis;

•
in each case except for transactions in the ordinary course of business, (i) terminate, materially amend, or waive any material provision of, certain material contracts, or make any material change in any instrument or agreement governing the terms of any of its securities, other than normal renewals of contracts in the ordinary course of business without material adverse changes to terms with respect to TCF or its subsidiaries or (ii) enter into certain material contracts;

•
except as required under applicable law or by the terms of any TCF benefit plan existing as of the date of the merger agreement, (i) enter into, adopt or terminate any TCF benefit plan (including any plans, programs, policies, agreements or arrangements that would be considered a TCF benefit plan if in effect as of the date of the merger agreement), (ii) amend (whether in writing or through the interpretation of) any TCF benefit plan (including any plans, programs, policies, agreements or arrangements adopted or entered into that would be considered a TCF benefit plan if in effect as of the date of the merger agreement), other than de minimis administrative amendments in the ordinary course of business consistent with past practice that do not increase the cost or expense of maintaining, or increase the benefits payable under, such plan, program, policy or arrangements, (iii) increase the compensation, bonus, severance, termination pay or other benefits payable to any current, prospective or former employee, officer, director, independent contractor or consultant, (iv) pay, grant or award, or commit to pay, grant or award, any bonuses or incentive compensation, (v) accelerate the vesting of, or otherwise deviate from the terms provided in the applicable award agreement with respect to the vesting, payment, settlement or exercisability of, any TCF equity awards or other equity-based awards or other compensation, (vi) enter into any collective bargaining agreement or similar agreement or arrangement, (vii) fund or provide any funding for any rabbi trust or similar arrangement, (viii) terminate the employment or services of any Section 16 officer or any employee of TCF or its subsidiaries categorized at or above job level 8 (each, an “identified employee”) or any employee, independent contractor (who is a natural person) or consultant (who is a natural person) whose annual base salary or base fee is greater than $175,000, in each case other than for cause, or (x) hire any identified employee or any employee, independent contractor (who is a natural person) or consultant (who is a natural person) whose annual base salary or base fee is greater than $175,000;
•
except for debt workouts in the ordinary course of business, settle any claim, suit, action or proceeding (i) in an amount and for consideration in excess of $1,000,000 individually or $2,000,000 in the aggregate (net of any insurance proceeds or indemnity, contribution or similar payments received by TCF or any of its subsidiaries in respect thereof) or (ii) that would impose any material restriction on the business of TCF or its subsidiaries or the combined company or its subsidiaries;

•
take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent the merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

•
amend its articles of incorporation, its bylaws or comparable governing documents of its “significant subsidiaries” (as such term is defined in Rule 1-02 of Regulation S-X promulgated under the Exchange Act);

•
merge or consolidate itself or any of its significant subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its significant subsidiaries;

•
materially restructure or materially change its investment securities or derivatives portfolio or its interest rate exposure, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported, except as may be required by GAAP or by applicable laws, regulations, guidelines or policies imposed by any governmental entity or requested by any governmental entity;

•
implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or by applicable laws, regulations, guidelines or policies imposed by any governmental entity;

•
(i) enter into any material new line of business or change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating, hedging policies, securitization and servicing policies (including any change in the maximum ratio or similar limits as a percentage of its capital exposure applicable with respect to its loan portfolio or any segment thereof), except as required by such policies or applicable law, regulation or policies imposed by any governmental entity or (ii) make any loans or extensions of credit or renewals thereof, except in the ordinary course of business consistent with past practice and (a) in the case of any loan or extension of credit or renewal thereof with a risk rating of 4 or lower (as determined in the ordinary course of business consistent with past practice under TCF’s and its subsidiaries’ lending policies in effect as of the date of the merger agreement), not in excess of $50,000,000 and (b) in the case of any loan or extension of credit or renewal thereof with a risk rating of 5 or higher (as determined in the ordinary course of business consistent with past practice under TCF’s and its subsidiaries’ lending policies in effect as of the date of the merger agreement), not in excess of $35,000,000; provided that any consent from Huntington sought pursuant to clause (ii) will not be unreasonably withheld; provided, further, that, if Huntington does not respond to any such request for consent within two (2) business days after the relevant loan package is provided to Huntington, such non-response will be deemed to constitute consent pursuant to clause (ii);

•	make, or commit to make, any capital expenditures that exceed by more than five percent (5%) TCF’s capital expenditure budget;
•
make, change or revoke any material tax election, change an annual tax accounting period, adopt or change any material tax accounting method, file any amended material tax return, enter into any closing agreement with respect to taxes, or settle any material tax claim, audit, assessment or dispute or surrender any right to claim a refund of a material amount of taxes;

•
(i) make any application for the opening or relocation of, or open or relocate, any branch office, loan production office or other significant office or operations facility of TCF or its subsidiaries, (ii) other than in consultation with Huntington, make any application for the closing of or close any branch or (iii) other than in consultation with Huntington, purchase any new real property (other than other real estate owned (OREO) properties in the ordinary course) in an amount in excess of $750,000 for any individual property or enter into, amend or renew any material lease with respect to real property requiring aggregate payments under any individual lease in excess of $250,000;

•
knowingly take any action that is intended to or would reasonably be likely to adversely affect or materially delay the ability of TCF or its subsidiaries to obtain any necessary approvals of any governmental entity required for the transactions contemplated by the merger agreement or by the bank merger agreement or the requisite TCF vote or to perform its covenants and agreements under the merger agreement or the bank merger agreement or to consummate the transactions contemplated thereby; or

•	agree to take, make any commitment to take, or adopt any resolutions of its board of directors or similar governing body in support of, any of the foregoing.
In addition, prior to the effective time or earlier termination of the merger agreement, subject to specified exceptions, Huntington will not, and will not permit any of its subsidiaries to, without the prior written consent of TCF (such consent not to be unreasonably withheld, conditioned or delayed):
•
amend the Huntington charter or the Huntington bylaws in a manner that would materially and adversely affect the holders of TCF common stock, or adversely affect the holders of TCF common stock relative to other holders of Huntington common stock;

•	adjust, split, combine or reclassify any capital stock of Huntington or make, declare or pay any extraordinary dividend on any capital stock of Huntington;
•
incur any indebtedness for borrowed money (other than indebtedness of Huntington or any of its wholly owned subsidiaries to Huntington or any of its subsidiaries) that would reasonably be expected to prevent Huntington or its subsidiaries from assuming TCF’s or its subsidiaries’ outstanding indebtedness;

•
sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets to any individual, corporation or other entity other than a wholly owned subsidiary, in each case other than in the ordinary course of business or in a transaction that, together with such other transactions, is not reasonably likely to cause the closing to be materially delayed or the receipt of the requisite regulatory approvals to be prevented or materially delayed;

•
make any material investment whether by purchase of stock or securities, contributions to capital, property transfers, merger or consolidation or formation of a joint venture or otherwise, in or of any property or assets of any other individual, corporation or other entity, other than a wholly owned subsidiary of Huntington, except for transactions in the ordinary course of business or in a transaction that, together with such other transactions, is not reasonably likely to cause the closing to be materially delayed or the receipt of the requisite regulatory approvals to be prevented or materially delayed;

•
merge or consolidate itself or any of its significant subsidiaries with any other person (i) where it or its significant subsidiary, as applicable, is not the surviving person or (ii) if the merger or consolidation is reasonably likely to cause the closing to be materially delayed or the receipt of the requisite regulatory approvals to be prevented or materially delayed, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its significant subsidiaries;

•
take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent the merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

•
knowingly take any action that is intended to or would reasonably be likely to adversely affect or materially delay the ability of Huntington or its subsidiaries to obtain any necessary approvals of any governmental entity required for the transactions contemplated by the merger agreement or by the bank merger agreement or the requisite Huntington vote or to perform its covenants and agreements under the merger agreement or the bank merger agreement or to consummate the transactions contemplated thereby; or

•	agree to take, make any commitment to take, or adopt any resolutions of its board of directors or similar governing body in support of, any of the foregoing.
Regulatory Matters
Huntington and TCF have agreed to cooperate with each other and use their respective reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings (and in the case of the applications, notices, petitions and filings required to obtain the requisite regulatory approvals, use their reasonable best efforts to make such filings within forty-five (45) days of the date of the merger agreement), to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and governmental entities which are necessary or advisable to consummate the transactions contemplated by the merger agreement (including the merger and the bank merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties and governmental entities. Each of Huntington and TCF has agreed to use, and to cause their applicable subsidiaries to use, reasonable best efforts to obtain each such requisite regulatory approval and any approvals required for the bank merger as promptly as reasonably practicable. The parties have agreed to cooperate with each other in connection therewith (including the furnishing of any information and any reasonable undertaking or commitments that may be required to obtain the requisite regulatory approvals) and will respond as promptly as practicable to the requests of governmental entities for documents and information. Each of Huntington and TCF has the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to TCF or Huntington, as the case may be, and any of their respective subsidiaries, which appears in any filing made with, or written materials submitted to, any third party or any governmental entity in connection with the transactions contemplated by the merger agreement. In exercising the foregoing right, each of the parties has agreed to act reasonably and as promptly as practicable. Each party has agreed to provide the other with copies of any applications and all correspondence relating thereto prior to filing and with sufficient opportunity to comment, other than any portions of material filed in connection therewith that contain competitively sensitive business or other proprietary information or confidential supervisory information filed under a claim of confidentiality. Each of Huntington and TCF has agreed to consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and governmental entities necessary or advisable to consummate the transactions contemplated by the merger agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated by the merger agreement. Each party will consult with the other in advance of any meeting or conference with any governmental entity in connection with the transactions contemplated by the merger agreement and, to the extent permitted by such governmental entity, give the other party and/or its counsel the opportunity to attend and participate in such meetings and conferences; and provided that each party will promptly advise the other party with respect to substantive matters that are addressed in any meeting or conference with any governmental entity which the other party does not attend or participate in, to the extent permitted by such governmental entity and applicable law.
In furtherance and not in limitation of the foregoing, each of Huntington and TCF has agreed to use its reasonable best efforts to (i) avoid the entry of, or to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that would restrain, prevent or delay the closing, and (ii) avoid or eliminate each and every impediment so as to enable the closing to occur as soon as possible, including proposing, negotiating, committing to and effecting, by consent decree, hold separate order, or otherwise, the sale, divestiture or disposition of businesses or assets of Huntington, TCF and their respective subsidiaries. Notwithstanding the foregoing, nothing in the merger agreement will be deemed to require Huntington or TCF or any of their respective subsidiaries, and neither Huntington nor TCF nor any of their respective subsidiaries will be permitted (without the written consent of the other party), to take any action, or commit to take any action, or agree to any condition or restriction, in connection with the foregoing or obtaining any permits, consents, approvals and authorizations of governmental entities that would reasonably be likely to have a material adverse effect on the combined company and its subsidiaries, taken as a whole, after giving effect to the merger.
Each of Huntington and TCF has agreed to promptly advise the other upon receiving any communication from any governmental entity whose consent or approval is required for consummation of the transactions contemplated by the merger agreement that causes such party to believe that there is a reasonable likelihood that any requisite regulatory approval will not be obtained or that the receipt of any such approval will be materially delayed. In addition, TCF has agreed to, and to cause its subsidiaries to, reasonably cooperate with Huntington and its subsidiaries (including the furnishing of information and by making employees reasonably available) as is reasonably requested by Huntington in order to comply with the requirements of the Comprehensive Capital Analysis and Review and Dodd-Frank Act Stress Testing programs.
Employee Matters
Huntington has agreed to provide each TCF continuing employee, for so long as they are employed following the effective time, with the following: (i) during the period commencing at the effective time and ending on the first anniversary thereof, annual base salary or wages, as applicable, that are no less than the annual base salary or wages in effect for such continuing employee immediately prior to the effective time, (ii) during the period commencing at the effective time and ending on December 31, 2021, (a) target incentive opportunities (excluding equity-based awards but including any annual or short-term cash incentive) that are no less favorable than those provided to such continuing employee immediately prior to the effective time, and (b) employee benefits that are substantially comparable in the aggregate to those provided to such continuing employees immediately prior to the effective time; and (iii) during the period commencing on January 1, 2022 and ending on the first anniversary of the effective time, (a) target incentive opportunities (including equity-based awards) that are substantially comparable in the aggregate to those provided to similarly situated employees of Huntington and its subsidiaries, and (b) employee benefits that are substantially comparable in the aggregate to those provided to similarly situated employees of Huntington and its subsidiaries (excluding any frozen benefit plans of Huntington and its subsidiaries or benefit plans that exclusively provide benefits to grandfathered employees of Huntington and its subsidiaries); provided that until such time as Huntington fully integrates the continuing employees into its plans, participation in the TCF benefit plans will be deemed to satisfy the foregoing standards. In addition, for a period beginning at the effective time and continuing through the first anniversary thereof, each continuing employee who is not party to an individual agreement providing for severance or termination benefits and is terminated under severance qualifying circumstances will be eligible to receive severance benefits as set forth on the confidential disclosure schedules, subject to such employee’s execution (and non-revocation) of a release of claims.
With respect to any employee benefit plans of Huntington or its subsidiaries in which any continuing employees become eligible to participate on or after the effective time (the “new plans”), subject to certain customary exclusions, Huntington and its subsidiaries will: (i) waive all preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such employees and their eligible dependents under any new plans, (ii) use commercially reasonable efforts to provide each such employee and their eligible dependents with credit for any co-payments or coinsurance and deductibles paid prior to the effective time under a TCF benefit plan that provides health care benefits, and (iii) use commercially reasonable efforts to recognize all service of such employees with TCF and its subsidiaries for all purposes in any new plan to the same extent that such service was taken into account under the analogous TCF benefit plan prior to the effective time. Effective as of the effective time, Huntington agrees to assume and honor all TCF benefit plans in accordance with their terms. Huntington and TCF will also take the actions necessary to implement the commitments set forth in the confidential disclosure schedules.
Huntington may request that TCF terminate its 401(k) plan effective immediately prior to the effective time, in which case, continuing employees will be eligible to participate in and make rollover contributions to the Huntington 401(k) plan.

Director and Officer Indemnification and Insurance
The merger agreement provides that from and after the effective time, the combined company will indemnify and hold harmless, to the fullest extent permitted by applicable law, each present and former director, officer or employee of TCF and its subsidiaries (in each case, when acting in such capacity) (collectively, the “TCF indemnified parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, damages or liabilities incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, whether arising before or after the effective time, arising in whole or in part out of, or pertaining to, the fact that such person is or was a director, officer or employee of TCF or any of its subsidiaries or is or was serving at the request of TCF or any of its subsidiaries as a director or officer of another person and pertaining to matters, acts or omissions existing or occurring at or prior to the effective time, including matters, acts or omissions occurring in connection with the approval of the merger agreement and the transactions contemplated by the merger agreement, and the combined company will also advance expenses as incurred by the TCF indemnified party to the fullest extent permitted by applicable law; provided, that in the case of advancement of expenses the TCF indemnified party to whom expenses are advanced provides an undertaking (in a reasonable and customary form) to repay such advances if it is ultimately determined that such TCF indemnified party is not entitled to indemnification.
The merger agreement requires the combined company to maintain in effect for a period of six (6) years after the effective time the current policies of directors’ and officers’ liability insurance maintained by TCF (provided, that the combined company may substitute therefor policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions which are no less advantageous to the insured) with respect to claims against the present and former officers and directors of TCF or any of its subsidiaries arising from facts or events which occurred at or before the effective time (including the transactions contemplated by the merger agreement). However, the combined company is not obligated to expend, on an annual basis, an amount in excess of 300% of the current annual premium paid as of the date of the merger agreement by TCF for such insurance (the “premium cap”), and if such premiums for such insurance would at any time exceed the premium cap, then the combined company will cause to be maintained policies of insurance that, in its good faith determination, provide the maximum coverage available at an annual premium equal to the premium cap. In lieu of the foregoing, TCF, in consultation with, but only upon the consent of Huntington, may (and at the request of Huntington, TCF will use its reasonable best efforts to) obtain at or prior to the effective time a six (6)-year “tail” policy under TCF’s existing directors’ and officers’ insurance policy providing equivalent coverage to that described in the preceding sentence if and to the extent that the same may be obtained for an amount that, in the aggregate, does not exceed the premium cap. If TCF purchases such a tail policy, the combined company will maintain such tail policy in full force and effect and continue to honor its obligations thereunder.
The obligations of the combined company, Huntington and TCF relating to indemnification and directors’ and officers’ insurance may not be terminated or modified in a manner so as to adversely affect any TCF indemnified party or any other person entitled to the benefit of such indemnification and directors’ and officers’ insurance without the prior written consent of the affected person.
Restructuring Efforts
The merger agreement provides that if either TCF or Huntington fails to obtain the requisite TCF vote or the requisite Huntington vote at the duly convened TCF special meeting or Huntington special meeting, as applicable, or any adjournment or postponement thereof, each of the parties will in good faith use its reasonable best efforts to negotiate a restructuring of the transactions contemplated by the merger agreement (provided, however, that no party will have any obligation to agree to (i) alter or change any material term of the merger agreement, including the amount or kind of the merger consideration, in a manner adverse to such party or its shareholders or (ii) adversely affect the tax treatment of the merger with respect to such party or its shareholders) and/or resubmit the merger agreement or the transactions contemplated thereby (or as restructured pursuant to the merger agreement) to its shareholders for approval.
Certain Additional Covenants
The merger agreement also contains additional covenants, including, among others, covenants relating to the filing of this joint proxy statement/prospectus, obtaining required consents, the listing of the shares of Huntington common stock and new Huntington preferred stock (or depositary shares in respect thereof) to be issued in the merger, access to information of the other company, advice of changes, exemption from takeover laws, shareholder litigation relating to the transactions contemplated by the merger agreement, the assumption by Huntington or The Huntington National Bank of TCF and TCF National Bank indebtedness and public announcements with respect to the transactions contemplated by the merger agreement.
Combined Company Governance and Headquarters Matters
Under the merger agreement, Huntington and TCF have agreed to certain provisions relating to the governance and headquarters of the combined company and The Huntington National Bank, including composition of the combined company board of directors, the role of chairman of The Huntington National Bank and the headquarters of the combined company and The Huntington National Bank.
For a more detailed description of the governance matters relating to the combined company, see the section entitled “The Merger—Governance of the Combined Company After the Merger” beginning on page 109.
Shareholder Meetings and Recommendation of Huntington’s and TCF’s Boards of Directors
Each of TCF and Huntington have agreed to take, in accordance with applicable law and the TCF articles and TCF bylaws and the Huntington articles and Huntington bylaws, all actions necessary to convene a meeting of their respective shareholders (the “TCF special meeting” and the “Huntington special meeting”, respectively) to be held as soon as reasonably practicable after the registration on Form S-4 of which this joint proxy statement/prospectus forms a part is declared effective for the purpose of obtaining the requisite TCF vote and the requisite Huntington vote, respectively, required in connection with the merger agreement and the merger. Except in the case of a TCF adverse recommendation change or a Huntington adverse recommendation change, each of the board of directors of TCF and the board of directors of Huntington, respectively, will use its reasonable best efforts to obtain from, in the case of TCF, the shareholders of TCF the requisite TCF vote, and in the case of Huntington, the shareholders of Huntington the requisite Huntington vote, including by communicating to its shareholders its recommendation (and including such recommendation in this joint proxy statement/prospectus) that they approve, in the case of TCF, the merger agreement and the transactions contemplated thereby (the “TCF board recommendation”), and in the case of Huntington, the merger and the Huntington charter amendment (the “Huntington board recommendation”) and will not make a TCF adverse recommendation change or a Huntington adverse recommendation change, respectively, except as described below. Each of TCF and Huntington will engage a proxy solicitor reasonably acceptable to the other party to assist in the solicitation of proxies from shareholders relating to the requisite TCF vote or the requisite Huntington vote, as applicable. However, subject to certain termination rights in favor of the other party as described in the sections entitled “—Termination of the Merger Agreement” and “—Effect of Termination,” if the TCF board of directors or the Huntington board of directors, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that it would more likely than not result in a violation of its fiduciary duties under applicable law to continue to recommend the merger agreement and the merger, then, prior to the receipt of the requisite TCF vote or the requisite Huntington vote, as applicable, in submitting the merger agreement and the merger to its shareholders, the board of directors of TCF or the board of directors of Huntington, as applicable, may withhold or withdraw or modify or qualify in a manner adverse to Huntington or TCF, as applicable, the TCF board recommendation or the Huntington board recommendation, as applicable, or may submit the merger agreement and the merger to its shareholders without recommendation (each, a “TCF adverse recommendation change” or a “Huntington adverse recommendation change”, respectively) (although the resolutions approving the merger agreement as of the date of the merger agreement may not be rescinded or amended), in which event the board of directors of TCF or the board of directors of Huntington, as applicable, may communicate the basis for its TCF adverse recommendation change or its Huntington adverse recommendation change, as applicable, to its shareholders in the joint proxy statement/prospectus or an appropriate amendment or supplement thereto; provided that neither board of directors may take any actions under this sentence unless (i) it gives the other party at least three (3) business days’ prior written notice of its intention to take such action and a reasonable description of the event or circumstances giving rise to its determination to take such action (including, in the event such action is taken by the board of directors of TCF in response to a TCF acquisition proposal, the latest material terms and conditions and the identity of the third party in any such TCF acquisition proposal, or any amendment or modification thereof, or describe in reasonable detail such other event or circumstances) and (ii) at the end of such notice period, the relevant board of directors takes into account any amendment or modification to the merger agreement proposed by the other party and after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that it would nevertheless more likely than not result in a violation of its fiduciary duties under applicable law to continue to recommend the merger agreement and the merger. In the case of TCF, any material amendment to any TCF acquisition proposal will be deemed to be a new TCF acquisition proposal for purposes of such notice requirement and will require a new notice period.
Except in the case of a TCF adverse recommendation change or Huntington adverse recommendation change, respectively, TCF or Huntington will adjourn or postpone the TCF special meeting or Huntington special meeting, respectively, if, as of the time for which such meeting is originally scheduled, there are insufficient shares of TCF common stock or Huntington common stock, respectively, represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting, TCF or Huntington, respectively, has not received proxies representing a sufficient number of shares necessary to obtain the requisite TCF vote or the requisite Huntington vote, respectively. Notwithstanding anything to the contrary in the merger agreement, unless the merger agreement has been terminated in accordance with its terms, each of the TCF special meeting and the Huntington special meeting will be convened and the merger agreement and the merger will be submitted to the shareholders of TCF at the TCF special meeting and the shareholders of Huntington at the Huntington special meeting, for the purpose of voting on the approval of the merger and the other matters contemplated thereby, and nothing contained in the merger agreement will be deemed to relieve TCF or Huntington of such obligation. Each of TCF and Huntington will only be required to adjourn or postpone the TCF special meeting and the Huntington special meeting, respectively, two (2) times pursuant to the first sentence of this paragraph.
Each of TCF and Huntington will use its reasonable best efforts to cause the TCF special meeting and the Huntington special meeting to occur as soon as reasonably practicable and on the same date.
Agreement Not to Solicit Other Offers
TCF has agreed that it will not, and will cause its subsidiaries and use its reasonable best efforts to cause its and their respective officers, directors, agents, advisors and representatives not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate any inquiries or proposals with respect to, (ii) engage or participate in any negotiations with any person concerning, or (iii) provide any confidential or nonpublic information or data to, or have or participate in any discussions with, any person relating to, any TCF acquisition proposal, except to notify a person that has made or, to the knowledge of TCF, is making any inquiries with respect to, or is considering making a TCF acquisition proposal of the existence of the foregoing agreement. TCF has also agreed that it will not, and will cause its subsidiaries and its and their respective officers, directors, agents, advisors and representatives not to on its behalf, enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other similar agreement (other than a confidentiality agreement referred to and entered into in accordance with the merger agreement relating to a TCF acquisition proposal). For purposes of the merger agreement, an “acquisition proposal” means, with respect to TCF (a “TCF acquisition proposal”) or Huntington (a “Huntington acquisition proposal”), as applicable, other than the transactions contemplated by the merger agreement, any offer, inquiry or proposal relating to, or any third-party indication of interest in, (i) any acquisition or purchase, direct or indirect, of twenty-five percent (25%) or more of the consolidated assets of a party and its subsidiaries or twenty-five percent (25%) or more of any class of equity or voting securities of a party or its subsidiaries whose assets, individually or in the aggregate, constitute twenty-five percent (25%) or more of the consolidated assets of the party, (ii) any tender offer or exchange offer that, if consummated, would result in such third party beneficially owning twenty-five percent (25%) or more of any class of equity or voting securities of a party or its subsidiaries whose assets, individually or in the aggregate, constitute twenty-five percent (25%) or more of the consolidated assets of the party or (iii) a merger, consolidation, share exchange or other business combination, reorganization or similar transaction involving a party or its subsidiaries whose assets, individually or in the aggregate, constitute twenty-five percent (25%) or more of the consolidated assets of the party.
However, prior to the receipt of the requisite TCF vote, in the event TCF receives an unsolicited bona fide written TCF acquisition proposal, it may, and may permit its subsidiaries and its and its subsidiaries’ officers, directors, agents, advisors and representatives to, furnish or cause to be furnished nonpublic information or data and participate in such negotiations or discussions to the extent that its board of directors concludes in good faith (after receiving the advice of its outside counsel, and with respect to financial matters, its financial advisors) that failure to take such actions would be more likely than not to result in a violation of its fiduciary duties under applicable law, provided that, prior to, or concurrently with providing any nonpublic information permitted to be so provided, TCF has provided such information to Huntington, and has entered into a confidentiality agreement with such third party on terms no less favorable to it than the confidentiality agreement between Huntington and TCF, which confidentiality agreement may not provide such person with any exclusive right to negotiate with TCF.
TCF has also agreed to, and to use reasonable best efforts to cause its officers, directors, agents, advisors and representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of the merger agreement with any person other than Huntington with respect to any TCF acquisition proposal. In addition, TCF has agreed to promptly (and in any event within one (1) business day) advise Huntington following receipt of any TCF acquisition proposal or any inquiry which could reasonably be expected to lead to a TCF acquisition proposal, and the substance thereof (including the material terms and conditions of and the identity of the person making such inquiry or TCF acquisition proposal) and will keep Huntington reasonably apprised of any related developments, discussions and negotiations on a current basis, including any amendments to or revisions of the material terms of such inquiry or TCF acquisition proposal. TCF will use its reasonable best efforts, subject to applicable law and the fiduciary duties of the board of directors of TCF, to enforce any existing confidentiality or standstill agreements to which it or any of its subsidiaries is a party in accordance with the terms thereof.
Nothing contained in the merger agreement will prevent either party or its board of directors from complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to an acquisition proposal or from making any legally required disclosure to such party’s shareholders; provided that such rules and disclosures will in no way eliminate or modify the effect that any action pursuant to such rules or any such disclosures would otherwise have under the merger agreement.
Conditions to Completion of the Merger
Huntington’s and TCF’s respective obligations to complete the merger are subject to the satisfaction or waiver, at or prior to the effective time, of the following conditions:
•
approval of the merger and the Huntington charter amendment by the shareholders of Huntington by the requisite Huntington vote and approval of the merger agreement by the shareholders of TCF by the requisite TCF vote;

•
the shares of Huntington common stock and new Huntington preferred stock (or depositary shares in respect thereof) issuable pursuant to the merger agreement having been authorized for listing on the NASDAQ, in each case subject to official notice of issuance;

•
the effectiveness under the Securities Act of the registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part, and the absence of any stop order suspending the effectiveness of the registration statement or proceedings for that purpose initiated or threatened by the SEC and not withdrawn;

•
no order, injunction or decree issued by any court or governmental entity of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the merger, the bank merger or any of the other transactions contemplated by the merger agreement being in effect, and no law, statute, rule, regulation, order, injunction or decree having been enacted, entered, promulgated or enforced by any governmental entity which prohibits or makes illegal consummation of the merger, the bank merger or any of the other transactions contemplated by the merger agreement;

•
all requisite regulatory approvals having been obtained and remaining in full force and effect and all statutory waiting periods in respect thereof having expired, and no such requisite regulatory approval having resulted in the imposition of any materially burdensome regulatory condition (as defined in “The Merger—Regulatory Approvals”);

•
the accuracy of the representations and warranties of the other party contained in the merger agreement, generally as of the date on which the merger agreement was entered into and as of the closing date, subject to the materiality standards provided in the merger agreement, and the receipt by each party of a certificate signed on behalf of the other party by the chief executive officer or the chief financial officer to the foregoing effect;

•
the performance by the other party in all material respects of the obligations, covenants and agreements required to be performed by it under the merger agreement at or prior to the closing date, and the receipt by each party of a certificate signed on behalf of the other party by the chief executive officer or the chief financial officer to such effect; and

•
receipt by such party of an opinion of legal counsel, in form and substance reasonably satisfactory to such party, dated as of the closing date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code; in rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of Huntington and TCF reasonably satisfactory in form and substance to such counsel.

Neither Huntington nor TCF can provide assurance as to when or if all of the conditions to the merger can or will be satisfied or waived by the appropriate party.
Termination of the Merger Agreement
The merger agreement can be terminated at any time prior to completion of the merger, whether before or after the receipt of the requisite Huntington vote or the requisite TCF vote, in the following circumstances:
•	by mutual consent of Huntington and TCF in a written instrument;
•
by either Huntington or TCF if any governmental entity that must grant a requisite regulatory approval has denied approval of the merger or the bank merger and such denial has become final and nonappealable or any governmental entity of competent jurisdiction has issued a final nonappealable order, injunction or decree permanently enjoining or otherwise prohibiting or making illegal the consummation of the merger or the bank merger, unless the failure to obtain a requisite regulatory approval is due to the failure of the party seeking to terminate the merger agreement to perform or observe its obligations, covenants and agreements set forth in the merger agreement;

•
by either Huntington or TCF if the merger has not been completed on or before December 13, 2021 (the “termination date”), unless the failure of the closing to occur by such date is due to the failure of the party seeking to terminate the merger agreement to perform or observe its obligations, covenants and agreements set forth in the merger agreement;

•
by either Huntington or TCF (provided that the terminating party is not then in material breach of any representation, warranty, obligation, covenant or other agreement contained in the merger agreement) if there is a breach of any of the obligations, covenants or agreements or any of the representations or warranties (or if any such representation or warranty ceases to be true) set forth in the merger agreement on the part of TCF, in the case of a termination by Huntington, or Huntington, in the case of a termination by TCF, which breach or failure to be true, either individually or in the aggregate with all other breaches by such party (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the closing date, the failure of an applicable closing condition of the terminating party and which is not cured by the earlier of the termination date and forty-five (45) days following written notice to the other party, or by its nature or timing cannot be cured during such period;

•
by Huntington, prior to such time as the requisite TCF vote is obtained, if TCF or the TCF board of directors (i) withholds, withdraws, modifies or qualifies in a manner adverse to Huntington the TCF board recommendation, (ii) fails to make the TCF board recommendation in this joint proxy statement/prospectus, (iii) adopts, approves, recommends or endorses a TCF acquisition proposal or publicly announces an intention to adopt, approve, recommend or endorse a TCF acquisition proposal, (iv) fails to publicly and without qualification (A) recommend against any TCF acquisition proposal or (B) reaffirm the TCF board recommendation, in each case within ten (10) business days (or such fewer number of days as remains prior to the TCF special meeting) after a TCF acquisition proposal is made public or any request by Huntington to do so, or (v) materially breaches its obligations related to TCF shareholder approval or TCF acquisition proposals; or

•	by TCF, prior to such time as the requisite Huntington vote is obtained, if Huntington or the Huntington board of directors (i) withholds, withdraws, modifies or qualifies in a manner adverse to

TCF the Huntington board recommendation, (ii) fails to make the Huntington board recommendation in this joint proxy statement/prospectus, (iii) adopts, approves, recommends or endorses a Huntington acquisition proposal or publicly announces an intention to adopt, approve, recommend, or endorse a Huntington acquisition proposal, (iv) fails to publicly and without qualification (A) recommend against any Huntington acquisition proposal or (B) reaffirm the Huntington board recommendation, in each case within ten (10) business days (or such fewer number of days as remains prior to the Huntington special meeting) after a Huntington acquisition proposal is made public or any request by TCF to do so, or (v) materially breaches its obligations related to Huntington shareholder approval.
Neither Huntington nor TCF is permitted to terminate the merger agreement as a result, in and of itself, of any increase or decrease in the market price of Huntington common stock or TCF common stock.
Effect of Termination
If the merger agreement is terminated by either Huntington or TCF, as provided under “—Termination of the Merger Agreement” above, the merger agreement will become void and have no effect, and none of Huntington, TCF, any of their respective subsidiaries or any of the officers or directors of any of them will have any liability of any nature whatsoever under the merger agreement, or in connection with the transactions contemplated thereby, except that (i) designated provisions of the merger agreement will survive the termination, including those relating to the confidential treatment of information, the effect of termination, including the termination fee described below, and certain general provisions, and (ii) notwithstanding anything to the contrary in the merger agreement, neither Huntington nor TCF will be relieved or released from any liabilities or damages arising out of its fraud or willful breach of any provision of the merger agreement occurring prior to termination (including, in the case of TCF, the loss to the holders of its capital stock and of TCF equity awards of the economic benefits of the merger (including the loss of premium offered to the shareholders of TCF), it being understood that TCF will be entitled to pursue damages for such losses and to enforce the right to recover such losses on behalf of its shareholders and the holders of TCF equity awards in its sole and absolute discretion, and any amounts received by TCF in connection therewith may be retained by TCF).
Termination Fee
TCF will pay Huntington a termination fee equal to $238.8 million by wire transfer of same-day funds (the “termination fee”) if the merger agreement is terminated in the following circumstances:
•
In the event that the merger agreement is terminated by Huntington pursuant to the second to last bullet set forth under “—Termination of the Merger Agreement” above. In such case, the termination fee must be paid to Huntington as promptly as reasonably practicable after the date of termination (and in any event, within three (3) business days of the date of termination).

•
In the event that, after the date of the merger agreement and prior to the termination of the merger agreement, a bona fide TCF acquisition proposal has been communicated to or otherwise made known to the TCF board of directors or TCF’s senior management or has been made directly to TCF’s shareholders generally, or any person has publicly announced (and not withdrawn at least two (2) business days prior to the TCF special meeting) a TCF acquisition proposal with respect to TCF, and (A) thereafter the merger agreement is terminated by either Huntington or TCF pursuant to the third bullet set forth under “—Termination of the Merger Agreement” above without the requisite TCF vote having been obtained or (B) thereafter the merger agreement is terminated by Huntington pursuant to the fourth bullet set forth under “—Termination of the Merger Agreement” above, and (C) prior to the date that is twelve (12) months after the date of such termination, TCF enters into a definitive agreement or consummates a transaction with respect to a TCF acquisition proposal (whether or not the same TCF acquisition proposal as that referred to above), provided that for purposes of the foregoing, all references in the definition of TCF acquisition proposal to “twenty-five percent (25%)” will instead refer to “fifty percent (50%).” In such case, the termination fee must be paid to Huntington on the earlier of the date TCF enters into such definitive agreement and the date of consummation of such transaction.

Huntington will pay TCF the termination fee if the merger agreement is terminated in the following circumstances:
•
In the event that the merger agreement is terminated by TCF pursuant to the last bullet set forth under “—Termination of the Merger Agreement” above. In such case, the termination fee must be paid to TCF as promptly as reasonably practicable after the date of termination (and in any event, within three (3) business days of the date of termination).

•
In the event that, after the date of the merger agreement and prior to the termination of the merger agreement, a bona fide Huntington acquisition proposal has been communicated to or otherwise made known to the Huntington board of directors or Huntington’s senior management or has been made directly to Huntington shareholders generally, or any person has publicly announced (and not withdrawn at least two (2) business days prior to the Huntington special meeting) a Huntington acquisition proposal with respect to Huntington, and (A) thereafter the merger agreement is terminated by either TCF or Huntington pursuant to the third bullet set forth under “—Termination of the Merger Agreement” above without the requisite Huntington vote having been obtained or (B) thereafter the merger agreement is terminated by TCF pursuant to the fourth bullet set forth under “—Termination of the Merger Agreement” above and (C) prior to the date that is twelve (12) months after the date of such termination, Huntington enters into a definitive agreement or consummates a transaction with respect to a Huntington acquisition proposal (whether or not the same Huntington acquisition proposal as that referred to above), provided that for purposes of the foregoing, all references in the definition of Huntington acquisition proposal to “twenty-five percent (25%)” will instead refer to “fifty percent (50%).” In such case, the termination fee must be paid to TCF on the earlier of the date Huntington enters into such definitive agreement and the date of consummation of such transaction.

Fees and Expenses
Except as otherwise expressly provided in the merger agreement, all fees and expenses incurred in connection with the merger agreement and the transactions contemplated thereby will be paid by the party incurring such fees or expenses, whether or not the merger is consummated, except that the costs and expenses of printing and mailing this joint proxy statement/prospectus and all filing and other fees paid to the SEC and any other governmental entity in connection with the merger, the bank merger and the other transactions contemplated by the merger agreement will be borne equally by Huntington and TCF.
Amendment, Waiver and Extension of the Merger Agreement
Subject to compliance with applicable law, the merger agreement may be amended by the parties at any time before or after the receipt of the requisite Huntington vote or the requisite TCF vote, except that after the receipt of the requisite Huntington vote or the requisite TCF vote, there may not be, without further approval of the shareholders of Huntington or TCF, as applicable, any amendment of the merger agreement that requires such further approval under applicable law.
At any time prior to the effective time, the parties may, to the extent legally allowed, extend the time for the performance of any of the obligations or other acts of the other party, waive any inaccuracies in the representations and warranties of the other party contained in the merger agreement or in any document delivered by such other party pursuant to the merger agreement, and waive compliance with any of the agreements or satisfaction of any conditions for its benefit contained in the merger agreement; provided, however, that after the receipt of the requisite Huntington vote or the requisite TCF vote, there may not be, without further approval of the shareholders of Huntington or TCF, as applicable, any extension or waiver of the merger agreement or any portion thereof that requires further approval under applicable law.
Governing Law
The merger agreement is governed by and will be construed in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law principles (except that matters relating to the fiduciary duties of the TCF board of directors will be subject to the laws of the State of Michigan and matters relating to the fiduciary duties of the Huntington board of directors will be subject to the laws of the State of Maryland).

Specific Performance
Huntington and TCF will be entitled to specific performance of the terms of the merger agreement, including an injunction or injunctions to prevent breaches of the merger agreement or to enforce specifically the performance of the terms and provisions thereof (including the parties’ obligation to consummate the merger), in addition to any other remedy to which they are entitled at law or in equity. Each of Huntington and TCF waives any defense in any action for specific performance that a remedy at law would be adequate and any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER
The following general discussion sets forth the anticipated material U.S. federal income tax consequences of the merger to U.S. holders (as defined in this section) of TCF common stock. This discussion does not address the tax consequences to U.S. holders of TCF series C preferred stock. This discussion also does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction or under any U.S. federal laws other than those pertaining to the income tax. This discussion is based upon the Code, the U.S. Treasury regulations promulgated thereunder and court and administrative rulings and decisions in effect on the date of this joint proxy statement/prospectus. These laws may change, possibly retroactively, and any change could affect the continuing validity of this discussion.
For purposes of this discussion, we use the term “U.S. holder” to mean:
•	an individual citizen or resident of the United States;
•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States, any state thereof or the District of Columbia;
•
a trust if (i) its administration is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) it has a valid election in effect under applicable Treasury regulations to be treated as a United States person; or

•	an estate that is subject to U.S. federal income tax on its income regardless of its source.
If a partnership holds TCF common stock, the tax treatment of a partner will generally depend on the status of the partners and the activities of the partnership. If you are a partner of a partnership holding TCF common stock, you should consult your tax advisors.
This discussion is applicable to you only if you hold your shares of TCF common stock as a capital asset within the meaning of section 1221 of the Code. Further, this discussion does not address all aspects of U.S. federal income taxation that may be relevant to you in light of your particular circumstances or that may be applicable to you if you are subject to special treatment under the U.S. federal income tax laws, including if you are:
•	a financial institution;
•	a tax-exempt organization;
•	an S corporation or other pass-through entity (or investor therein);
•	an insurance company;
•	a mutual fund;
•	a retirement plan, individual retirement account or other tax-deferred account;
•	a dealer in securities or foreign currencies;
•	a trader in securities who elects the mark-to-market method of accounting for your securities;
•	a holder of TCF common stock subject to the alternative minimum tax provisions of the Code;
•	a holder of TCF common stock who received TCF common stock through the exercise of employee stock options or through a tax- qualified retirement plan or otherwise as compensation;
•	a person who is not a U.S. holder;
•	a real estate investment trust;
•	a regulated investment company;
•	a person that has a functional currency other than the U.S. dollar;
•	an expatriate of the United States;

•
a holder that holds (or that held, directly or constructively, at any time during the five year period ending on the date of the disposition of your TCF common stock pursuant to the merger) 5% or more of the outstanding TCF common stock;

•	a holder of options granted under any TCF benefit plan; or
•	a holder of TCF common stock who holds TCF common stock as part of a hedge, straddle or a constructive sale or conversion transaction.
In addition, the discussion does not address any state, local or foreign tax consequences of the merger, nor does it address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010 or any consequences under the Foreign Account Tax Compliance Act of 2010 (including the Treasury regulations issued thereunder and intergovernmental agreements entered into pursuant thereto or in connection therewith). Determining the actual tax consequences of the merger to you may be complex. They will depend on your specific situation and on factors that are not within the control of TCF or Huntington. You should consult with your own tax advisor as to the tax consequences of the merger in your particular circumstances.
Tax Consequences of the Merger Generally
Huntington and TCF intend the merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. As described below, it is a condition to each party’s respective obligations to complete the merger that Huntington and TCF each receive a legal opinion that the merger will so qualify. Assuming the merger does so qualify, the material U.S. federal income tax consequences of the merger are as follows:
•
you will not recognize gain or loss when you exchange your TCF common stock solely for Huntington common stock, except with respect to any cash received instead of a fractional share of Huntington common stock;

•
your aggregate tax basis in the Huntington common stock that you receive in the merger (including any fractional share interest you are deemed to receive and exchange for cash) will equal your aggregate tax basis in the TCF common stock you surrender; and

•
your holding period for the Huntington common stock that you receive in the merger (including any fractional share interest you are deemed to receive and exchange for cash) will include your holding period for the shares of TCF common stock that you surrender in the exchange.

If you acquired different blocks of TCF common stock at different times and at different prices, your tax basis and holding period in your Huntington common stock may be determined with reference to each block of TCF common stock.
Cash Instead of Fractional Shares
If you receive cash instead of a fractional share of Huntington common stock, you will be treated as having received the fractional share of Huntington common stock pursuant to the merger and then as having exchanged that fractional share for cash in redemption by Huntington. You will generally recognize capital gain or loss on any cash received instead of a fractional share of Huntington common stock equal to the difference between the amount of cash received and the tax basis allocated to such fractional share. Any capital gain or loss will constitute long-term capital gain or loss if your holding period in TCF common stock surrendered in the merger is greater than one (1) year as of the effective time of the merger.
Closing Condition Tax Opinions
It is a condition to the closing of the merger that Huntington and TCF will receive opinions from Wachtell, Lipton, Rosen & Katz and Simpson Thacher & Bartlett LLP, respectively, dated as of the closing date of the merger, to the effect that the merger will qualify as a “reorganization” within the meaning of section 368(a) of the Code. These opinions will be based on representation letters provided by Huntington and TCF to be delivered at closing of the merger, and on certain customary factual assumptions.
Neither of these tax opinions will be binding on the Internal Revenue Service. Huntington and TCF have not and do not intend to seek any ruling from the Internal Revenue Service regarding any matters relating to the merger, and as a result, there can be no assurance that the Internal Revenue Service will not disagree with or challenge any of the conclusions described herein.

Information Reporting and Backup Withholding
If you are a non-corporate holder of TCF common stock you may be subject to information reporting and backup withholding on any cash payments received instead of a fractional share interest in Huntington common stock. You will not be subject to backup withholding, however, if you:
•
furnish a correct taxpayer identification number and certify that you are not subject to backup withholding on the Form W-9 (or a suitable substitute or successor form) included in the letter of transmittal to be delivered to you following the completion of the merger and otherwise comply with all the applicable requirements of the backup withholding rules; or

•	are otherwise exempt from backup withholding.
Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against your U.S. federal income tax liability, provided you timely furnish the required information to the Internal Revenue Service.
This summary of certain material U.S. federal income tax consequences is for general information only and is not tax advice. You are urged to consult your tax advisor with respect to the application of U.S. federal income tax laws to your particular situation as well as any tax consequences arising under the U.S. federal estate or gift tax rules, or under the laws of any state, local, foreign or other taxing jurisdiction.

DESCRIPTION OF HUNTINGTON CAPITAL STOCK
As a result of the merger, TCF shareholders will receive shares of Huntington common stock in the merger and will become Huntington shareholders. The following description summarizes the terms of Huntington’s capital stock but does not purport to be complete, and it is qualified in its entirety by reference to the applicable provisions of federal law governing bank holding companies, Maryland law and the Huntington charter and bylaws (the “Huntington bylaws”). The Huntington charter and the Huntington bylaws are filed as exhibits to the registration statement of which this joint proxy statement/prospectus forms a part.
Huntington’s authorized capital stock consists of 1,500,000,000 shares of common stock, par value $0.01 per share, and 6,617,808 shares of serial preferred stock, par value $0.01 per share. If the Huntington authorized share count proposal is approved, the authorized capital stock of Huntington will consist of 2,250,000,000 shares of common stock, par value $0.01 per share, and 6,617,808 shares of serial preferred stock, par value $0.01 per share. As of the date of this joint proxy statement/prospectus, there were 1,017,245,480 shares of Huntington common stock issued and outstanding and 1,250,500 shares of Huntington preferred stock issued and outstanding. All outstanding shares of Huntington capital stock are fully paid and non-assessable.
Huntington Common Stock
Voting Rights
Holders of Huntington common stock are entitled at all times to one (1) vote for each share, subject, however, to the voting rights, if any, of the holders of Huntington preferred stock. Huntington shareholders do not have cumulative voting rights in the election of directors.
A nominee for election to the Huntington board of directors at a meeting of shareholders will be elected only if the number of votes cast “for” such nominee’s election exceeds the number of votes cast “against” or affirmatively “withheld” as to such nominee’s election; provided, however, that if, on either the date of Huntington’s proxy statement for the meeting or on the date of the meeting, the number of nominees exceeds the number of directors to be elected, the directors will be elected by a plurality of all the votes cast at the meeting. Each share may be voted for as many individuals as there are directors to be elected and for whose election the share is entitled to be voted. A majority of the votes cast at a meeting of shareholders duly called and at which a quorum is present will be sufficient to approve any other matter which may properly come before the meeting, unless more than a majority of the votes cast is required by statute or by the Huntington charter.
Dividend Rights
Holders of Huntington common stock are entitled to receive dividends when authorized by the Huntington board of directors and declared by Huntington out of assets legally available for the payment of dividends, subject, however, to the dividend rights, if any, of the holders of Huntington preferred stock.
Liquidation Rights
In the event of any liquidation, dissolution or winding up of Huntington, the remaining assets of Huntington after the payment of all debts and necessary expenses, subject, however, to the rights of the holders of the Huntington preferred stock then outstanding, will be distributed among the holders of the common stock pro rata in accordance with their respective holdings.
Preemptive and Conversion Rights
Huntington’s common stock has no preemptive or conversion rights and is not entitled to the benefits of any redemption or sinking fund provision.
Transfer Agent and Registrar
The transfer agent and registrar for Huntington common stock is Computershare Trust Company, N.A. at Computershare Investor Services, PO Box 505005, Louisville, Kentucky 40233-5005.
Listing
Huntington common stock is listed on the NASDAQ under the symbol “HBAN.”

For more information regarding the rights of holders of Huntington common stock, see “Comparison of Shareholders’ Rights” beginning on page 159.
Huntington Preferred Stock
The Huntington board of directors has the authority to classify and reclassify any unissued shares of Huntington preferred stock by authorizing the issuance of the Huntington preferred stock from time to time in one or more series with such distinctive serial designations as may be established by the Huntington board of directors. Any such series:
•	may have such voting powers, full or limited, or may be without voting powers;
•	may be subject to redemption at such time or times and at such prices;
•
may be entitled to receive dividends (which may be cumulative or noncumulative) at such rate or rates, on such conditions, and at such times and payable in preference to, or in such relation to, the dividends payable on any other class or classes or series of stock;

•	may have such rights upon the dissolution of, or upon any distribution of the assets of, Huntington;
•
may be made convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class of classes of stock of Huntington, at such price or prices or at such rates of exchange, and with such adjustments; and

•
will have such other preferences, conversion or other rights, voting powers, restrictions, limitations as to the dividends, qualifications, terms or conditions of redemption or other rights, all as hereafter authorized by the Huntington board of directors and stated and expressed in the articles supplementary or other charter document providing for the issuance of such Huntington preferred stock.

Any of these actions could have an anti-takeover effect and discourage a transaction that some or a majority of Huntington’s shareholders might believe to be in their best interests or in which Huntington’s shareholders might receive a premium for their stock over Huntington’s then market price.
As of the date of this joint proxy statement/prospectus, Huntington has 6,617,808 authorized shares of Huntington preferred stock, of which 1,250,500 shares are issued and outstanding, with 35,500 shares designated as Huntington series B preferred stock, 100,000 shares designated as Huntington series C preferred stock, 602,500 shares designated as Huntington series D preferred stock, of which 600,000 shares are outstanding, 5,000 shares designated as Huntington series E preferred stock, 5,000 shares designated as Huntington series F preferred stock, 5,000 shares designated as Huntington series G preferred stock and 500,000 shares designated as Huntington series H preferred stock.
In addition, at the effective time, by virtue of the merger and without any action on the part of Huntington, TCF or any holder of securities thereof, each share of TCF series C preferred stock will automatically be converted into the right to receive a share of new Huntington preferred stock and, upon such conversion, the TCF series C preferred stock will no longer be outstanding and will automatically be cancelled and will cease to exist as of the effective time. For more information, see the section entitled “Description of New Huntington Preferred Stock” beginning on page 151.
Description of Huntington Series B Preferred Stock
The Huntington series B preferred stock ranks, with respect to the payment of dividends and distributions upon liquidation, dissolution or winding-up, (i) on a parity with the Huntington series C preferred stock, the Huntington series D preferred stock, the Huntington series E preferred stock, the Huntington series F preferred stock, the Huntington series G preferred stock, the Huntington series H preferred stock and each class or series of preferred stock Huntington may issue in the future the terms of which expressly provide that such class or series will rank on a parity with the Huntington series B preferred stock as to dividend rights and rights on Huntington’s liquidation, winding up and dissolution of Huntington and (ii) senior to Huntington common stock and each other class or series of preferred stock Huntington may issue in the future the terms of which do not expressly provide that it ranks on a parity with or senior to the Huntington series B preferred stock as to dividend rights and rights on Huntington’s liquidation, winding-up and dissolution.
The Huntington series B preferred stock does not entitle the holder to any preemptive or conversion rights.

Dividends on the Huntington series B preferred stock are payable quarterly in arrears, when, as and if authorized by Huntington’s board of directors and declared by Huntington out of legally available funds, on a non-cumulative basis on the $1,000 per share liquidation preference, at a floating rate equal to the three-month LIBOR plus a spread of 2.70% per annum for each dividend period.
The Huntington series B preferred stock was not redeemable prior to January 15, 2017. The Huntington series B preferred stock is presently redeemable, in whole or in part, from time to time, at Huntington’s option, at a redemption price equal to the liquidation preference, plus any declared and unpaid dividends. The holders of the Huntington series B preferred stock do not have the right to require the redemption or repurchase of the Huntington series B preferred stock. The Huntington series B preferred stock is also redeemable, in whole but not in part, at any time following a regulatory capital treatment event (as defined in the articles supplementary creating the Huntington series B preferred stock), at a redemption price equal to the liquidation preference, plus any authorized, declared and unpaid dividends from the prior dividend period and the pro-rated portion of unpaid dividends, whether or not declared, for the dividend period in which such redemption occurs.
Except as indicated below, the holders of the Huntington series B preferred stock do not have any voting rights:
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If and when the dividends on the Huntington series B preferred stock or on any other class or series of Huntington’s preferred stock ranking on a parity with the Huntington series B preferred stock that has voting rights equivalent to those of the Huntington series B preferred stock have not been authorized, declared and paid for at least six (6) quarterly dividend periods (whether or not consecutive), the holders of the Huntington series B preferred stock, together with the holders of all other affected classes and series of preferred stock ranking on a parity with the Huntington series B preferred stock, voting as a single class, with each series or class having a number of votes proportionate to the aggregate liquidation preference of the outstanding shares of such class or series, will be entitled to elect two (2) additional members of the Huntington board of directors, but only if the election of any such directors would not cause Huntington to violate the corporate governance requirement of the NASDAQ (or any other exchange on which Huntington's securities may be listed) that listed companies must have a majority of independent directors.

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So long as any shares of the Huntington series B preferred stock are outstanding, in addition to any other vote or consent of shareholders required by Huntington’s charter, the vote or consent of the holders of at least two-thirds of the outstanding shares of the Huntington series B preferred stock and any class or series of securities on a parity with similar rights then outstanding, voting together as a single class, with each series or class having a number of votes proportionate to the aggregate liquidation preference of the outstanding shares of such class or series, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, will be necessary for effecting or validating certain charter amendments and certain mergers and consolidations.

Description of Huntington Series C Preferred Stock
The Huntington series C preferred stock ranks, with respect to the payment of dividends and distributions upon liquidation, dissolution or winding-up, (i) on a parity with the Huntington series B preferred stock, the Huntington series D preferred stock, the Huntington series E preferred stock, the Huntington series F preferred stock, the Huntington series G preferred stock, the Huntington series H preferred stock and each class or series of preferred stock Huntington may issue in the future the terms of which expressly provide that such class or series will rank on a parity with the Huntington series C preferred stock as to dividend rights and rights on Huntington’s liquidation, winding up and dissolution of Huntington and (ii) senior to Huntington common stock and each other class or series of stock Huntington may issue in the future the terms of which expressly provide that it ranks junior to the Huntington series C preferred stock as to dividend rights and rights on Huntington’s liquidation, winding-up and dissolution.
The Huntington series C preferred stock does not entitle the holder to any preemptive or conversion rights.
Dividends on the Huntington series C preferred stock are payable quarterly in arrears, if, when and as authorized by Huntington’s board of directors and declared by Huntington out of legally available funds, on a non-cumulative basis on the $1,000 per share liquidation preference, at an annual rate equal to 5.875%.

The Huntington series C preferred stock is redeemable, in whole or in part, from time to time, at Huntington’s option, subject to the prior approval of the Federal Reserve Board or other appropriate federal banking agency, on or after October 15, 2021, at a redemption price equal to the liquidation preference, plus any declared and unpaid dividends, without regard to any undeclared dividends. The holders of the Huntington series C preferred stock do not have the right to require the redemption or repurchase of the Huntington series C preferred stock. The Huntington series C preferred stock is also redeemable, in whole but not in part, within ninety (90) days following Huntington's good faith determination that a regulatory capital treatment event (as defined in the articles supplementary creating the Huntington series C preferred stock) occurred and subject to the prior approval of the Federal Reserve, or other appropriate federal banking agency, at a redemption price equal to the liquidation preference, plus any declared and unpaid dividends, without regard to any undeclared dividends.
Except as indicated below, the holders of the Huntington series C preferred stock do not have any voting rights:
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If and when the dividends on the Huntington series C preferred stock or on any other class or series of Huntington’s preferred stock ranking on a parity with the Huntington series C preferred stock that has voting rights similar to those of the Huntington series C preferred stock that are conferred and are exercisable, have not been paid for at least six (6) quarterly dividend periods or more (whether or not consecutive), the holders of the Huntington series C preferred stock, together with the holders of all other affected classes and series of preferred stock ranking on a parity with the Huntington series C preferred stock, voting as a single class, will be entitled to elect two (2) additional members of the Huntington board of directors and at each subsequent annual meeting of shareholders until full dividends have been declared and paid on such stock for at least four (4) consecutive dividend periods.

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So long as any shares of the Huntington series C preferred stock are outstanding, the vote or consent of the holders of at least 66 2∕3% of the outstanding shares of the Huntington series C preferred stock, voting together as a single class, given in person or by proxy, either in writing or by electronic consent without a meeting or by vote at any meeting called for the purpose, will be necessary for effecting or validating certain charter amendments and certain mergers and consolidations.

Description of Huntington Series D Preferred Stock
The Huntington series D preferred stock ranks, with respect to the payment of dividends and distributions upon liquidation, dissolution or winding-up, (i) on a parity with the Huntington series B preferred stock, the Huntington series C preferred stock, the Huntington series E preferred stock, the Huntington series F preferred stock, the Huntington series G preferred stock, the Huntington series H preferred stock and each class or series of preferred stock Huntington may issue in the future the terms of which expressly provide that such class or series will rank on a parity with the Huntington series D preferred stock as to dividend rights and rights on Huntington’s liquidation, winding up and dissolution of Huntington and (ii) senior to Huntington common stock and each other class or series of preferred stock Huntington may issue in the future the terms of which do not expressly provide that it ranks on a parity with or senior to the Huntington series D preferred stock as to dividend rights and rights on Huntington’s liquidation, winding-up and dissolution.
The Huntington series D preferred stock does not entitle the holder to any preemptive or conversion rights.
Dividends on the Huntington series D preferred stock are payable quarterly in arrears, when, as and if authorized by Huntington’s board of directors and declared by Huntington out of legally available funds, on a non-cumulative basis on the $1,000 per share liquidation preference, at an annual rate equal to 6.250%.
The Huntington series D preferred stock is redeemable, in whole or in part, from time to time, at Huntington’s option on any dividend payment date on or after April 15, 2021, at a redemption price equal to the liquidation preference, plus any declared and unpaid dividends. The holders of the Huntington series D preferred stock do not have the right to require the redemption or repurchase of the Huntington series D preferred stock. The Huntington series D preferred stock is also redeemable, in whole but not in part, within ninety (90) days following a regulatory capital treatment event (as defined in the articles supplementary creating the Huntington series D preferred stock) at a redemption price equal to the liquidation preference, plus the sum of (i) any authorized, declared and unpaid dividends from the prior dividend period and (ii) the pro-rated portion of unpaid dividends, whether or not declared, for the dividend period in which such redemption occurs. Redemption or repurchase of Huntington series D preferred stock is subject to receipt of prior approval of the Federal Reserve or other appropriate federal banking agency.
Except as indicated below, the holders of the Huntington series D preferred stock do not have any voting rights:
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If and when the dividends on the Huntington series D preferred stock or on any other class or series of Huntington preferred stock ranking on a parity with the Huntington series D preferred stock that has voting rights equivalent to those of the Huntington series D preferred stock, have not been authorized, declared and paid (i) in the case of the Huntington series D preferred stock and any class or series of Huntington preferred stock ranking on a parity with the Huntington series D preferred stock and bearing non-cumulative dividends, in full for at least six (6) quarterly dividend periods or their equivalent (whether or not consecutive), or (ii) in the case of any class or series of Huntington preferred stock ranking on a parity with the Huntington series D preferred stock and bearing cumulative dividends, in an aggregate amount equal to full dividends for at least six (6) quarterly dividend periods or their equivalent (whether or not consecutive), the holders of the Huntington series D preferred stock, together with the holders of all other affected classes and series of preferred stock ranking on a parity with the Huntington series D preferred stock upon which like voting rights have been conferred and are exercisable and which are entitled to vote for the election of the two (2) directors, voting as a single class, with each series or class having a number of votes proportionate to the aggregate liquidation preference of the outstanding shares of such class or series, will be entitled to elect two (2) additional members of Huntington’s board of directors, but only if the election of any such directors would not cause Huntington to violate the corporate governance requirement of the NASDAQ (or any other exchange on which Huntington's securities may be listed) that listed companies must have a majority of independent directors.

•
So long as any shares of the Huntington series D preferred stock are outstanding, in addition to any other vote or consent of shareholders required by Huntington’s charter, the vote or consent of the holders of at least two-thirds of the outstanding shares of the Huntington series D preferred stock and any class or series of preferred stock then outstanding that ranks on a parity with the Huntington series D preferred stock and has like voting rights that are exercisable and are then outstanding, voting together as a single class, with each series or class having a number of votes proportionate to the aggregate liquidation preference of the outstanding shares of such class or series, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, will be necessary for effecting or validating certain charter amendments and certain mergers and consolidations.

Description of Huntington Series E Preferred Stock
The Huntington series E preferred stock ranks, with respect to the payment of dividends and distributions upon liquidation, dissolution or winding-up, (i) on a parity with the Huntington series B preferred stock, the Huntington series C preferred stock, the Huntington series D preferred stock, the Huntington series F preferred stock, the Huntington series G preferred stock, the Huntington series H preferred stock and each class or series of preferred stock Huntington may issue in the future the terms of which expressly provide that such class or series will rank on a parity with the Huntington series E preferred stock as to dividend rights and rights on Huntington’s liquidation, winding up and dissolution of Huntington and (ii) senior to Huntington common stock and each other class or series of preferred stock Huntington may issue in the future the terms of which do not expressly provide that it ranks on a parity with or senior to the Huntington series E preferred stock as to dividend rights and rights on Huntington’s liquidation, winding-up and dissolution.
The Huntington series E preferred stock does not entitle the holder to any preemptive or conversion rights.
Dividends on the Huntington series E preferred stock are payable quarterly in arrears, when, as and if authorized by Huntington’s board of directors and declared by Huntington out of legally available funds. Dividends accrue from the issue date to, but excluding, April 15, 2023 at a rate of 5.700% per annum on the liquidation preference of $100,000 per share, payable quarterly, in arrears, on January 15, April 15, July 15 and October 15 of each year, commencing on July 15, 2018. Dividends will accrue from and including, April 15,

2023 at a floating rate equal to three-month LIBOR plus a spread of 2.880% per annum, payable quarterly, in arrears, on January 15, April 15, July 15 and October 15 of each year, commencing on July 15, 2023.
The Huntington series E preferred stock is redeemable, in whole or in part, from time to time, at Huntington’s option on any dividend payment date on or after April 15, 2023, at a redemption price equal to the liquidation preference, plus any authorized, declared and unpaid dividends, without accumulation of undeclared dividends. The holders of the Huntington series E preferred stock do not have the right to require the redemption or repurchase of the Huntington series E preferred stock. The Huntington series E preferred stock is also redeemable, in whole but not in part, within ninety (90) days following a regulatory capital treatment event (as defined in the articles supplementary creating the Huntington series E preferred stock) at a redemption price equal to the liquidation preference, plus the sum of (i) any authorized, declared and unpaid dividends from the prior dividend period and (ii) the pro-rated portion of unpaid dividends, whether or not declared, for the dividend period in which such redemption occurs. Redemption or repurchase of Huntington series E preferred stock is subject to receipt of prior approval of the Federal Reserve or other appropriate federal banking agency.
Except as indicated below, the holders of the Huntington series E preferred stock do not have any voting rights:
•
If and when the dividends on the Huntington series E preferred stock or on any other class or series of Huntington preferred stock ranking on a parity with the Huntington series E preferred stock that has voting rights equivalent to those of the Huntington series E preferred stock, have not been authorized, declared and paid in full for at least six (6) quarterly dividend periods or their equivalent (whether or not consecutive), the holders of the Huntington series E preferred stock, together with the holders of all other affected classes and series of preferred stock ranking on a parity with the Huntington series E preferred stock upon which like voting rights have been conferred and are exercisable and which are entitled to vote for the election of the two (2) directors, voting as a single class, with each series or class having a number of votes proportionate to the aggregate liquidation preference of the outstanding shares of such class or series, will be entitled to elect two (2) additional members of the Huntington board of directors, but only if the election of any such directors would not cause Huntington to violate the corporate governance requirement of the NASDAQ (or any other exchange on which Huntington's securities may be listed) that listed companies must have a majority of independent directors.

•
So long as any shares of the Huntington series E preferred stock are outstanding, in addition to any other vote or consent of shareholders required by the Huntington charter, the vote or consent of the holders of at least two-thirds of the outstanding shares of the Huntington series E preferred stock and any class or series of preferred stock then outstanding that ranks on a parity with the Huntington series E preferred stock and has like voting rights that are exercisable and are then outstanding, voting together as a single class, with each series or class having a number of votes proportionate to the aggregate liquidation preference of the outstanding shares of such class or series, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, will be necessary for effecting or validating certain charter amendments and certain mergers and consolidations.

Description of Huntington Series F Preferred Stock
The Huntington series F preferred stock ranks, with respect to the payment of dividends and distributions upon liquidation, dissolution or winding-up, (i) on a parity with the Huntington series B preferred stock, the Huntington series C preferred stock, the Huntington series D preferred stock, the Huntington series E preferred stock, the Huntington series G preferred stock, the Huntington series H preferred stock and each class or series of preferred stock Huntington may issue in the future the terms of which expressly provide that such class or series will rank on a parity with the Huntington series F preferred stock as to dividend rights and rights on Huntington’s liquidation, winding up and dissolution of Huntington and (ii) senior to Huntington common stock and each other class or series of preferred stock Huntington may issue in the future the terms of which do not expressly provide that it ranks on a parity with or senior to the Huntington series F preferred stock as to dividend rights and rights on Huntington’s liquidation, winding-up and dissolution.
The Huntington series F preferred stock does not entitle the holder to any preemptive or conversion rights.
Dividends on the Huntington series F preferred stock are payable quarterly in arrears, when, as and if authorized by Huntington’s board of directors and declared by Huntington out of legally available funds.

Dividends accrue from the issue date to, but excluding, July 15, 2030 at a rate of 5.625% per annum on the liquidation preference of $100,000 per share, payable quarterly, in arrears. Dividends will accrue from and including July 15, 2030 at the ten-year treasury rate as of the most recent reset dividend determination date (as defined in the articles supplementary creating the Huntington series F preferred stock) plus 4.945% per annum on the liquidation preference of $100,000 per share, payable quarterly, in arrears, commencing on October 15, 2030.
The Huntington series F preferred stock is redeemable, in whole or in part, from time to time, at Huntington’s option on any dividend payment date on or after July 15, 2030, at a redemption price equal to the liquidation preference, plus any authorized, declared and unpaid dividends, without accumulation of undeclared dividends. The holders of the Huntington series F preferred stock do not have the right to require the redemption or repurchase of the Huntington series F preferred stock. The Huntington series F preferred stock is also redeemable, in whole but not in part, within ninety (90) days following a regulatory capital treatment event (as defined in the articles supplementary creating the Huntington series F preferred stock) at a redemption price equal to the liquidation preference, plus the sum of (i) any authorized, declared and unpaid dividends from the prior dividend period and (ii) the pro-rated portion of unpaid dividends, whether or not authorized or declared, for the dividend period in which such redemption occurs. Redemption or repurchase of Huntington series F preferred stock is subject to receipt of prior approval of the Federal Reserve or other appropriate federal banking agency.
Except as indicated below, the holders of the Huntington series F preferred stock do not have any voting rights:
•
If and when the dividends on the Huntington series F preferred stock or on any other class or series of Huntington preferred stock ranking on a parity with the Huntington series F preferred stock that has voting rights equivalent to those of the Huntington series F preferred stock, have not been authorized, declared and paid in full for at least six (6) quarterly dividend periods or their equivalent (whether or not consecutive), the holders of the Huntington series F preferred stock, together with the holders of all other affected classes and series of preferred stock ranking on a parity with the Huntington series F preferred stock upon which like voting rights have been conferred and are exercisable and which are entitled to vote for the election of the two (2) directors, voting as a single class, with each series or class having a number of votes proportionate to the aggregate liquidation preference of the outstanding shares of such class or series, will be entitled to elect two (2) additional members of the Huntington board of directors, but only if the election of any such directors would not cause Huntington to violate the corporate governance requirement of the NASDAQ (or any other exchange on which Huntington's securities may be listed) that listed companies must have a majority of independent directors.

•
So long as any shares of the Huntington series F preferred stock are outstanding, in addition to any other vote or consent of shareholders required by the Huntington charter or the Huntington bylaws, the vote or consent of the holders of at least two-thirds of the outstanding shares of the Huntington series F preferred stock and any class or series of preferred stock then outstanding that ranks on a parity with the Huntington series F preferred stock and has like voting rights that are exercisable and are then outstanding, voting together as a single class, with each series or class having a number of votes proportionate to the aggregate liquidation preference of the outstanding shares of such class or series, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, will be necessary for effecting or validating certain charter amendments and certain mergers and consolidations.

Description of Huntington Series G Preferred Stock
The Huntington series G preferred stock ranks, with respect to the payment of dividends and distributions upon liquidation, dissolution or winding-up, (i) on a parity with the Huntington series B preferred stock, the Huntington series C preferred stock, the Huntington series D preferred stock, the Huntington series E preferred stock, the Huntington series F preferred stock, the Huntington series H preferred stock and each class or series of preferred stock Huntington may issue in the future the terms of which expressly provide that such class or series will rank on a parity with the Huntington series G preferred stock as to dividend rights and rights on Huntington’s liquidation, winding up and dissolution of Huntington and (ii) senior to Huntington common stock and each other class or series of preferred stock Huntington may issue in the future the terms of which do not expressly provide that it ranks on a parity with or senior to the Huntington series G preferred stock as to dividend rights and rights on Huntington’s liquidation, winding-up and dissolution.

The Huntington series G preferred stock does not entitle the holder to any preemptive or conversion rights.
Dividends on the Huntington series G preferred stock are payable quarterly in arrears, when, as and if authorized by Huntington’s board of directors and declared by Huntington out of legally available funds. Dividends accrue from the issue date to, but excluding, October 15, 2027 at a rate of 4.450% per annum on the liquidation preference of $100,000 per share, payable quarterly, in arrears, commencing on January 15, 2021 and ending on October 15, 2027. Dividends will accrue from and including October 15, 2027 at the seven-year treasury rate as of the most recent reset dividend determination date (as defined in the articles supplementary creating the Huntington series G preferred stock) plus 4.045% per annum on the liquidation preference of $100,000 per share, payable quarterly, in arrears, commencing on January 15, 2028.
The Huntington series G preferred stock is redeemable, in whole or in part, from time to time, at Huntington’s option on any dividend payment date on or after October 15, 2027, at a redemption price equal to the liquidation preference, plus any authorized, declared and unpaid dividends, without accumulation of undeclared dividends. The holders of the Huntington series G preferred stock do not have the right to require the redemption or repurchase of the Huntington series G preferred stock. The Huntington series G preferred stock is also redeemable, in whole but not in part, within ninety (90) days following a regulatory capital treatment event (as defined in the articles supplementary creating the Huntington series G preferred stock) at a redemption price equal to the liquidation preference, plus the sum of (i) any authorized, declared and unpaid dividends from the prior dividend period and (ii) the pro-rated portion of unpaid dividends, whether or not declared, for the dividend period in which such redemption occurs. Redemption or repurchase of Huntington series G preferred stock is subject to receipt of prior approval of the Federal Reserve or other appropriate federal banking agency.
Except as indicated below, the holders of the Huntington series G preferred stock do not have any voting rights:
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If and when the dividends on the Huntington series G preferred stock or on any other class or series of Huntington preferred stock ranking on a parity with the Huntington series G preferred stock that has voting rights equivalent to those of the Huntington series G preferred stock, have not been authorized, declared and paid in full for at least six (6) quarterly dividend periods or their equivalent (whether or not consecutive), the holders of the Huntington series G preferred stock, together with the holders of all other affected classes and series of preferred stock ranking on a parity with the Huntington series G preferred stock upon which like voting rights have been conferred and are exercisable and which are entitled to vote for the election of the two (2) directors, voting as a single class, with each series or class having a number of votes proportionate to the aggregate liquidation preference of the outstanding shares of such class or series, will be entitled to elect two (2) additional members of the Huntington board of directors, but only if the election of any such directors would not cause Huntington to violate the corporate governance requirement of the NASDAQ (or any other exchange on which Huntington's securities may be listed) that listed companies must have a majority of independent directors.

•
So long as any shares of the Huntington series G preferred stock are outstanding, in addition to any other vote or consent of shareholders required by the Huntington charter or the Huntington bylaws, the vote or consent of the holders of at least two-thirds of the outstanding shares of the Huntington series G preferred stock and any class or series of preferred stock then outstanding that ranks on a parity with the Huntington series G preferred stock and has like voting rights that are exercisable and are then outstanding, voting together as a single class, with each series or class having a number of votes proportionate to the aggregate liquidation preference of the outstanding shares of such class or series, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, will be necessary for effecting or validating certain charter amendments and certain mergers and consolidations.

Description of Huntington Series H Preferred Stock
The Huntington series H preferred stock ranks, with respect to the payment of dividends and distributions upon liquidation, dissolution or winding-up, (i) on a parity with the Huntington series B preferred stock, the Huntington series C preferred stock, the Huntington series D preferred stock, the Huntington series E preferred stock, the Huntington series F preferred stock, the Huntington series G preferred stock and each class or series of preferred stock Huntington may issue in the future the terms of which expressly provide that such class or series will rank on a parity with the Huntington series H preferred stock as to dividend rights and rights on

Huntington’s liquidation, winding up and dissolution of Huntington and (ii) senior to Huntington common stock and each other class or series of preferred stock Huntington may issue in the future the terms of which do not expressly provide that it ranks on a parity with or senior to the Huntington series H preferred stock as to dividend rights and rights on Huntington’s liquidation, winding-up and dissolution.
The Huntington series H preferred stock does not entitle the holder to any preemptive or conversion rights.
Dividends on the Huntington series H preferred stock are payable quarterly in arrears, when, as and if authorized by Huntington’s board of directors and declared by Huntington out of legally available funds. Dividends will accrue from the issue date, which was February 9, 2021 at a rate of 4.500% per annum on the liquidation preference of $1,000 per share, payable quarterly, in arrears, commencing on July 15, 2021. Dividends will accrue from and including the issue date.
The Huntington series H preferred stock is redeemable, in whole or in part, from time to time, at Huntington’s option on any dividend payment date on or after April 15, 2026, at a redemption price equal to the liquidation preference, plus any authorized, declared and unpaid dividends, without accumulation of undeclared dividends. The holders of the Huntington series H preferred stock do not have the right to require the redemption or repurchase of the Huntington series H preferred stock. The Huntington series H preferred stock is also redeemable, in whole but not in part, within ninety (90) days following a regulatory capital treatment event (as defined in the articles supplementary creating the Huntington series H preferred stock) at a redemption price equal to the liquidation preference, plus the sum of (i) any authorized, declared and unpaid dividends from the prior dividend period and (ii) the pro-rated portion of unpaid dividends, whether or not declared, for the dividend period in which such redemption occurs. Redemption or repurchase of Huntington series H preferred stock is subject to receipt of prior approval of the Federal Reserve or other appropriate federal banking agency.
Except as indicated below, the holders of the Huntington series H preferred stock do not have any voting rights:
•
If and when the dividends on the Huntington series H preferred stock or on any other class or series of Huntington preferred stock ranking on a parity with the Huntington series H preferred stock that has voting rights equivalent to those of the Huntington series H preferred stock, have not been authorized, declared and paid in full for at least six (6) quarterly dividend periods or their equivalent (whether or not consecutive), the holders of the Huntington series H preferred stock, together with the holders of all other affected classes and series of preferred stock ranking on a parity with the Huntington series H preferred stock upon which like voting rights have been conferred and are exercisable and which are entitled to vote for the election of the two (2) directors, voting as a single class, with each series or class having a number of votes proportionate to the aggregate liquidation preference of the outstanding shares of such class or series, will be entitled to elect two (2) additional members of the Huntington board of directors, but only if the election of any such directors would not cause Huntington to violate the corporate governance requirement of the NASDAQ (or any other exchange on which Huntington's securities may be listed) that listed companies must have a majority of independent directors.

•
So long as any shares of the Huntington series H preferred stock are outstanding, in addition to any other vote or consent of shareholders required by the Huntington charter or the Huntington bylaws, the vote or consent of the holders of at least two-thirds of the outstanding shares of the Huntington series H preferred stock and any class or series of preferred stock then outstanding that ranks on a parity with the Huntington series H preferred stock and has like voting rights that are exercisable and are then outstanding, voting together as a single class, with each series or class having a number of votes proportionate to the aggregate liquidation preference of the outstanding shares of such class or series, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, will be necessary for effecting or validating certain charter amendments and certain mergers and consolidations.

Huntington Depositary Shares
General
Huntington has issued fractional interests in shares of the Huntington preferred stock. Each Huntington depositary share represents a 1/40th interest in a share of the Huntington series B preferred stock, a 1/40th interest in a share of Huntington series C preferred stock, a 1/40th interest in a share of Huntington series D preferred stock, a 1/100th interest in a share of Huntington series E preferred stock, a 1/100th interest in a share of Huntington series F preferred stock, a 1/100th interest in a share of Huntington series G preferred stock or a 1/40th interest in a share of Huntington series H preferred stock, and is evidenced by a depositary receipt. Huntington has deposited the underlying shares of the Huntington series B preferred stock with Mellon Investor Services LLC (operating with the service name BNY Mellon Shareowner Services) acting as depositary, and the underlying shares of the Huntington series C preferred stock, Huntington series D preferred stock, Huntington series E preferred stock, Huntington series F preferred stock, Huntington series G preferred stock and Huntington series H preferred stock with Computershare Inc. and Computershare Trust Company, N.A., jointly acting as depositary. The holders of Huntington depositary shares from time to time are deemed to be parties to the applicable deposit agreement and are bound by all of the terms and conditions thereto by their acceptance of delivery of the depositary shares to the same extent as though they had executed the deposit agreement. Subject to the terms of the applicable deposit agreement, each holder of the Huntington depositary shares is entitled, through the depositary, to all the rights and preferences of the applicable series of Huntington preferred stock, in proportion to the applicable fraction of a share of the applicable Huntington preferred stock those Huntington depositary shares represent.
Dividends and Other Distributions
Each dividend payable on a Huntington depositary share is in an amount equal to 1/40th of the dividend declared and payable on the related share of the Huntington series B preferred stock, Huntington series C preferred stock, Huntington series D preferred stock or Huntington series H preferred stock, or 1/100th of the dividend declared and payable on the related share of the Huntington series E preferred stock, Huntington series F preferred stock or Huntington series G preferred stock, as applicable. The depositary will distribute any cash dividends or other cash distributions received in respect of deposited Huntington preferred stock to the record holders of Huntington depositary shares relating to the underlying Huntington preferred stock in proportion to the number of depositary shares held by the holders. If Huntington makes a distribution other than in cash, the depositary will distribute any securities or property received by it to the record holders of depositary shares entitled to those distributions, unless it determines that the distribution cannot be made proportionally among those holders or that (after consultation with Huntington) it is not feasible to make a distribution, in which case the depositary may, with Huntington’s approval, adopt a method of distribution that it deems equitable and practicable, including the sale of the securities or property and distribute the net proceeds from the sale to the holders of the depositary shares in proportion to the number of depositary shares they hold.
Record dates for the payment of dividends and other matters relating to the depositary shares are the same as the corresponding record dates for the applicable series of Huntington preferred stock.
The amounts distributed to holders of Huntington depositary shares are reduced by any amounts required to be withheld by Huntington or the depositary on account of taxes or other governmental charges. The depositary may refuse to make any payment or distribution, or any transfer, exchange, or withdrawal of any Huntington depositary shares or the shares of the applicable series of Huntington preferred stock until such taxes or other governmental charges are paid.
Redemption of Depositary Shares
If Huntington redeems Huntington preferred stock represented by Huntington depositary shares, in whole or in part, such Huntington depositary shares will be redeemed with the proceeds received by the depositary resulting from the redemption of the applicable Huntington preferred stock held by the depositary. The redemption price per Huntington depositary share will be as set forth above for the applicable series of Huntington preferred stock.
Whenever Huntington redeems shares of Huntington preferred stock held by the depositary, the depositary will redeem, as of the same redemption date, the number of Huntington depositary shares representing those shares of the Huntington preferred stock so redeemed. If fewer than all of the outstanding Huntington depositary shares are redeemed, the depositary will select the shares to be redeemed pro rata or by lot. The depositary will mail notice of redemption to record holders of the Huntington depositary shares not less than thirty (30) and not more than sixty (60) days prior to the date fixed for redemption of the applicable Huntington preferred stock and the related Huntington depositary shares.

Voting Depositary Shares Representing the Huntington Preferred Stock
Because each Huntington depositary share representing the Huntington series B preferred stock, Huntington series C preferred stock, Huntington series D preferred stock and Huntington series H preferred stock represents a 1/40th interest in a share of the applicable underlying Huntington preferred stock, and because each Huntington depositary share representing the Huntington series E preferred stock, Huntington series F preferred stock or Huntington series G preferred stock represents a 1/100th interest in a share of the applicable underlying Huntington preferred stock, holders of Huntington depositary shares will be entitled to 1/40th of a vote per depositary share representing the Huntington series B preferred stock, Huntington series C preferred stock, Huntington series D preferred stock or Huntington series H preferred stock, or 1/100th of a vote per Huntington depositary share representing the Huntington series E preferred stock, Huntington series F preferred stock or Huntington series G preferred stock, as applicable, under those limited circumstances in which holders of the applicable Huntington preferred stock are entitled to a vote.
When the depositary receives notice of any meeting at which the holders of the applicable series of Huntington preferred stock are entitled to vote, the depositary will mail the information contained in the notice to the record holders of the Huntington depositary shares relating to the applicable series of Huntington preferred stock. Each record holder of the Huntington depositary shares on the record date, which will be the same date as the record date for the applicable series of Huntington preferred stock, may instruct the depositary to vote the amount of the applicable Huntington preferred stock represented by the holder’s Huntington depositary shares. Insofar as practicable, the depositary will vote the amount of the applicable Huntington preferred stock represented by Huntington depositary shares in accordance with the instructions it receives. Huntington will take all reasonable actions that the depositary determines are necessary to enable the depositary to vote as instructed. If the depositary does not receive specific instructions from the holders of any Huntington depositary shares representing proportional interests in the applicable Huntington preferred stock, it will not vote the amount of the applicable Huntington preferred stock represented by such Huntington depositary shares.
Form
The Huntington depositary shares were issued in book-entry form through DTC. The Huntington preferred stock was issued in registered form to the depositary.
Preemptive and Conversion Rights
The holders of Huntington depositary shares do not have any preemptive or conversion rights.
Depositary, Registrar
Mellon Investor Services LLC (operating with the service name BNY Mellon Shareowner Services) is acting as depositary and registrar for the Huntington depositary shares representing Huntington series B preferred stock. Computershare Inc. and Computershare Trust Company, N.A., are jointly acting as depositary, and Computershare Trust Company, N.A. is acting as registrar, dividend disbursing agent and redemption agent for the Huntington depositary shares representing Huntington series C preferred stock, Huntington series D preferred stock, Huntington series E preferred stock, Huntington series F preferred stock, Huntington series G preferred stock and Huntington series H preferred stock.
Listing
Huntington depositary shares representing the Huntington series C preferred stock are listed on the NASDAQ under “HBANN” and Huntington depositary shares representing the Huntington series D preferred stock are listed on the NASDAQ under “HBANO.” Huntington depositary shares representing the Huntington series H preferred stock are expected to be listed on the NASDAQ under “HBANP.” Huntington depositary shares representing the Huntington series B preferred stock, Huntington series E preferred stock, Huntington series F preferred stock and Huntington series G preferred stock are not publicly listed.
Anti-Takeover Provisions
A number of provisions of Maryland law and Huntington’s charter and bylaws could have an anti-takeover effect and make more difficult the acquisition of Huntington by means of a tender offer, a proxy contest or otherwise and the removal of incumbent directors. These provisions are intended to discourage coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of Huntington to negotiate first with Huntington’s board of directors.

Control Share Acquisitions Under Maryland Law
Huntington is subject to the provisions of Sections 3-701 through 3-710 of the MGCL, which provide that holders of “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights with respect to the control shares except to the extent approved at a special meeting of shareholders by the affirmative vote of two-thirds of the votes entitled to be cast by holders entitled to vote generally in the election of directors, excluding shares of stock in a corporation in respect of which any of the following persons is entitled to exercise or direct the exercise of the voting power of such shares in the election of directors: (i) a person who makes or proposes to make a control share acquisition, (ii) an officer of the corporation or (iii) an employee of the corporation who is also a director of the corporation. Control shares are voting shares of stock which, if aggregated with all other shares of stock owned by the acquirer or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to, directly or indirectly, exercise voting power in electing directors within one of the following ranges of voting power:
•	one-tenth or more but less than one-third of all voting power;
•	one-third or more but less than a majority of all voting power; or
•	a majority or more of all voting power.
Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A “control share acquisition” means the acquisition, directly or indirectly, of ownership of, or the power to direct the exercise of voting power with respect to, issued and outstanding control shares, subject to certain exceptions.
A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses and making an “acquiring person statement” as described in Section 3-703 of the MGCL), may compel the directors of such corporation to call a special meeting of shareholders to be held within fifty (50) days of demand to consider the voting rights of the control shares. If no request for a special meeting is made, the corporation may present the question at any shareholders’ meeting.
If voting rights of control shares are not approved at the meeting or if the acquiring person does not deliver an “acquiring person statement” as required by the MGCL, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquirer or, if a meeting of shareholders is held at which the voting rights of such shares are considered and not approved, as of the date of such meeting. If voting rights for control shares are approved at a shareholders’ meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other shareholders may exercise appraisal rights. The fair value of the shares as determined for purposes of appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition. The control share acquisition statute does not apply to (a) shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (b) to acquisitions approved or exempted by the charter or bylaws of the corporation.
Business Combinations Under Maryland Law
Huntington is subject to the provisions of Section 3-602 of the MGCL, which provides that a corporation may not engage in specified types of business combinations, including mergers, consolidations, share exchanges and certain other transactions, with any “interested stockholder” for a period of five (5) years from the date that person became an interested stockholder. For a corporation having one hundred (100) or more beneficial owners of its stock, like Huntington, an “interested stockholder” is defined as a person (other than the corporation or any subsidiary) who (a) is the beneficial owner, directly or indirectly, of ten percent (10%) or more of the corporation’s voting shares or (b) is an affiliate or associate of the corporation and, during the preceding two-year period, was the beneficial owner of ten percent (10%) or more of the corporation’s voting shares. A person is not an interested stockholder under the MGCL if, prior to the most recent time at which the person would otherwise have become an interested stockholder, the board of directors of the corporation approved the transaction which otherwise would have resulted in the person becoming an interested stockholder.

After any such five (5)-year period, any business combination between the Maryland corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least:
•	eighty percent (80%) of the outstanding voting shares of the corporation, voting together as a single voting group; and
•
two-thirds of the votes entitled to be cast by holders of voting shares other than voting shares held by the interested stockholder who will (or whose affiliate will) be a party to the business combination or by an affiliate or associate of the interested stockholder, voting together as a single voting group.

These supermajority approval requirements do not apply if, among other conditions, the corporation’s common shareholders receive a minimum price (as provided in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares.
The MGCL may have the effect of inhibiting a non-negotiated merger or other business combination involving Huntington, even if some or a majority of Huntington’s shareholders might believe it to be in their best interests or in which Huntington’s shareholders might receive a premium for their stock over Huntington’s then market price.
Certain Charter and Bylaw Provisions Potentially Having an Anti-Takeover Effect
Huntington’s charter and bylaws contain certain provisions that could have an anti-takeover effect and thus discourage potential takeover attempts and make it more difficult for Huntington’s shareholders to change management or receive a premium for their shares. These provisions include:
•	authorization for Huntington’s board of directors to issue shares of one or more series of preferred stock without shareholder approval;
•
a requirement that directors only be removed from office for cause and only upon the affirmative vote of at least two-thirds of all the votes entitled to be cast generally in the election of directors;

•	a requirement under Maryland law that shareholder action without a meeting requires unanimous written consent;
•	a limitation on the ability of shareholders to call special meetings to those shareholders entitled to cast not less than a majority of the votes entitled to be cast;
•
the requirement under Maryland law that shareholders representing two-thirds or more of the outstanding shares of common stock approve all amendments to Huntington’s charter and approve mergers and similar transactions;

•
the requirement that any shareholders that wish to bring business before Huntington’s annual meeting of shareholders or nominate candidates for election as directors at Huntington’s annual meeting of shareholders must provide timely notice of their intent in writing and comply with the other requirements set forth in Huntington’s bylaws; and

•	a prohibition on cumulative voting in the election of directors.
Limitation of Liability and Indemnification of Officers and Directors
The MGCL permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its shareholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment and which is material to the cause of action. Huntington’s charter provides that to the fullest extent permitted by Maryland statutory or decision law, as amended or interpreted, its directors and officers are not personally liable to Huntington or its shareholders for money damages.
The MGCL provides that a Maryland corporation may indemnify any director or officer made a party to any proceeding by reason of service in that capacity unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty; (b) the director or officer actually received an improper personal benefit in money, property or services; or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. Huntington’s charter provides that it will indemnify its directors to the fullest extent under the general laws of the State of Maryland now or thereafter in force, including the advance of expenses to directors subject to procedures provided by such laws, its officers to the same extent it will indemnify its directors, and its officers who are not directors to such further extent as will be authorized by the Huntington board of directors and be consistent with Maryland law. Huntington’s bylaws provide that to the maximum extent permitted by Maryland law in effect from time to time, Huntington will indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, will pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any individual who is a present or former director of Huntington and who is made or threatened to be made a party or a witness to the proceeding by reason of his or her service in that capacity, (b) any individual who is a present or former officer of Huntington and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity or (c) any individual who, while a director or officer of Huntington and at the request of Huntington, serves or has served as a director, officer, partner, trustee, member or manager of another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity. The rights to indemnification and advance of expenses provided by the Huntington charter and Huntington bylaws vest immediately upon election of a director or officer. Huntington may, with the approval of the Huntington board of directors, provide such indemnification and advance for expenses to (i) an individual who served a predecessor of Huntington in any of the capacities described in clauses (a), (b) or (c) above, (ii) any individual who is a present or former officer of Huntington and who is made or threatened to be made a witness to the proceeding by reason of his or her service in that capacity and (iii) any employee or agent of Huntington or a predecessor of Huntington.

DESCRIPTION OF NEW HUNTINGTON PREFERRED STOCK
At the effective time, by virtue of the merger and without any action on the part of Huntington, TCF or any holder of securities thereof, each share of TCF series C preferred stock issued and outstanding immediately prior to the effective time will be converted into the right to receive a share of new Huntington preferred stock. The following briefly summarizes the terms and provisions of the new Huntington preferred stock. This summary contains a description of the material terms of the new Huntington preferred stock, and it is qualified in its entirety by reference to Huntington’s charter, including the Huntington charter amendment to be adopted in connection with the merger attached to this joint proxy statement/prospectus as Annex B, the articles supplementary creating the new Huntington preferred stock, and the applicable provisions of Maryland law and federal law governing bank holding companies.
The terms of the new Huntington preferred stock are included as an exhibit to the registration statement of which this joint proxy statement/prospectus forms a part, which updates the form of articles supplementary attached as an exhibit to the merger agreement to reflect the issuance of Huntington series H preferred stock following execution of the merger agreement.
General
The Huntington charter currently authorizes the Huntington board of directors, without further shareholder action, to cause Huntington to issue up to 6,617,808 shares of Huntington preferred stock, par value $0.01 per share, and to classify and reclassify any unissued shares of Huntington preferred stock by establishing the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, terms or conditions of redemption or other rights thereof, without further vote or action by Huntington shareholders. The Huntington charter may be amended from time to time to increase the number of authorized shares of Huntington preferred stock. Any such amendment would require the approval of the holders of two-thirds of the votes entitled to be cast on the matter. As of the date of this joint proxy statement/prospectus, there are 35,500 shares of Huntington series B preferred stock issued and outstanding, 100,000 shares of Huntington series C preferred stock issued and outstanding, 600,000 shares of Huntington series D preferred stock issued and outstanding, 5,000 shares of Huntington series E preferred stock issued and outstanding, 5,000 shares of Huntington series F preferred stock issued and outstanding, 5,000 shares of Huntington series G preferred stock issued and outstanding and 500,000 shares of Huntington series H preferred stock issued and outstanding (collectively, the “parity stock”).
In connection with the merger, Huntington will file articles supplementary classifying and designating 7,000 shares of authorized but unissued Huntington preferred stock, as new Huntington preferred stock, with the preferences and rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption as described below.
New Huntington Preferred Stock
Rank
New Huntington preferred stock will rank, with respect to the payment of dividends and the distribution of assets in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of Huntington, on a parity with the parity stock and senior to Huntington common stock and each other class or series of Huntington preferred stock Huntington may issue in the future, the terms of which do not expressly provide that it ranks on a parity with or senior to the new Huntington preferred stock as to dividend rights and rights on liquidation, winding-up and dissolution of Huntington (the “junior stock”). The Huntington board of directors or any duly authorized committee of the Huntington board of directors, without the vote of the holders of the new Huntington preferred stock, may authorize and issue additional shares of junior stock, parity stock or, subject to the voting rights of the new Huntington preferred stock, any class of securities ranking senior to the new Huntington preferred stock as to dividends and the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of Huntington.
Dividends
Holders of new Huntington preferred stock will be entitled to receive, if, as and when declared by the Huntington board of directors or any duly authorized committee of the Huntington board of directors, but only out of assets legally available therefor, non-cumulative cash dividends on the liquidation preference of

$25,000 per share of new Huntington preferred stock, and no more, payable quarterly in arrears on each March 1, June 1, September 1 and December 1; provided, however, if any such day is not a business day, then payment of any dividend otherwise payable on that date will be made on the next succeeding day that is a business day (without any interest or other payment in respect of such delay) (each such day on which dividends are payable a “dividend payment date”), commencing with the first such dividend payment date to occur after the closing date. The period from and including the date of issuance of the new Huntington preferred stock or any dividend payment date to but excluding the next dividend payment date is a “dividend period,” except that the initial dividend period will commence on and include the last dividend payment date in respect of the TCF series C preferred stock. Dividends on each share of new Huntington preferred stock will accrue on the liquidation preference amount of $25,000 per share at a rate per annum equal to 5.70%. The record date for payment of dividends on the new Huntington preferred stock will be the 15th day of the calendar month immediately preceding the month during which the dividend payment date falls or such other date, not exceeding thirty (30) days before the applicable dividend payment date, as may be fixed by the Huntington board of directors. The amount of dividends payable will be computed on the basis of a three hundred sixty (360)-day year consisting of twelve (12) thirty (30)-day months. Notwithstanding any other provision of the new Huntington preferred stock, dividends on the new Huntington preferred stock will not be declared, paid or set aside for payment to the extent such act would cause Huntington to fail to comply with laws and regulations applicable thereto, including applicable capital adequacy guidelines.
Dividends on shares of new Huntington preferred stock will be non-cumulative. To the extent that any dividends payable on the shares of new Huntington preferred stock on any dividend payment date are not declared and paid, in full or otherwise, on such dividend payment date, then such unpaid dividends will not cumulate and will cease to accrue and be payable and Huntington will have no obligation to pay, and the holders of new Huntington preferred stock will have no right to receive, dividends accrued for such dividend period after the dividend payment date for such dividend period or interest with respect to such dividends, whether or not dividends are declared for any subsequent dividend period with respect to new Huntington preferred stock, any parity stock, any junior stock or any other class or series of authorized preferred stock of Huntington.
So long as any share of new Huntington preferred stock remains outstanding, unless full dividends on all outstanding shares of new Huntington preferred stock for the then-current dividend period have been declared and paid in full or declared and a sum sufficient for the payment thereof has been set aside, (i) no dividend will be declared or paid or set aside for payment and no distribution will be declared or made or set aside for payment on any junior stock, other than a dividend payable solely in junior stock, (ii) no shares of junior stock will be repurchased, redeemed or otherwise acquired for consideration by Huntington, directly or indirectly (other than as a result of a reclassification of junior stock for or into other junior stock, or the exchange or conversion of one share of junior stock for or into another share of junior stock, and other than through the use of the proceeds of a substantially contemporaneous sale of other shares of junior stock), nor will any monies be paid to or made available for a sinking fund for the redemption of any such securities by Huntington and (iii) no shares of parity stock will be repurchased, redeemed or otherwise acquired for consideration by Huntington other than pursuant to pro rata offers to purchase all, or a pro rata portion, of the new Huntington preferred stock and such parity stock, except by conversion into or exchange for junior stock, during such dividend period. When dividends are not paid in full upon the shares of new Huntington preferred stock and any parity stock, all dividends declared upon shares of new Huntington preferred stock and any parity stock will be declared on a proportional basis so that the amount of dividends declared per share will bear to each other the same ratio that accrued dividends for the then-current dividend period per share on new Huntington preferred stock, and accrued dividends, including any accumulation, on any parity stock, bear to each other. No interest will be payable in respect of any dividend payment on shares of new Huntington preferred stock that may be in arrears. If the Huntington board of directors or any duly authorized committee of the board of directors determines not to pay any dividend or a full dividend on a dividend payment date, Huntington will provide, or cause to be provided, written notice to the holders of the new Huntington preferred stock prior to such date. Subject to the foregoing, and not otherwise, dividends (payable in cash, stock or otherwise) as may be determined by the Huntington board of directors or any duly authorized committee of the board of directors may be declared and paid on any junior stock from time to time out of any assets legally available therefor, and the shares of new Huntington preferred stock will not be entitled to participate in any such dividend.

Redemption
Optional Redemption
Huntington, at the option of the Huntington board of directors or any duly authorized committee of the Huntington board of directors, may redeem in whole or in part the shares of new Huntington preferred stock at the time outstanding, at any time on December 1, 2022 or any dividend payment date thereafter, upon notice given as provided below under “—Procedures.” The redemption price for shares of new Huntington preferred stock will be $25,000 per share, plus any declared and unpaid dividends for prior dividend periods, without accumulation of undeclared dividends (the “redemption price”). Notwithstanding the foregoing, within ninety (90) days following the occurrence of a regulatory capital treatment event (as defined in the articles supplementary creating the new Huntington preferred stock), Huntington may, at its option, subject to the approval of the appropriate federal banking agency, provide notice of its intent to redeem as provided below, and subsequently redeem, all (but not less than all) of the shares of new Huntington preferred stock at the time outstanding, at the redemption price applicable on such date of redemption.
Partial Redemption
In case of any redemption of only part of the shares of new Huntington preferred stock at the time outstanding, the shares of new Huntington preferred stock to be redeemed will be selected either pro rata from the holders of record of new Huntington preferred stock in proportion to the number of shares of new Huntington preferred stock held by such holders or in such other manner consistent with the rules and policies of the NASDAQ as the Huntington board of directors or any duly authorized committee of the Huntington board of directors may determine to be fair and equitable. Subject to the provisions of the articles supplementary creating the new Huntington preferred stock, the Huntington board of directors or any duly authorized committee of the Huntington board of directors will have full power and authority to prescribe the terms and conditions upon which shares of new Huntington preferred stock will be redeemed from time to time.
Procedures
Notice of every redemption of shares of new Huntington preferred stock will be either (i) mailed by first class mail, postage prepaid, addressed to the holders of record of such shares to be redeemed at their respective last addresses appearing on the stock register of Huntington or (ii) transmitted by such other method approved by the Depositary Trust Company (“DTC”), in its reasonable discretion, to the holders of record of such shares to be redeemed. Such mailing or transmittal will be at least thirty (30) days and not more than sixty (60) days before the date fixed for redemption. Notwithstanding the foregoing, if the new Huntington preferred stock is held in book-entry form through DTC, Huntington may give such notice in any manner permitted by DTC. Any notice mailed or transmitted as provided in the foregoing will be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice by mail or other transmission, or any defect in such notice or in the mailing or transmittal thereof, to any holder of shares of new Huntington preferred stock designated for redemption will not affect the validity of the proceedings for the redemption of any other shares of new Huntington preferred stock. Each notice will state (i) the redemption date; (ii) the number of shares of new Huntington preferred stock to be redeemed and, if fewer than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (iii) the redemption price; (iv) the place or places where the certificates for such shares are to be surrendered for payment of the redemption price; and (v) that dividends on the shares to be redeemed will cease to accrue on the redemption date.
If notice of redemption has been duly given and if on or before the redemption date specified in the notice all funds necessary for the redemption have been set aside by Huntington, separate and apart from its other assets, in trust for the pro rata benefit of the holders of the shares called for redemption, so as to be and continue to be available therefor, or deposited by Huntington with a bank or trust company selected by the Huntington board or directors or any duly authorized committee of the Huntington board of directors (the “depositary company”) in trust for the pro rata benefit of the holders of the shares called for redemption, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the redemption date all shares so called for redemption will cease to be outstanding, all dividends with respect to such shares will cease to accrue after such redemption date, and all rights with respect to such shares will forthwith on such redemption date cease and terminate, except only the right of the holders thereof to receive the amount payable on such redemption from such bank or trust company at any time after the redemption date from the funds so deposited, without interest. Huntington will be entitled to receive, from time to time, from the depositary company any interest accrued on such funds, and the holders of any shares called for redemption will have no claim to any such interest. Any funds so deposited and unclaimed at the end of three (3) years from the redemption date will, to the extent permitted by law, be released or repaid to Huntington, and in the event of such repayment to Huntington, the holders of record of the shares so called for redemption will be deemed to be unsecured creditors of Huntington for an amount equivalent to the amount deposited as stated above for the redemption of such shares and so repaid to Huntington, but will in no event be entitled to any interest.
Liquidation Rights
In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of Huntington, holders of new Huntington preferred stock will be entitled, out of assets legally available therefor, before any distribution or payment out of the assets of Huntington may be made to or set aside for the holders of any junior stock and subject to the rights of any holders of any class or series of securities ranking senior to or on parity with new Huntington preferred stock upon liquidation and the rights of Huntington’s depositors and other creditors, to receive in full a liquidating distribution in the amount of the liquidation preference of $25,000 per share, plus any authorized, declared and unpaid dividends, without accumulation of any undeclared dividends, to the date of liquidation. Holders of new Huntington preferred stock will not be entitled to any further payments in the event of any such voluntary or involuntary liquidation, dissolution or winding up of the affairs of Huntington other than as expressly provided.
If the assets of Huntington are not sufficient to pay in full the liquidation preference plus any authorized, declared and unpaid dividends to all holders of new Huntington preferred stock and all holders of any parity stock, the amounts paid to the holders of new Huntington preferred stock and to the holders of all parity stock will be paid pro rata in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full.
If the liquidation preference plus any authorized, declared and unpaid dividends has been paid in full to all holders of new Huntington preferred stock, the holders of shares of new Huntington preferred stock will not be entitled to any further participation in any distribution of assets by Huntington.
For purposes of liquidation rights, the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property and assets of Huntington will not be deemed a voluntary or involuntary dissolution, liquidation or winding up of the affairs of Huntington, nor will the merger, consolidation or any other business combination transaction of Huntington into or with any other corporation or person or the merger, consolidation or any other business combination transaction of any other corporation or person into or with Huntington be deemed to be a voluntary or involuntary dissolution, liquidation or winding up of the affairs of Huntington.
Voting Rights
The holders of new Huntington preferred stock will have no voting rights and will not be entitled to elect any directors, except as expressly provided by law and except as provided below:
Supermajority Voting Rights-Amendments
Unless the vote or consent of the holders of a greater number of shares is then required by law, the affirmative vote or consent of the holders of at least 66 2∕3% of all of the shares of the new Huntington preferred stock at the time outstanding, voting separately as a class, will be required to authorize any amendment of the Huntington charter or of any certificate amendatory thereof or supplemental thereto (including any articles supplementary or any similar document relating to any series of preferred stock) which will materially and adversely affect the powers, preferences, privileges or rights of the new Huntington preferred stock, taken as a whole; provided, however, that the following will not be deemed to adversely affect the powers, preferences, privileges or rights of the new Huntington preferred stock: (i) any increase in the amount of the authorized or issued new Huntington preferred stock, (ii) any increase in the amount of authorized preferred stock of Huntington, or (iii) the creation and issuance, or an increase in the authorized or issued amount, of other series of preferred stock ranking equally with and/or junior to the new Huntington preferred stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and/or the distribution of assets upon liquidation, dissolution or winding up of Huntington.
Supermajority Voting Rights-Priority
Unless the vote or consent of the holders of a greater number of shares is then required by law, the affirmative vote or consent of the holders of at least 66 2∕3% of all of the shares of the new Huntington preferred stock and all other parity stock, at the time outstanding, voting as a single class without regard to series, will be required to issue, authorize or increase the authorized amount of, or to issue or authorize any obligation or security convertible into or evidencing the right to purchase, any additional class or series of stock ranking prior to the shares of the new Huntington preferred stock and all other parity stock as to dividends or the distribution of assets upon liquidation, dissolution or winding up of Huntington.
Special Voting Right
If and whenever dividends on the new Huntington preferred stock or any other class or series of preferred stock that ranks on parity with the new Huntington preferred stock as to payment of dividends, and upon which voting rights equivalent to those granted by this paragraph and the next three paragraphs have been conferred and are exercisable, have not been paid in an aggregate amount equal, as to any class or series, to at least six (6) quarterly dividend periods (whether consecutive or not), the number of directors constituting the Huntington board of directors will be increased by two (2), and the holders of the new Huntington preferred stock (together with holders of any other class of Huntington’s authorized preferred stock having equivalent voting rights, whether or not the holders of such preferred stock would be entitled to vote for the election of directors if such default in dividends did not exist), will have the right, voting separately as a single class without regard to series, to the exclusion of the holders of Huntington common stock, to elect two (2) directors of Huntington to fill such newly created directorships (and to fill any vacancies in the terms of such directorships), provided that the Huntington board of directors will at no time include more than two (2) such directors. Each such director elected by the holders of shares of new Huntington preferred stock and any other class or series of preferred stock that ranks on parity with the new Huntington preferred stock as to payment of dividends is a “preferred director.”
The election of the preferred directors will take place at any annual meeting of shareholders or any special meeting of the holders of new Huntington preferred stock and any other class or series of Huntington’s stock that ranks on parity with new Huntington preferred stock as to payment of dividends and for which dividends have not been paid, called as provided herein. At any time after the special voting power has vested pursuant to the preceding paragraph, a majority of the continuing directors (as defined in this section) may, and within twenty (20) days after the written request of any holder of new Huntington preferred stock (addressed to the continuing directors at Huntington’s principal office) must (unless such request is received less than ninety (90) days before the date fixed for the next annual or special meeting of the shareholders, in which event such election will be held at such next annual or special meeting of shareholders), call a special meeting of the holders of new Huntington preferred stock, and any other class or series of preferred stock that ranks on parity with new Huntington preferred stock as to payment of dividends and for which dividends have not been paid, for the election of the two (2) directors to be elected by them as provided in the next paragraph. The preferred directors will each be entitled to one (1) vote per director on any matter.
Notice for a special meeting will be given in a similar manner to that provided in Huntington’s bylaws for a special meeting of the shareholders. The preferred directors elected at any such special meeting will hold office until the next annual meeting of Huntington’s shareholders unless they have been previously terminated or removed pursuant to the next paragraph. In case any vacancy in the office of a preferred director occurs (other than prior to the initial election of the preferred directors), the vacancy may be filled by the written consent of the preferred director remaining in office, or if none remains in office, by a vote of the holders of the outstanding shares of new Huntington preferred stock (together with holders of any other class of Huntington’s authorized preferred stock having equivalent voting rights, whether or not the holders of such preferred stock would be entitled to vote for the election of directors if such default in dividends did not exist) to serve until the next annual meeting of the shareholders.
Whenever full dividends have been paid regularly on the new Huntington preferred stock and any other class or series of preferred stock that ranks on parity with new Huntington preferred stock as to payment of dividends, if any, for at least four (4) consecutive dividend periods, then the right of the holders of new Huntington preferred stock to elect such additional two (2) directors will cease (subject to the same provisions for the vesting of the special voting rights in the case of any similar non-payment of dividends in respect of future dividend periods) and the term of office of each preferred director so elected will immediately terminate and the number of directors constituting Huntington’s board of directors will be automatically reduced accordingly. Any preferred director may be removed at any time without cause by the holders of record of a majority of the outstanding shares of new Huntington preferred stock (together with holders of any other class of Huntington’s authorized preferred stock having equivalent voting rights, whether or not the holders of such preferred stock would be entitled to vote for the election of directors if such default in dividends did not exist) when they have the voting rights described in this paragraph and the foregoing three paragraphs.
“Continuing directors” means (a) if an “interested stockholder” (as defined in Section 3-601 of the MGCL) exists, any member of the Huntington board of directors who is not an interested stockholder or an “affiliate” or an “associate” (as such terms are defined in Rule 12b-2 under the Exchange Act, as the same is in effect from time to time) of an interested stockholder and who was a member of the Huntington board of directors immediately prior to the time that an interested stockholder became an interested stockholder, and any successor to a continuing director who is not an interested stockholder or an affiliate or associate of an interested stockholder and is recommended to succeed a continuing director by a majority of the continuing directors who are then members of the Huntington board of directors; and (b) if an interested stockholder does not exist, any member of the Huntington board of directors.
Changes after Provision for Redemption
No vote or consent of the holders of new Huntington preferred stock will be required under “—Voting Rights” above if, at or prior to the time when any such vote or consent would otherwise be required pursuant to such section, all outstanding new Huntington preferred stock have been redeemed, or notice of redemption has been given and sufficient funds have been irrevocably deposited in trust to effect such redemption.
Preemptive and Conversion Rights
The holders of new Huntington preferred stock do not have any preemptive rights. The holders of new Huntington preferred stock do not have any rights to convert such new Huntington preferred stock into shares of any other class of capital stock of Huntington.
Listing
The TCF depositary shares that represent a 1/1000th interest in a share of the TCF series C preferred stock are currently listed on the NASDAQ under the symbol “TCFCP.” Depositary shares representing the new Huntington preferred stock are expected to be listed on the NASDAQ upon completion of the merger.
Transfer Agent, Paying Agent and Registrar
Computershare Trust Company, N.A. will act as initial transfer agent and registrar and Computershare Inc. will act as initial paying agent for the payment of dividends for the new Huntington preferred stock.
New Huntington Depositary Shares
TCF has issued fractional interests in shares of the TCF series C preferred stock in the form of depositary shares (the “TCF depositary shares”), which upon the effective time will represent a corresponding interest in shares of new Huntington preferred stock. The shares of new Huntington preferred stock will be deposited with Computershare Trust Company, N.A. and Computershare Inc., as depositary, under the deposit agreement governing the TCF series C preferred stock, which Huntington will assume upon the completion of the merger. Huntington will instruct the depositary to treat the new Huntington preferred stock received by it in exchange for shares of TCF series C preferred stock as newly deposited securities as provided in the applicable deposit agreement. The TCF depositary shares will then become new Huntington depositary shares in respect of new Huntington preferred stock and thereafter represent shares of new Huntington preferred stock.

Each new Huntington depositary share will represent a 1/1,000th ownership interest in a share of new Huntington preferred stock, and the new Huntington depositary shares will be evidenced by a depositary receipt. Subject to the terms of the deposit agreement, each holder of a new Huntington depositary share is entitled, through the depositary, in proportion to the applicable fraction of a share of new Huntington preferred stock represented by such depositary share, to all the rights and preferences of the new Huntington preferred stock represented thereby (including dividend, voting, redemption and liquidation rights). The following is a summary of the material provisions of the deposit agreement. This description is qualified by reference to the deposit agreement, which is filed as an exhibit to the registration statement of which this joint proxy statement/prospectus forms a part.
Dividends and Other Distributions
The depositary will distribute any cash dividends or other cash distributions received in respect of the shares of new Huntington preferred stock to the record holders of depositary shares relating to the underlying new Huntington preferred stock in proportion to the number of new Huntington depositary shares held by the holders. The depositary will distribute any property received by it other than cash to the record holders of new Huntington depositary shares entitled to those distributions, unless it determines that the distribution cannot be made proportionally among those holders or that it is not feasible to make a distribution. In that event, the depositary may, with Huntington’s approval, adopt such method as it deems equitable and practicable for the purpose of effecting such distribution, including a sale of the applicable securities or property in a commercially reasonable manner and distribute the net proceeds from the sale to the holders of the new Huntington depositary shares in proportion to the number of depositary shares they hold.
Record dates for the payment of dividends and other matters relating to the new Huntington depositary shares will be the same as the corresponding record dates for the new Huntington preferred stock.
The amounts distributed to holders of new Huntington depositary shares will be reduced by any amounts required to be withheld by the depositary or by Huntington on account of taxes or other governmental charges.
Redemption of New Huntington Depositary Shares
If Huntington redeems the new Huntington preferred stock, the new Huntington depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption of the new Huntington preferred stock held by the depositary. The redemption price per depositary share will be equal to 1/1,000th of the redemption price per share payable with respect to the new Huntington preferred stock (or $25 per depositary share), plus any declared and unpaid dividends for prior dividend periods, without accumulation of any undeclared dividends. Whenever Huntington redeems shares of new Huntington preferred stock held by the depositary, the depositary will redeem, as of the same redemption date, the number of new Huntington depositary shares representing shares of new Huntington preferred stock so redeemed.
In case of any redemption of less than all of the outstanding new Huntington depositary shares, the depositary shares to be redeemed will be selected by the depositary pro rata from the holders of record of new Huntington preferred stock in proportion to the number of shares of new Huntington preferred stock held by such holders or in such other manner consistent with the rules and policies of any securities exchange upon which Huntington’s securities are then listed determined by the depositary to be equitable. In any such case, Huntington will redeem new Huntington depositary shares only in increments of 1,000 shares and any multiple thereof.
Voting the New Huntington Depositary Shares
When the depositary receives notice of any meeting at which the holders of the new Huntington preferred stock are entitled to vote, the depositary will mail (or otherwise transmit by an authorized method) the information contained in the notice to the record holders of the new Huntington depositary shares. Each record holder of the new Huntington depositary shares on the record date, which will be the same date as the record date for the new Huntington preferred stock, may instruct the depositary to vote the amount of the new Huntington preferred stock represented by the holder’s new Huntington depositary shares. To the extent possible, the depositary will vote the amount of the new Huntington preferred stock represented by new Huntington depositary shares in accordance with the instructions it receives. Huntington will agree to take all reasonable actions that the depositary determines are necessary to enable the depositary to vote as instructed. If the depositary does not receive specific instructions from the holders of any new Huntington depositary shares, it will vote all new Huntington depositary shares held by it proportionately with instructions received.

Listing
The TCF depositary shares representing a 1/1,000th interest in a share of TCF series C preferred stock are currently listed on the NASDAQ under the symbol “TCFCP.” The new Huntington depositary shares representing the new Huntington preferred stock are expected to be listed on NASDAQ upon completion of the merger. There is not expected to be any separate public trading market for the shares of the new Huntington preferred stock except as represented by the new Huntington depositary shares.
Form
The new Huntington depositary shares will be issued in book-entry form through DTC. The new Huntington preferred stock will be issued in registered form to the depositary as described in “—New Huntington Preferred Stock” above.
Depositary
Computershare Trust Company, N.A. and Computershare Inc. will jointly be the depositary for the depositary shares.

COMPARISON OF SHAREHOLDERS’ RIGHTS
If the merger is completed, holders of TCF common stock will receive shares of Huntington common stock in the merger and holders of TCF series C preferred stock will receive shares of new Huntington preferred stock, and in both cases, they will cease to be shareholders of TCF. Huntington is organized under the laws of the State of Maryland and TCF is organized under the laws of the State of Michigan. The following is a summary of the material differences between (1) the current rights of holders of TCF common stock under Michigan law and the TCF articles of incorporation and TCF bylaws and (2) the current rights of holders of Huntington common stock under Maryland law and the Huntington charter and Huntington bylaws.
Huntington and TCF believe that this summary describes the material differences between the rights of holders of Huntington common stock as of the date of this joint proxy statement/prospectus and the rights of holders of TCF common stock as of the date of this joint proxy statement/prospectus; however, it does not purport to be a complete description of those differences. The summary is qualified in its entirety by reference to Huntington’s and TCF’s governing documents, which we urge you to read carefully and in their entirety. Copies of Huntington’s and TCF’s governing documents have been filed with the SEC. To find out where copies of these documents can be obtained, see the section entitled “Where You Can Find More Information” beginning on page 178.
For more information on the new Huntington preferred stock and the depositary shares issued in respect of the new Huntington preferred stock, see the sections entitled “The Merger—Treatment of TCF Series C Preferred Stock and TCF Depositary Shares” and “Description of New Huntington Preferred Stock” beginning on pages 112 and 151, respectively.
	Huntington	TCF
Authorized and Outstanding Capital Stock:
Huntington’s charter currently authorizes Huntington to issue up to 1,500,000,000 shares of common stock, par value $0.01 per share, and 6,617,808 shares of serial preferred stock, par value $0.01 per share. If the Huntington authorized share count proposal is approved, the authorized capital stock of Huntington will consist of 2,250,000,000 shares of common stock, par value $0.01 per share, and 6,617,808 shares of serial preferred stock, par value $0.01 per share. As of the record date for the Huntington special meeting, there were 1,017,245,480 shares of Huntington common stock outstanding and 1,250,500 preferred stock outstanding.

TCF’s articles currently authorize TCF to issue up to 220,000,000 shares of common stock, par value $1.00 per share, and 2,000,000 shares of preferred stock, no par value, of which 8,050 shares have been designated as TCF series C preferred stock. As of the record date for the TCF special meeting, there were 152,588,177 shares of TCF common stock outstanding and 7,000 shares of TCF series C preferred stock outstanding.

Preferred Stock:
The Huntington charter provides that the Huntington board of directors may classify and reclassify any unissued shares of serial preferred stock by authorizing the issuance of serial preferred stock in one or more series and establishing the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, term or conditions of redemption, or other rights of such series, all of which will be set forth in the articles supplementary providing for

The TCF articles provide that the TCF board of directors is authorized to provide for the issuance of shares of preferred stock in one or more series and establish the designations and relative voting, distribution, dividend, liquidation, and other rights, preferences, and limitations, consistent with the MBCA, as are stated in the resolutions providing for the issuance of shares of preferred stock adopted by the TCF board of directors, and as are not stated in TCF’s articles.

	Huntington	TCF
the issuance of such serial preferred stock.

As of the record date for the Huntington special meeting, 1,250,500 shares of Huntington preferred stock were outstanding. Upon completion of the merger, Huntington’s issued and outstanding preferred stock will also include 7,000 shares of new Huntington preferred stock issued in respect of TCF series C preferred stock.
As of the record date for the TCF special meeting, TCF’s issued and outstanding preferred capital stock consisted of 7,000 shares of TCF series C preferred stock.

Voting Rights:	Under Huntington’s charter and bylaws, each share of Huntington common stock is entitled to one (1) vote on each matter submitted to a vote at a meeting of shareholders.	Under TCF’s articles and bylaws, each share of TCF common stock is entitled to one (1) vote.

Size of Board of Directors:
The Huntington charter provides that the size of the Huntington board of directors may be increased or decreased pursuant to Huntington’s bylaws but may not be less than three (3) directors. The Huntington bylaws currently provide that a majority of the entire board of directors may alter the number of directors, but such number may not be more than twenty-five (25) or less than three (3).

The current size of the Huntington board of directors is thirteen (13) directors. In connection with the merger agreement, at the effective time of the merger, the size of the Huntington board of directors will be increased by five (5), and five (5) former TCF directors designated by TCF and approved by the Huntington board of directors will be elected to the Huntington board of directors, which will then consist of eighteen (18) directors.

The TCF bylaws provide that the size of the TCF board of directors will be fixed by the board of directors, but may not be less than five (5) nor more than twenty-five (25) directors.

The current size of the TCF board of directors is sixteen (16) directors.

Classes of Directors:
Huntington’s charter does not separate the directors into classes with staggered, multi-year terms of office. Instead, directors are elected to terms ending at the next annual meeting of shareholders following their election and until their successors are duly elected and qualify.
TCF’s articles do not separate the directors into classes with staggered, multi-year terms of office. Instead, directors are elected to one (1)-year terms.

Election of Directors:	Under Maryland law, directors are elected by a plurality of all the votes cast at a meeting at which a quorum is	The TCF bylaws provide that directors will be elected by a plurality of the votes cast at any election.

	Huntington	TCF
present unless otherwise provided in the charter or bylaws.

The Huntington bylaws provide that a nominee for election to the Huntington board of directors will be elected only if the number of votes cast “for” such nominee’s election exceeds the number of votes cast “against” or affirmatively “withheld” as to such nominee’s election.

Notwithstanding the above, if on either the date of Huntington’s proxy statement for the meeting or on the date of the meeting, the number of nominees exceeds the number of directors to be elected, the directors will be elected by a plurality of all the votes cast at the meeting. Each share may be voted for as many individuals as there are directors to be elected and for whose election the share is entitled to be voted.

Vacancies on the Board of Directors:
The MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three (3) independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to certain takeover defenses without any action by the shareholders of the corporation. Huntington has elected, through a provision in the Huntington charter, to provide that any vacancy on the board of directors be filled only by the affirmative vote of a majority of the remaining directors and that such director filling the vacancy serve for the remainder of the full term of the class of directors in which the vacancy occurred and until his or her successor is duly elected and qualifies.

Under TCF’s bylaws, vacancies in the board of directors occurring by reason of death, resignation, removal, increase in the number of directors or otherwise will be filled by the affirmative vote of a majority of the remaining directors though less than a quorum of the board of directors, unless filled by proper action of the shareholders of TCF. Each person so elected will be a director for a term of office continuing only until the next election of directors by the shareholders.

However, prior to the end of the thirty-six (36)-month anniversary of the effective time of the merger between Chemical Financial Corporation and legacy TCF (the “specified period”), if a vacancy occurs among the directors who were directors of Chemical Financial Corporation immediately prior to the effective time of such merger or their successors (the “legacy Chemical directors”), such vacancy will be filled by a nominating committee comprised of all of the legacy Chemical directors who satisfy certain independence and other applicable requirements for nominating committee membership, and if a vacancy

	Huntington	TCF

occurs among the directors who were directors of legacy TCF immediately prior to the effective time of such merger or their successors (the “legacy TCF directors”), such vacancy will be filled by a nominating committee comprised of all of the legacy TCF directors who satisfy certain independence and other applicable requirements for nominating committee membership.

Removal of Directors:
The Huntington charter and bylaws provide that, subject to the rights of holders of one or more classes of stock other than common stock to elect or remove one or more directors, any director (or the entire board) may be removed at any time but only for cause and only by the affirmative vote of two-thirds of all the votes entitled to be cast in the election of directors.

The TCF bylaws provide that a director or the entire board of directors may be removed, with or without cause, by vote of the holders of a majority of the shares entitled to vote at an election of directors. Notwithstanding the above, during the specified period, directors can only be removed in accordance with Article IX—Certain Governance Matters of the TCF bylaws.

Amendments to Organizational Documents:
In order to amend the Huntington charter, Maryland law requires the affirmative vote of two-thirds of all the votes entitled to be cast on the matter. Notwithstanding the foregoing, the Huntington board of directors may change the name of the corporation or make certain other ministerial changes without a vote of shareholders.
The TCF articles may be amended if proposed by the TCF board of directors and approved by the affirmative vote of a majority of the outstanding shares entitled to vote.

In order to amend or repeal the Huntington bylaws, the Huntington charter requires an affirmative vote of two-thirds of all the votes entitled to be cast on the matter. In addition, the Huntington board of directors, at any regular or special meeting, has the power to amend the Huntington bylaws.

The TCF bylaws provide that they may be altered, amended or repealed, in whole or in part, by the shareholders or by the TCF board of directors at any meeting duly held in accordance with the TCF bylaws, provided that notice of the meeting includes notice of the proposed amendment, alternative or repeal. Notwithstanding the above, during the specified period, Article IX—Certain Governance Matters of the TCF bylaws and certain related provisions may be amended by the TCF board of directors only by an affirmative vote of at least seventy-five percent (75%) of the entire board of directors.

Shareholder Action by Written Consent:	Under Maryland law, any action required or permitted to be taken at a meeting of shareholders may be taken	The TCF articles provide that any action required or permitted under the MBCA to be taken at an annual or special

	Huntington	TCF

without a meeting if a unanimous consent which sets forth the action is (1) provided in writing or by electronic transmission by each shareholder entitled to vote on the matter; and (2) filed in paper or electronic form with the records of shareholders meetings. If authorized by the charter, holders of shares of common stock may act by the written or electronic consent of the holders of the shares necessary to approve the action at a meeting.

Huntington’s charter does not address shareholder action without a meeting and, therefore, unanimous consent is required for shareholder action without a meeting.

meeting of the TCF shareholders may be taken without a meeting, without prior notice, and without a vote, if a written consent setting forth the action so taken is signed by the holders of outstanding stock having not less than the minimum number of votes necessary to authorize or take the action at a meeting at which all shares entitled to vote were present and voted.

Special Meetings of Shareholders:
Huntington’s bylaws provide that the chairman of the board of directors, the president, the chief executive officer, the board of directors, or the Huntington board of directors, may call a special meeting of the shareholders. In addition, Huntington's secretary is required to call a special meeting of shareholders to act on any matter that may properly be considered at a meeting of shareholders upon the written request of shareholders entitled to cast not less than a majority of all the votes entitled to be cast on such matter at such meeting.

TCF’s bylaws provide that special meetings of shareholders may be called by the board of directors, the chair of the board of directors or the president, and will be called by the president or secretary at the written request of shareholders holding a majority of the shares of stock of TCF outstanding and entitled to vote.

The request must state the purpose or purposes for which the meeting is to be called.

Record Date:
Under the Huntington bylaws and as required by the MGCL, the Huntington board of directors may fix a record date, which record date may not be more than ninety (90) or less than ten (10) days before the date of the annual or special meeting, unless otherwise required by applicable law.

Under the TCF bylaws, the TCF board of directors, the chair of the board of directors or the president may fix a record date, which record date may not be more than sixty (60) or less than ten (10) days before the date of the annual or special meeting, unless otherwise required by applicable law.

Quorum:
Under the Huntington bylaws, unless Maryland law or the Huntington charter provides otherwise, at any meeting of shareholders, the presence in person or by proxy of shareholders entitled to cast a majority of all the votes entitled to be

Under the TCF bylaws, unless Michigan law or the TCF articles provides otherwise, the shareholders present at a meeting in person or by proxy who, as of the record date for such meeting, were holders of a majority of the

	Huntington	TCF

cast at the meeting constitutes a quorum. Once a quorum has been established, the shareholders present either in person or by proxy at a duly called meeting may continue to transact business until adjournment, notwithstanding the withdrawal from the meeting of enough shareholders to leave fewer than would be required to establish a quorum. Whether or not a quorum is present, a meeting of shareholders may be adjourned from time to time by the chairman of the meeting.

outstanding shares of TCF entitled to vote at the meeting constitutes a quorum at the meeting. Whether or not a quorum is present, a meeting of shareholders may be adjourned by a vote of the shares present in person or by proxy, or by the chair of the meeting. When the holders of a class or series of shares are entitled to vote separately on an item of business, the same principles apply in determining the presence of a quorum of such class or series for transaction of such item of business.

Notice of Shareholder Actions/Meetings:
Huntington’s bylaws provide that written or electronic notice of the time and place (and the purpose, if the meeting is a special meeting or notice of the purpose is required by law) of each shareholders’ meeting must be provided to each shareholder entitled to vote at the meeting and to each other shareholder entitled by statute to notice of the meeting. Such notice must be provided not less than ten (10) days nor more than ninety (90) days before each shareholders’ meeting and may be by mail, by delivering it personally, by leaving the notice at the shareholder’s residence or usual place of business, by electronic transmission or by any other means permitted by Maryland law.

TCF’s bylaws provide that written notice of each meeting of shareholders, stating the time, place, if any, and purposes thereof will be given to each shareholder entitled to vote at the meeting not less than ten (10) days nor more than sixty (60) days before the date fixed for the meeting and may be made by delivering it in person, by mail, or if authorized by the TCF board of directors, by a form of electronic transmission to which the shareholder has consented.

Advance Notice Requirements for Shareholder Nominations and Other Proposals:
Huntington’s bylaws require that all director nominations and proposals of other business to be considered by the shareholders be properly brought before the meeting. In order for a shareholder nomination or other shareholder proposal to be properly brought before an annual meeting, any Huntington shareholder making such a nomination or proposal must give timely notice to Huntington’s secretary at Huntington’s principal executive office not earlier than the one hundred fiftieth (150th) day nor later than 5:00 p.m., Eastern Time, on the one hundred twentieth (120th) day prior to the first anniversary of the date of the proxy statement for the preceding year’s annual meeting, provided that in the event that the date

TCF’s bylaws require that any matter presented for shareholder action at an annual or special meeting of shareholders must be properly presented for action at the meeting by a shareholder in accordance with the notice provisions set forth in the bylaws. For a matter to be properly presented by a shareholder, the shareholder must have given timely notice of the matter in writing to the secretary of TCF. To be timely, the notice must be delivered to or mailed to and received at the principal executive offices of TCF not less than one hundred twenty (120) calendar days prior to the date corresponding to the date of TCF’s proxy statement or notice of meeting released to shareholders in

Huntington	TCF

of the annual meeting is advanced or delayed by more than thirty (30) days from the first anniversary of the date of the preceding year’s annual meeting, notice by the shareholder to be timely must be delivered not earlier than the one hundred fiftieth (150th) day prior to the date of such annual meeting and not later than 5:00 p.m., Eastern Time, on the later of the one hundred twentieth (120th) day prior to the date of such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made. Such shareholder’s notice must set forth certain information as specified in the Huntington bylaws.

In the event that the number of directors to be elected to the Huntington board of directors is increased, and there is no public announcement of such action at least one hundred thirty (130) days prior to the first anniversary of the date of the proxy statement for the preceding year’s annual meeting, a shareholder’s notice of nomination for any new positions created by such increase will be considered timely if it is delivered to Huntington’s secretary at Huntington’s principal executive office not later than 5:00 p.m., Eastern Time, on the tenth (10th) day following the day on which such public announcement is first made by Huntington.

Only such business that has been brought before a special meeting pursuant to Huntington’s notice of the meeting may be conducted at the special meeting of shareholders. Nominations by shareholders of individuals for election to the board of directors may be made at a special meeting of shareholders at which directors are to be elected only (i) by or at the direction of the board of directors, (ii) by a shareholder that has duly requested that a special meeting be called for the purpose of electing directors, or (iii) provided that the special meeting has been duly called for the purpose of connection with the last preceding annual meeting of shareholders in the case of an annual meeting (unless TCF did not hold an annual meeting within the last year, or if the date of the upcoming annual meeting changed by more than thirty (30) days from the date of the last preceding meeting, then the notice must be delivered or mailed and received not more than ten (10) days after the earlier of the date of the notice of the meeting or public disclosure of the date of the meeting), and not more than ten (10) days after the earlier of the date of the notice of the meeting or public disclosure of the date of the meeting in the case of a special meeting. The notice by the shareholder must set forth: (i) a brief description of the matter the shareholder desires to present for shareholder action; (ii) the name and record address of the shareholder proposing the matter for shareholder action; (iii) the class and number of shares of capital stock of TCF that are beneficially owned by the shareholder; and (iv) any material interest of the shareholder in the matter proposed for shareholder action. Except to the extent that a shareholder proposal submitted is not made available at the time of mailing, the notice of the purposes of the meeting must include the name and address of and the number of shares of the voting security held by the proponent of each shareholder proposal. If the shareholder desires to require TCF to include the shareholder’s proposal in TCF’s proxy materials, matters and proposals submitted for inclusion in TCF’s proxy materials will be governed by the solicitation rules and regulations of the Exchange Act, including without limitation Rule 14a-8.
Under TCF’s bylaws, a shareholder of record of shares of a class entitled to vote at an election meeting may make a nomination at an election meeting if, and only if, such shareholder will have first delivered, not less than one hundred twenty (120) days prior to the date of the election meeting in the case of an annual meeting, and not more

	Huntington	TCF

electing directors, by any shareholder who is a shareholder of record at the record date set by the Huntington board of directors for the special meeting, at the time of giving of notice of the special meeting and at the time of the special meeting and who has complied with the notice provisions relating to such nomination. Notice of nomination by a shareholder must be delivered to Huntington’s secretary at Huntington’s principal executive office not earlier than the one hundred twentieth (120th) day prior to such special meeting and not later than 5:00 p.m., Eastern Time, on the later of the ninetieth (90th) day prior to such special meeting or the tenth (10th) day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Huntington board of directors to be elected at such meeting.

A shareholder’s notice, whether for an annual or special meeting, must set forth certain information as specified in the Huntington bylaws.

Notwithstanding anything in the Huntington bylaws to the contrary, except as otherwise determined by the chairman of the meeting, if the shareholder giving notice does not appear in person or by proxy at such annual or special meeting to present each nominee for election as a director or the proposed business, as applicable, such matter will not be considered at the meeting.

than seven (7) days following the date of notice of the election meeting in the case of a special meeting, a notice to the secretary of TCF setting forth with respect to each proposed nominee: (i) the name, age, business address and residence address of such nominee; (ii) the principal occupation or employment of such nominee; (iii) the number of shares of capital stock of TCF which are beneficially owned by such nominee; (iv) a statement that such nominee is willing to be nominated and to serve if elected; and (v) such other information concerning such nominee as would be required under the rules of the Securities and Exchange Commission to be provided in a proxy statement soliciting proxies for the election of such nominee. If the chair of the election meeting determines that a nomination was not made in accordance with the foregoing procedures, such nomination will be void and all votes cast in favor of election of a person so nominated will be disregarded.

Limitation of Liability of Directors and Officers:
Huntington’s charter provides that no director or officer of Huntington will be personally liable to Huntington or its shareholders for money damages, to the fullest extent permitted by Maryland statutory or decisional law, as amended or interpreted.

The MGCL permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation

The TCF articles provide that no director of TCF will be liable to TCF or its shareholders for monetary damages for a breach of a director’s fiduciary duty, except for liability; (i) for a breach of the director's duty of loyalty to TCF or its shareholders; (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) a violation of Section 551(1) of the MBCA; or (iv) for a transaction from

	Huntington	TCF

and its shareholders for money damages except for liability resulting from (a) the actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action.
which the director derived an improper personal benefit.

Indemnification of Directors and Officers:
Under Maryland law, a corporation may indemnify any present or former director or officer or any individual who, while a director or officer of the corporation and at the request of the corporation, has served another enterprise as a director, officer, partner, trustee, employee or agent who is made a party to any proceeding by reason of service in that capacity against judgments, penalties, fines, settlements and reasonable expenses actually incurred by the director or officer in connection with the proceeding, unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty; (b) the director or officer actually received an improper personal benefit in money, property, or services; or, (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

Notwithstanding the above, a director or officer may not be indemnified in respect of any proceeding, by or in the right of the corporation, in which such director or officer has been adjudged liable to the corporation or in respect of any proceeding charging improper receipt of a personal benefit (except as described below).

The reasonable expenses incurred by a director or officer who is a party to a proceeding may be paid or reimbursed by the corporation in advance of the final disposition of the proceeding upon receipt by the corporation of both a written affirmation by the director or

Under Michigan law, a corporation has the power to indemnify a person who was or is a party or is threatened to be made a party to a threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal (other than an action by or in the right of the corporation), by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise, whether for profit or not, against expenses (including attorneys’ fees), judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action, suit or proceeding, if the person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders, and with respect to a criminal action or proceeding, if the person had no reasonable cause to believe his or her conduct was unlawful.

Indemnification of expenses (including attorneys’ fees) and amounts paid in settlement is permitted in derivative actions, except that indemnification is not allowed for any claim, issue or matter in which such person has been found liable to the corporation unless and to the extent that a court decides indemnification is proper.

To the extent that a director or officer has been successful on the merits or

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officer of his or her good faith belief that the standard of conduct necessary for indemnification by the corporation has been met, and a written undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined that the standard of conduct has not been met.

Under Maryland law, a present or former director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding must be indemnified against reasonable expenses incurred by the director or officer in connection with the proceeding. A court of appropriate jurisdiction upon application of a director or officer and such notice as the court will require may order indemnification in the following circumstances: (1) if it determines a director or officer is entitled to reimbursement pursuant to a director’s or officer’s success, on the merits or otherwise, in the defense of any proceeding, the court will order indemnification, in which case the director or officer will be entitled to recover the expenses of securing such reimbursement; or (2) if it determines that a director or officer is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, the court may order such indemnification as the court deems proper. However, indemnification with respect to any proceeding by or in the right of the corporation or in which liability will have been adjudged in the case of a proceeding charging improper personal benefit to the director or officer, will be limited to expenses.

Maryland law also provides that, where indemnification is permissible, it must be authorized for a specific proceeding after a determination has been made that indemnification of the director or officer is permissible in the circumstances because the director or officer has met the requisite standard of care. Such determination must be made otherwise in defense of an action, suit or proceeding, or in defense of a claim, issue or matter in the action, suit or proceeding, the corporation will indemnify him or her against actual and reasonable expenses (including attorneys’ fees) incurred by him or her in connection with the action, suit or proceeding, and any action, suit or proceeding brought to enforce the mandatory indemnification provided under the MBCA.

The MBCA permits partial indemnification for a portion of expenses (including reasonable attorneys’ fees), judgments, penalties, fines and amounts paid in settlement to the extent the person is entitled to indemnification for less than the total amount.

A determination that the person to be indemnified meets the applicable standard of conduct and an evaluation of the reasonableness of the expenses incurred and amounts paid in settlement will be made: (i) by a majority vote of a quorum of the board of directors who were not parties or threatened to be made parties to the action, suit or proceeding; (ii) if a quorum cannot be so obtained, by a majority vote of a committee of not less than two directors who are not, at the time, parties or threatened to be made parties to the action, suit or proceeding; (iii) by independent legal counsel; (iv) by all independent directors not parties or threatened to be made parties to the action, suit or proceeding; or (v) by the shareholders (excluding shares held by directors, officers, employees or agents who are parties or are threatened to be made parties to the action, suit or proceeding). An authorization for payment of indemnification may be made by: (a) the board of directors by (i) a majority vote of all directors who are not parties or threatened to be made parties to the action, suit or proceeding, provided that there are at least two such directors, (ii) a majority vote of a

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(1) by a majority vote of a quorum consisting of directors not, at the time, parties to the proceeding (or a majority of a committee of one or more such directors designated by the full board); (2) by special legal counsel selected by the board of directors by vote as set forth in (1) of this paragraph (or a committee thereof); or (3) by the shareholders (other than shareholders who are also directors or officers who are parties to the proceeding).

In addition, Maryland law provides that a corporation may not indemnify a director or officer or advance expenses for a proceeding brought by that director or officer against the corporation, except for a proceeding brought to enforce indemnification, or unless the charter, bylaws, resolution of the board of directors, or an agreement approved by the board of directors expressly provides otherwise.

Huntington’s charter provides that the corporation will indemnify its directors to the full extent permitted by law, its officers to the same extent it indemnifies its directors, and any officers who are not directors to such further extent as determined by the board of directors and consistent with the law.

The Huntington bylaws provide that, to the maximum extent permitted by Maryland law, Huntington must indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to any present or former director or officer of Huntington or any individual who, while a director or officer of Huntington and at the request of Huntington, serves or has served as a director, officer, partner, trustee, member or manager of another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit committee of two or more directors who are not parties or threatened to be made parties to the action, suit or proceeding, (iii) a majority vote of all “independent directors” who are not parties or threatened to be made parties to the action, suit or proceeding, provided that there is at least one such director, or (iv) if the corporation lacks the appropriate persons for alternatives (i) through (iii), by a majority vote of the majority of the directors present at a meeting at which a quorum is present; or (b) the shareholders (excluding shares held by directors, officers, employees or agents who are parties or threatened to be made parties to the action, suit or proceeding).

Under the MBCA, a corporation may indemnify a director without a determination that the director has met the applicable standard of conduct unless the director received a financial benefit to which he or she was not entitled, intentionally inflicted harm on the corporation or its shareholders, violated Section 551 of the MBCA (which prohibits certain dividends, distributions and loans to insiders of the corporation), or intentionally committed a criminal act. A director may file for a court determination of the propriety of indemnification in any of the situations set forth in the preceding sentence.

The TCF articles and the TCF bylaws each indicate that TCF will indemnify, to the fullest extent permitted by the MBCA, persons who serve or have served as directors, officers, employees or agents of TCF, and persons who serve or have served at the request of TCF as directors, officers, employees, partners or agents of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise.

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plan or other enterprise and who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity. The rights to indemnification and advance of expenses provided by the Huntington charter and bylaws vests immediately upon election of a director or officer.

The Huntington bylaws also permit it to indemnify and advance expenses to any individual who served a predecessor of Huntington in any of the capacities described above and any employees or agents of Huntington or a predecessor of Huntington with the approval of the board of directors.

Anti-Takeover Provisions:
Maryland law includes a control share acquisition statute that, in general terms, provides that where a person acquires issued and outstanding shares of a Maryland corporation’s voting stock (referred to as control shares) within one of several specified ranges (one-tenth or more but less than one-third, one-third or more but less than a majority or a majority or more), approval of the control share acquisition by the corporation’s shareholders must be obtained before the acquiring person may vote the control shares. Control shares do not include shares that the person is then entitled to vote as a result of having previously obtained shareholder approval. The required shareholder vote is two-thirds of all the votes entitled to be cast, excluding “interested shares,” defined as shares held by the acquiring person, officers of the corporation and employees who are also directors of the corporation. A corporation may, however, opt out of the control share statute through a charter or bylaw provision.

Huntington has not opted out of the control share acquisition statute. Accordingly, the Maryland control share acquisition statute applies to acquisitions of shares of Huntington common stock.

Maryland law includes a business

Neither the TCF articles nor the TCF bylaws containing any special provisions relating to the approval of business combinations. TCF is subject to the provisions of Chapter 7A of the MBCA.

In addition to any vote otherwise required by law or the corporation’s articles of incorporation, Chapter 7A of the MBCA provides that business combinations between a corporation that is subject to Chapter 7A and an interested shareholder (generally a beneficial owner of 10% or more of the voting power of the corporation) require an advisory statement from the board of directors and approval by an afirmative vote of both (i) not less than 90% of the votes of each class of stock entitled to be cast and (ii) not less than two-thirds of the votes of each class of stock entitled to be cast by the shareholders other than voting shares beneficially owned by the interested shareholder who is, or whose affiliate is, a party to the business combination or an affiliate or associate of the interested shareholder.

The above vote requirements do not apply if (i) the corporation’s board of directors aproves the transaction prior to the time the interested shareholder first becomes an interested shareholder or (ii) the transaction satisfies the specified

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combination statute that prohibits certain “business combinations” (including a merger, consolidation, share exchange or, in certain circumstances specified under the statute, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and an interested stockholder (one who beneficially owns, directly or indirectly, 10% or more of the voting power of the corporation’s outstanding voting stock or an affiliate or associate of the corporation who, at any time within the two (2)-year period prior to the date in question, was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding voting stock of the corporation) for a period of five (5) years after the interested stockholder first becomes an interested stockholder, unless the transaction has been approved by the board of directors before the interested stockholder became an interested stockholder or the corporation has exempted itself from the statute. After the five (5)-year period has elapsed, a corporation subject to the statute may not complete a business combination with an interested stockholder unless (1) the transaction has been recommended by the board of directors and (2) the transaction has been approved by affirmative vote of at least (A) 80% of the votes entitled to be cast by the holders of outstanding shares of voting stock of the corporation and (B) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom (or with whose affiliate) the business combination is to be effected or held by an affiliate or associate of the interested stockholder. This approval requirement need not be met if certain fair price and terms criteria have been satisfied.

Huntington has not opted out of the Maryland business combination statute.

The MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange
Act and at least three (3) independent

fairness standards, various other conditions are met and there has been at least five (5) years between the date of becoming an interested shareholder and the date the business combination is consummated.

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directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of the following five provisions:

• a classified board;

• a two-thirds vote requirement
  for removing a director;

• a requirement that the number
  of directors be fixed only by vote
  of the directors;

• a requirement that the vacancy on
  the board be filled only by
  the remaining directors and for
  the remainder of the full term of
  the class of directors in which
  the vacancy occured; or

• a majority requirement for the
  calling of a shareholder-requested
  special meeting of shareholders.

Through provisions in the Huntington charter and bylaws unrelated to these provisions of the MGCL, Huntington already (1) requires a two-thirds vote for the removal of any director from its board of directors, which removal will be allowed only for cause, (2) vests in its board of directors the exclusive power to fix the number of directorships, and (3) requires, unless called by the chairman of the board of directors, the president, the chief executive officer or the board of directors, the request of shareholders entitled to cast not less than a majority of all votes entitled to be cast on a matter at such meeting to call a special meeting to consider and vote on any matter that may properly be considered at a meeting of shareholders. In the future, the Huntington board of directors may elect, without shareholder approval, to create a classified board or elect to be subject to one or more of the other provisions of the MGCL described above.

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Rights of Dissenting Shareholders:
Under Maryland law, a shareholder has the right to demand and receive payment of the fair value of the shareholder’s stock from the successor if the corporation consolidates or merges with another corporation, the shareholder’s stock is to be acquired in a share exchange, the corporation transfers its assets in a manner requiring shareholder action under Maryland law, the corporation amends its charter in a way which alters the contract rights, as expressly set forth in the charter, of any outstanding stock and substantially adversely affects the shareholder’s rights, unless the right to do so is reserved by the corporation’s charter, or the transaction is defined as a business combination under Maryland law.

However, under Maryland law, a shareholder of the corporation may not demand the fair value of the shareholder’s stock and is bound by the terms of the transaction if (i) any shares of the class or series of the stock is listed on a national securities exchange, unless each of the following apply: (a) in the transaction, stock of the corporation is required to be converted into or exchanged for anything of value except (1) stock of the corporation surviving or resulting from the merger, consolidation, or share exchange, stock of any other corporation, or depositary receipts for any stock described in this item, (2) cash in lieu of fractional shares of stock or fractional depositary receipts described in item (1), or (3) any combination of the stock, depositary receipts, and cash in lieu of fractional shares or fractional depositary receipts described in items (1) and (2); (b) the directors and executive officers of the corporation were the beneficial owners in the aggregate of 5 percent or more of the outstanding voting stock of the corporation at any time within the 1 (one)-year period ending on the day the shareholders voted on the merger; and (c) unless the stock is held in accordance with a compensatory plan or arrangement approved by the

The MBCA generally provides that a shareholder is entitled to dissent from, and obtain payment of the fair value of his or her shares in the event of, any of the following corporate actions:

• consummation of a plan of merger to
  which the corporation is a party if
  shareholder approval is required for
  the merger by the MBCA or the
  articles of incorporation and the
  shareholder is entitled to vote on the
  merger, or the corporation is a
  subsidiary that is merged with its
  parent;

• consummation of a plan of share
  exchange to which the
  corporation is a party as the
  corporation whose shares will be
  acquired, if the shareholder is
  entitled to vote on the plan;

• consummation of a sale or
  exchange of all, or substantially
  all, of the property of the
  corporation other than in the usual
  and regular course of business, if
  the shareholder is entitled to vote
  on the sale or exchange, including
  a sale in dissolution but not
  including a sale pursuant to court
  order;

• consummation of a plan of
  conversion to which the
  corporation is a party as the
  corporation that is being converted,
  if the shareholder is entitled to
  vote on the plan, unless the
  corporation is converted into a
  foreign corporation and the
  shareholder receives shares that
  have terms as favorable to the
  shareholder in all material respects,
  and represent at least the same
  percentage interest of the total
  voting rights of the outstanding
  shares of the corporation, as the
  shares held by the shareholder
  before the conversion;

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board of directors of the corporation and the treatment of the stock in the transaction is approved by the board of directors, any stock held by persons described in (b), as part of or in connection with the transaction and within the 1 (one)-year period described in (b), will be or was converted into or exchanged for stock of a person, or an affiliate of a person, who is a party to the transaction on terms that are not available to all holders of stock of the same class or series; (ii) the stock is that of the successor in a merger, unless (a) the merger alters the contract rights of the stock as expressly set forth in the charter, and the charter does not reserve the right to do so; or (b) the stock is to be changed or converted in whole or in part in the merger into something other than either stock in the successor or cash, scrip, or other rights or interests arising out of the provisions for the treatment of fractional shares of stock in the successor; (iii) the stock is not entitled to be voted on the transaction or the shareholder did not own the shares of stock on the record date for determining shareholders entitled to vote on the transaction; or (iv) the charter provides that the holders of the stock are not entitled to exercise the rights of an objecting shareholder.

• an amendment of the corporation’s
  articles of incorporation that
  creates a right to dissent;

• any corporate action taken pursuant
  to a shareholder vote to the extent
  the corporation’s articles of
  incorporation, bylaws or a
  resolution of the board provides
  that voting or nonvoting
  shareholders are entitled to dissent
  and obtain payment for their
  shares; and

• issuance of securities in the course
  of a merger, acquisition of some or
  all of the outstanding shares of
  another corporation or acquisition
  of some or all of the assets other
  than cash of a corporation if (i) the
  securities to be issued are or may
  be converted into shares of the
  acquiring corporation’s common
  stock; and (ii) the number of the
  acquiring corporation’s common
  shares to be issued, plus those
  initially issuable upon conversion
  or exchange of any other securities
  to be issued, will exceed 100% of
  the number of its common shares
  authorized to be issued
  immediately prior to the
  acquisition.

However, under Michigan law, unless otherwise provided in the corporation’s articles of incorporation, bylaws or a resolution of the board, a shareholder may not dissent from (i) any corporate action as to shares that are listed on a national securities exchange, including the NASDAQ Global Select Market and the NASDAQ Global Market, but not the NASDAQ Capital Market, on the record date fixed to vote on the corporate action; or (ii) a merger or share exchange in which shareholders receive cash, shares that are listed on a national securities exchange or any combination thereof and other similar transactions.

Shareholder Rights Plan:	Huntington does not currently have a shareholder rights plan in effect.	TCF does not currently have a shareholder rights plan in effect.

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Exclusive Forum:	Neither Huntington’s charter nor its bylaws contain an exclusive forum provision.
Under the TCF bylaws, unless TCF consents in writing to the selection of an alternative forum, the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of TCF, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of TCF to TCF or TCF’s current or former shareholders (including beneficial owners of TCF’s capital stock), (c) any action asserting a claim arising pursuant to any provision of the MBCA or TCF’s articles or bylaws (as either may be amended from time to time), or (d) any action asserting a claim governed by the internal affairs doctrine, in each case, will be the federal district court for the Eastern District of Michigan, Southern Division (or, if the federal district court does not have jurisdiction, the Circuit Courts of the State of Michigan located in Oakland County). If any action the subject matter of which is within the scope of the immediately preceding sentence is filed in a court other than a court located within the State of Michigan (a “Foreign Action”) directly or derivatively by any debtholder or shareholder or other equityholder, such debtholder or shareholder or other equityholder will, to the fullest extent permitted by applicable law, be deemed to have consented to (i) the personal jurisdiction of the federal and state courts located within the State of Michigan in connection with any action brought in any such court to enforce the immediately preceding sentence and (ii) having service of process made upon such debtholder or shareholder or other equityholder in any such action by service upon such debtholder’s or shareholder’s or other equityholder’s counsel in the Foreign Action as agent for such debtholder or shareholder or equityholder. Any person or entity purchasing or otherwise acquiring or holding any debt or capital stock or other equity interests of TCF will be deemed to have notice of and consented to the foregoing provisions.

LEGAL MATTERS
The validity of the shares of Huntington common stock and new Huntington preferred stock to be issued by Huntington in connection with the merger will be passed upon by Venable LLP, Baltimore, Maryland. The validity of the new Huntington depositary shares to be issued in connection with the merger will be passed upon for Huntington by Wachtell, Lipton, Rosen & Katz, New York, New York.
Certain federal income tax consequences of the merger will be passed upon for Huntington by Wachtell, Lipton, Rosen & Katz, New York, New York, counsel for Huntington, and for TCF by Simpson Thacher & Bartlett LLP, New York, New York, counsel for TCF.
EXPERTS
The financial statements of Huntington Bancshares Incorporated and management’s assessment of the effectiveness of internal control over financial reporting (which is included in the Report of Management’s Assessment of Internal Control over Financial Reporting) incorporated in this joint proxy statement/prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2019 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
The consolidated financial statements of TCF as of December 31, 2019 and 2018, and for each of the years in the three-year period ended December 31, 2019, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2019 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, an independent registered public accounting firm, which reports appear in TCF’s Annual Report on Form 10-K for the year ended December 31, 2019 incorporated by reference into this joint proxy statement/prospectus, and upon the authority of said firm as experts in accounting and auditing.

DEADLINES FOR SUBMITTING SHAREHOLDER PROPOSALS
HUNTINGTON
If a Huntington shareholder wishes to submit a shareholder proposal pursuant to Rule 14a-8 under the Exchange Act for inclusion in Huntington’s proxy statement for its 2021 annual meeting of shareholders, Huntington must have received such proposal and supporting statements, if any, at its principal executive office on or before the close of business on November 13, 2020.
In addition, Huntington’s bylaws establish advance notice procedures as to (1) business to be brought before an annual meeting of shareholders other than by or at the direction of the Huntington board of directors and (2) the nomination, other than by or at the direction of the Huntington board of directors, of candidates for election as directors. Any shareholder of Huntington who wishes to submit a proposal to be acted upon at next year’s annual meeting or who wishes to nominate a candidate for election as a director should request a copy of these bylaw provisions by sending a written request addressed to the Secretary, Huntington Bancshares Incorporated, Huntington Center, 41 South High Street, Columbus, Ohio 43287. To be timely, such advance notice must set forth all information required under Huntington’s bylaws and must be delivered to the Secretary of Huntington at this address not earlier than the one hundred fiftieth (150th) day nor later than 5:00 p.m., Eastern Time, on the one hundred twentieth (120th) day prior to the first anniversary of the date of the proxy statement for the preceding year’s annual meeting. If the date of the annual meeting is advanced or delayed by more than thirty (30) days from the first anniversary of the date of the preceding year’s annual meeting, notice by the shareholder to be timely must be delivered not earlier than the one hundred fiftieth (150th) day prior to the date of such annual meeting and not later than 5:00 p.m., Eastern Time, on the later of the one hundred twentieth (120th) day prior to the date of such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made.
TCF
TCF does not anticipate holding a 2021 annual meeting of TCF shareholders if the merger is completed as currently expected. In the event that the merger is not completed within the expected time frame or at all, TCF may hold an annual meeting in 2021. Any shareholder nominations or proposals for other business intended to be presented at TCF’s next annual meeting must be submitted to TCF as set forth below.
If a TCF shareholder wished to submit a shareholder proposal pursuant to Rule 14a-8 under the Exchange Act for inclusion in TCF’s proxy statement for its 2021 annual meeting of shareholders, TCF must have received notice of such shareholder proposal and supporting statements at its principal executive office on or before the close of business on November 25, 2020, unless the date of TCF’s 2021 annual meeting of shareholders is changed by more than thirty (30) days from May 6, 2021, the one (1)-year anniversary of TCF’s 2020 annual meeting of shareholders, in which case the proposal must be received a reasonable time before TCF begins to print and send its proxy materials.
Pursuant to TCF’s bylaws, a shareholder seeking to present a proposal at TCF’s annual meeting of shareholders must submit a notice to the Corporate Secretary of TCF in accordance with TCF’s bylaws not less than one hundred and twenty (120) calendar days prior to the date corresponding to the date of TCF’s proxy statement or notice of meeting released to shareholders in connection with the last preceding annual meeting of shareholders, in the case of an annual meeting (unless TCF did not hold an annual meeting within the last year, or if the date of the upcoming annual meeting changed by more than thirty (30) days from the date of the last preceding meeting, then the notice must be delivered or mailed and received not more than ten (10) days after the earlier of the date of the notice of the meeting or public disclosure of the date of the meeting) and not more than ten (10) days after the earlier of the date of the notice of the meeting or public disclosure of the date of the meeting, in the case of a special meeting.
A shareholder seeking to nominate an individual for election as a director of TCF must submit a notice to the Corporate Secretary of TCF in accordance with TCF’s bylaws not less than one hundred and twenty (120) days prior to the date of the meeting, in the case of an annual meeting, and not more than seven (7) days following the date of notice of the meeting, in the case of a special meeting.

WHERE YOU CAN FIND MORE INFORMATION
Huntington and TCF file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including both Huntington and TCF, which can be accessed at http://www.sec.gov. In addition, documents filed with the SEC by Huntington, including the registration statement on Form S-4, of which this joint proxy statement/prospectus forms a part, will be available free of charge by accessing the Investor Relations section of Huntington’s website at www.huntington.com, under the heading “Publications and Filings” or, alternatively, by directing a request to Huntington Investor Relations, Huntington Bancshares Incorporated, Huntington Center, HC0935, 41 South High Street, Columbus, Ohio 43287, (800) 576-5007, and documents filed with the SEC by TCF will be available free of charge by accessing TCF’s investor relations website, ir.tcfbank.com, under the heading “Financial Information” or, alternatively, by directing a request to TCF Investor Relations, TCF Financial Corporation, 333 W. Fort Street, Suite 1800, Detroit, Michigan 48226, (866) 258-1807. The web addresses of the SEC, Huntington and TCF are included as inactive textual references only. Except as specifically incorporated by reference into this joint proxy statement/prospectus, information on those web sites is not part of this joint proxy statement/prospectus.
Huntington has filed a registration statement on Form S-4 under the Securities Act with the SEC with respect to Huntington’s securities to be issued in the merger. This document constitutes the prospectus of Huntington filed as part of the registration statement. This document does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted in accordance with the rules and regulations of the SEC. The registration statement and its exhibits are available for inspection and copying as set forth above.
Statements contained in this joint proxy statement/prospectus, or in any document incorporated by reference into this joint proxy statement/prospectus, regarding the contents of any contract or other document, are not necessarily complete, and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows Huntington and TCF to incorporate by reference into this document documents filed with the SEC by Huntington and TCF. This means that the companies can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this document, and later information that we file with the SEC will update and supersede that information. Huntington and TCF incorporate by reference the documents listed below and any documents filed by Huntington or TCF under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this joint proxy statement/prospectus and until the date that the offering is terminated:
Huntington Filings (SEC File No. 001-34073)	Periods Covered or Date of Filing with the SEC
Annual Report on Form 10-K	Fiscal year ended December 31, 2019, filed February 14, 2020

Quarterly Reports on Form 10-Q	Quarterly period ended March 31, 2020, filed May 1, 2020, quarterly period ended June 30, 2020, filed July 31, 2020 and quarterly period ended September 30, 2020, filed October 30, 2020

Current Reports on Form 8-K
Filed January 24, 2020, February 4, 2020, April 1, 2020, April 23, 2020 (Film No. 20810770), April 27, 2020, June 3, 2020, June 30, 2020, July 23, 2020 (Film No. 201044229), August 10, 2020, October 20, 2020, October 22, 2020 (Film No. 201255466), November 3, 2020, December 14, 2020, December 17, 2020, January 27, 2021, February 2, 2021 and February 9, 2021 (other than the portions of those documents not deemed to be filed)

Definitive Proxy Statement on Schedule 14A	Filed March 12, 2020

Huntington Filings (SEC File No. 001-34073)	Periods Covered or Date of Filing with the SEC
The description of Huntington’s common stock contained in Huntington’s registration statement on Form 8-A filed under Section 12 of the Exchange Act and any amendment or report filed for purpose of updating that description
April 28, 1967 (filed in paper format), as updated by Exhibit 4.2 to Huntington’s Form 10-K for the year ended December 31, 2019, filed February 14, 2020

The description of Huntington’s depositary shares each representing 1/40th interest in a share of Huntington’s 6.250% Series D Non-Cumulative Perpetual Preferred Stock contained in Huntington’s registration statement on Form 8-A filed under Section 12 of the Exchange Act and any amendment or report filed for purpose of updating that description
March 21, 2016, as updated by Exhibit 4.2 to Huntington’s Form 10-K for the year ended December 31, 2019, filed February 14, 2020

The description of Huntington’s depositary shares each representing 1/40th interest in a share of Huntington’s 5.875% Series C Non-Cumulative Perpetual Preferred Stock contained in Huntington’s registration statement on Form 8-A filed under Section 12 of the Exchange Act and any amendment or report filed for purpose of updating that description
August 15, 2016, as updated by Exhibit 4.2 to Huntington’s Form 10-K for the year ended December 31, 2019, filed February 14, 2020

The description of Huntington’s depositary shares each representing 1/40th interest in a share of Huntington’s 4.500% Series H Non-Cumulative Perpetual Preferred Stock contained in Huntington’s registration statement on Form 8-A filed under Section 12 of the Exchange Act
February 9, 2021
TCF Filings (SEC File No. 001-39009)	Periods Covered or Date of Filing with the SEC
Annual Report on Form 10-K	Fiscal year ended December 31, 2019, filed March 2, 2020

Quarterly Reports on Form 10-Q	Quarterly period ended March 31, 2020, filed May 8, 2020, quarterly period ended June 30, 2020, filed August 7, 2020 and quarterly period ended September 30, 2020, filed November 6, 2020

Current Reports on Form 8-K
Filed March 6, 2020, March 16, 2020, April 27, 2020, May 11, 2020, October 26, 2020 (first filing), December 14, 2020 and December 17, 2020 (other than the portions of those documents not deemed to be filed)

Definitive Proxy Statement on Schedule 14A	Filed March 25, 2020
Notwithstanding the foregoing, information furnished by Huntington or TCF on any Current Report on Form 8-K, including the related exhibits, that, pursuant to and in accordance with the rules and regulations of the SEC, is not deemed “filed” for purposes of the Exchange Act will not be deemed to be incorporated by reference into this joint proxy statement/prospectus.

You may request a copy of the documents incorporated by reference into this document. Requests for documents should be directed to:
•	if you are a Huntington shareholder: Huntington Bancshares Incorporated 41 South High Street Columbus, Ohio 43287 (800) 576-5007 Attn: Huntington Investor Relations	•	if you are a TCF shareholder: TCF Financial Corporation 333 W. Fort Street, Suite 1800 Detroit, Michigan 48226 (866) 258-1807 Attn: TCF Investor Relations
This document does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this document, or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer, solicitation of an offer or proxy solicitation in such jurisdiction. Neither the delivery of this document nor any distribution of securities pursuant to this document shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated into this document by reference or in our affairs since the date of this document. The information contained in this document with respect to Huntington was provided by Huntington and the information contained in this document with respect to TCF was provided by TCF.

Annex A
EXECUTION VERSION
AGREEMENT AND PLAN OF MERGER

by and between

HUNTINGTON BANCSHARES INCORPORATED

and

TCF FINANCIAL CORPORATION

Dated as of December 13, 2020

ARTICLE I

THE MERGER
ARTICLE II

EXCHANGE OF SHARES
2.1	Huntington to Make Consideration Available	A-4
2.2	Exchange of Shares	A-5
ARTICLE III

REPRESENTATIONS AND WARRANTIES OF TCF
A-i

3.25	Loan Portfolio	A-21
3.26	Insurance	A-22
3.27	No Investment Adviser or Broker-Dealer Subsidiary	A-22
3.28	No Other Representations or Warranties	A-22
ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF HUNTINGTON
ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS
5.1	Conduct of Business Prior to the Effective Time	A-32
5.2	TCF Forbearances	A-33
5.3	Huntington Forbearances	A-36
ARTICLE VI

ADDITIONAL AGREEMENTS
6.1	Regulatory Matters	A-36
6.2	Access to Information	A-38
6.3	TCF Shareholder Approval	A-39
6.4	Huntington Shareholder Approval	A-40
6.5	Legal Conditions to Merger	A-41
6.6	Stock Exchange Listing	A-41
6.7	Employee Matters	A-41
A-ii

ARTICLE VII

CONDITIONS PRECEDENT
7.1	Conditions to Each Party’s Obligation to Effect the Merger	A-47
7.2	Conditions to Obligations of Huntington	A-48
7.3	Conditions to Obligations of TCF	A-48
ARTICLE VIII

TERMINATION AND AMENDMENT
8.1	Termination	A-49
8.2	Effect of Termination	A-50
ARTICLE IX

GENERAL PROVISIONS
EXHIBITS
Exhibit A	-	Form of Huntington Charter Amendment
Exhibit B	-	Form of Bank Merger Agreement
Exhibit C	-	Form of Articles Supplementary
A-iii

INDEX OF DEFINED TERMS
Page
Adjusted Restricted Stock Unit Award	A-3
Adjusted Stock Option	A-2
affiliate	A-53
Agreement	A-1
Articles of Merger	A-1
Bank Merger	A-4
Bank Merger Agreement	A-4
Bank Merger Certificates	A-4
Benefit Plans	A-14
BHC Act	A-7
business day	A-53
Certificate of Merger	A-1
Chosen Courts	A-54
Closing	A-1
Closing Date	A-1
Code	A-1
Confidentiality Agreement	A-39
Continuing Employees	A-41
Effective Time	A-1
Enforceability Exceptions	A-9
Environmental Laws	A-19
ERISA	A-13
Exception Shares	A-2
Exchange Act	A-10
Exchange Agent	A-4
Exchange Fund	A-4
Exchange Ratio	A-2
FDIC	A-8
Federal Reserve Board	A-10
Foreign Plan	A-15
Foundation	A-44
GAAP	A-7
Governmental Entity	A-10
Huntington	A-1
Huntington 401(k) Plan	A-42
Huntington Acquisition Proposal	A-51
Huntington Adverse Recommendation Change	A-54
Huntington Articles	A-23
Huntington Benefit Plans	A-31
Huntington Board Recommendation	A-40
Huntington Bylaws	A-23
Huntington Charter Amendment	A-4
Huntington Common Stock	A-2
Huntington Contract	A-29
Huntington Deferred Stock Unit Awards	A-23
Huntington Disclosure Schedule	A-22
Huntington ERISA Affiliate	A-32
Huntington Meeting	A-40
Huntington Preferred Stock	A-23
A-iv

Page
Huntington Regulatory Agreement	A-30
Huntington Reports	A-26
Huntington Restricted Stock Unit Awards	A-23
Huntington Share Closing Price	A-6
Huntington Stock Options	A-23
Huntington Stock Plans	A-23
Huntington Subsidiary	A-23
Identified Employee	A-34
Intellectual Property	A-20
IRS	A-13
Joint Proxy Statement	A-10
knowledge	A-53
Liens	A-9
Loans	A-21
made available	A-53
Maryland Department	A-1
Material Adverse Effect	A-7
Materially Burdensome Regulatory Condition	A-38
MBCA	A-1
Merger	A-1
Merger Consideration	A-2
MGCL	A-1
Michigan Department	A-1
Multiemployer Plan	A-14
Multiple Employer Plan	A-14
NASDAQ	A-6
New Certificates	A-4
New Huntington Preferred Stock	A-2
New Plans	A-41
OCC	A-10
Old Certificate	A-2
Pandemic	A-8
Pandemic Measures	A-8
PBGC	A-14
Permitted Encumbrances	A-19
person	A-53
Personal Data	A-16
Premium Cap	A-43
Regulatory Agencies	A-10
Representatives	A-44
Requisite Huntington Vote	A-24
Requisite Regulatory Approvals	A-47
Requisite TCF Vote	A-9
S-4	A-10
Sarbanes-Oxley Act	A-12
SEC	A-10
Securities Act	A-11
SRO	A-10
Subsidiary	A-8
Surviving Corporation	A-1
A-v

Page
Takeover Restrictions	A-20
Tax	A-13
Tax Return	A-13
Taxes	A-13
TCF	A-1
TCF 401(k) Plan	A-42
TCF Acquisition Proposal	A-45
TCF Adverse Recommendation Change	A-39
TCF Articles	A-8
TCF Benefit Plans	A-13
TCF Board Recommendation	A-39
TCF Bylaws	A-8
TCF Common Stock	A-1
TCF Contract	A-18
TCF Deferred Stock Award	A-3
TCF Directors	A-44
TCF Disclosure Schedule	A-7
TCF Equity Awards	A-4
TCF ERISA Affiliate	A-14
TCF Indemnified Parties	A-43
TCF Insiders	A-46
TCF Meeting	A-39
TCF Owned Properties	A-19
TCF Preferred Stock	A-2
TCF Qualified Plans	A-14
TCF Real Property	A-19
TCF Regulatory Agreement	A-18
TCF Reports	A-11
TCF Restricted Stock Award	A-3
TCF Restricted Stock Unit Award	A-3
TCF Stock Option	A-2
TCF Stock Plans	A-4
TCF Subsidiary	A-8
Termination Date	A-49
Termination Fee	A-50
Willful Breach	A-50
A-vi

AGREEMENT AND PLAN OF MERGER
AGREEMENT AND PLAN OF MERGER, dated as of December 13, 2020 (this “Agreement”), by and between Huntington Bancshares Incorporated, a Maryland corporation (“Huntington”) and TCF Financial Corporation, a Michigan corporation (“TCF”).
W I T N E S S E T H:
WHEREAS, the Boards of Directors of Huntington and TCF have determined that it is in the best interests of their respective companies and their shareholders to consummate the strategic business combination transaction provided for herein, pursuant to which TCF will, subject to the terms and conditions set forth herein, merge with and into Huntington (the “Merger”), so that Huntington is the surviving corporation (hereinafter sometimes referred to in such capacity as the “Surviving Corporation”);
WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and this Agreement is intended to be and is adopted as a plan of reorganization for purposes of Sections 354 and 361 of the Code; and
WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.
NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:
ARTICLE I

THE MERGER
1.1 The Merger. Subject to the terms and conditions of this Agreement, in accordance with the Maryland General Corporation Laws, as amended (the “MGCL”) and the Michigan Business Corporation Act, as amended (the “MBCA”), at the Effective Time, TCF shall merge with and into Huntington. Huntington shall be the Surviving Corporation in the Merger, and shall continue its corporate existence under the laws of the State of Maryland. Upon consummation of the Merger, the separate corporate existence of TCF shall terminate.
1.2 Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will take place at 10:00 a.m., New York City time, remotely via the electronic exchange of closing deliveries, on a date which shall be no later than three (3) business days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VII hereof (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver thereof), unless another date, time or place is agreed to in writing by Huntington and TCF. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.
1.3 Effective Time. Subject to the terms and conditions of this Agreement, on or before the Closing Date, Huntington shall cause to be filed articles of merger (the “Articles of Merger”) as provided under the MGCL with the Maryland State Department of Assessments and Taxation (the “Maryland Department”) and a certificate of merger (the “Certificate of Merger”) as provided under the MBCA with the Michigan Department of Licensing and Regulatory Affairs (the “Michigan Department”). The Merger shall become effective as of the date and time specified in the Articles of Merger and the Certificate of Merger in accordance with the relevant provisions of the MGCL and the MBCA, or at such other date and time as shall be provided by applicable law (such date and time, the “Effective Time”).
1.4 Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in the applicable provisions of the MGCL and the MBCA and this Agreement.
1.5 Conversion of TCF Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Huntington, TCF, or the holder of any of the following securities:
(a) Subject to Section 2.2(e), each share of the common stock, par value $1.00 per share, of TCF issued and outstanding immediately prior to the Effective Time (“TCF Common Stock”), except for shares of TCF Common Stock owned by TCF or Huntington (in each case other than shares of TCF Common

Stock (i) held in any TCF Benefit Plans or related trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity and (ii) held, directly or indirectly, in respect of debts previously contracted (collectively, the “Exception Shares”)) shall be converted, in accordance with the procedures set forth in this Agreement, into the right to receive, without interest, 3.0028 shares (the “Exchange Ratio” and such shares, the “Merger Consideration”) of the common stock, par value $0.01 per share, of Huntington (the “Huntington Common Stock”).
(b) All of the shares of TCF Common Stock converted into the right to receive the Merger Consideration pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate (each, an “Old Certificate,” it being understood that any reference herein to “Old Certificate” shall be deemed to include reference to book-entry account statements relating to the ownership of shares of TCF Common Stock) previously representing any such shares of TCF Common Stock shall thereafter represent only the right to receive (i) the Merger Consideration, (ii) cash in lieu of a fractional share which the shares of TCF Common Stock represented by such Old Certificate have been converted into the right to receive pursuant to this Section 1.5 and Section 2.2(e), and (iii) any dividends or distributions which the holder thereof has the right to receive pursuant to Section 2.2, in each case without any interest thereon. Old Certificates previously representing shares of TCF Common Stock shall be exchanged for certificates or, at Huntington’s option, evidence of shares in book entry form representing whole shares of Huntington Common Stock as set forth in Section 1.5(a) (together with any dividends or distributions with respect thereto and cash in lieu of fractional shares issued in consideration therefor) upon the surrender of such Old Certificates in accordance with Section 2.2, without any interest thereon. If, between the date of this Agreement and the Effective Time, the outstanding shares of Huntington Common Stock or TCF Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities, in any such case as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, or there shall be any extraordinary dividend or extraordinary distribution, an appropriate and proportionate adjustment shall be made to the Exchange Ratio to give holders of TCF Common Stock the same economic effect as contemplated by this Agreement prior to such event; provided, that nothing in this sentence shall be construed to permit Huntington or TCF to take any action with respect to its securities that is prohibited by the terms of this Agreement.
(c) Notwithstanding anything in this Agreement to the contrary, at the Effective Time, all shares of TCF Common Stock that are owned by TCF or Huntington (in each case other than the Exception Shares) immediately prior to the Effective Time shall be cancelled and shall cease to exist, and neither the Merger Consideration nor any other consideration shall be delivered in exchange therefor.
1.6 TCF Preferred Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Huntington, TCF or any holder of securities thereof, each share of 5.70% Series C Non-Cumulative Perpetual Preferred Stock, no par value, of TCF (“TCF Preferred Stock”) issued and outstanding immediately prior to the Effective Time shall automatically be converted into the right to receive a share of a newly created series of preferred stock of Huntington in substantially the form set forth in Exhibit C attached hereto (all shares of such newly created series, collectively, the “New Huntington Preferred Stock”) and, upon such conversion, the TCF Preferred Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time.
1.7 Huntington Common Stock. At and after the Effective Time, each share of Huntington Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall not be affected by the Merger.
1.8 Treatment of TCF Equity Awards.
(a) At the Effective Time, each option granted by TCF to purchase shares of TCF Common Stock under a TCF Stock Plan (as defined below) that is outstanding and unexercised immediately prior to the Effective Time (a “TCF Stock Option”) shall be assumed and converted automatically into an option (an “Adjusted Stock Option”) to purchase, on the same terms and conditions as were applicable under such TCF Stock Option immediately prior to the Effective Time (including vesting terms), the number of shares of Huntington Common Stock (rounded down to the nearest whole number of shares of Huntington Common Stock) equal to the product of (A) the number of shares of TCF Common Stock subject to such

TCF Stock Option immediately prior to the Effective Time, multiplied by (B) the Exchange Ratio, which Adjusted Stock Option shall have an exercise price per share of Huntington Common Stock equal to the quotient (rounded up to the nearest whole cent) obtained by dividing (1) the exercise price per share of TCF Common Stock subject to such TCF Stock Option immediately prior to the Effective Time, by (2) the Exchange Ratio.
(b) At the Effective Time, each award in respect of a share of TCF Common Stock subject to vesting, repurchase or other lapse restriction granted under a TCF Stock Plan that is outstanding immediately prior to the Effective Time (a “TCF Restricted Stock Award”) shall (i) if granted to a non-employee member of the Board of Directors of TCF, fully vest and be cancelled and converted automatically into the right to receive (without interest) the Merger Consideration in respect of each share of TCF Common Stock subject to such TCF Restricted Stock Award immediately prior to the Effective Time, which shall be delivered as soon as reasonably practicable following the Closing Date and in no event later than ten (10) business days following the Closing Date (or on such later date if required to comply with Section 409A of the Code) and (ii) if not granted to an individual described in clause (i) hereof, be assumed and converted into a restricted stock award of shares of Huntington Common Stock subject to vesting, repurchase or other lapse restriction with the same terms and conditions as were applicable under such TCF Restricted Stock Award immediately prior to the Effective Time (including vesting terms), and relating to the number of shares of Huntington Common Stock equal to the product of (A) the number of shares of TCF Common Stock subject to such TCF Restricted Stock Award immediately prior to the Effective Time, multiplied by (B) the Exchange Ratio, with any fractional shares rounded to the nearest whole share of Huntington Common Stock.
(c) At the Effective Time, each restricted stock unit award in respect of shares of TCF Common Stock granted under a TCF Stock Plan that is outstanding immediately prior to the Effective Time (a “TCF Restricted Stock Unit Award”) shall be assumed and converted into a restricted stock unit award (with any performance goals deemed satisfied at the greater of the target and actual level of performance through the most recently completed calendar quarter prior to the Closing as reasonably determined by the Compensation Committee of the Board of Directors of TCF in the ordinary course consistent with past practice) in respect of Huntington Common Stock (an “Adjusted Restricted Stock Unit Award”) with the same terms and conditions as were applicable under such TCF Restricted Stock Unit Award immediately prior to the Effective Time (including vesting terms) and relating to the number of shares of Huntington Common Stock equal to the product of (A) the number of shares of TCF Common Stock subject to such TCF Restricted Stock Unit Award immediately prior to the Effective Time, multiplied by (B) the Exchange Ratio, with any fractional shares rounded to the nearest whole share of Huntington Common Stock; provided that each such Adjusted Restricted Stock Unit Award shall be subject to service-based vesting only and shall no longer be subject to any performance conditions.
(d) At the Effective Time, each award in respect of a deferred share of TCF Common Stock granted under a TCF Stock Plan that is outstanding immediately prior to the Effective Time (a “TCF Deferred Stock Award”) shall be assumed and converted automatically into a deferred stock award of shares of Huntington Common Stock subject to the same terms and conditions as were applicable under such TCF Deferred Stock Award immediately prior to the Effective Time, and relating to the number of shares of Huntington Common Stock equal to the product of (A) the number of shares of TCF Common Stock subject to such TCF Deferred Stock Award immediately prior to the Effective Time, multiplied by (B) the Exchange Ratio, with any fractional shares rounded to the nearest whole share of Huntington Common Stock.
(e) Each holder of a TCF Restricted Stock Award converted into the right to receive the Merger Consideration that would have otherwise been entitled to receive a fraction of a share of Huntington Common Stock (after aggregating all shares to be delivered in respect of all TCF Equity Awards held by such holder) shall receive, in lieu thereof and upon surrender thereof, a cash payment (rounded to the nearest cent) (without interest) in an amount equal to such fractional part of a share of Huntington Common Stock (rounded to the nearest thousandth when expressed in decimal form) multiplied by the Huntington Share Closing Price (as defined below).
(f) Promptly following the Effective Time, Huntington shall file a post-effective amendment to the S-4 or an effective registration statement on Form S-8 with respect to the Huntington Common Stock subject to the applicable adjusted TCF Equity Awards, as required.

(g) At or prior to the Effective Time, TCF, the Board of Directors of TCF and its compensation committee, as applicable, shall adopt any resolutions and take any actions that are necessary for the treatment of the TCF Equity Awards and to effectuate the provisions of this Section 1.8.
(h) For purposes of this Agreement, the following terms shall have the following meanings:
(i) “TCF Equity Awards” means the TCF Stock Options, TCF Restricted Stock Awards, TCF Restricted Stock Unit Awards and TCF Deferred Stock Awards.
(ii) “TCF Stock Plans” means the Chemical Financial Corporation Stock Incentive Plan of 2019, the Chemical Financial Corporation Stock Incentive Plan of 2017, the Chemical Financial Corporation Stock Incentive Plan of 2015, the Chemical Financial Corporation Stock Incentive Plan of 2012, the Amended and Restated Chemical Financial Corporation Stock Incentive Plan of 2006, the Amended and Restated TCF 2015 Omnibus Incentive Plan, the Talmer Bancorp Equity Incentive Plan of 2015, the TCF 2005 Deferred Compensation Plan, the TCF Directors Deferred Compensation Plan and the TCF Omnibus Employees Deferred Compensation Plan.
1.9 Charter of Surviving Corporation. At the Effective Time, the charter of Huntington, as in effect immediately prior to the Effective Time, as amended as set forth in Exhibit A (such amendment, the “Huntington Charter Amendment”), shall be the charter of the Surviving Corporation until thereafter amended in accordance with applicable law.
1.10 Bylaws of Surviving Corporation. At the Effective Time, the bylaws of Huntington, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with applicable law.
1.11 Tax Consequences. It is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement is intended to be and is adopted as a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.
1.12 Bank Merger. Immediately following the Merger, TCF National Bank, a national bank and a wholly owned Subsidiary of TCF, will merge (the “Bank Merger”) with and into The Huntington National Bank, a national bank and a wholly owned Subsidiary of Huntington. The Huntington National Bank shall be the surviving entity in the Bank Merger and, following the Bank Merger, the separate corporate existence of TCF National Bank shall cease. Promptly after the date of this Agreement, The Huntington National Bank and TCF National Bank shall enter into an agreement and plan of merger in substantially the form attached hereto as Exhibit B (the “Bank Merger Agreement”). Each of Huntington and TCF shall approve the Bank Merger Agreement and the Bank Merger as the sole shareholder of The Huntington National Bank and TCF National Bank, respectively. Prior to the Effective Time, TCF shall cause TCF National Bank, and Huntington shall cause The Huntington National Bank, to execute such certificates or articles of merger and such other documents and certificates as are necessary to effectuate the Bank Merger (“Bank Merger Certificates”).
ARTICLE II

EXCHANGE OF SHARES
2.1 Huntington to Make Consideration Available. At or prior to the Effective Time, Huntington shall deposit, or shall cause to be deposited, with a bank or trust company designated by Huntington and reasonably acceptable to TCF (the “Exchange Agent”), for the benefit of the holders of Old Certificates (which for purposes of this Article II shall be deemed to include certificates or book-entry account statements representing shares of TCF Preferred Stock), for exchange in accordance with this Article II, (a) certificates or, at Huntington’s option, evidence in book-entry form, representing shares of Huntington Common Stock and New Huntington Preferred Stock to be issued pursuant to Section 1.5 and Section 1.6 and exchanged pursuant to Section 2.2(a) in exchange for outstanding shares of TCF Common Stock and TCF Preferred Stock (collectively, referred to herein as “New Certificates”), and (b) cash in an amount sufficient to pay cash in lieu of any fractional shares (such New Certificates and cash described in the foregoing clauses (a) and (b), together with any dividends or distributions with respect thereto payable in accordance with Section 2.2(b), being hereinafter referred to as the “Exchange Fund”).

2.2 Exchange of Shares.
(a) As promptly as practicable after the Effective Time, but in no event later than ten (10) days thereafter, Huntington shall cause the Exchange Agent to mail to each holder of record of one or more Old Certificates representing shares of TCF Common Stock or TCF Preferred Stock immediately prior to the Effective Time that have been converted at the Effective Time into the right to receive the Merger Consideration or shares of New Huntington Preferred Stock, as applicable, pursuant to Article I, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Old Certificates shall pass, only upon proper delivery of the Old Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Old Certificates in exchange for certificates representing the number of whole shares of Huntington Common Stock and any cash in lieu of fractional shares or shares of New Huntington Preferred Stock, as applicable, which the shares of TCF Common Stock or TCF Preferred Stock represented by such Old Certificate or Old Certificates shall have been converted into the right to receive pursuant to this Agreement as well as any dividends or distributions to be paid pursuant to Section 2.2(b). From and after the Effective Time, upon proper surrender of an Old Certificate or Old Certificates for exchange and cancellation to the Exchange Agent, together with such properly completed letter of transmittal, duly executed, the holder of such Old Certificate or Old Certificates shall be entitled to receive in exchange therefor, as applicable, (i) (A) a New Certificate representing that number of whole shares of Huntington Common Stock to which such holder of TCF Common Stock shall have become entitled pursuant to the provisions of Article I and (B) a check representing the amount of (x) any cash in lieu of a fractional share which such holder has the right to receive in respect of the Old Certificate or Old Certificates surrendered pursuant to the provisions of this Article II and (y) any dividends or distributions which the holder thereof has the right to receive pursuant to this Section 2.2 or (ii) (A) a New Certificate representing the number of shares of New Huntington Preferred Stock to which such holder of TCF Preferred Stock shall have become entitled pursuant to the provisions of Article I and (B) a check representing the amount of any dividends or distributions which the holder thereof has the right to receive pursuant to this Section 2.2, as applicable, and the Old Certificate or Old Certificates so surrendered shall forthwith be cancelled. No interest will be paid or accrued on the Huntington Common Stock, New Huntington Preferred Stock or any cash in lieu of fractional shares or dividends or distributions payable to holders of Old Certificates. Until surrendered as contemplated by this Section 2.2, each Old Certificate shall be deemed at any time after the Effective Time to represent only the right to receive, upon surrender, the number of whole shares of Huntington Common Stock or shares of New Huntington Preferred Stock which the shares of TCF Common Stock or TCF Preferred Stock, as applicable, represented by such Old Certificate have been converted into the right to receive and any cash in lieu of fractional shares or in respect of dividends or distributions as contemplated by this Section 2.2.
(b) No dividends or other distributions declared with respect to Huntington Common Stock or New Huntington Preferred Stock shall be paid to the holder of any unsurrendered Old Certificate until the holder thereof shall surrender such Old Certificate in accordance with this Article II. After the surrender of an Old Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to the whole shares of Huntington Common Stock or shares of New Huntington Preferred Stock which the shares of TCF Common Stock or TCF Preferred Stock, as applicable, represented by such Old Certificate have been converted into the right to receive (after giving effect to Section 6.11).
(c) If any New Certificate representing shares of Huntington Common Stock or New Huntington Preferred Stock is to be issued in a name other than that in which the Old Certificate or Old Certificates surrendered in exchange therefor is or are registered, it shall be a condition of the issuance thereof that the Old Certificate or Old Certificates so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other similar Taxes required by reason of the issuance of a New Certificate representing shares of Huntington Common Stock or New Huntington Preferred Stock in any name other than that of the registered holder of the Old Certificate or Old Certificates surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d) After the Effective Time, there shall be no transfers on the stock transfer books of TCF of the shares of TCF Common Stock or TCF Preferred Stock that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Old Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for New Certificates representing shares of Huntington Common Stock or New Huntington Preferred Stock, as applicable, cash in lieu of fractional shares and dividends or distributions that the holder presenting such Old Certificates is entitled to, as provided in this Article II.
(e) Notwithstanding anything to the contrary contained herein, no New Certificates or scrip representing fractional shares of Huntington Common Stock shall be issued upon the surrender for exchange of Old Certificates or otherwise pursuant to this Agreement, no dividend or distribution with respect to Huntington Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Huntington. In lieu of the issuance of any such fractional share, Huntington shall pay to each former holder who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) the average of the closing sale prices of Huntington Common Stock on the NASDAQ Stock Market (the “NASDAQ”) as reported by The Wall Street Journal for the five (5) consecutive full trading days ending on the day preceding the Closing Date (the “Huntington Share Closing Price”) by (ii) the fraction of a share (after taking into account all shares of TCF Common Stock held by such holder immediately prior to the Effective Time and rounded to the nearest thousandth when expressed in decimal form) of Huntington Common Stock which such holder would otherwise be entitled to receive pursuant to Article I. The parties acknowledge that payment of such cash consideration in lieu of issuing fractional shares is not separately bargained-for consideration, but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience that would otherwise be caused by the issuance of fractional shares.
(f) Any portion of the Exchange Fund that remains unclaimed by the holders of TCF Common Stock and TCF Preferred Stock for one (1) year after the Effective Time shall be paid to the Surviving Corporation. Any former holders of TCF Common Stock and TCF Preferred Stock who have not theretofore exchanged their Old Certificates pursuant to this Article II shall thereafter look only to the Surviving Corporation for payment of the shares of Huntington Common Stock and cash in lieu of any fractional shares or shares of New Huntington Preferred Stock, as applicable, and any unpaid dividends and distributions on the Huntington Common Stock or New Huntington Preferred Stock deliverable in respect of each former share of TCF Common Stock or TCF Preferred Stock, as applicable that such holder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of Huntington, TCF, the Surviving Corporation, the Exchange Agent or any other person shall be liable to any former holder of shares of TCF Common Stock or TCF Preferred Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.
(g) Huntington shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from any cash in lieu of fractional shares of Huntington Common Stock, cash dividends or distributions payable pursuant to this Section 2.2 or any other amounts otherwise payable pursuant to this Agreement to any holder of TCF Common Stock, TCF Preferred Stock or TCF Equity Awards such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld by Huntington or the Exchange Agent, as the case may be, and paid over to the appropriate governmental authority, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of TCF Common Stock, TCF Preferred Stock or TCF Equity Awards in respect of which the deduction and withholding was made by Huntington or the Exchange Agent, as the case may be.
(h) In the event any Old Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Old Certificate to be lost, stolen or destroyed and, if required by Huntington or the Exchange Agent, the posting by such person of a bond in such amount as Huntington or the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Old Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Old Certificate the shares of Huntington Common Stock and any cash in lieu of fractional shares, or the shares of New Huntington Preferred Stock, as applicable, deliverable in respect thereof pursuant to this Agreement.
ARTICLE III

REPRESENTATIONS AND WARRANTIES OF TCF
Except (i) as disclosed in the disclosure schedule delivered by TCF to Huntington concurrently herewith (the “TCF Disclosure Schedule”); provided, that (a) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (b) the mere inclusion of an item in the TCF Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by TCF that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect and (c) any disclosures made with respect to a section of this Article III shall be deemed to qualify (1) any other section of this Article III specifically referenced or cross-referenced and (2) other sections of this Article III to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections or (ii) as disclosed in any TCF Reports publicly filed prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), TCF hereby represents and warrants to Huntington as follows:
3.1 Corporate Organization.
(a) TCF is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan and is a bank holding company duly registered under the Bank Holding Company Act of 1956, as amended (“BHC Act”) that has elected to be treated as a financial holding company under the BHC Act. TCF has the corporate power and authority to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted in all material respects. TCF is duly licensed or qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing, qualification or standing necessary, except where the failure to be so licensed or qualified or to be in good standing would not, either individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on TCF. As used in this Agreement, the term “Material Adverse Effect” means, with respect to Huntington, TCF or the Surviving Corporation, as the case may be, any effect, change, event, circumstance, condition, occurrence or development that, either individually or in the aggregate, has had or would reasonably be likely to have a material adverse effect on (i) the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries, taken as a whole (provided, however, that, with respect to this clause (i), Material Adverse Effect shall not be deemed to include the impact of (A) changes, after the date hereof, in U.S. generally accepted accounting principles (“GAAP”) or applicable regulatory accounting requirements, (B) changes, after the date hereof, in laws, rules or regulations (including the Pandemic Measures) of general applicability to companies in the industries in which such party and its Subsidiaries operate, or interpretations thereof by courts or Governmental Entities, (C) changes, after the date hereof, in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions affecting the financial services industry generally and not specifically relating to such party or its Subsidiaries (including any such changes arising out of the Pandemic or any Pandemic Measures), (D) changes, after the date hereof, resulting from hurricanes, earthquakes, tornados, floods or other natural disasters or from any outbreak of any disease or other public health event (including the Pandemic), (E) public disclosure of the execution of this Agreement, public disclosure or consummation of the transactions contemplated hereby (including any effect on a party’s relationships with its customers or employees) (it being understood that the foregoing shall not apply for purposes of the representations and warranties in Sections 3.3(b), 3.4, 4.3(b) or 4.4) or actions expressly required by this Agreement or that are taken with the prior written consent of the other party in contemplation of the transactions contemplated hereby, or (F) a decline in the trading price of a party’s common stock or the failure, in and of itself, to meet earnings projections or internal financial forecasts, but not, in either case, including any underlying causes thereof; except, with respect to subclauses (A), (B), (C) or (D), to the extent that the effects of such change are materially disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its Subsidiaries operate) or (ii) the ability of such party to timely consummate the transactions contemplated hereby. As used in this Agreement, the term “Pandemic” means any outbreaks, epidemics or pandemics relating to SARS-CoV-2 or COVID-19, or any evolutions or mutations thereof, or any other viruses (including influenza), and the governmental and other responses thereto; the term “Pandemic Measures” means any quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, shut down, closure, sequester or other directives, guidelines or recommendations promulgated by any Governmental Entity, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to the Pandemic; and the term “Subsidiary,” when used with respect to any person, means any corporation, partnership, limited liability company, bank or other organization, whether incorporated or unincorporated, which is consolidated with such person for financial reporting purposes. True and complete copies of the articles of incorporation of TCF, as amended (the “TCF Articles”) and the bylaws of TCF, as amended (the “TCF Bylaws”), as in effect as of the date of this Agreement, have previously been made available by TCF to Huntington.
(b) Except, in the case of clauses (ii) and (iii) only, as would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on TCF, each Subsidiary of TCF (a “TCF Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership, leasing or operation of property or the conduct of its business requires it to be so licensed or qualified or in good standing and (iii) has all requisite corporate power and authority to own, lease or operate its properties and assets and to carry on its business as now conducted. There are no restrictions on the ability of any Subsidiary of TCF to pay dividends or distributions, except, in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities. The deposit accounts of each Subsidiary of TCF that is an insured depository institution are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the Deposit Insurance Fund (as defined in Section 3(y) of the Federal Deposit Insurance Act of 1950) to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or, to the knowledge of TCF, threatened. Section 3.1(b) of the TCF Disclosure Schedule sets forth a true and complete list of all Subsidiaries of TCF as of the date hereof.
3.2 Capitalization.
(a) The authorized capital stock of TCF consists of 220,000,000 shares of TCF Common Stock, par value $1.00 per share, and 2,000,000 shares of TCF preferred stock, no par value. As of December 11, 2020, no shares of capital stock or other voting securities of TCF are issued, reserved for issuance or outstanding, other than (i) 152,513,530 shares of TCF Common Stock issued and outstanding, which number includes 505,740 shares of TCF Common Stock granted in respect of outstanding TCF Restricted Stock Awards and 46,320 shares of TCF Common Stock granted in respect of outstanding TCF Deferred Stock Awards, (ii) 460,084 shares of TCF Common Stock reserved for issuance upon the exercise of outstanding TCF Stock Options, (iii) 2,206,626 shares of TCF Common Stock reserved for issuance upon the settlement of outstanding TCF Restricted Stock Unit Awards (assuming that performance with respect to performance-vesting TCF Restricted Stock Unit Awards is achieved at maximum performance), (iv) 7,000 shares of TCF Preferred Stock issued and outstanding and (v) 2,361,208 shares of TCF Common Stock reserved for issuance for future grants under the TCF Stock Plans. As of the date of this Agreement, except as set forth in the immediately preceding sentence and for changes since December 11, 2020 resulting from the exercise, vesting or settlement of any TCF Equity Awards described in the immediately preceding sentence, there are no shares of capital stock or other voting securities or equity interests of TCF issued, reserved for issuance or outstanding. All of the issued and outstanding shares of TCF Common Stock and TCF Preferred Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of

TCF may vote are issued or outstanding. Except as set forth in 3.2(a) of the TCF Disclosure Schedule, as of the date of this Agreement, no trust preferred or subordinated debt securities of TCF are issued or outstanding. Other than TCF Equity Awards issued prior to the date of this Agreement as described in this Section 3.2(a), as of the date of this Agreement, there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements obligating TCF to issue, transfer, sell, purchase, redeem or otherwise acquire any such securities.
(b) There are no voting trusts, shareholder agreements, proxies or other agreements in effect pursuant to which TCF or any of the TCF Subsidiaries has a contractual or other obligation with respect to the voting or transfer of TCF Common Stock or other equity interests of TCF. Other than the TCF Equity Awards, no equity-based awards (including any cash awards where the amount of payment is determined in whole or in part based on the price of any capital stock of TCF or any of its Subsidiaries) are outstanding. TCF has paid or made due provision for the payment of all dividends payable on the outstanding shares of TCF Preferred Stock through the most recent scheduled dividend payment date therefor, and has complied in all material respects with terms and conditions thereof.
(c) TCF owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the TCF Subsidiaries, free and clear of any liens, pledges, charges, encumbrances and security interests whatsoever (“Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to TCF Subsidiaries that are insured depository institutions, as provided under 12 U.S.C. § 55 or any comparable provision of applicable state law) and free of preemptive rights, with no personal liability attaching to the ownership thereof. No TCF Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.
3.3 Authority; No Violation.
(a) TCF has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly approved by the Board of Directors of TCF. The Board of Directors of TCF has determined that the Merger, on the terms and conditions set forth in this Agreement, is advisable and in the best interests of TCF and has directed that this Agreement and the transactions contemplated hereby be submitted to TCF’s shareholders for approval at a duly held meeting of such shareholders and has adopted a resolution to the foregoing effect. Except for the approval of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of TCF Common Stock entitled to vote on this Agreement (the “Requisite TCF Vote”), and the adoption and approval of the Bank Merger Agreement by the board of directors of TCF National Bank and TCF as its sole shareholder, no other corporate proceedings on the part of TCF are necessary to approve this Agreement or to consummate the transactions contemplated hereby. No vote of holders of TCF Preferred Stock is required to approve this Agreement or the transactions contemplated hereby in accordance with Section 703a(2)(e) of the MBCA, and the Board of Directors of TCF has made the determination referenced therein. This Agreement has been duly and validly executed and delivered by TCF and (assuming due authorization, execution and delivery by Huntington) constitutes a valid and binding obligation of TCF, enforceable against TCF in accordance with its terms (except in all cases as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar laws of general applicability relating to or affecting insured depository institutions or their parent companies or the rights of creditors generally and subject to general principles of equity (the “Enforceability Exceptions”)).
(b) Subject to the receipt of the Requisite TCF Vote, neither the execution and delivery of this Agreement by TCF nor the consummation by TCF of the transactions contemplated hereby, nor compliance by TCF with any of the terms or provisions hereof, will (i) violate any provision of the TCF Articles or the TCF Bylaws or comparable governing documents of any TCF Subsidiary or (ii) assuming that the consents, approvals and filings referred to in Section 3.4 are duly obtained and/or made, (x) violate any law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to TCF or any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of TCF or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which TCF or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clause (ii) above) for such violations, conflicts, breaches, defaults, terminations, cancellations, accelerations or creations which, either individually or in the aggregate, would not reasonably be likely to have a Material Adverse Effect on TCF.
3.4 Consents and Approvals. Except for (a) the filing of any required applications, filings and notices, as applicable, with the NASDAQ, (b) the filing of any required applications, filings and notices, as applicable, with the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) under the BHC Act and approval or regulatory waiver of such applications, filings and notices, (c) the filing of any required applications, filings and notices, as applicable, with the Office of the Comptroller of the Currency (the “OCC”) in connection with the Bank Merger, including under the Bank Merger Act, and approval of such applications, filings and notices, (d) the filing of any required applications, filings or notices listed on Section 3.4 of the TCF Disclosure Schedule or Section 4.4 of the Huntington Disclosure Schedule and approval or non-objection, as applicable, of such applications, filings and notices, (e) the filing with the Securities and Exchange Commission (the “SEC”) of a joint proxy statement in definitive form relating to the meetings of TCF’s and Huntington’s shareholders to be held in connection with this Agreement and the transactions contemplated hereby (including any amendments or supplements thereto, the “Joint Proxy Statement”), and of the registration statement on Form S-4 in which the Joint Proxy Statement will be included as a prospectus, to be filed with the SEC by Huntington in connection with the transactions contemplated by this Agreement (the “S-4”) and declaration of effectiveness of the S-4, (f) the filing of the Certificate of Merger with the Michigan Department pursuant to the MBCA, the filing of the Articles of Merger with the Maryland Department pursuant to the MGCL and the filing of the Bank Merger Certificates with the applicable Governmental Entities as required by applicable law, (g) the filing with, and acceptance for record by, the Maryland Department of the Huntington Charter Amendment and Articles Supplementary for the New Huntington Preferred Stock, and (h) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Huntington Common Stock and the New Huntington Preferred Stock (or depositary shares in respect thereof) pursuant to this Agreement and the approval of the listing of such Huntington Common Stock and New Huntington Preferred Stock (or depositary shares in respect thereof) on the NASDAQ, no consents or approvals of or filings or registrations with any court or administrative agency or commission or other governmental authority or instrumentality or SRO (each a “Governmental Entity”) are necessary in connection with (i) the execution and delivery by TCF of this Agreement or (ii) the consummation by TCF of the Merger and the other transactions contemplated hereby (including the Bank Merger). As used in this Agreement, “SRO” means (A) any “self-regulatory organization” as defined in Section 3(a)(26) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and (B) any other United States or foreign securities exchange, futures exchange, commodities exchange or contract market. As of the date hereof, TCF is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger and Bank Merger on a timely basis.
3.5 Reports.
(a) TCF and each of its Subsidiaries have timely filed (or furnished, as applicable) all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file (or furnish, as applicable) since January 1, 2018 with (i) any state regulatory authority, (ii) the SEC, (iii) the Federal Reserve Board, (iv) the FDIC, (v) the OCC, (vi) any foreign regulatory authority and (vii) any SRO ((i) – (vii), collectively, “Regulatory Agencies”), including any report, registration or statement required to be filed (or furnished, as applicable) pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be likely to have a Material Adverse Effect on TCF. Subject to Section 9.7 and except for normal examinations conducted by a Regulatory Agency in the ordinary course of business of TCF and its Subsidiaries, no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of TCF, investigation into the business or operations of TCF or any of its Subsidiaries since January 1, 2018, except where such proceedings or investigations would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on TCF. Subject to Section 9.7, there (x) is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of TCF or any of its Subsidiaries, and (y) has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of TCF or any of its Subsidiaries since January 1, 2018, in each case of clauses (x) and (y), which would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on TCF.
(b) An accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by TCF or any of its Subsidiaries pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, as the case may be, since January 1, 2018 (the “TCF Reports”) is publicly available. No such TCF Report, at the time filed, furnished or communicated (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all TCF Reports filed or furnished under the Securities Act and the Exchange Act complied in all material respects with the published rules and regulations of the SEC with respect thereto. As of the date of this Agreement, no executive officer of TCF has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. As of the date of this Agreement, there are no outstanding comments from or material unresolved issues raised by the SEC with respect to any of the TCF Reports.
3.6 Financial Statements.
(a) The financial statements of TCF and its Subsidiaries included (or incorporated by reference) in the TCF Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of TCF and its Subsidiaries in all material respects, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of TCF and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of TCF and its Subsidiaries have been, since January 1, 2018, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements. KPMG LLP has not resigned (or informed TCF that it intends to resign) or been dismissed as independent public accountants of TCF as a result of or in connection with any disagreements with TCF on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.
(b) Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on TCF, neither TCF nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) required by GAAP to be included on a consolidated balance sheet of TCF, except for those liabilities that are reflected or reserved against on the consolidated balance sheet of TCF included in its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2020 (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since September 30, 2020, or in connection with this Agreement and the transactions contemplated hereby.
(c) The records, systems, controls, data and information of TCF and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of TCF or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on TCF. TCF (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to TCF, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of TCF by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to TCF’s outside auditors and the audit committee of TCF’s Board of Directors (x) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect TCF’s ability to record, process, summarize and report financial information, and (y) to the knowledge of TCF, any fraud, whether or not material, that involves management or other employees who have a significant role in TCF’s internal controls over financial reporting. These disclosures were made in writing by management to TCF’s auditors and audit committee and true, correct and complete copies of such disclosures have been made available to Huntington. To the knowledge of TCF, there is no reason to believe that TCF’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.
(d) Since January 1, 2018, (i) neither TCF nor any of its Subsidiaries, nor, to the knowledge of TCF, any director, officer, auditor, accountant or representative of TCF or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or, to the knowledge of TCF, oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of TCF or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or written claim that TCF or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no employee of or attorney representing TCF or any of its Subsidiaries, whether or not employed or retained by TCF or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by TCF or any of its Subsidiaries or any of their respective officers, directors, employees or agents to the Board of Directors of TCF or any committee thereof or similar governing body of any TCF Subsidiary or any committee thereof, or, to the knowledge of TCF, to any director or officer of TCF or any TCF Subsidiary.
3.7 Broker’s Fees. Neither TCF nor any TCF Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement other than Keefe, Bruyette & Woods, Inc.
3.8 Absence of Certain Changes or Events.
(a) Since December 31, 2019, there has not been any effect, change, event, circumstance, condition, occurrence or development that has had or would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on TCF.
(b) Since December 31, 2019 through the date of this Agreement, except with respect to the transactions contemplated hereby, TCF and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course. For purposes of this Agreement, the term “ordinary course,” with respect to either party, shall take into account the commercially reasonable actions taken by such party and its Subsidiaries in response to the Pandemic and the Pandemic Measures.
3.9 Legal Proceedings.
(a) Neither TCF nor any of its Subsidiaries is a party to any, and there are no pending or, to the knowledge of TCF, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against TCF or any of its Subsidiaries or any of their current or former directors or executive officers (i) that would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on TCF, or (ii) of a material nature challenging the validity or propriety of this Agreement or the transactions contemplated hereby.

(b) There is no material injunction, order, judgment, decree, or regulatory restriction imposed upon TCF, any of its Subsidiaries or the assets of TCF or any of its Subsidiaries (or that, upon consummation of the Merger, would apply to the Surviving Corporation or any of its affiliates).
3.10 Taxes and Tax Returns.
(a) Each of TCF and its Subsidiaries has duly and timely filed (taking into account all applicable extensions) all material Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects. Neither TCF nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any material Tax Return. All material Taxes of TCF and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid. Each of TCF and its Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party. Neither TCF nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any material Tax that remains in effect. The federal income Tax Returns of TCF and its Subsidiaries for all years up to and including the tax year ended December 31, 2016 have been examined by the Internal Revenue Service (the “IRS”) or are Tax Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired. No deficiency with respect to a material amount of Taxes has been proposed, asserted or assessed against TCF or any of its Subsidiaries. There are no pending or threatened (in writing) disputes, claims, audits, examinations or other proceedings regarding any material Taxes of TCF and its Subsidiaries or the assets of TCF and its Subsidiaries. In the last six years, neither TCF nor any of its Subsidiaries has been informed in writing by any jurisdiction that the jurisdiction believes that TCF or any of its Subsidiaries was required to file any Tax Return that was not filed. TCF has made available to Huntington true, correct, and complete copies of any private letter ruling requests, closing agreements or gain recognition agreements with respect to Taxes requested or executed in the last six years. There are no Liens for material Taxes (except Taxes not yet due and payable) on any of the assets of TCF or any of its Subsidiaries. Neither TCF nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among TCF and its Subsidiaries). Neither TCF nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was TCF) or (B) has any liability for the Taxes of any person (other than TCF or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise. Neither TCF nor any of its Subsidiaries has been, within the past two years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code. Neither TCF nor any of its Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(1). At no time during the past five years has TCF been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.
(b) As used in this Agreement, the term “Tax” or “Taxes” means all federal, state, local, and foreign income, excise, gross receipts, ad valorem, profits, gains, property, capital, sales, transfer, use, license, payroll, employment, social security, severance, unemployment, withholding, duties, excise, windfall profits, intangibles, franchise, backup withholding, value added, alternative or add-on minimum, estimated and other taxes, charges, fees, levies or like assessments together with all penalties and additions to tax and interest thereon.
(c) As used in this Agreement, the term “Tax Return” means any return, declaration, report, claim for refund, estimate, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Entity.
3.11 Employees and Employee Benefit Plans.
(a) Section 3.11(a) of the TCF Disclosure Schedule lists all material TCF Benefit Plans. For purposes of this Agreement, “TCF Benefit Plans” means all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), whether or not subject to

ERISA, and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other compensation or benefit plans, programs or arrangements, and all retention, bonus, employment, termination or severance plans, programs or arrangements or other contracts or agreements (collectively, “Benefit Plans”) to or with respect to which TCF or any Subsidiary or any trade or business of TCF or any of its Subsidiaries, whether or not incorporated, all of which together with TCF would be deemed a “single employer” within the meaning of Section 4001 of ERISA (a “TCF ERISA Affiliate”), is a party or has any current or future obligation or that are maintained, contributed to or sponsored by TCF or any of its Subsidiaries or any TCF ERISA Affiliate, or to which TCF or any of its Subsidiaries is required or obligated to maintain, contribute to or sponsor, for the benefit of any current or former employee, officer, director or independent contractor of TCF or any of its Subsidiaries or any TCF ERISA Affiliate.
(b) TCF has heretofore made available to Huntington true and complete copies of each of the material TCF Benefit Plans and the following related documents, to the extent applicable: (i) all summary plan descriptions, amendments, modifications or material supplements to any TCF Benefit Plan, (ii) the annual report (Form 5500), if any, filed with the IRS for the last two plan years, (iii) the most recently received IRS determination letter, if any, relating to any such TCF Benefit Plan, (iv) the most recently prepared actuarial report for each such TCF Benefit Plan (if applicable) for each of the last two years and (v) all material non-routine correspondence received from or sent to any Governmental Entity in the last two years.
(c) Each TCF Benefit Plan has been established, operated, maintained and administered in all respects in accordance with its terms and the requirements of all applicable laws, including ERISA and the Code, except for such noncompliance as would not result in any material liability.
(d) Section 3.11(d) of the TCF Disclosure Schedule identifies each TCF Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the “TCF Qualified Plans”). The IRS has issued a favorable determination or opinion letter with respect to each TCF Qualified Plan and the related trust, which letter has not been revoked (nor has revocation been threatened), and, to the knowledge of TCF, there are no existing circumstances and no events have occurred that would have a material adverse effect on the qualified status of any TCF Qualified Plan or the related trust or increase the costs relating thereto.
(e) Except as would not result in any material liability, with respect to each TCF Benefit Plan or any other ongoing, frozen or terminated “single employer plan” within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by TCF, any of its Subsidiaries or any TCF ERISA Affiliates that is subject to Title IV or Section 302 of ERISA or Section 412, 430 or 4971 of the Code: (i) no such plan is in “at-risk” status for purposes of Section 430 of the Code, (ii) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred, (iii) all premiums required to be paid to the Pension Benefit Guaranty Corporation (the “PBGC”) have been timely paid in full, (iv) no material liability (other than for premiums to the PBGC) under Title IV of ERISA has been or is reasonably expected to be incurred by TCF or any of its Subsidiaries, (v) the PBGC has not instituted proceedings to terminate any such TCF Benefit Plan, (vi) to the knowledge of TCF, the most recent actuarial report for such TCF Benefit Plan is accurate in all material respects and (vii) there does not exist any accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA, whether or not waived.
(f) None of TCF and its Subsidiaries nor any TCF ERISA Affiliate has, at any time during the last six years, contributed to or been obligated to contribute to any plan that is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”) or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”), and none of TCF and its Subsidiaries nor any TCF ERISA Affiliate has incurred any material liability to a Multiemployer Plan or Multiple Employer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) from a Multiemployer Plan or Multiple Employer Plan that has not been satisfied in full.
(g) Neither TCF nor any of its Subsidiaries sponsors, has sponsored or has any obligation with respect to any employee benefit plan that provides for any post-employment or post-retirement health or medical or life insurance benefits for retired or former employees or beneficiaries or dependents thereof, except as required by Section 4980B of the Code.

(h) All material contributions required to be made to any TCF Benefit Plan by applicable law or by any plan document or other contractual undertaking, and all material premiums due or payable with respect to insurance policies funding any TCF Benefit Plan, for any period in the prior two years through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of TCF.
(i) There are no pending or, to the knowledge of TCF, threatened (in writing) claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations that have been asserted or instituted, and, to the knowledge of TCF, no set of circumstances exists that may reasonably be likely to give rise to a material claim or lawsuit, against the TCF Benefit Plans, any fiduciaries thereof with respect to their duties to the TCF Benefit Plans or the assets of any of the trusts under any of the TCF Benefit Plans that could in any case reasonably be likely to result in any material liability of TCF or any of its Subsidiaries to the PBGC, the IRS, the Department of Labor, any Multiemployer Plan, a Multiple Employer Plan, any participant in a TCF Benefit Plan, or any other party.
(j) None of TCF or its Subsidiaries nor any TCF ERISA Affiliate nor, to the knowledge of TCF, any other person, including any fiduciary, has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA) which could subject any of the TCF Benefit Plans or their related trusts, TCF, any of its Subsidiaries, any TCF ERISA Affiliate or any person that TCF or any of its Subsidiaries has an obligation to indemnify to any material tax or material penalty imposed under Section 4975 of the Code or Section 502 of ERISA.
(k) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) (i) entitle any employee, officer, director or independent contractor of TCF or any of its Subsidiaries to any payment or benefit, including severance pay, unemployment compensation, accrued pension benefit, or a change in control bonus or retention payment, (ii) result in, accelerate, cause the vesting, exercisability, funding, payment or delivery of, or increase the amount or value of, any payment, right or other benefit to any employee, officer, director or independent contractor of TCF or any of its Subsidiaries, (iii) accelerate the timing of or trigger any funding obligation under a rabbi trust or similar funding vehicle under any TCF Benefit Plan, or (iv) result in any limitation on the right of TCF or any of its Subsidiaries or TCF ERISA Affiliates to amend, merge, terminate or receive a reversion of assets from any TCF Benefit Plan or related trust. Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by TCF or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code.
(l) No TCF Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 409A or 4999 of the Code.
(m) Each material TCF Benefit Plan, if any, which as of the date of this Agreement is maintained outside of the United States or provides compensation or benefits primarily for the benefit of any employee or former employee of TCF or any of its Subsidiaries who primarily resides outside the United States (each, a “Foreign Plan”) is set forth on Section 3.11(m) of the TCF Disclosure Schedule. Except as would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on TCF, each Foreign Plan (i) has been operated in compliance with its terms, any applicable collective bargaining or other works council agreements, and the applicable laws relating to such plans in the jurisdictions in which such TCF Benefit Plan is primarily maintained, (ii) has obtained from the Governmental Entity having jurisdiction with respect to such Foreign Plan any required determinations, if any, that such Foreign Plan is in compliance with the applicable laws of the relevant jurisdiction if such determinations are required in order to give effect to such Foreign Plan, and (iii) if required to be funded and/or book-reserved, is fully funded and/or book- reserved, as appropriate, based upon reasonable actuarial assumptions.
(n) There are no pending or, to the knowledge of TCF, threatened (in writing) material labor grievances or material unfair labor practice claims or charges against TCF or any of its Subsidiaries, or any strikes or other material labor disputes against TCF or any of its Subsidiaries. Neither TCF nor any of its Subsidiaries are party to or bound by any collective bargaining or similar agreement with any labor union, works council or similar labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of TCF or any of its Subsidiaries, and, to the knowledge of TCF, there are no organizing efforts by any union or other group seeking to represent any employees of TCF or any of its Subsidiaries.
(o) TCF and its Subsidiaries are in compliance in all material respects with, and since December 31, 2017 have complied in all material respects with, all laws regarding employment and employment practices, terms and conditions of employment, wages and hours, plant closing notification, classification of employees and independent contractors, equitable pay practices, privacy right, labor disputes, employment discrimination, sexual harassment or discrimination, workers’ compensation or long-term disability policies, retaliation, immigration, family and medical leave, occupational safety and health and other laws in respect of any reduction in force (including notice, information and consultation requirements).
(p) (i) To the knowledge of TCF, no written allegations of sexual harassment or sexual misconduct have been made in the past five (5) years against any person who is a current member of the Board of Directors of TCF or a current Section 16 officer (or, in the past two (2) years, against any person who during such two (2) year period was a Section 16 officer or an employee of TCF or its Subsidiaries categorized at or above Job Level 11), (ii) in the past five (5) years neither TCF nor any of its Subsidiaries has entered into any settlement agreement related to allegations of sexual harassment or sexual misconduct by any current member of the Board of Directors of TCF or any current Section 16 officer (or, in the past two (2) years, any former Section 16 officer or any employee of TCF or its Subsidiaries categorized at or above Job Level 11), and (iii) there are no proceedings currently pending or, to the knowledge of TCF, threatened related to any allegations of sexual harassment or sexual misconduct by any current member of the Board of Directors of TCF or any current Section 16 officer.
3.12 Compliance with Applicable Law.
(a) TCF and each of its Subsidiaries hold, and have at all times since December 31, 2017 held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, franchise, permit or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on TCF, and to the knowledge of TCF no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened.
(b) Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on TCF, TCF and each of its Subsidiaries have complied with and are not in default or violation under any law, statute, order, rule, regulation, policy or guideline of any Governmental Entity applicable to TCF or any of its Subsidiaries, including (to the extent applicable to TCF or its Subsidiaries) all laws related to data protection or privacy (including laws relating to the privacy and security of data or information that constitutes personal data or personal information under applicable law (“Personal Data”)), the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act and Regulation V, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act and Regulation C, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act and Regulation E, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, Title V of the Gramm-Leach-Bliley Act, any and all sanctions or regulations enforced by the Office of Foreign Assets Control of the United States Department of Treasury and any other law or regulation relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act and Regulation W, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans.
(c) TCF National Bank has a Community Reinvestment Act rating of “satisfactory” or better as of its most recently completed Community Reinvestment Act examination.

(d) TCF maintains a written information privacy and security program that maintains reasonable measures to protect the privacy, confidentiality and security of all Personal Data against any (i) loss or misuse of Personal Data, (ii) unauthorized or unlawful operations performed upon Personal Data, or (iii) other act or omission that compromises the security or confidentiality of Personal Data.
(e) None of TCF or any of its Subsidiaries, or to the knowledge of TCF, any director, officer, employee, agent or other person acting on behalf of TCF or any of its Subsidiaries has, directly or indirectly, (i) used any funds of TCF or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of TCF or any of its Subsidiaries, (iii) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of TCF or any of its Subsidiaries, (v) made any fraudulent entry on the books or records of TCF or any of its Subsidiaries, or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business, to obtain special concessions for TCF or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for TCF or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department, except in each case as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on TCF.
(f) As of the date hereof, TCF, TCF National Bank and each other insured depository institution Subsidiary of TCF maintain regulatory capital ratios that exceed the levels established for “well capitalized” institutions (under the relevant regulatory capital regulation of the institution’s primary bank regulator) and, as of the date hereof, neither TCF nor any of its Subsidiaries has received any notice from a Governmental Entity that its status as “well-capitalized” or that TCF National Bank’s Community Reinvestment Act rating will change within one (1) year from the date of this Agreement.
(g) Except as would not, either individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on TCF, (i) TCF and each of its Subsidiaries have properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state, federal and foreign law; and (ii) none of TCF, any of its Subsidiaries, or any of its or its Subsidiaries’ directors, officers or employees, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account, and the accountings for each such fiduciary account are true and correct and accurately reflect the assets and results of such fiduciary account.
3.13 Certain Contracts.
(a) Except as set forth in Section 3.13(a) of the TCF Disclosure Schedule or as filed with or incorporated into any TCF Report filed prior to the date hereof, as of the date hereof, neither TCF nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral, but excluding any TCF Benefit Plan):
(i) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);
(ii) which contains a provision that materially restricts the conduct of any line of business by TCF or any of its Subsidiaries or upon consummation of the Merger will materially restrict the ability of the Surviving Corporation or any of its Subsidiaries to engage in any line of business or in any geographic region;
(iii) which is a collective bargaining agreement or similar agreement with any labor organization;
(iv) (A) that is an agreement for the incurrence of indebtedness by TCF or any of its Subsidiaries, including any debt for borrowed money, obligations evidenced by notes, debentures or similar instruments, sale and leaseback transactions, capitalized or finance leases and other similar financing arrangements (other than deposit liabilities, trade payables, federal funds purchased, advances and loans from the Federal Home Loan Bank and securities sold under agreements to repurchase, in each case, incurred in the ordinary course of business consistent with past practice), or (B) that provides for the guarantee, support, indemnification, assumption or endorsement by TCF or any of its Subsidiaries of, or any similar commitment by TCF or any of its Subsidiaries with respect to, the obligations, liabilities or indebtedness of any other person, in the case of each of clauses (A) and (B), in an amount that can reasonably be expected to exceed $25,000,000;
(v) that grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of TCF or its Subsidiaries, taken as a whole;
(vi) which creates future payment obligations in excess of $5,000,000 per annum (other than any such contracts which are terminable by TCF or any of its Subsidiaries on sixty (60) days or less notice without any required payment or other conditions, other than the condition of notice), other than extensions of credit, other customary banking products offered by TCF or its Subsidiaries, or derivatives issued or entered into in the ordinary course of business consistent with past practice; or
(vii) that relates to the acquisition or disposition of any person, business or asset and under which TCF or its Subsidiaries have or may have ongoing obligations or liabilities that are material to TCF and its Subsidiaries, taken as a whole.
Each contract, arrangement, commitment or understanding of the type described in this Section 3.13(a), whether or not set forth in the TCF Disclosure Schedule, is referred to herein as a “TCF Contract,” and neither TCF nor any of its Subsidiaries knows of, or has received written, or to the knowledge of TCF, oral notice of, any violation of any TCF Contract by any of the other parties thereto which would reasonably be likely to be, either individually or in the aggregate, material to TCF and its Subsidiaries, taken as a whole. TCF has made available to Huntington true, correct and complete copies of each TCF Contract in effect as of the date hereof.
(b) In each case, except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on TCF: (i) each TCF Contract is valid and binding on TCF or one of its Subsidiaries, as applicable, and in full force and effect, (ii) TCF and each of its Subsidiaries has performed all obligations required to be performed by it prior to the date hereof under each TCF Contract, (iii) to the knowledge of TCF each third-party counterparty to each TCF Contract has performed all obligations required to be performed by it to date under such TCF Contract, and (iv) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a default on the part of TCF or any of its Subsidiaries or, to the knowledge of TCF, any counterparty thereto, under any such TCF Contract.
3.14 Agreements with Regulatory Agencies. Subject to Section 9.7, neither TCF nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2018, a recipient of any supervisory letter from, or since January 1, 2018, has adopted any policies, procedures or board resolutions at the request of any Regulatory Agency or other Governmental Entity that currently restricts in any material respect or would reasonably be expected to restrict in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the TCF Disclosure Schedule, a “TCF Regulatory Agreement”), nor has TCF or any of its Subsidiaries been advised in writing or, to the knowledge of TCF, orally, since January 1, 2018, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such TCF Regulatory Agreement.
3.15 Risk Management Instruments. Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on TCF, all interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements, whether entered into for the account of TCF or any of its Subsidiaries or for the account of a customer of TCF or one of its Subsidiaries, were entered into in the ordinary course of business and in accordance with applicable rules, regulations and policies of any Regulatory Agency and with counterparties reasonably believed to be financially responsible at the time and are legal, valid and binding obligations of TCF or one of its Subsidiaries enforceable in accordance with their terms (except as may be limited by the Enforceability Exceptions). TCF and each of its Subsidiaries has duly performed in all material respects all of its material obligations thereunder to the extent that such obligations to perform have accrued, and, to the knowledge of TCF, there are no material breaches, violations or defaults or bona fide allegations or assertions of such by any party thereunder.
3.16 Environmental Matters. Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on TCF, TCF and its Subsidiaries are in compliance, and, since January 1, 2018 have complied, with all federal, state and local laws, regulation, orders, decrees, permits, authorizations, common laws and other legal requirements relating to: (a) the protection or restoration of the environment, health and safety as it relates to hazardous substance exposure or natural resource damages, (b) the handling, use, presence, disposal, release or threatened release of, or exposure to, any hazardous substance, or (c) noise, odor, wetlands, indoor air, pollution, contamination or any injury to persons or property from exposure to any hazardous substance (collectively, “Environmental Laws”). There are no legal, administrative, arbitral or other proceedings, claims or actions, or, to the knowledge of TCF, any private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably be likely to result in the imposition, on TCF or any of its Subsidiaries of any liability or obligation arising under any Environmental Law, pending or threatened against TCF, which liability or obligation would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on TCF. To the knowledge of TCF, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on TCF. TCF is not subject to any agreement, order, judgment, decree, letter agreement or memorandum of agreement by or with any court, Governmental Entity, regulatory agency or third party imposing any liability or obligation with respect to any Environmental Law that would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on TCF.
3.17 Investment Securities.
(a) Except as would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on TCF, each of TCF and its Subsidiaries has good title to all securities and commodities owned by it (except those sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Lien, except (i) as set forth in the financial statements included in the TCF Reports and (ii) to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of TCF or its Subsidiaries. Such securities and commodities are valued on the books of TCF in accordance with GAAP in all material respects.
(b) TCF and its Subsidiaries employ, to the extent applicable, investment, securities, risk management and other policies, practices and procedures that TCF believes are prudent and reasonable in the context of their respective businesses, and TCF and its Subsidiaries have, since January 1, 2018, been in compliance with such policies, practices and procedures in all material respects.
3.18 Real Property. Except as would not reasonably be likely, either individually or in the aggregate, to have a Material Adverse Effect on TCF, TCF or a TCF Subsidiary (a) has good and marketable title to all of the real property reflected in the latest audited balance sheet included in the TCF Reports as being owned by TCF or a TCF Subsidiary or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the “TCF Owned Properties”), free and clear of all material Liens, except (i) statutory Liens securing payments not yet due, (ii) Liens for real property Taxes not yet due and payable, (iii) easements, rights of way, and other similar encumbrances that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and (iv) such imperfections or irregularities of title or Liens as do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties (collectively, “Permitted Encumbrances”), and (b) is the lessee of all leasehold estates reflected in the latest audited financial statements included in such TCF Reports or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) (collectively with the TCF Owned Properties, the “TCF Real Property”), free and clear of all material Liens of any nature whatsoever, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without material default thereunder by the lessee or, to the knowledge of TCF, the lessor. There are no material pending or, to the knowledge of TCF, threatened condemnation proceedings against any TCF Real Property.

3.19 Intellectual Property. TCF and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any material Liens other than any Permitted Encumbrances), all Intellectual Property necessary for the conduct of its business as currently conducted. Except as would not reasonably be likely, either individually or in the aggregate, to have a Material Adverse Effect on TCF, (a) the use of any Intellectual Property by TCF and its Subsidiaries does not infringe, misappropriate or otherwise violate the rights of any person and is in accordance with any applicable license pursuant to which TCF or any TCF Subsidiary acquired the right to use any Intellectual Property; (b) no person has asserted to TCF in writing that TCF or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of such person; (c) to the knowledge of TCF, no person is challenging, infringing on or otherwise violating any right of TCF or any of its Subsidiaries with respect to any Intellectual Property owned by or licensed to TCF or its Subsidiaries; (d) neither TCF nor any TCF Subsidiary has received any written notice of any pending claim with respect to any Intellectual Property owned by TCF or any TCF Subsidiary; and (e) since January 1, 2018, no third party has gained unauthorized access to any information technology networks controlled by and material to the operation of the business of TCF and its Subsidiaries. Except as would not reasonably be likely, either individually or in the aggregate, to have a Material Adverse Effect on TCF, TCF and its Subsidiaries have taken commercially reasonable actions to avoid the abandonment, cancellation or unenforceability of all Intellectual Property owned or licensed, respectively, by TCF and its Subsidiaries. For purposes of this Agreement, “Intellectual Property” means trademarks, service marks, brand names, Internet domain names, logos, symbols, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), all improvements thereto and any re-examinations, renewals, extensions or reissues thereof, in any jurisdiction; trade secrets and know-how (including processes, technologies, protocols, formulae, prototypes and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person); writings and other works, whether copyrightable or not and whether in published or unpublished works, in any jurisdiction; and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; and any similar intellectual property or proprietary rights.
3.20 Related Party Transactions. There are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between TCF or any of its Subsidiaries, on the one hand, and any current or former director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of TCF or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) five percent (5%) or more of the outstanding TCF Common Stock (or any of such person’s immediate family members or affiliates) (other than Subsidiaries of TCF), on the other hand, of the type required to be reported in any TCF Report pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act that have not been so reported on a timely basis.
3.21 Takeover Restrictions. The Board of Directors of TCF has approved this Agreement and the transactions contemplated hereby as required to render inapplicable to this Agreement and the transactions contemplated hereby any applicable provisions of the takeover laws of any state, including any “moratorium,” “control share,” “fair price,” “takeover” or “interested shareholder” law or any similar provisions of the TCF Articles or TCF Bylaws (any such laws, collectively with any similar provisions of the TCF Articles or TCF Bylaws or the Huntington Articles or Huntington Bylaws, as applicable, “Takeover Restrictions”). In accordance with Section 450.1762 of the MBCA, no appraisal or dissenters’ rights will be available to the holders of TCF Common Stock or TCF Preferred Stock in connection with the Merger.
3.22 Reorganization. TCF has not taken any action and is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.
3.23 Opinion. Prior to the execution of this Agreement, the Board of Directors of TCF has received an opinion (which, if initially rendered orally, has been or will be confirmed by a written opinion, dated the same date) from Keefe, Bruyette & Woods, Inc., to the effect that, as of the date thereof, and based upon and subject to the factors, assumptions and limitations set forth therein, the Exchange Ratio pursuant to this Agreement is fair, from a financial point of view, to the holders of TCF Common Stock. Such opinion has not been amended or rescinded as of the date of this Agreement.
3.24 TCF Information. The information relating to TCF and its Subsidiaries that is provided by TCF or its representatives specifically for inclusion in (a) the Joint Proxy Statement, (b) the S-4, (c) the documents and financial statements of TCF incorporated by reference in the Joint Proxy Statement, the S-4 or any amendment or supplement thereto or (d) any other document filed with any other Regulatory Agency or Governmental Entity in connection herewith will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The portions of the Joint Proxy Statement relating to TCF and its Subsidiaries and other portions within the reasonable control of TCF and its Subsidiaries will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, no representation or warranty is made by TCF with respect to statements made or incorporated by reference therein based on information provided or supplied by or on behalf of Huntington or its Subsidiaries for inclusion in the Joint Proxy Statement or the S-4.
3.25 Loan Portfolio.
(a) As of the date hereof, except as set forth in Section 3.25(a) of the TCF Disclosure Schedule, neither TCF nor any of its Subsidiaries is a party to any written or oral (i) loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”) in which TCF or any Subsidiary of TCF is a creditor which as of September 30, 2020 had an outstanding balance of $10,000,000 or more and under the terms of which the obligor was, as of September 30, 2020, over ninety (90) days or more delinquent in payment of principal or interest, or (ii) “extensions of credit” to any “executive officer” or other “insider” of TCF or any of its Subsidiaries (as such terms are defined in 12 C.F.R. Part 215). Each “extension of credit” to any such “executive officer” or other “insider” of TCF or any of its Subsidiaries is subject to and was made and continues to be in compliance with 12 C.F.R. Part 215 in all material respects or is exempt therefrom. Except as such disclosure may be limited by any applicable law, rule or regulation, Section 3.25(a) of the TCF Disclosure Schedule sets forth a true, correct and complete list of all of the Loans of TCF and its Subsidiaries that, as of September 30, 2020, had an outstanding balance of $10,000,000 or more and were classified by TCF as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan, and the aggregate principal amount of and accrued and unpaid interest on such Loans as of such date.
(b) Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on TCF, each outstanding Loan of TCF or its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of TCF and its Subsidiaries as secured Loans, has been secured by valid Liens, which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exceptions.
(c) Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on TCF, each outstanding Loan of TCF or its Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects, in accordance with the relevant notes or other credit or security documents, the applicable written underwriting standards of TCF and its Subsidiaries (and, in the case of Loans held for resale to investors, the applicable underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.
(d) None of the agreements pursuant to which TCF or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default (other than early payment defaults) by the obligor on any such Loan.

(e) Neither TCF nor any of its Subsidiaries is now, nor has it ever been since December 31, 2017, subject to any material fine, suspension, settlement or other administrative agreement or sanction by, or any reduction in any loan purchase commitment, any Governmental Entity or Regulatory Agency relating to the origination, sale or servicing of mortgage or consumer Loans.
3.26 Insurance. Except as would not reasonably be likely, either individually or in the aggregate, to have a Material Adverse Effect on TCF, (a) TCF and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of TCF reasonably has determined to be prudent and consistent with industry practice, and neither TCF nor any of its Subsidiaries has received notice to the effect that any of them are in default under any material insurance policy, (b) each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of TCF and its Subsidiaries, TCF or the relevant Subsidiary thereof is the sole beneficiary of such policies, and (c) all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion.
3.27 No Investment Adviser or Broker-Dealer Subsidiary.
(a) Neither TCF nor any TCF Subsidiary serves in a capacity described in Section 9(a) or 9(b) of the Investment Company Act of 1940, as amended, nor acts as an “investment adviser” required to register as such under the Investment Advisers Act of 1940, as amended.
(b) Neither TCF nor any TCF Subsidiary is a broker-dealer required to be registered under the Exchange Act with the SEC.
3.28 No Other Representations or Warranties.
(a) Except for the representations and warranties made by TCF in this Article III, neither TCF nor any other person makes any express or implied representation or warranty with respect to TCF, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and TCF hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither TCF nor any other person makes or has made any representation or warranty to Huntington or any of its affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to TCF, any of its Subsidiaries or their respective businesses, or (ii) except for the representations and warranties made by TCF in this Article III, any oral or written information presented to Huntington or any of its affiliates or representatives in the course of their due diligence investigation of TCF, the negotiation of this Agreement or in the course of the transactions contemplated hereby.
(b) TCF acknowledges and agrees that neither Huntington nor any other person has made or is making any express or implied representation or warranty other than those contained in Article IV.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF HUNTINGTON
Except (i) as disclosed in the disclosure schedule delivered by Huntington to TCF concurrently herewith (the “Huntington Disclosure Schedule”); provided, that (a) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (b) the mere inclusion of an item in the Huntington Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Huntington that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect, and (c) any disclosures made with respect to a section of this Article IV shall be deemed to qualify (1) any other section of this Article IV specifically referenced or cross-referenced and (2) other sections of this Article IV to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections or (ii) as disclosed in any Huntington Reports publicly filed prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), Huntington hereby represents and warrants to TCF as follows:

4.1 Corporate Organization.
(a) Huntington is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland and is a bank holding company duly registered under the BHC Act that has elected to be treated as a financial holding company under the BHC Act. Huntington has the corporate power and authority to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted in all material respects. Huntington is duly licensed or qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing, qualification or standing necessary, except where the failure to be so licensed or qualified or to be in good standing would not, either individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Huntington. True and complete copies of the Articles of Restatement of Charter of Huntington, as amended (“Huntington Articles”), and Amended and Restated Bylaws of Huntington (“Huntington Bylaws”), as in effect as of the date of this Agreement, have previously been made available by Huntington to TCF.
(b) Except, in the case of clauses (ii) and (iii) only, as would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on Huntington, each Subsidiary of Huntington (a “Huntington Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership, leasing or operation of property or the conduct of its business requires it to be so licensed or qualified or in good standing and (iii) has all requisite corporate power and authority to own, lease or operate its properties and assets and to carry on its business as now conducted. There are no restrictions on the ability of any Subsidiary of Huntington to pay dividends or distributions, except, in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities. The deposit accounts of each Subsidiary of Huntington that is an insured depository institution are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or, to the knowledge of Huntington, threatened. Section 4.1(b) of the Huntington Disclosure Schedule sets forth a true and complete list of all Subsidiaries of Huntington as of the date hereof.
4.2 Capitalization.
(a) As of the date hereof, the authorized capital stock of Huntington consists of 1,500,000,000 shares of Huntington Common Stock and 6,617,808 shares of preferred stock, par value $0.01 per share (“Huntington Preferred Stock”). As of December 9, 2020, no shares of capital stock or other voting securities of Huntington are issued, reserved for issuance or outstanding, other than (i) 1,022,235,450 shares of Huntington Common Stock issued and outstanding, (ii) 14,152,794 shares of Huntington Common Stock reserved for issuance upon the exercise of outstanding stock options to purchase shares of Huntington Common Stock granted under a Huntington Stock Plan (“Huntington Stock Options”), (iii) 20,749,802 shares of Huntington Common Stock reserved for issuance upon the settlement of outstanding restricted stock units in respect of shares of Huntington Common Stock granted under a Huntington Stock Plan (“Huntington Restricted Stock Unit Awards”) (assuming that performance with respect to performance-vesting Huntington Restricted Stock Unit Awards is achieved at maximum performance), (iv) 868,237 Huntington deferred stock units in respect of 868,237 shares of Huntington Common Stock granted under a Huntington Stock Plan (“Huntington Deferred Stock Unit Awards”), (v) 4,835,172 shares of Huntington Common Stock reserved for issuance pursuant to future grants under the Huntington Stock Plans, and (vi) 750,500 shares of Huntington Preferred Stock issued and outstanding. As used herein, the “Huntington Stock Plans” shall mean all employee and director equity incentive plans of Huntington in effect as of the date of this Agreement and agreements for equity awards in respect of Huntington Common Stock granted by Huntington under the inducement grant exception. As of the date of this Agreement, except as set forth in the immediately preceding sentence and for changes since December 9, 2020 resulting from the exercise, vesting or settlement of any Huntington equity awards described in the immediately preceding sentence, there are no shares of capital stock or other voting securities or equity interests of Huntington issued, reserved for issuance or outstanding. All of the issued and outstanding shares of Huntington Common Stock and Huntington Preferred Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of Huntington may vote are issued or outstanding. Except as set forth in Section 4.2(a) of the Huntington Disclosure Schedule, as of the date of this Agreement, no trust preferred or subordinated debt securities of Huntington are issued or outstanding. Other than Huntington Stock Options, Huntington Restricted Stock Unit Awards and Huntington Deferred Stock Unit Awards, in each case, issued prior to the date of this Agreement as described in this Section 4.2(a), as of the date of this Agreement, there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements obligating Huntington to issue, transfer, sell, purchase, redeem or otherwise acquire any such securities.
(b) There are no voting trusts, shareholder agreements, proxies or other agreements in effect pursuant to which Huntington or any of its Subsidiaries has a contractual or other obligation with respect to the voting or transfer of the Huntington Common Stock or other equity interests of Huntington. Huntington has paid or made due provision for the payment of all dividends payable on the outstanding shares of Huntington Preferred Stock through the most recent scheduled dividend payment date therefor, and has complied in all material respects with terms and conditions thereof.
(c) Huntington owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each Huntington Subsidiary, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to Huntington Subsidiaries that are insured depository institutions, as provided under 12 U.S.C. § 55 or any comparable provision of applicable state law) and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Huntington Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.
4.3 Authority; No Violation.
(a) Huntington has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly approved by the Board of Directors of Huntington. The Board of Directors of Huntington has determined that the Merger, on the terms and conditions set forth in this Agreement, is advisable and in the best interests of Huntington and its shareholders, and has directed that the Merger and the Huntington Charter Amendment be submitted to Huntington’s shareholders for approval at a duly held meeting of such shareholders and has adopted resolutions to the foregoing effect. Except for (i) the adoption and approval of the Bank Merger Agreement by the board of directors of The Huntington National Bank and Huntington as its sole shareholder, (ii) (A) the approval of the Merger by the affirmative vote of two-thirds of all the votes entitled to be cast on the Merger by the holders of outstanding Huntington Common Stock and (B) the approval of the Huntington Charter Amendment by the affirmative vote of two-thirds of all the votes entitled to be cast on the Huntington Charter Amendment by the holders of outstanding Huntington Common Stock (such approvals in this clause (ii), collectively, the “Requisite Huntington Vote”), and (iii) the adoption of resolutions to give effect to the provisions of Section 6.12 in connection with the Closing, no other corporate proceedings on the part of Huntington are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Huntington and (assuming due authorization, execution and delivery by TCF) constitutes a valid and binding obligation of Huntington, enforceable against Huntington in accordance with its terms (except in all cases as such enforceability may be limited by the Enforceability Exceptions). Subject to the receipt of the Requisite Huntington Vote, the shares of Huntington Common Stock and New Huntington Preferred Stock to be issued in the Merger have been validly authorized and, when issued, will be validly issued, fully paid and nonassessable, and no current or past shareholder of Huntington will have any preemptive right or similar rights in respect thereof.
(b) Subject to the receipt of the Requisite Huntington Vote, neither the execution and delivery of this Agreement by Huntington, nor the consummation by Huntington of the transactions contemplated hereby, nor compliance by Huntington with any of the terms or provisions hereof, will (i) violate any provision of the Huntington Articles or the Huntington Bylaws or comparable governing documents of any Huntington Subsidiary or (ii) assuming that the consents, approvals and filings referred to in Section 4.4 are duly obtained and/or made, (x) violate any law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Huntington, any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Huntington or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Huntington or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clause (ii) above) for such violations, conflicts, breaches, defaults, terminations, cancellations, accelerations or creations which, either individually or in the aggregate, would not reasonably be likely to have a Material Adverse Effect on Huntington.
4.4 Consents and Approvals. Except for (a) the filing of any required applications, filings and notices, as applicable, with the NASDAQ, (b) the filing of any required applications, filings and notices, as applicable, with the Federal Reserve Board under the BHC Act and approval or regulatory waiver of such applications, filings and notices, (c) the filing of any required applications, filings and notices, as applicable, with the OCC in connection with the Bank Merger, including under the Bank Merger Act, and approval of such applications, filings and notices, (d) the filing of any required applications, filings or notices listed on Section 3.4 of the TCF Disclosure Schedule or Section 4.4 of the Huntington Disclosure Schedule and approval or non-objection, as applicable, of such applications, filings and notices, (e) the filing with the SEC of the Joint Proxy Statement and the S-4 in which the Joint Proxy Statement will be included as a prospectus, and declaration of effectiveness of the S-4, (f) the filing of the Certificate of Merger with the Michigan Department pursuant to the MBCA, the filing of the Articles of Merger with the Maryland Department pursuant to the MGCL and the filing of the Bank Merger Certificates with the applicable Governmental Entities as required by applicable law, (g) the filing with, and acceptance for record by, the Maryland Department of the Huntington Charter Amendment and Articles Supplementary for the New Huntington Preferred Stock, and (h) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Huntington Common Stock and the New Huntington Preferred Stock (or depositary shares in respect thereof) pursuant to this Agreement and the approval of the listing of such Huntington Common Stock and New Huntington Preferred Stock (or depositary shares in respect thereof) on the NASDAQ, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (i) the execution and delivery by Huntington of this Agreement or (ii) the consummation by Huntington of the Merger and the other transactions contemplated hereby (including the Bank Merger). As of the date hereof, Huntington is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger and Bank Merger on a timely basis.
4.5 Reports.
(a) Huntington and each of its Subsidiaries have timely filed or furnished, as applicable, all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file (or furnish, as applicable) since January 1, 2018 with any Regulatory Agencies, including any report, registration or statement required to be filed (or furnished, as applicable) pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be likely to have a Material Adverse Effect on Huntington. Subject to Section 9.7 and except for normal examinations conducted by a Regulatory Agency in the ordinary course of business of Huntington and its Subsidiaries, no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of Huntington, investigation into the business or operations of Huntington or any of its Subsidiaries since January 1, 2018, except where such proceedings or investigations would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Huntington. Subject to Section 9.7, there (i) is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of Huntington or any of its Subsidiaries, and (ii) has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of Huntington or any of its Subsidiaries since January 1, 2018, in each case of clauses (i) and (ii), which would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Huntington.
(b) An accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by Huntington or any of its Subsidiaries pursuant to the Securities Act or the Exchange Act, as the case may be, since January 1, 2018 (the “Huntington Reports”) is publicly available. No such Huntington Report, at the time filed, furnished or communicated (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all Huntington Reports filed or furnished under the Securities Act and the Exchange Act complied in all material respects with the published rules and regulations of the SEC with respect thereto. As of the date of this Agreement, no executive officer of Huntington has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. As of the date of this Agreement, there are no outstanding comments from or material unresolved issues raised by the SEC with respect to any of the Huntington Reports.
4.6 Financial Statements.
(a) The financial statements of Huntington and its Subsidiaries included (or incorporated by reference) in the Huntington Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Huntington and its Subsidiaries in all material respects, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of Huntington and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of Huntington and its Subsidiaries have been, since January 1, 2018, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements. PricewaterhouseCoopers LLP has not resigned (or informed Huntington that it intends to resign) or been dismissed as independent public accountants of Huntington as a result of or in connection with any disagreements with Huntington on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.
(b) Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Huntington, neither Huntington nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) required by GAAP to be included on a consolidated balance sheet of Huntington, except for those liabilities that are reflected or reserved against on the consolidated balance sheet of Huntington included in its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2020 (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since September 30, 2020, or in connection with this Agreement and the transactions contemplated hereby.
(c) The records, systems, controls, data and information of Huntington and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Huntington or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Huntington. Huntington (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to Huntington, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of Huntington by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to Huntington’s outside auditors and the audit committee of Huntington’s Board of Directors (x) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Huntington’s ability to record, process, summarize and report financial information, and (y) to the knowledge of Huntington, any fraud, whether or not material, that involves management or other employees who have a significant role in Huntington’s internal controls over financial reporting. These disclosures were made in writing by management to Huntington’s auditors and audit committee and true, correct and complete copies of such disclosures have been made available to TCF. To the knowledge of Huntington, there is no reason to believe that Huntington’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.
(d) Since January 1, 2018, (i) neither Huntington nor any of its Subsidiaries, nor, to the knowledge of Huntington, any director, officer, auditor, accountant or representative of Huntington or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or, to the knowledge of Huntington, oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Huntington or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or written claim that Huntington or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no employee of or attorney representing Huntington or any of its Subsidiaries, whether or not employed by Huntington or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Huntington or any of its Subsidiaries or any of their respective officers, directors, employees or agents to the Board of Directors of Huntington or any committee thereof or similar governing body of any Huntington Subsidiary or any committee thereof, or, to the knowledge of Huntington, to any director or officer of Huntington or any Huntington Subsidiary.
4.7 Broker’s Fees. Neither Huntington nor any Huntington Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement, other than Goldman Sachs & Co. LLC.
4.8 Absence of Certain Changes or Events.
(a) Since December 31, 2019, there has not been any effect, change, event, circumstance, condition, occurrence or development that has had or would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Huntington.
(b) Since December 31, 2019 through the date of this Agreement, except with respect to the transactions contemplated hereby, Huntington and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.
4.9 Legal Proceedings.
(a) Neither Huntington nor any of its Subsidiaries is a party to any, and there are no pending or, to the knowledge of Huntington, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Huntington or any of its Subsidiaries or any of their current or former directors or executive officers (i) that would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Huntington, or (ii) of a material nature challenging the validity or propriety of this Agreement or the transactions contemplated hereby.
(b) There is no material injunction, order, judgment, decree, or regulatory restriction imposed upon Huntington, any of its Subsidiaries or the assets of Huntington or any of its Subsidiaries (or that, upon consummation of the Merger, would apply to the Surviving Corporation or any of its affiliates).
4.10 Taxes and Tax Returns. Each of Huntington and its Subsidiaries has duly and timely filed (taking into account all applicable extensions) all material Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects. All material Taxes of Huntington and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid. Each of Huntington and its Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party. The federal income Tax Returns of Huntington and its Subsidiaries for all years up to and including the tax year ended December 31, 2014 have been examined by the IRS or are Tax Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired. No deficiency with respect to a material amount of Taxes has been proposed, asserted or assessed against Huntington or any of its Subsidiaries. There are no pending or threatened (in writing) disputes, claims, audits, examinations or other proceedings regarding any material Taxes of Huntington and its Subsidiaries or the assets of Huntington and its Subsidiaries.
4.11 Compliance with Applicable Law.
(a) Huntington and each of its Subsidiaries hold, and have at all times since December 31, 2017 held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, franchise, permit or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Huntington, and to the knowledge of Huntington, no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened.
(b) Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Huntington, Huntington and each of its Subsidiaries have complied with and are not in default or violation under any law, statute, order, rule, regulation, policy or guideline of any Governmental Entity applicable to Huntington or any of its Subsidiaries, including (to the extent applicable to Huntington or its Subsidiaries) all laws related to data protection or privacy (including laws relating to the privacy and security of Personal Data), the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act and Regulation V, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act and Regulation C, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act and Regulation E, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, Title V of the Gramm-Leach-Bliley Act, any and all sanctions or regulations enforced by the Office of Foreign Assets Control of the United States Department of Treasury and any other law or regulation relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act and Regulation W, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans.
(c) The Huntington National Bank has a Community Reinvestment Act rating of “satisfactory” or better as of its most recently completed Community Reinvestment Act examination.
(d) Huntington maintains a written information privacy and security program that maintains reasonable measures to protect the privacy, confidentiality and security of all Personal Data against any (i) loss or misuse of Personal Data, (ii) unauthorized or unlawful operations performed upon Personal Data, or (iii) other act or omission that compromises the security or confidentiality of Personal Data.
(e) None of Huntington or any of its Subsidiaries, or to the knowledge of Huntington, any director, officer, employee, agent or other person acting on behalf of Huntington or any of its Subsidiaries has, directly or indirectly, (i) used any funds of Huntington or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of Huntington or any of its Subsidiaries, (iii) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of Huntington or any of its

Subsidiaries, (v) made any fraudulent entry on the books or records of Huntington or any of its Subsidiaries, or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business, to obtain special concessions for Huntington or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for Huntington or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department, except in each case as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Huntington.
(f) As of the date hereof, Huntington, The Huntington National Bank and each other insured depository institution Subsidiary of Huntington maintain regulatory capital ratios that exceed the levels established for “well capitalized” institutions (under the relevant regulatory capital regulation of the institution’s primary bank regulator) and, as of the date hereof, neither Huntington nor any of its Subsidiaries has received any notice from a Governmental Entity that its status as “well-capitalized” or that The Huntington National Bank’s Community Reinvestment Act rating will change within one (1) year from the date of this Agreement.
(g) Except as would not, either individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Huntington, (i) Huntington and each of its Subsidiaries have properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state, federal and foreign law; and (ii) none of Huntington, any of its Subsidiaries, or any of its or its Subsidiaries’ directors, officers or employees, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account, and the accountings for each such fiduciary account are true and correct and accurately reflect the assets and results of such fiduciary account.
(h) Except as would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on Huntington, Huntington and its Subsidiaries are in compliance, and, since January 1, 2018 have complied, with all Environmental Laws.
4.12 Certain Contracts.
(a) Each contract, arrangement, commitment or understanding (whether written or oral) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to which Huntington or any of its Subsidiaries is a party or by which Huntington or any of its Subsidiaries is bound as of the date hereof has been filed as an exhibit to the most recent Annual Report on Form 10-K filed by Huntington, or a Quarterly Report on Form 10-Q or Current Report on Form 8-K subsequent thereto (each, a “Huntington Contract”), and neither Huntington nor any of its Subsidiaries knows of, or has received written, or to the knowledge of Huntington, oral notice of, any violation of any Huntington Contract by any of the other parties thereto which would reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on Huntington.
(b) In each case, except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Huntington, (i) each Huntington Contract is valid and binding on Huntington or one of its Subsidiaries, as applicable, and in full force and effect, (ii) Huntington and each of its Subsidiaries have performed all obligations required to be performed by it prior to the date hereof under each Huntington Contract, (iii) to the knowledge of Huntington, each third-party counterparty to each Huntington Contract has performed all obligations required to be performed by it to date under such Huntington Contract, and (iv) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a default on the part of Huntington or any of its Subsidiaries or, to the knowledge of Huntington, any counterparty thereto, under any such Huntington Contract.
4.13 Agreements with Regulatory Agencies. Subject to Section 9.7, neither Huntington nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2018, a recipient of any supervisory letter from, or since

January 1, 2018, has adopted any policies, procedures or board resolutions at the request of any Regulatory Agency or other Governmental Entity that currently restricts in any material respect or would reasonably be expected to restrict in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Huntington Disclosure Schedule, a “Huntington Regulatory Agreement”), nor has Huntington or any of its Subsidiaries been advised, in writing or, to the knowledge of Huntington, orally, since January 1, 2018, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering or requesting any such Huntington Regulatory Agreement.
4.14 Information Technology. Except as would not reasonably be likely, either individually or in the aggregate, to have a Material Adverse Effect on Huntington, to the knowledge of Huntington, since January 1, 2018, no third party has gained unauthorized access to any information technology networks controlled by and material to the operation of the business of Huntington and its Subsidiaries.
4.15 Related Party Transactions. There are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between Huntington or any of its Subsidiaries, on the one hand, and any current or former director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of Huntington or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) five percent (5%) or more of the outstanding Huntington Common Stock (or any of such person’s immediate family members or affiliates) (other than Subsidiaries of Huntington), on the other hand, of the type required to be reported in any Huntington Report pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act that have not been so reported on a timely basis.
4.16 Takeover Restrictions. The Board of Directors of Huntington has approved this Agreement and the transactions contemplated hereby as required to render inapplicable to this Agreement and the transactions contemplated hereby any applicable Takeover Restrictions. In accordance with Section 3-202 of the MGCL, no appraisal or dissenters’ rights will be available to the holders of Huntington Common Stock or Huntington Preferred Stock in connection with the Merger.
4.17 Reorganization. Huntington has not taken any action and is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.
4.18 Investment Securities.
(a) Except as would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on Huntington, each of Huntington and its Subsidiaries has good title to all securities and commodities owned by it (except those sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Lien, except (i) as set forth in the financial statements included in the Huntington Reports and (ii) to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of Huntington or its Subsidiaries. Such securities and commodities are valued on the books of Huntington in accordance with GAAP in all material respects.
(b) Huntington and its Subsidiaries employ, to the extent applicable, investment, securities, risk management and other policies, practices and procedures that Huntington believes are prudent and reasonable in the context of their respective businesses, and Huntington and its Subsidiaries have, since January 1, 2018, been in compliance with such policies, practices and procedures in all material respects.
4.19 Opinion. Prior to the execution of this Agreement, Huntington has received an opinion (which, if initially rendered orally, has been or will be confirmed by a written opinion, dated the same date) of Goldman Sachs & Co. LLC to the effect that as of the date thereof and based upon and subject to the factors, assumptions, and limitations set forth therein, the Exchange Ratio pursuant to this Agreement is fair from a financial point of view to Huntington. Such opinion has not been amended or rescinded as of the date of this Agreement.
4.20 Risk Management Instruments. Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Huntington, all interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements, whether entered into for the account of Huntington or any of its Subsidiaries or for the account of a customer of Huntington or one of its Subsidiaries, were entered into in the ordinary course of business and in accordance with applicable rules, regulations and policies of any Regulatory Agency and with counterparties reasonably believed to be financially responsible at the time and are legal, valid and binding obligations of Huntington or one of its Subsidiaries enforceable in accordance with their terms (except as may be limited by the Enforceability Exceptions). Huntington and each of its Subsidiaries have duly performed in all material respects all of its material obligations thereunder to the extent that such obligations to perform have accrued, and, to the knowledge of Huntington, there are no material breaches, violations or defaults or bona fide allegations or assertions of such by any party thereunder.
4.21 Huntington Information. The information relating to Huntington and its Subsidiaries that is provided by Huntington or its representatives specifically for inclusion in (a) the Joint Proxy Statement, (b) the S-4, (c) the documents and financial statements of Huntington incorporated by reference in the Joint Proxy Statement, the S-4 or any amendment or supplement thereto or (d) any other document filed with any other Regulatory Agency or Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The portions of the Joint Proxy Statement relating to Huntington and its Subsidiaries and other portions within the reasonable control of Huntington and its Subsidiaries will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, no representation or warranty is made by Huntington with respect to statements made or incorporated by reference therein based on information provided or supplied by or on behalf of TCF or its Subsidiaries for inclusion in the Joint Proxy Statement or the S-4.
4.22 Loan Portfolio.
(a) Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Huntington, each outstanding Loan of Huntington or its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of Huntington and its Subsidiaries as secured Loans, has been secured by valid Liens, which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exceptions.
(b) Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Huntington, each outstanding Loan of Huntington or its Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects, in accordance with the relevant notes or other credit or security documents, the applicable written underwriting standards of Huntington and its Subsidiaries (and, in the case of Loans held for resale to investors, the applicable underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.
(c) None of the agreements pursuant to which Huntington or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default (other than early payment defaults) by the obligor on any such Loan.
(d) There are no outstanding “extensions of credit” made by Huntington or any of its Subsidiaries to any “executive officer” or other “insider” (as each such term is defined in 12 C.F.R. Part 215) of Huntington or its Subsidiaries, other than extensions of credit that are subject to and that were made and continue to be in compliance with 12 C.F.R. Part 215 in all material respects or that are exempt therefrom.
(e) Neither Huntington nor any of its Subsidiaries is now, nor has it ever been since December 31, 2017, subject to any material fine, suspension, settlement or other administrative agreement or sanction by, any Governmental Entity or Regulatory Agency relating to the origination, sale or servicing of mortgage or consumer Loans.
4.23 Employee Benefit Plans.
(a) For purposes of this Agreement, “Huntington Benefit Plans” means all Benefit Plans to or with respect to which Huntington or any Subsidiary or any trade or business of Huntington or any of its Subsidiaries, whether or not incorporated, all of which together with Huntington would be deemed a “single employer” within the meaning of Section 4001 of ERISA (a “Huntington ERISA Affiliate”), is a party or has any current or future obligation or that are maintained, contributed to or sponsored by Huntington or any of its Subsidiaries or any Huntington ERISA Affiliate, or to which Huntington or any of its Subsidiaries is required or obligated to maintain, contribute to or sponsor, for the benefit of any current or former employee, officer, director or independent contractor of Huntington or any of its Subsidiaries or any Huntington ERISA Affiliate.
(b) Each Huntington Benefit Plan has been established, operated, maintained and administered in all material respects in accordance with its terms and the requirements of all applicable laws, including ERISA and the Code, except for such noncompliance as would not result in any material liability.
(c) Except as would not result in any material liability, with respect to each Huntington Benefit Plan or any other ongoing, frozen or terminated “single employer plan” within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by Huntington, any of its Subsidiaries or any Huntington ERISA Affiliates that is subject to Title IV or Section 302 of ERISA or Section 412, 430 or 4971 of the Code: (i) no such plan is in “at-risk” status for purposes of Section 430 of the Code, (ii) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred, (iii) all premiums required to be paid to the PBGC have been timely paid in full, (iv) no material liability (other than for premiums to the PBGC) under Title IV of ERISA has been or is reasonably expected to be incurred by Huntington or any of its Subsidiaries, (v) the PBGC has not instituted proceedings to terminate any such Huntington Benefit Plan, (vi) to the knowledge of Huntington, the most recent actuarial report for such Huntington Benefit Plan is accurate in all material respects and (vii) there does not exist any accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA, whether or not waived.
(d) None of Huntington and its Subsidiaries nor any Huntington ERISA Affiliate has, at any time during the last six years, contributed to or been obligated to contribute to any plan that is a Multiemployer Plan or a Multiple Employer Plan, and none of Huntington and its Subsidiaries nor any Huntington ERISA Affiliate has incurred any material liability to a Multiemployer Plan or Multiple Employer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) from a Multiemployer Plan or Multiple Employer Plan that has not been satisfied in full.
4.24 No Other Representations or Warranties.
(a) Except for the representations and warranties made by Huntington in this Article IV, neither Huntington nor any other person makes any express or implied representation or warranty with respect to Huntington, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Huntington hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither Huntington nor any other person makes or has made any representation or warranty to TCF or any of its affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to Huntington, any of its Subsidiaries or their respective businesses, or (ii) except for the representations and warranties made by Huntington in this Article IV, any oral or written information presented to TCF or any of its affiliates or representatives in the course of their due diligence investigation of Huntington, the negotiation of this Agreement or in the course of the transactions contemplated hereby.
(b) Huntington acknowledges and agrees that neither TCF nor any other person has made or is making any express or implied representation or warranty other than those contained in Article III.
ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS
5.1 Conduct of Business Prior to the Effective Time. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as expressly contemplated or permitted by this Agreement (including as set forth in the TCF Disclosure Schedule), required by law (including the Pandemic Measures) or as consented to in writing by the other party (such consent not to be unreasonably withheld, conditioned or delayed), (a) TCF shall, and shall cause its Subsidiaries to, (i) conduct its business in the ordinary course in all material respects and (ii) use reasonable best efforts to maintain and preserve intact its business organization and advantageous business relationships, and (b) each of Huntington and TCF shall and shall cause its respective Subsidiaries to take no action that would reasonably be likely to adversely affect or delay the ability of either Huntington or TCF to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby or to perform its respective covenants and agreements under this Agreement or to consummate the transactions contemplated hereby on a timely basis. Notwithstanding anything to the contrary set forth in this Section 5.1, Section 5.2 (other than Section 5.2(b) and Section 5.2(f), to which this sentence shall not apply) or Section 5.3 (other than Section 5.3(b), to which this sentence shall not apply), a party and its Subsidiaries may take any commercially reasonable actions that such party reasonably determines are necessary or prudent for it to take or not take in response to the Pandemic or the Pandemic Measures; provided, that such party shall provide prior notice to the other party to the extent such actions would otherwise require consent of the other party under this Section 5.1 or Section 5.2 or Section 5.3.
5.2 TCF Forbearances. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as set forth in the TCF Disclosure Schedule, as expressly contemplated or permitted by this Agreement or as required by law (including the Pandemic Measures), TCF shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Huntington (such consent not to be unreasonably withheld, conditioned or delayed):
(a) other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money (other than indebtedness of TCF or any of its wholly-owned Subsidiaries to TCF or any of its wholly-owned Subsidiaries), or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person (other than any wholly owned Subsidiary of TCF), it being understood and agreed that incurrence of indebtedness in the ordinary course of business consistent with past practice shall include federal funds borrowings and Federal Home Loan Bank borrowings, the creation of deposit liabilities, issuances of letters of credit, purchases of federal funds, sales of certificates of deposit and entry into repurchase agreements, in each case on terms and in amounts consistent with past practice;
(b) (i) adjust, split, combine or reclassify any capital stock;
(ii) make, declare, pay or set a record date for any dividend, or any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or other equity or voting securities or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock or other equity or voting securities (except (A) regular quarterly cash dividends by TCF at a rate not in excess of $0.35 per share of TCF Common Stock (except that if Huntington increases the rate of its regular quarterly dividends on Huntington Common Stock paid by it during any fiscal quarter after the date hereof relative to that paid by it during the immediately preceding fiscal quarter, TCF shall be permitted to increase the rate of dividends on TCF Common Stock paid by it during the same fiscal quarter by the same proportion (or, if not possible in the same quarter, in the next fiscal quarter with an appropriate “catch-up” adjustment to account for the amounts that would have been paid in the prior quarter) subject in all respects to compliance with all regulatory requirements in connection with such dividend increase), and any associated dividend equivalents for TCF Equity Awards, (B) quarterly dividends payable on the TCF Preferred Stock and dividends provided for and paid on any trust preferred securities of TCF or its Subsidiaries, in each case in accordance with the terms thereof, (C) dividends paid by any of the Subsidiaries of TCF to TCF or any of its wholly owned Subsidiaries, or (D) the acceptance of shares of TCF Common Stock as payment for the exercise price of TCF Stock Options or for withholding taxes incurred in connection with the exercise of TCF Stock Options or the vesting or settlement of TCF Equity Awards and dividend equivalents thereon, if any, in each case, in accordance with past practice and the terms of the applicable award agreements);
(iii) grant any stock options, stock appreciation rights, performance shares, restricted stock units, restricted shares or other equity-based awards or interests, including TCF Equity Awards, or grant any individual, corporation or other entity any right to acquire any shares of its capital stock or other equity or voting securities; or
(iv) issue, sell or otherwise permit to become outstanding any additional shares of capital stock or other equity or voting securities or securities convertible or exchangeable into, or exercisable for or valued by reference to, any shares of its capital stock or any options, warrants, or other rights of any kind to acquire any shares of capital stock or other equity or voting securities, except for the issuance of shares upon the exercise of TCF Stock Options or the vesting or settlement of TCF Equity Awards (and dividend equivalents thereon, if any) outstanding as of the date hereof or granted on or after the date hereof to the extent permitted under this Agreement;
(c) sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets to any individual, corporation or other entity other than a wholly-owned Subsidiary, or cancel, release or assign any material indebtedness to any such person or any claims held by any person, in each case other than in the ordinary course of business;
(d) except for transactions in the ordinary course of business (including by way of foreclosure or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith), make any investment or acquisition that would be material to TCF and its Subsidiaries on a consolidated basis, whether by purchase of stock or securities, contributions to capital, property transfers, merger or consolidation or formation of a joint venture or otherwise, in or of any property or assets of any other individual, corporation or other entity, in each case other than a wholly owned Subsidiary of TCF, that would be material to TCF and its Subsidiaries on a consolidated basis;
(e) in each case except for transactions in the ordinary course of business, (i) terminate, materially amend, or waive any material provision of, any TCF Contract, or make any material change in any instrument or agreement governing the terms of any of its securities, other than normal renewals in the ordinary course of business without material adverse changes to terms with respect to TCF or its Subsidiaries or (ii) enter into any contract that would constitute a TCF Contract if it were in effect on the date of this Agreement;
(f) except as required under applicable law or by the terms of any TCF Benefit Plan existing as of the date hereof, (i) enter into, adopt or terminate any TCF Benefit Plan (including any plans, programs, policies, agreements or arrangements that would be considered a TCF Benefit Plan if in effect as of the date hereof), (ii) amend (whether in writing or through the interpretation of) any TCF Benefit Plan (including any plans, programs, policies, agreements or arrangements adopted or entered into that would be considered a TCF Benefit Plan if in effect as of the date hereof), other than de minimis administrative amendments in the ordinary course of business consistent with past practice that do not increase the cost or expense of maintaining, or increase the benefits payable under, such plan, program, policy or arrangements, (iii) increase the compensation, bonus, severance, termination pay or other benefits payable to any current, prospective or former employee, officer, director, independent contractor or consultant, (iv) pay, grant or award, or commit to pay, grant or award, any bonuses or incentive compensation, (v) accelerate the vesting of, or otherwise deviate from the terms provided in the applicable award agreement with respect to the vesting, payment, settlement or exercisability of, any TCF Equity Awards or other equity-based awards or other compensation, (vi) enter into any collective bargaining agreement or similar agreement or arrangement, (vii) fund or provide any funding for any rabbi trust or similar arrangement, (viii) terminate the employment or services of any Section 16 officer or any employee of TCF or its Subsidiaries categorized at or above Job Level 8 (each, an “Identified Employee”) or any employee, independent contractor (who is a natural person) or consultant (who is a natural person) whose annual base salary or base fee is greater than $175,000, in each case other than for cause, or (x) hire any Identified Employee or any employee, independent contractor (who is a natural person) or consultant (who is a natural person) whose annual base salary or base fee is greater than $175,000;
(g) except for debt workouts in the ordinary course of business, settle any claim, suit, action or proceeding (i) in an amount and for consideration in excess of $1,000,000 individually or $2,000,000 in the aggregate (net of any insurance proceeds or indemnity, contribution or similar payments received by TCF or any of its Subsidiaries in respect thereof) or (ii) that would impose any material restriction on the business of TCF or its Subsidiaries or the Surviving Corporation or its Subsidiaries;
(h) take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(i) amend the TCF Articles, the TCF Bylaws, or comparable governing documents of its “Significant Subsidiaries” (as such term is defined in Rule 1-02 of Regulation S-X promulgated under the Exchange Act);
(j) merge or consolidate itself or any of its Significant Subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its Significant Subsidiaries;
(k) materially restructure or materially change its investment securities or derivatives portfolio or its interest rate exposure, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported, except as may be required by GAAP or by applicable laws, regulations, guidelines or policies imposed by any Governmental Entity or requested by a Governmental Entity;
(l) implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or by applicable laws, regulations, guidelines or policies imposed by any Governmental Entity;
(m) (i) enter into any material new line of business or change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating, hedging policies, securitization and servicing policies (including any change in the maximum ratio or similar limits as a percentage of its capital exposure applicable with respect to its loan portfolio or any segment thereof), except as required by such policies or applicable law, regulation or policies imposed by any Governmental Entity or (ii) make any loans or extensions of credit or renewals thereof, except in the ordinary course of business consistent with past practice and (A) in the case of any loan or extension of credit or renewal thereof with a risk rating of 4 or lower (as determined in the ordinary course of business consistent with past practice under TCF’s and its Subsidiaries’ lending policies in effect as of the date hereof), not in excess of $50,000,000 and (B) in the case of any loan or extension of credit or renewal thereof with a risk rating of 5 or higher (as determined in the ordinary course of business consistent with past practice under TCF’s and its Subsidiaries’ lending policies in effect as of the date hereof), not in excess of $35,000,000; provided, that any consent from Huntington sought pursuant to this clause (ii) shall not be unreasonably withheld; provided, further, that, if Huntington does not respond to any such request for consent within two (2) business days after the relevant loan package is provided to Huntington, such non-response shall be deemed to constitute consent pursuant to this clause (ii);
(n) make, or commit to make, any capital expenditures that exceed by more than five percent (5%) TCF’s capital expenditure budget set forth in Section 5.2(n) of the TCF Disclosure Schedule;
(o) make, change or revoke any material Tax election, change an annual Tax accounting period, adopt or change any material Tax accounting method, file any amended material Tax Return, enter into any closing agreement with respect to Taxes, or settle any material Tax claim, audit, assessment or dispute or surrender any right to claim a refund of a material amount of Taxes;
(p) (i) make any application for the opening or relocation of, or open or relocate, any branch office, loan production office or other significant office or operations facility of TCF or its Subsidiaries, (ii) other than in consultation with Huntington, make any application for the closing of or close any branch or (iii) other than in consultation with Huntington, purchase any new real property (other than other real estate owned (OREO) properties in the ordinary course) in an amount in excess of $750,000 for any individual property or enter into, amend or renew any material lease with respect to real property requiring aggregate payments under any individual lease in excess of $250,000;
(q) knowingly take any action that is intended to or would reasonably be likely to adversely affect or materially delay the ability of TCF or its Subsidiaries to obtain any necessary approvals of any Governmental Entity required for the transactions contemplated hereby or by the Bank Merger Agreement or the Requisite TCF Vote or to perform its covenants and agreements under this Agreement or the Bank Merger Agreement or to consummate the transactions contemplated hereby or thereby; or
(r) agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors or similar governing body in support of, any of the actions prohibited by this Section 5.2.

5.3 Huntington Forbearances. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as set forth in the Huntington Disclosure Schedule, as expressly contemplated or permitted by this Agreement or as required by law (including the Pandemic Measures), Huntington shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of TCF (such consent not to be unreasonably withheld, conditioned or delayed):
(a) amend the Huntington Articles or the Huntington Bylaws in a manner that would materially and adversely affect the holders of TCF Common Stock, or adversely affect the holders of TCF Common Stock relative to other holders of Huntington Common Stock;
(b) adjust, split, combine or reclassify any capital stock of Huntington or make, declare or pay any extraordinary dividend on any capital stock of Huntington;
(c) incur any indebtedness for borrowed money (other than indebtedness of Huntington or any of its wholly owned Subsidiaries to Huntington or any of its Subsidiaries) that would reasonably be expected to prevent Huntington or its Subsidiaries from assuming TCF’s or its Subsidiaries’ outstanding indebtedness;
(d) sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets to any individual, corporation or other entity other than a wholly owned Subsidiary, in each case other than in the ordinary course of business or in a transaction that, together with such other transactions, is not reasonably likely to cause the Closing to be materially delayed or the receipt of the Requisite Regulatory Approvals to be prevented or materially delayed;
(e) make any material investment whether by purchase of stock or securities, contributions to capital, property transfers, merger or consolidation or formation of a joint venture or otherwise, in or of any property or assets of any other individual, corporation or other entity, other than a wholly owned Subsidiary of Huntington, except for transactions in the ordinary course of business or in a transaction that, together with such other transactions, is not reasonably likely to cause the Closing to be materially delayed or the receipt of the Requisite Regulatory Approvals to be prevented or materially delayed;
(f) merge or consolidate itself or any of its Significant Subsidiaries with any other person (i) where it or its Significant Subsidiary, as applicable, is not the surviving person or (ii) if the merger or consolidation is reasonably likely to cause the Closing to be materially delayed or the receipt of the Requisite Regulatory Approvals to be prevented or materially delayed, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its Significant Subsidiaries;
(g) take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;
(h) knowingly take any action that is intended to or would reasonably be likely to adversely affect or materially delay the ability of Huntington or its Subsidiaries to obtain any necessary approvals of any Governmental Entity required for the transactions contemplated hereby or by the Bank Merger Agreement or the Requisite Huntington Vote or to perform its covenants and agreements under this Agreement or the Bank Merger Agreement or to consummate the transactions contemplated hereby or thereby; or
(i) agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors or similar governing body in support of, any of the actions prohibited by this Section 5.3.
ARTICLE VI

ADDITIONAL AGREEMENTS
6.1 Regulatory Matters.
(a) Huntington and TCF shall promptly prepare and file with the SEC the Joint Proxy Statement and Huntington shall promptly prepare and file with the SEC the S-4, in which the Joint Proxy Statement will be included as a prospectus. Huntington and TCF, as applicable, shall use reasonable best efforts to make such filings within forty-five (45) days of the date of this Agreement. The S-4 shall also, to the extent required under the Securities Act and the regulations promulgated thereunder, register the shares of New Huntington Preferred Stock (or depositary shares in lieu thereof) that will be issued in the transaction. Each of Huntington and TCF shall use their reasonable best efforts to have the S-4 declared effective under the

Securities Act as promptly as practicable after such filing and to keep the S-4 effective for so long as necessary to consummate the transactions contemplated by this Agreement, and Huntington and TCF shall thereafter mail or deliver the Joint Proxy Statement to their respective shareholders. Huntington shall also use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement as promptly as practicable, and TCF shall furnish all information concerning TCF and the holders of TCF Common Stock as may be reasonably requested in connection with any such action.
(b) The parties hereto shall cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings (and in the case of the applications, notices, petitions and filings required to obtain the Requisite Regulatory Approvals, use their reasonable best efforts to make such filings within forty-five (45) days of the date of this Agreement), to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger and the Bank Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties and Governmental Entities. Huntington and TCF shall each use, and shall each cause their applicable Subsidiaries to use, reasonable best efforts to obtain each such Requisite Regulatory Approval and any approvals required for the Bank Merger as promptly as reasonably practicable. The parties shall cooperate with each other in connection therewith (including the furnishing of any information and any reasonable undertaking or commitments that may be required to obtain the Requisite Regulatory Approvals) and shall respond as promptly as practicable to the requests of Governmental Entities for documents and information. Huntington and TCF shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to TCF or Huntington, as the case may be, and any of their respective Subsidiaries, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. Each party will provide the other with copies of any applications and all correspondence relating thereto prior to filing and with sufficient opportunity to comment, other than any portions of material filed in connection therewith that contain competitively sensitive business or other proprietary information or confidential supervisory information filed under a claim of confidentiality. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein. Each party shall consult with the other in advance of any meeting or conference with any Governmental Entity in connection with the transactions contemplated by this Agreement and, to the extent permitted by such Governmental Entity, give the other party and/or its counsel the opportunity to attend and participate in such meetings and conferences; and provided, that each party shall promptly advise the other party with respect to substantive matters that are addressed in any meeting or conference with any Governmental Entity which the other party does not attend or participate in, to the extent permitted by such Governmental Entity and applicable law.
(c) In furtherance and not in limitation of the foregoing, each of Huntington and TCF shall use its reasonable best efforts to (i) avoid the entry of, or to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that would restrain, prevent or delay the Closing, and (ii) avoid or eliminate each and every impediment so as to enable the Closing to occur as soon as possible, including proposing, negotiating, committing to and effecting, by consent decree, hold separate order, or otherwise, the sale, divestiture or disposition of businesses or assets of Huntington, TCF and their respective Subsidiaries. Notwithstanding the foregoing, nothing contained herein shall be deemed to require Huntington or TCF or any of their respective Subsidiaries, and neither Huntington nor TCF nor any of their respective Subsidiaries shall be permitted (without the written consent of the other party), to take any action, or commit to take any action, or agree to any condition or restriction, in connection with the foregoing or obtaining any permits, consents, approvals and authorizations of Governmental Entities that would reasonably be likely to have a material adverse effect on the Surviving Corporation and its Subsidiaries, taken as a whole, after giving effect to the Merger (a “Materially Burdensome Regulatory Condition”).
(d) Huntington and TCF shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Joint Proxy Statement, the S-4 or any other statement, filing, notice or application made by or on behalf of Huntington, TCF or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement. Each of Huntington and TCF agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it specifically for inclusion or incorporation by reference in (i) the S-4 will, at the time the S-4 and each amendment or supplement thereto, if any, is filed and becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, (ii) the Joint Proxy Statement and any amendment or supplement thereto will, at the time of filing and the date of mailing to the respective shareholders of TCF or Huntington and at the time of the Huntington Meeting and the TCF Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which such statement was made, not misleading, and (iii) any applications, notices and filings required in order to obtain the Requisite Regulatory Approvals will, at the time each is filed, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. Each of Huntington and TCF further agrees that if it becomes aware that any information furnished by it would cause any of the statements in the S-4 or the Joint Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take appropriate steps to correct the S-4 or the Joint Proxy Statement.
(e) Huntington and TCF shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained or that the receipt of any such approval will be materially delayed.
(f) Without limiting the generality of this Section 6.1, TCF shall, and shall cause its Subsidiaries to, reasonably cooperate with Huntington and its Subsidiaries (including the furnishing of information and by making employees reasonably available) as is reasonably requested by Huntington in order to comply with the requirements of the Comprehensive Capital Analysis and Review and Dodd-Frank Act Stress Testing programs.
6.2 Access to Information.
(a) Subject to Section 9.7, upon reasonable notice and subject to applicable laws (including the Pandemic Measures), each of Huntington and TCF, for the purposes of verifying the representations and warranties of the other and preparing for the Merger and the other matters contemplated by this Agreement, shall, and shall cause each of their respective Subsidiaries to, afford to the officers, employees, accountants, counsel, advisors and other representatives of the other party, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, personnel, information technology systems, and records, and each shall reasonably cooperate with the other party in preparing to execute after the Effective Time the conversion or consolidation of systems and business operations generally (including by entering into customary confidentiality, non-disclosure and similar agreements with such service providers and/or the other party), and, during such period, during normal business hours and in a manner so as not to interfere with normal business operations, each of Huntington and TCF shall, and shall cause its respective Subsidiaries to, make available to the other party such information concerning its business, properties and personnel as such party may reasonably request. Each party shall use commercially reasonable efforts to minimize any interference with the other party’s regular business operations during any such access. Neither Huntington nor TCF nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of Huntington’s or TCF’s, as the case may be, customers, jeopardize the attorney-client privilege of the institution in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties) or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement or to the extent that TCF or Huntington, as the case may be, reasonably determines, in light of the Pandemic or the Pandemic Measures that such access would jeopardize the health and safety of any of its employees. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.
(b) Each of Huntington and TCF shall hold all information furnished by or on behalf of the other party or any of such party’s Subsidiaries or representatives pursuant to Section 6.2(a) in confidence to the extent required by, and in accordance with, the provisions of the confidentiality agreement, dated November 20, 2020, between Huntington and TCF (the “Confidentiality Agreement”).
(c) No investigation by either of the parties or their respective representatives shall affect or be deemed to modify or waive the representations and warranties of the other set forth herein. Nothing contained in this Agreement shall give either party, directly or indirectly, the right to control or direct the operations of the other party prior to the Effective Time. Prior to the Effective Time, each party shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.
6.3 TCF Shareholder Approval.
(a) TCF shall take, in accordance with applicable law and the TCF Articles and TCF Bylaws, all actions necessary to convene a meeting of its shareholders (the “TCF Meeting”) to be held as soon as reasonably practicable after the S-4 is declared effective for the purpose of obtaining the Requisite TCF Vote required in connection with this Agreement and the Merger. Except in the case of a TCF Adverse Recommendation Change, the Board of Directors of TCF shall use its reasonable best efforts to obtain from the shareholders of TCF the Requisite TCF Vote, including by communicating to its shareholders its recommendation (and including such recommendation in the Joint Proxy Statement) that they approve this Agreement and the transactions contemplated hereby (the “TCF Board Recommendation”) and shall not make a TCF Adverse Recommendation Change except in accordance with this Section 6.3. TCF shall engage a proxy solicitor reasonably acceptable to Huntington to assist in the solicitation of proxies from shareholders relating to the Requisite TCF Vote. However, subject to Section 8.1 and Section 8.2, if the Board of Directors of TCF, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that it would more likely than not result in a violation of its fiduciary duties under applicable law to continue to recommend this Agreement and the Merger, then, prior to the receipt of the Requisite TCF Vote, in submitting this Agreement and the Merger to its shareholders, the Board of Directors of TCF may withhold or withdraw or modify or qualify in a manner adverse to Huntington the TCF Board Recommendation or may submit this Agreement and the Merger to its shareholders without recommendation (each, a “TCF Adverse Recommendation Change”) (although the resolutions approving this Agreement as of the date hereof may not be rescinded or amended), in which event the Board of Directors of TCF may communicate the basis for its TCF Adverse Recommendation Change to its shareholders in the Joint Proxy Statement or an appropriate amendment or supplement thereto; provided, that the Board of Directors of TCF may not take any actions under this sentence unless (i) it gives Huntington at least three (3) business days’ prior written notice of its intention to take such action and a reasonable description of the event or circumstances giving rise to its determination to take such action (including, in the event such action is taken by the Board of Directors of TCF in response to a TCF Acquisition Proposal, the latest material terms and conditions and the identity of the third party in any such TCF Acquisition Proposal, or any amendment or modification thereof, or describe in reasonable detail such other event or circumstances) and (ii) at the end of such notice period, the Board of Directors of TCF takes into account any amendment or modification to this Agreement proposed by Huntington and after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that it would nevertheless more likely than not result in a violation of its fiduciary duties under applicable law to continue to recommend this Agreement and the Merger. Any material amendment to any TCF Acquisition Proposal will be deemed to be a new TCF Acquisition Proposal for purposes of this Section 6.3 and will require a new notice period as referred to in this Section 6.3.
(b) Except in the case of a TCF Adverse Recommendation Change, TCF shall adjourn or postpone the TCF Meeting, if, as of the time for which such meeting is originally scheduled, there are insufficient shares of TCF Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting, TCF has not received proxies representing a sufficient number of shares necessary to obtain the Requisite TCF Vote. Notwithstanding anything to the contrary herein, unless this Agreement has been terminated in accordance with its terms, the TCF Meeting shall be convened and this Agreement and the Merger shall be submitted to the shareholders of TCF at the TCF Meeting, for the purpose of voting on the approval of this Agreement and the Merger and the other matters contemplated hereby, and nothing contained herein shall be deemed to relieve TCF of such obligation. TCF shall only be required to adjourn or postpone the TCF Meeting two (2) times pursuant to the first sentence of this Section 6.3(b).
6.4 Huntington Shareholder Approval.
(a) Huntington shall take, in accordance with applicable law and the Huntington Articles and Huntington Bylaws, all actions necessary to convene a meeting of its shareholders (the “Huntington Meeting”) to be held as soon as reasonably practicable after the S-4 is declared effective for the purpose of obtaining the Requisite Huntington Vote required in connection with this Agreement and the Merger. Except in the case of a Huntington Adverse Recommendation Change, the Board of Directors of Huntington shall use its reasonable best efforts to obtain from the shareholders of Huntington the Requisite Huntington Vote, including by communicating to its shareholders its recommendation (and including such recommendation in the Joint Proxy Statement) that they approve the Merger and the Huntington Charter Amendment (the “Huntington Board Recommendation”) and shall not make a Huntington Adverse Recommendation Change except in accordance with this Section 6.4. Huntington shall engage a proxy solicitor reasonably acceptable to TCF to assist in the solicitation of proxies from shareholders relating to the Requisite Huntington Vote. However, subject to Section 8.1 and Section 8.2, if the Board of Directors of Huntington, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that it would more likely than not result in a violation of its fiduciary duties under applicable law to continue to recommend this Agreement and the Merger, then, prior to the receipt of the Requisite Huntington Vote, in submitting this Agreement and the Merger to its shareholders, the Board of Directors of Huntington may withhold or withdraw or modify or qualify in a manner adverse to TCF the Huntington Board Recommendation or may submit this Agreement and the Merger to its shareholders without recommendation (each, a “Huntington Adverse Recommendation Change”) (although the resolutions approving this Agreement as of the date hereof may not be rescinded or amended), in which event the Board of Directors of Huntington may communicate the basis for its Huntington Adverse Recommendation Change to its shareholders in the Joint Proxy Statement or an appropriate amendment or supplement thereto; provided, that the Board of Directors of Huntington may not take any actions under this sentence unless (i) it gives TCF at least three (3) business days’ prior written notice of its intention to take such action and a reasonable description of the event or circumstances giving rise to its determination to take such action and (ii) at the end of such notice period, the Board of Directors of Huntington takes into account any amendment or modification to this Agreement proposed by TCF and after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that it would nevertheless more likely than not result in a violation of its fiduciary duties under applicable law to continue to recommend this Agreement and the Merger.
(b) Except in the case of a Huntington Adverse Recommendation Change, Huntington shall adjourn or postpone the Huntington Meeting, if, as of the time for which such meeting is originally scheduled, there are insufficient shares of Huntington Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting, Huntington has not received proxies representing a sufficient number of shares necessary to obtain the Requisite Huntington Vote. Notwithstanding anything to the contrary herein, unless this Agreement has been terminated in accordance with its terms, the Huntington Meeting shall be convened and this Agreement and the Merger shall be submitted to the shareholders of Huntington at the Huntington Meeting, for the purpose of voting on the approval of the Merger and the other matters contemplated hereby, and nothing contained herein shall be deemed to relieve Huntington of such obligation. Huntington shall only be required to adjourn or postpone the Huntington Meeting two (2) times pursuant to the first sentence of this Section 6.4(b). Each of TCF and Huntington shall use its reasonable best efforts to cause the TCF Meeting and the Huntington Meeting to occur as soon as reasonably practicable and on the same date.
6.5 Legal Conditions to Merger. Subject in all respects to Section 6.1 of this Agreement, each of Huntington and TCF shall, and shall cause its Subsidiaries to, use their reasonable best efforts, in each case as promptly as practicable, (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal and regulatory requirements that may be imposed on such party or its Subsidiaries with respect to the Merger and the Bank Merger and, subject to the conditions set forth in Article VII hereof, to consummate the transactions contemplated by this Agreement, and (b) to obtain (and to cooperate with the other party to obtain) any material consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party that is required to be obtained by TCF or Huntington or any of their respective Subsidiaries in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement.
6.6 Stock Exchange Listing. Huntington shall cause the shares of Huntington Common Stock and New Huntington Preferred Stock (or depositary shares in respect thereof) to be issued in the Merger to be approved for listing on the NASDAQ, subject to official notice of issuance, prior to the Effective Time.
6.7 Employee Matters.
(a) Huntington shall provide the employees of TCF and its Subsidiaries as of the Effective Time (the “Continuing Employees”), during the periods specified below for so long as they are employed following the Effective Time, with the following: (i) during the period commencing at the Effective Time and ending on the first anniversary thereof, annual base salary or wages, as applicable, that are no less than the annual base salary or wages in effect for each such Continuing Employee immediately prior to the Effective Time, (ii) during the period commencing at the Effective Time and ending on December 31, 2021, (A) target incentive opportunities (excluding equity-based awards but including any annual or short term cash incentive) that are no less favorable than those provided to each such Continuing Employee immediately prior to the Effective Time, and (B) employee benefits (other than severance) that are substantially comparable in the aggregate to those provided to such Continuing Employees immediately prior to the Effective Time; and (iii) during the period commencing on January 1, 2022 and ending on the first anniversary of the Effective Time, (A) target incentive opportunities (including equity-based awards) that are substantially comparable in the aggregate to those provided to similarly situated employees of Huntington and its Subsidiaries, and (B) employee benefits (other than severance) that are substantially comparable in the aggregate to those provided to similarly situated employees of Huntington and its Subsidiaries (excluding any frozen benefit plans of Huntington and its Subsidiaries or benefit plans that exclusively provide benefits to grandfathered employees of Huntington and its Subsidiaries); provided, that until such time as Huntington fully integrates the Continuing Employees into its plans, participation in the TCF Benefit Plans shall be deemed to satisfy the foregoing standards, it being understood that the Continuing Employees may commence participating in the plans of Huntington and its Subsidiaries on different dates following the Effective Time with respect to different benefit plans. For a period beginning at the Effective Time and continuing through the first anniversary thereof, each Continuing Employee who is not party to an individual agreement providing for severance or termination benefits and is terminated under severance qualifying circumstances shall be eligible to receive severance benefits as set forth on Section 6.7(a) of the TCF Disclosure Schedule, subject to such employee’s execution (and non-revocation) of a release of claims.
(b) With respect to any employee benefit plans of Huntington or its Subsidiaries in which any Continuing Employees become eligible to participate on or after the Effective Time (the “New Plans”), Huntington and its Subsidiaries shall: (i) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such employees and their eligible dependents under any New Plans, except to the extent such pre-existing conditions, exclusions or waiting periods would apply under the analogous TCF Benefit Plan, (ii) use commercially reasonable efforts to provide each such employee and their eligible dependents with credit for any co-payments or coinsurance and deductibles paid prior to the Effective Time under a TCF Benefit Plan that provides health care benefits (including medical, dental and vision), to the same extent that such credit was given under the analogous

TCF Benefit Plan prior to the Effective Time, in satisfying any applicable deductible, co-payment, coinsurance or maximum out-of-pocket requirements under any New Plans, and (iii) use commercially reasonable efforts to recognize all service of such employees with TCF and its Subsidiaries for all purposes in any New Plan to the same extent that such service was taken into account under the analogous TCF Benefit Plan prior to the Effective Time; provided, that the foregoing service recognition shall not apply (A) to the extent it would result in duplication of benefits for the same period of service, (B) for purposes of any defined benefit pension plan, (C) for purposes of any benefit plan that is a frozen plan or provides grandfathered benefits, or (D) for purposes of any equity incentive awards granted by Huntington.
(c) Effective as of the Effective Time, Huntington agrees to assume and honor all TCF Benefit Plans in accordance with their terms as of the date hereof, it being understood that this sentence shall not be construed to limit the ability of Huntington or any of its Subsidiaries or affiliates to amend or terminate any TCF Benefit Plan to the extent that such amendment or termination is permitted by the terms of the applicable plan. Huntington and TCF shall take the actions necessary to implement the commitments set forth in Section 6.7(c) of the Huntington Disclosure Schedule.
(d) If requested by Huntington in writing at least twenty (20) business days prior to the Effective Time, TCF shall cause any 401(k) plan sponsored or maintained by TCF (the “TCF 401(k) Plan”) to be terminated effective as of the day immediately prior to the Effective Time and contingent upon the occurrence of the Closing. In the event that Huntington requests that any TCF 401(k) Plan be terminated, the Continuing Employees shall be eligible to participate, effective as of the Effective Time, in a 401(k) plan sponsored or maintained by Huntington or one of its Subsidiaries (a “Huntington 401(k) Plan”). TCF and Huntington shall take any and all actions as may be required, including amendments to the TCF 401(k) Plan and/or Huntington 401(k) Plan to permit the Continuing Employees who are then actively employed to make rollover contributions to the Huntington 401(k) Plan of “eligible rollover distributions” (with the meaning of Section 401(a)(31) of the Code) in the form of cash, notes (in the case of loans) or a combination thereof. TCF shall provide Huntington with evidence that the TCF 401(k) Plan has been terminated or amended, as applicable, in accordance with this Section 6.7(d); provided, that prior to amending or terminating the TCF 401(k) Plan, TCF shall provide the form and substance of any applicable resolutions or amendments to Huntington for review and approval (which approval shall not be unreasonably withheld, conditioned or delayed).
(e) On and after the date hereof, any broad-based employee notices or communication materials (including any website posting) to be provided or communicated by TCF with respect to employment, compensation or benefits matters addressed in this Agreement or related, directly or indirectly, to the transactions contemplated by this Agreement shall be subject to the prior prompt review and comment of Huntington, and TCF shall consider in good faith revising such notice or communication to reflect any comments or advice that Huntington timely provides.
(f) Nothing in this Agreement shall confer upon any employee, officer, director or consultant of TCF or any of its Subsidiaries or affiliates any right to continue in the employ or service of the Surviving Corporation, TCF, Huntington, or any Subsidiary or affiliate thereof, or shall interfere with or restrict in any way the rights of the Surviving Corporation, TCF, Huntington or any Subsidiary or affiliate thereof to discharge or terminate the services of any employee, officer, director or consultant of TCF or any of its Subsidiaries or affiliates at any time for any reason whatsoever, with or without cause. Nothing in this Agreement shall be deemed to (i) establish, amend, or modify any TCF Benefit Plan, New Plan or any other benefit or employment plan, program, agreement or arrangement, or (ii) alter or limit the ability of the Huntington or any of its Subsidiaries or affiliates to amend, modify or terminate any particular TCF Benefit Plan, New Plan or any other benefit or employment plan, program, agreement or arrangement after the Effective Time. Without limiting the generality of Section 9.12, nothing in this Agreement, express or implied, is intended to or shall confer upon any person, including any current or former employee, officer, director or consultant of TCF or any of its Subsidiaries or affiliates, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
6.8 Indemnification; Directors’ and Officers’ Insurance.
(a) From and after the Effective Time, the Surviving Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law, each present and former director, officer or employee of

TCF and its Subsidiaries (in each case, when acting in such capacity) (collectively, the “TCF Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, damages or liabilities incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, whether arising before or after the Effective Time, arising in whole or in part out of, or pertaining to, the fact that such person is or was a director, officer or employee of TCF or any of its Subsidiaries or is or was serving at the request of TCF or any of its Subsidiaries as a director or officer of another person and pertaining to matters, acts or omissions existing or occurring at or prior to the Effective Time, including matters, acts or omissions occurring in connection with the approval of this Agreement and the transactions contemplated by this Agreement, and the Surviving Corporation shall also advance expenses as incurred by the TCF Indemnified Party to the fullest extent permitted by applicable law; provided, that in the case of advancement of expenses the TCF Indemnified Party to whom expenses are advanced provides an undertaking (in a reasonable and customary form) to repay such advances if it is ultimately determined that such TCF Indemnified Party is not entitled to indemnification.
(b) For a period of six (6) years after the Effective Time, the Surviving Corporation shall maintain in effect the current policies of directors’ and officers’ liability insurance maintained by TCF (provided, that the Surviving Corporation may substitute therefor policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions which are no less advantageous to the insured) with respect to claims against the present and former officers and directors of TCF or any of its Subsidiaries arising from facts or events which occurred at or before the Effective Time (including the transactions contemplated by this Agreement); provided, however, that the Surviving Corporation shall not be obligated to expend, on an annual basis, an amount in excess of 300% of the current annual premium paid as of the date hereof by TCF for such insurance (the “Premium Cap”), and if such premiums for such insurance would at any time exceed the Premium Cap, then the Surviving Corporation shall cause to be maintained policies of insurance that, in its good faith determination, provide the maximum coverage available at an annual premium equal to the Premium Cap. In lieu of the foregoing, TCF, in consultation with, but only upon the consent of Huntington, may (and at the request of Huntington, TCF shall use its reasonable best efforts to) obtain at or prior to the Effective Time a six-year “tail” policy under TCF’s existing directors’ and officers’ insurance policy providing equivalent coverage to that described in the preceding sentence if and to the extent that the same may be obtained for an amount that, in the aggregate, does not exceed the Premium Cap. If TCF purchases such a tail policy, the Surviving Corporation shall maintain such tail policy in full force and effect and continue to honor its obligations thereunder.
(c) The provisions of this Section 6.8 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each TCF Indemnified Party and his or her heirs and representatives. If the Surviving Corporation or any of its successors or assigns consolidates with or merges into any other entity and is not the continuing or surviving entity of such consolidation or merger, transfers all or substantially all of its assets or deposits to any other entity or engages in any similar transaction, then in each case, the Surviving Corporation will cause proper provision to be made so that the successors and assigns of the Surviving Corporation will expressly assume the obligations set forth in this Section 6.8.
(d) The obligations of the Surviving Corporation, Huntington and TCF under this Section 6.8 shall not be terminated or modified in a manner so as to adversely affect any TCF Indemnified Party or any other person entitled to the benefit of this Section 6.8 without the prior written consent of the affected person.
6.9 Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest Huntington or the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the then current officers and directors of each party to this Agreement and their respective Subsidiaries shall take, or cause to be taken, all such necessary action as may be reasonably requested by the other party, at the expense of the party who makes any such request.
6.10 Advice of Changes. Huntington and TCF shall each promptly advise the other party of any effect, change, event, circumstance, condition, occurrence or development known to it (i) that has had or is reasonably likely to have a Material Adverse Effect on it or (ii) which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein or that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in

Article VII; provided, that any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute a violation of this Section 6.10 or the failure of any condition set forth in Section 7.2 or 7.3 to be satisfied, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case unless the underlying breach would independently result in a failure of the conditions set forth in Section 7.2 or 7.3 to be satisfied; and provided, further, that the delivery of any notice pursuant to this Section 6.10 shall not cure any breach of, or noncompliance with, any other provision of this Agreement or limit the remedies available to the party receiving such notice.
6.11 Dividends. After the date of this Agreement, each of Huntington and TCF shall coordinate with the other the declaration of any dividends in respect of Huntington Common Stock and TCF Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of TCF Common Stock shall not receive two dividends, or fail to receive one dividend, in any quarter with respect to their shares of TCF Common Stock and any shares of Huntington Common Stock any such holder receives in exchange therefor in the Merger.
6.12 Corporate Governance; Foundation.
(a) Huntington shall take all appropriate action so that, as of the Effective Time, the number of directors constituting the Board of Directors of Huntington shall be increased by five (5) for a total of eighteen (18) directors, and five (5) current directors of TCF shall be appointed to the Board of Directors of Huntington (the “TCF Directors”). Each of the TCF Directors shall be designated by TCF, subject to the approval of the Board of Directors of Huntington (not to be unreasonably withheld). One TCF Director shall not stand for re-election to the Huntington Board of Directors at Huntington’s 2022 annual meeting of shareholders. In addition, as of the effective time of the Bank Merger, Gary Torgow shall be appointed as Chairman of the Board of Directors of The Huntington National Bank. Following the Effective Time, the meetings of the Board of Directors of Huntington and, following the effective time of the Bank Merger, the Board of Directors of The Huntington National Bank shall rotate between (i) Columbus and (ii) Detroit / Minneapolis.
(b) The Surviving Corporation and its Subsidiaries shall have dual headquarters for banking operations in Columbus, Ohio, and Detroit, Michigan, with the headquarters of the consumer banking operations of the Surviving Corporation and its Subsidiaries being located in Columbus, Ohio and the headquarters of the commercial banking operations of the Surviving Corporation and its Subsidiaries being located in Detroit, Michigan. Notwithstanding the foregoing, the headquarters of the Surviving Corporation and the main office of The Huntington National Bank shall be located in Columbus, Ohio. Huntington and TCF (A) agree that it is the intention of the Surviving Corporation to increase total employment in the planned TCF headquarters building located at the corner of Woodward and Elizabeth Streets in Detroit, Michigan to at least eight hundred (800) employees and (B) recognize the continued importance of Minneapolis, Midland and Chicago to the Surviving Corporation and its Subsidiaries.
(c) At or prior to the Closing, Huntington shall contribute $50 million to establish a new Huntington Donor Advised Fund at the Community Foundation for Southeast Michigan (the “Foundation”), dedicated to supporting primarily any markets in which Huntington operates. TCF’s current Executive Chairman and TCF’s current Chief Executive Officer shall recommend and allocate such funds in a manner generally consistent with Huntington’s recommended charitable giving guidelines as set forth on Section 6.12(c) of the Huntington Disclosure Schedule, and shall periodically report to Huntington regarding the activities, contributions and grants made by the Foundation. TCF’s current Executive Chairman and TCF’s current Chief Executive Officer may fully distribute the Foundation’s funds over a seven (7) year period from the Closing Date (and shall not fully distribute such funds prior to the end of such period). For the avoidance of doubt, the foregoing rights of TCF’s current Executive Chairman and TCF’s current Chief Executive Officer with respect to the Foundation shall be personal to such individuals and shall not vest or create any rights in any of their successors, heirs or representatives.
6.13 Acquisition Proposals.
(a) TCF shall not, and shall cause its Subsidiaries and use its reasonable best efforts to cause its and their officers, directors, agents, advisors and representatives (collectively, “Representatives”) not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate any inquiries or proposals with respect to, (ii) engage or participate in any negotiations with any person concerning or (iii) provide any confidential or nonpublic information or data to, or have or participate in any discussions with, any person relating to, any TCF Acquisition Proposal, except to notify a person that has made or, to the knowledge of TCF, is making any inquiries with respect to, or is considering making, a TCF Acquisition Proposal of the existence of the provisions of this Section 6.13(a); provided, that, prior to the receipt of the Requisite TCF Vote, in the event TCF receives an unsolicited bona fide written TCF Acquisition Proposal, it may, and may permit its Subsidiaries and its and its Subsidiaries’ Representatives to, furnish or cause to be furnished nonpublic information or data and participate in such negotiations or discussions to the extent that its Board of Directors concludes in good faith (after receiving the advice of its outside counsel, and with respect to financial matters, its financial advisors) that failure to take such actions would be more likely than not to result in a violation of its fiduciary duties under applicable law; provided, further, that, prior to or concurrently with providing any nonpublic information permitted to be provided pursuant to the foregoing proviso, TCF shall have provided such information to Huntington, and shall have entered into a confidentiality agreement with such third party on terms no less favorable to it than the Confidentiality Agreement, which confidentiality agreement shall not provide such person with any exclusive right to negotiate with TCF. TCF will, and will use its reasonable best efforts to cause its Representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any person other than Huntington with respect to any TCF Acquisition Proposal. TCF will promptly (and in any event within one (1) business day) advise Huntington following receipt of any TCF Acquisition Proposal or any inquiry which could reasonably be expected to lead to a TCF Acquisition Proposal, and the substance thereof (including the material terms and conditions of and the identity of the person making such inquiry or TCF Acquisition Proposal) and will keep Huntington reasonably apprised of any related developments, discussions and negotiations on a current basis, including any amendments to or revisions of the material terms of such inquiry or TCF Acquisition Proposal. TCF shall use its reasonable best efforts, subject to applicable law and the fiduciary duties of the Board of Directors of TCF, to enforce any existing confidentiality or standstill agreements to which it or any of its Subsidiaries is a party in accordance with the terms thereof. During the term of this Agreement, TCF shall not, and shall cause its Subsidiaries and its and their Representatives not to on its behalf, enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other similar agreement (other than a confidentiality agreement referred to and entered into in accordance with this Section 6.13(a)) relating to any TCF Acquisition Proposal. As used in this Agreement, “TCF Acquisition Proposal” shall mean, other than the transactions contemplated by this Agreement, any offer, inquiry or proposal relating to, or any third party indication of interest in, (i) any acquisition or purchase, direct or indirect, of 25% or more of the consolidated assets of TCF and its Subsidiaries or 25% or more of any class of equity or voting securities of TCF or its Subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of TCF, (ii) any tender offer or exchange offer that, if consummated, would result in such third party beneficially owning 25% or more of any class of equity or voting securities of TCF or its Subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of TCF, or (iii) a merger, consolidation, share exchange or other business combination, reorganization or similar transaction involving TCF or its Subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of TCF.
(b) Nothing contained in this Agreement shall prevent either party or its Board of Directors from complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to a TCF Acquisition Proposal or Huntington Acquisition Proposal or from making any legally required disclosure to such party’s shareholders; provided, that such Rules and disclosures will in no way eliminate or modify the effect that any action pursuant to such Rules or any such disclosures would otherwise have under this Agreement.
6.14 Public Announcements. TCF and Huntington shall each use their reasonable best efforts (a) to develop a joint communications plan, (b) to ensure that all press releases and other public statements with respect to the transactions contemplated hereby shall be consistent with such joint communications plan, and (c) except in respect of (i) any announcement required by applicable law or regulation, or a request by a Governmental Entity, (ii) communications that are substantially similar to communications previously approved pursuant to this Section 6.14, (iii) communications permitted by Section 6.3 or Section 6.4 or (iv) an obligation pursuant to any listing agreement with or rules of any securities exchange, TCF and Huntington agree to consult with each other and to obtain the advance approval of the other party (which approval shall not be unreasonably withheld, conditioned or delayed) before issuing any press release or, to the extent practical, otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby.
6.15 Change of Method. Huntington may at any time change the method of effecting the Merger if and to the extent requested by Huntington, and TCF agrees to enter into such amendments to this Agreement as Huntington may reasonably request in order to give effect to such restructuring; provided, however, that no such change or amendment shall (i) alter or change the amount or kind of the Merger Consideration provided for in this Agreement, (ii) adversely affect the Tax treatment of the Merger with respect to TCF’s shareholders or (iii) be reasonably likely to cause the Closing to be materially delayed or the receipt of the Requisite Regulatory Approvals to be prevented or materially delayed.
6.16 Restructuring Efforts. If either TCF or Huntington shall have failed to obtain the Requisite TCF Vote or the Requisite Huntington Vote at the duly convened TCF Meeting or Huntington Meeting, as applicable, or any adjournment or postponement thereof, each of the parties shall in good faith use its reasonable best efforts to negotiate a restructuring of the transactions contemplated by this Agreement (provided, however, that no party shall have any obligation to agree to (i) alter or change any material term of this Agreement, including the amount or kind of the Merger Consideration, in a manner adverse to such party or its shareholders or (ii) adversely affect the Tax treatment of the Merger with respect to such party or its shareholders) and/or resubmit this Agreement and the transactions contemplated hereby (or as restructured pursuant to this Section 6.16) to its shareholders for approval.
6.17 Takeover Restrictions. Neither TCF nor Huntington shall take any action that would cause any Takeover Restriction to become applicable to this Agreement, the Merger, or any of the other transactions contemplated hereby, and each of Huntington and TCF shall take all necessary steps to exempt (or ensure the continued exemption of) the Merger and the other transactions contemplated hereby from any applicable Takeover Restriction now or hereafter in effect. If any Takeover Restriction may become, or may purport to be, applicable to the transactions contemplated hereby, each of Huntington and TCF will grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Restriction on any of the transactions contemplated by this Agreement, including, if necessary, challenging the validity or applicability of any such Takeover Restriction.
6.18 Exemption from Liability Under Section 16(b). TCF and Huntington agree that, in order to most effectively compensate and retain those officers and directors of TCF subject to the reporting requirements of Section 16(a) of the Exchange Act (the “TCF Insiders”), both prior to and after the Effective Time, it is desirable that TCF Insiders not be subject to a risk of liability under Section 16(b) of the Exchange Act to the fullest extent permitted by applicable law in connection with the conversion of shares of TCF Common Stock, TCF Preferred Stock and TCF Equity Awards in the Merger, and for that compensatory and retentive purpose agree to the provisions of this Section 6.18. The Boards of Directors of Huntington and of TCF, or a committee of non-employee directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall prior to the Effective Time, take all such steps as may be necessary or appropriate to cause (x) in the case of TCF, any dispositions of TCF Common Stock, TCF Preferred Stock or TCF Equity Awards by TCF Insiders and (y) in the case of Huntington, any acquisitions of Huntington Common Stock, New Huntington Preferred Stock or equity awards of Huntington into which the TCF Equity awards are converted by any TCF Insiders who, immediately following the Merger, will be officers or directors of Huntington subject to the reporting requirements of Section 16(a) of the Exchange Act, in each case pursuant to the transactions contemplated by this Agreement, to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act to the fullest extent permitted by applicable law.
6.19 Litigation and Claims. Each of Huntington and TCF shall, to the extent permitted under applicable law and regulation, promptly notify the other party in writing of any action, arbitration, audit, hearing, investigation, litigation, suit, subpoena or summons issued, commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity or arbitrator pending or, to the knowledge of Huntington or TCF, as applicable, threatened against Huntington, TCF or any of their respective Subsidiaries that (a) questions or would reasonably be expected to question the validity of this Agreement, the Bank Merger Agreement or the other agreements contemplated hereby or thereby or any actions taken or to be taken by Huntington, TCF, or their respective Subsidiaries with respect hereto or thereto, or (b) seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby. TCF shall give Huntington the opportunity to participate at its own expense in the defense or settlement of any shareholder litigation against TCF and/or its directors or affiliates relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed without Huntington’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).
6.20 Assumption of TCF Debt. Effective at the Effective Time (or at the effective time of the Bank Merger for any debt of TCF National Bank), Huntington or The Huntington National Bank, as applicable, shall, to the extent permitted thereunder and required thereby, assume the due and punctual performance and observance of the covenants to be performed by TCF or TCF National Bank pursuant to the definitive documents governing the short-term and long-term borrowings set forth on Section 6.20 of the TCF Disclosure Schedule, and the due and punctual payment of the principal of such borrowings (and premium, if any) and interest thereon. In connection therewith, (i) Huntington and TCF shall, and shall cause The Huntington National Bank and TCF National Bank respectively to, cooperate and use reasonable best efforts to execute and deliver any supplemental indentures, if applicable, and (ii) TCF shall, and shall cause TCF National Bank to, use reasonable best efforts to execute and deliver any officer’s certificates or other documents, and to provide any opinions of counsel to the trustee thereof, in each case, required to make such assumption effective as of the Effective Time or the effective time of the Bank Merger, as applicable.
ARTICLE VII

CONDITIONS PRECEDENT
7.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:
(a) Shareholder Approval. (i) This Agreement shall have been approved by the shareholders of TCF by the Requisite TCF Vote and (ii) the Merger and the Huntington Charter Amendment shall have been approved by the shareholders of Huntington by the Requisite Huntington Vote.
(b) Stock Exchange Listing. The shares of Huntington Common Stock and New Huntington Preferred Stock (or depositary shares in respect thereof) that shall be issuable pursuant to this Agreement shall have been authorized for listing on the NASDAQ, in each case subject to official notice of issuance.
(c) S-4. The S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn.
(d) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or Governmental Entity of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger, the Bank Merger or any of the other transactions contemplated by this Agreement shall be in effect. No law, statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal consummation of the Merger, the Bank Merger or any of the other transactions contemplated by this Agreement.
(e) Regulatory Approvals. (i) All regulatory authorizations, consents, orders or approvals (x) from the Federal Reserve Board and the OCC and (y) set forth in Sections 3.4 and 4.4 which are necessary to consummate the transactions contemplated by this Agreement, including the Merger and the Bank Merger, or those the failure of which to be obtained would reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on Huntington or the Surviving Corporation, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (such approvals and the expiration of such waiting periods being referred to herein as the “Requisite Regulatory Approvals”) and (ii) no such Requisite Regulatory Approval shall have resulted in the imposition of any Materially Burdensome Regulatory Condition.

7.2 Conditions to Obligations of Huntington. The obligation of Huntington to effect the Merger is also subject to the satisfaction, or waiver by Huntington, at or prior to the Effective Time, of the following conditions:
(a) Representations and Warranties. The representations and warranties of TCF set forth in (i) Sections 3.2(a) and 3.8(a) (in each case after giving effect to the lead-in to Article III) shall be true and correct (other than, in the case of Section 3.2(a), such failures to be true and correct as are de minimis) in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date), and (ii) Sections 3.1(a), 3.1(b) (with respect to TCF National Bank only), 3.2(c) (with respect to TCF National Bank only) and 3.3(a) (in each case, after giving effect to the lead-in to Article III) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date). All other representations and warranties of TCF set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article III) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date); provided, however, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be likely to have a Material Adverse Effect on TCF or the Surviving Corporation. Huntington shall have received a certificate signed on behalf of TCF by the Chief Executive Officer or the Chief Financial Officer of TCF to the foregoing effect.
(b) Performance of Obligations of TCF. TCF shall have performed in all material respects the obligations, covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date, and Huntington shall have received a certificate signed on behalf of TCF by the Chief Executive Officer or the Chief Financial Officer of TCF to such effect.
(c) Federal Tax Opinion. Huntington shall have received the opinion of Wachtell, Lipton, Rosen & Katz, in form and substance reasonably satisfactory to Huntington, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of Huntington and TCF reasonably satisfactory in form and substance to such counsel.
7.3 Conditions to Obligations of TCF. The obligation of TCF to effect the Merger is also subject to the satisfaction or waiver by TCF at or prior to the Effective Time of the following conditions:
(a) Representations and Warranties. The representations and warranties of Huntington set forth in (i) Sections 4.2(a) and 4.8(a) (in each case, after giving effect to the lead-in to Article IV) shall be true and correct (other than, in the case of Section 4.2(a), such failures to be true and correct as are de minimis) in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date), and (ii) Sections 4.1(a), 4.1(b) (with respect to The Huntington National Bank only), 4.2(c) (with respect to The Huntington National Bank only) and 4.3(a) (in each case, after giving effect to the lead-in to Article IV) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date). All other representations and warranties of Huntington set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article IV) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date); provided, however, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be likely to have a Material Adverse Effect on Huntington. TCF shall have received a certificate signed on behalf of Huntington by the Chief Executive Officer or the Chief Financial Officer of Huntington to the foregoing effect.
(b) Performance of Obligations of Huntington. Huntington shall have performed in all material respects the obligations, covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date, and TCF shall have received a certificate signed on behalf of Huntington by the Chief Executive Officer or the Chief Financial Officer of Huntington to such effect.
(c) Federal Tax Opinion. TCF shall have received the opinion of Simpson Thacher & Bartlett LLP, in form and substance reasonably satisfactory to TCF, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of Huntington and TCF reasonably satisfactory in form and substance to such counsel.
ARTICLE VIII

TERMINATION AND AMENDMENT
8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Requisite TCF Vote or the Requisite Huntington Vote:
(a) by mutual consent of Huntington and TCF in a written instrument;
(b) by either Huntington or TCF if any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Merger or the Bank Merger and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order, injunction or decree permanently enjoining or otherwise prohibiting or making illegal the consummation of the Merger or the Bank Merger, unless the failure to obtain a Requisite Regulatory Approval shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the obligations, covenants and agreements of such party set forth herein;
(c) by either Huntington or TCF if the Merger shall not have been consummated on or before the first anniversary of the date of this Agreement (the “Termination Date”), unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the obligations, covenants and agreements of such party set forth herein;
(d) by either Huntington or TCF (provided, that the terminating party is not then in material breach of any representation, warranty, obligation, covenant or other agreement contained herein) if there shall have been a breach of any of the obligations, covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true) set forth in this Agreement on the part of TCF, in the case of a termination by Huntington, or Huntington, in the case of a termination by TCF, which breach or failure to be true, either individually or in the aggregate with all other breaches by such party (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the Closing Date, the failure of a condition set forth in Section 7.2, in the case of a termination by Huntington, or Section 7.3, in the case of a termination by TCF, and which is not cured by the earlier of the Termination Date and 45 days following written notice to TCF, in the case of a termination by Huntington, or Huntington, in the case of a termination by TCF, or by its nature or timing cannot be cured during such period;
(e) by Huntington, prior to such time as the Requisite TCF Vote is obtained, if TCF or the Board of Directors of TCF (i) withholds, withdraws, modifies or qualifies in a manner adverse to Huntington the TCF Board Recommendation, (ii) fails to make the TCF Board Recommendation in the Joint Proxy Statement, (iii) adopts, approves, recommends or endorses a TCF Acquisition Proposal or publicly announces an intention to adopt, approve, recommend or endorse a TCF Acquisition Proposal, (iv) fails to publicly and without qualification (A) recommend against any TCF Acquisition Proposal or (B) reaffirm the TCF Board

Recommendation, in each case within ten (10) business days (or such fewer number of days as remains prior to the TCF Meeting) after a TCF Acquisition Proposal is made public or any request by Huntington to do so, or (v) materially breaches its obligations under Section 6.3 or Section 6.13; or
(f) by TCF, prior to such time as the Requisite Huntington Vote is obtained, if Huntington or the Board of Directors of Huntington (i) withholds, withdraws, modifies or qualifies in a manner adverse to TCF the Huntington Board Recommendation, (ii) fails to make the Huntington Board Recommendation in the Joint Proxy Statement, (iii) adopts, approves, recommends or endorses a Huntington Acquisition Proposal or publicly announces an intention to adopt, approve, recommend or endorse a Huntington Acquisition Proposal, (iv) fails to publicly and without qualification (A) recommend against any Huntington Acquisition Proposal or (B) reaffirm the Huntington Board Recommendation, in each case within ten (10) business days (or such fewer number of days as remains prior to the Huntington Meeting) after a Huntington Acquisition Proposal is made public or any request by TCF to do so or (v) materially breaches its obligations under Section 6.4.
The party desiring to terminate this Agreement pursuant to clause (b), (c), (d), (e) or (f) of this Section 8.1 shall give written notice of such termination to the other party in accordance with Section 9.5, specifying the provision or provisions hereof pursuant to which such termination is effected.
8.2 Effect of Termination.
(a) In the event of termination of this Agreement by either Huntington or TCF as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of Huntington, TCF, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) Section 6.2(b) and this Section 8.2 and Article IX (other than Section 9.13) shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, neither Huntington nor TCF shall be relieved or released from any liabilities or damages arising out of its fraud or Willful Breach of any provision of this Agreement occurring prior to termination (which, in the case of TCF, shall include the loss to the holders of its capital stock and of TCF Equity Awards of the economic benefits of the Merger (including the loss of premium offered to the shareholders of TCF), it being understood that TCF shall be entitled to pursue damages for such losses and to enforce the right to recover such losses on behalf of its shareholders and the holders of TCF Equity Awards in its sole and absolute discretion, and any amounts received by TCF in connection therewith may be retained by TCF). “Willful Breach” shall mean a material breach of, or material failure to perform any of the covenants or other agreements contained in this Agreement, that is a consequence of an act or failure to act by the breaching or non-performing party with actual knowledge that such party’s act or failure to act would, or would reasonably be expected to, result in or constitute such breach of or such failure of performance under this Agreement.
(b) (i) In the event that after the date of this Agreement and prior to the termination of this Agreement, a bona fide TCF Acquisition Proposal shall have been communicated to or otherwise made known to the Board of Directors or senior management of TCF or shall have been made directly to its shareholders generally or any person shall have publicly announced (and not withdrawn at least two (2) business days prior to the TCF Meeting) a TCF Acquisition Proposal with respect to TCF and (A) thereafter this Agreement is terminated by either Huntington or TCF pursuant to Section 8.1(c) without the Requisite TCF Vote having been obtained or (B) thereafter this Agreement is terminated by Huntington pursuant to Section 8.1(d), and (C) prior to the date that is twelve (12) months after the date of such termination, TCF enters into a definitive agreement or consummates a transaction with respect to a TCF Acquisition Proposal (whether or not the same TCF Acquisition Proposal as that referred to above), then TCF shall, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay Huntington, by wire transfer of same day funds, a fee equal to $238,800,000 (the “Termination Fee”); provided, that for purposes of this Section 8.2(b)(i), all references in the definition of TCF Acquisition Proposal to “25%” shall instead refer to “50%”.
(ii) In the event that this Agreement is terminated by Huntington pursuant to Section 8.1(e), then TCF shall pay Huntington, by wire transfer of same day funds, the Termination Fee as promptly as reasonably practicable after the date of termination (and in any event, within three (3) business days thereafter).

(c) (i) In the event that after the date of this Agreement and prior to the termination of this Agreement, a bona fide Huntington Acquisition Proposal shall have been communicated to or otherwise made known to the Board of Directors or senior management of Huntington or shall have been made directly to its shareholders generally or any person shall have publicly announced (and not withdrawn at least two (2) business days prior to the Huntington Meeting) a Huntington Acquisition Proposal with respect to Huntington and (A) thereafter this Agreement is terminated by either TCF or Huntington pursuant to Section 8.1(c) without the Requisite Huntington Vote having been obtained or (B) thereafter this Agreement is terminated by TCF pursuant to Section 8.1(d), and (C) prior to the date that is twelve (12) months after the date of such termination, Huntington enters into a definitive agreement or consummates a transaction with respect to a Huntington Acquisition Proposal (whether or not the same Huntington Acquisition Proposal as that referred to above), then Huntington shall, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay TCF, by wire transfer of same day funds, a fee equal to the Termination Fee; provided, that for purposes of this Section 8.2(c)(i), all references in the definition of Huntington Acquisition Proposal to “25%” shall instead refer to “50%”.
(ii) In the event that this Agreement is terminated by TCF pursuant to Section 8.1(f), then Huntington shall pay TCF, by wire transfer of same day funds, the Termination Fee as promptly as reasonably practicable after the date of termination (and in any event, within three (3) business days thereafter).
(iii) As used in this Agreement, “Huntington Acquisition Proposal” shall mean, other than the transactions contemplated by this Agreement, any offer, inquiry or proposal relating to, or any third party indication of interest in, (i) any acquisition or purchase, direct or indirect, of 25% or more of the consolidated assets of Huntington and its Subsidiaries or 25% or more of any class of equity or voting securities of Huntington or its Subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of Huntington, (ii) any tender offer or exchange offer that, if consummated, would result in such third party beneficially owning 25% or more of any class of equity or voting securities of Huntington or its Subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of Huntington, or (iii) a merger, consolidation, share exchange or other business combination, reorganization or similar transaction involving Huntington or its Subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of Huntington.
(d) Notwithstanding anything to the contrary herein, but without limiting Section 8.2(e) or the right of any party to recover liabilities or damages arising out of the other party’s fraud or Willful Breach of any provision of this Agreement, the maximum aggregate amount of fees, liabilities or damages payable by TCF or Huntington under this Section 8.2 shall be equal to the Termination Fee. In no event shall TCF or Huntington be required to pay the Termination Fee on more than one occasion.
(e) Each of Huntington and TCF acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other party would not enter into this Agreement; accordingly, if either party fails promptly to pay the amount due pursuant to this Section 8.2, and, in order to obtain such payment, the other party commences a suit which results in a judgment against the non-paying party for the Termination Fee or any portion thereof, such non-paying party shall pay the costs and expenses of the other party (including reasonable attorneys’ fees and expenses) in connection with such suit. In addition, if TCF or Huntington, as the case may be, fails to pay the amounts payable pursuant to this Section 8.2, then such party shall pay interest on such overdue amounts (for the period commencing as of the date that such overdue amount was originally required to be paid and ending on the date that such overdue amount is actually paid in full) at a rate per annum equal to the “prime rate” (as announced by JPMorgan Chase & Co. or any successor thereto) in effect on the date on which such payment was required to be made for the period commencing as of the date that such overdue amount was originally required to be paid. The amounts payable by TCF and Huntington pursuant to Section 8.2(b) and Section 8.2(c), respectively, and this Section 8.2(e), constitute liquidated damages and not a penalty, and, except in the case of fraud or Willful Breach, shall be the sole monetary remedy of the other party in the event of a termination of this Agreement specified in such applicable section.

ARTICLE IX
GENERAL PROVISIONS
9.1 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement (other than the Confidentiality Agreement, which shall survive in accordance with its terms) shall survive the Effective Time, except for Section 6.8 and for those other covenants and agreements contained herein and therein which by their terms apply or are to be performed in whole or in part after the Effective Time.
9.2 Amendment. Subject to compliance with applicable law, this Agreement may be amended by the parties hereto at any time before or after the receipt of the Requisite TCF Vote or the Requisite Huntington Vote; provided, however, that after the receipt of the Requisite TCF Vote or the Requisite Huntington Vote, there may not be, without further approval of such shareholders of TCF or Huntington, as applicable, any amendment of this Agreement that requires such further approval under applicable law. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed on behalf of each of the parties.
9.3 Extension; Waiver. At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered by the other party pursuant hereto, and (c) waive compliance with any of the agreements or satisfaction of any conditions for its benefit contained herein; provided, however, that after the receipt of the Requisite TCF Vote or the Requisite Huntington Vote, there may not be, without further approval of such shareholders of TCF or Huntington, as applicable, any extension or waiver of this Agreement or any portion thereof that requires such further approval under applicable law. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.
9.4 Expenses. Except (i) with respect to costs and expenses of printing and mailing the Joint Proxy Statement and all filing and other fees paid to the SEC and any other Governmental Entity in connection with the Merger, the Bank Merger and the other transactions contemplated hereby, which shall be borne equally by Huntington and TCF, and (ii) as otherwise expressly provided in this Agreement, including in Section 8.2, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.
9.5 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by email, upon confirmation of receipt, (b) on the first (1st) business day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth (5th) business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:
if to TCF, to:

TCF Financial Corporation
11100 Wayzata Blvd, Ste. 802
Minnetonka, MN 55305
Attention:	Joseph T. Green, General Counsel
E-mail:	jgreen@tcfbank.com, kbjorklu@tcfbank.com, anesbitt@tcfbank.com

With a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017
Attention:	Lee A. Meyerson and Sebastian Tiller
E-mail:	lmeyerson@stblaw.com and stiller@stblaw.com

and

if to Huntington, to:

Huntington Bancshares Incorporated
41 South High Street
Columbus, OH 43287
Attention: Jana J. Litsey, General Counsel
E-mail: jana.j.litsey@huntington.com

With a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 W. 52nd Street
New York, NY 10019
Attention:	Edward D. Herlihy and Jacob A. Kling
E-mail:	EDHerlihy@wlrk.com and JAKling@wlrk.com
9.6 Interpretation. The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The word “or” shall not be exclusive. References to “the date hereof” shall mean the date of this Agreement. As used in this Agreement, the “knowledge” of TCF means the actual knowledge of any of the officers of TCF listed on Section 9.6 of the TCF Disclosure Schedule, and the “knowledge” of Huntington means the actual knowledge of any of the officers of Huntington listed on Section 9.6 of the Huntington Disclosure Schedule. As used herein, (a) “business day” means any day other than a Saturday, a Sunday or a day on which banks in New York, New York, Columbus, Ohio or Detroit, Michigan are authorized by law or executive order to be closed, (b) the term “person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature, (c) an “affiliate” of a specified person is any person that directly or indirectly controls, is controlled by, or is under common control with, such specified person, (d) the term “made available” means any document or other information that was (i) provided by one party or its representatives to the other party and its representatives prior to the date hereof, (ii) included in the virtual data room of a party prior to the date hereof or (iii) filed by a party with the SEC and publicly available on EDGAR prior to the date hereof and (e) references to a party’s shareholders shall mean, in the case of Huntington, its stockholders. The TCF Disclosure Schedule and the Huntington Disclosure Schedule, as well as all other schedules and all exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement. All references to “dollars” or “$” in this Agreement are to United States dollars. This Agreement shall not be interpreted or construed to require any person to take any action, or fail to take any action, if to do so would violate any applicable law (including the Pandemic Measures).
9.7 Confidential Supervisory Information. No disclosure, representation or warranty shall be made (or any other action taken) pursuant to this Agreement that would involve the disclosure of confidential supervisory information (including confidential supervisory information as defined in 12 C.F.R. § 261.2(b) and as identified in 12 C.F.R. § 4.32(b)) of a Governmental Entity by any party hereto to the extent prohibited by applicable law, and, to the extent legally permissible, appropriate substitute disclosures or actions shall be made or taken under circumstances in which the limitations of this sentence apply.
9.8 Counterparts. This Agreement may be executed in counterparts (including by electronic means), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

9.9 Entire Agreement. This Agreement (including the documents and the instruments referred to herein) together with the Confidentiality Agreement constitutes the entire agreement among the parties and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.
9.10 Governing Law; Jurisdiction.
(a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law principles (except that matters relating to the fiduciary duties of the Board of Directors of TCF shall be subject to the laws of the State of Michigan and matters relating to the fiduciary duties of the Board of Directors of Huntington shall be subject to the laws of the State of Maryland).
(b) Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal or state court of competent jurisdiction located in the State of Delaware (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 9.5.
9.11 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY SUIT, ACTION OR OTHER PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.
9.12 Assignment; Third-Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise specifically provided in Section 6.8, which is intended to benefit each TCF Indemnified Party and his or her heirs and representatives, this Agreement (including the documents and instruments referred to herein) is not intended to and does not confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance herewith without notice or liability to any other person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date. Except as provided in Section 6.8, notwithstanding any other provision in this Agreement to the contrary, no consent, approval or agreement of any third-party beneficiary will be required to amend, modify or waive any provision of this Agreement.

9.13 Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached. Accordingly, the parties shall be entitled to specific performance of the terms of this Agreement, including an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Merger), in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.
9.14 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.
9.15 Delivery by Electronic Transmission. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.
HUNTINGTON BANCSHARES INCORPORATED

By:	/s/ Stephen D. Steinour
	Name:	Stephen D. Steinour
	Title:	Chairman, President and Chief Executive Officer

TCF FINANCIAL CORPORATION

By:	/s/ David Provost
	Name:	David Provost
	Title:	C.E.O.
[Signature Page to Agreement and Plan of Merger]

EXHIBIT A
FORM OF HUNTINGTON CHARTER AMENDMENT

FINAL FORM
HUNTINGTON BANCSHARES INCORPORATED

FORM OF ARTICLES OF AMENDMENT
Huntington Bancshares Incorporated, a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:
FIRST: The charter of the Corporation (the “Charter”) is hereby amended to delete the first paragraph of Article FIFTH of the Charter and to substitute the following in lieu thereof:
“FIFTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is 2,256,617,808, of which 2,250,000,000 shares shall be Common Stock, par value $0.01 per share, and 6,617,808 shares shall be Serial Preferred Stock, par value $0.01 per share. The aggregate par value of all authorized shares of stock of all classes having par value is $22,566,178.08.”
SECOND: The amendment to the Charter as set forth above, increasing the number of shares of stock and the number of shares of Common Stock that the Corporation is authorized to issue, has been duly advised by the Board of Directors and approved by the stockholders of the Corporation as required by law.
THIRD: The total number of shares of stock which the Corporation had authority to issue immediately prior to the foregoing amendment of the Charter was 1,506,617,808 shares of stock, consisting of 1,500,000,000 shares of Common Stock, par value $0.01 per share, and 6,617,808 shares of Serial Preferred Stock, par value $0.01 per share. The aggregate par value of all authorized shares of stock of all classes having par value immediately prior to the foregoing amendment of the Charter was $15,066,178.08.
FOURTH: The total number of shares of stock which the Corporation has authority to issue pursuant to the foregoing amendment of the Charter is 2,256,617,808 shares of stock, consisting of 2,250,000,000 shares of Common Stock, par value $0.01 per share, and 6,617,808 shares of Serial Preferred Stock, par value $0.01 per share. The aggregate par value of all authorized shares of stock of all classes having par value is $22,566,178.08.
FIFTH: The information required by Section 2-607(b)(2)(i) of the Maryland General Corporation Law is not changed by the foregoing amendment of the Charter.
SIXTH: The undersigned Chairman, President and Chief Executive Officer of the Corporation acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters of fact required to be verified under oath, the undersigned Chairman, President and Chief Executive Officer acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.
REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its President and attested to by its [duly authorized officer] on this [•] day of [•], [•].
ATTEST:	HUNTINGTON BANCSHARES INCORPORATED

By:	By:
Name:	Name:	Stephen D. Steinour
Title:	Title:	Chairman, President and Chief Executive Officer

EXHIBIT B
FORM OF BANK MERGER AGREEMENT

FINAL FORM
FORM OF AGREEMENT AND PLAN OF MERGER OF

TCF NATIONAL BANK

WITH AND INTO

THE HUNTINGTON NATIONAL BANK
This Agreement and Plan of Merger (this “Agreement”), dated as of [•], is made by and between The Huntington National Bank, a national bank, and TCF National Bank, a national bank.
WITNESSETH:
WHEREAS, The Huntington National Bank is a national banking association duly organized and existing under the laws of the United States, with its main office located in Columbus, Ohio, all the issued and outstanding capital stock of which is owned as of the date hereof directly by Huntington Bancshares Incorporated, a Maryland corporation (“Huntington”), has authorized capital stock consisting of (a) 4,000,000 shares of common stock, par value $10 per share, of which 4,000,000 shares of common stock are issued and outstanding as of the date hereof; (b) 500,000 shares of Class B preferred stock, par value $1,000 per share, of which no shares are issued and outstanding as of the date hereof; (c) 2,000,000 shares of Class C preferred stock, par value $25 per share, of which no shares are issued and outstanding as of the date hereof; (d) 14,000,000 shares of Class D preferred stock, par value $25 per share, of which no shares are issued and outstanding as of the date hereof; (e) 400,000 shares of Class E preferred stock, par value $1,000 per share, of which no shares are issued and outstanding as of the date hereof; (f) 500,000 shares of Class F preferred stock, par value $1,000 per share, of which 490,000 shares are issued and outstanding as of the date hereof; and (g) 300,000 shares of Class G preferred stock, par value $1,000 per share, of which 290,000 shares are issued and outstanding as of the date hereof;
WHEREAS, TCF National Bank is a national banking association duly organized and existing under the laws of the United States, with its main office located in Sioux Falls, South Dakota, all the issued and outstanding capital stock of which is owned as of the date hereof directly by TCF Financial Corporation, a Michigan corporation (“TCF”);
WHEREAS, Huntington and TCF have entered into an Agreement and Plan of Merger, dated as of December 13, 2020 (as amended and/or supplemented from time to time, the “Merger Agreement”), pursuant to which, subject to the terms and conditions thereof, TCF will merge with and into Huntington (the “Merger”), with Huntington surviving the merger as the surviving corporation;
WHEREAS, contingent upon the Merger, on the terms and subject to the conditions contained in this Agreement, the parties to this Agreement intend to effect the merger of TCF National Bank with and into The Huntington National Bank, with The Huntington National Bank surviving the merger (the “Bank Merger”); and
WHEREAS, the board of directors of The Huntington National Bank and the board of directors of TCF National Bank deem the Bank Merger advisable and in the best interests of their respective banks, and have each adopted resolutions authorizing and approving the execution and delivery of this Agreement and the transactions contemplated hereby.
NOW, THEREFORE, in consideration of the promises and of the mutual agreements herein contained, the parties hereto do hereby agree as follows:
ARTICLE I
BANK MERGER
Section 1.01 The Bank Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined below), TCF National Bank shall be merged with and into The Huntington National Bank in accordance with the provisions of, and with the effects provided in, applicable law (including 12 U.S.C. § 215a-1, 12 U.S.C. § 1831u and 12 U.S.C. § 1828(c)). At the Effective Time, the separate existence of TCF National Bank shall cease, and The Huntington National Bank, as the surviving entity in the Bank Merger (the

“Surviving Bank”), shall continue its existence under the laws of the United States as a national banking association. The Surviving Bank shall be responsible for all of the liabilities of every kind and description, including liabilities arising from the operation of any trust department, of each of the merging banks existing as of the Effective Time of the Bank Merger. Immediately following the Effective Time, the Surviving Bank shall continue to operate the main office and each of the branches of TCF National Bank existing as of the Effective Time as branches of the Surviving Bank at the officially designated address of each such office or branch and shall continue to operate each of the branches of the Surviving Bank existing at the Effective Time, in each case without limiting the authority under applicable law of The Huntington National Bank or of the Surviving Bank (as applicable) to close, relocate or otherwise make any change regarding any such branch.
Section 1.02 Closing. The closing of the Bank Merger will take place immediately following the Merger, but in no case prior to the date on which all of the conditions precedent to the consummation of the Bank Merger specified in this Agreement shall have been satisfied or duly waived by the party or parties entitled to satisfaction thereof, at such place as is agreed by the parties hereto.
Section 1.03 Effective Time. On the terms and subject to the conditions of this Agreement and subject to applicable law, the Bank Merger shall become effective as set forth in the certification of merger issued by the Office of the Comptroller of the Currency (“OCC”) (the date and time of such effectiveness being herein referred to as the “Effective Time”).
Section 1.04 Articles of Association and By-laws. The national bank charter, articles of association and bylaws of The Huntington National Bank in effect immediately prior to the Effective Time shall be the national bank charter, articles of association and the bylaws of the Surviving Bank, in each case until amended in accordance with applicable law and the terms thereof.
Section 1.05 Name and Main Office. The name of the Surviving Bank shall be “The Huntington National Bank” and the main office of the Surviving Bank shall be at 17 South High Street, Columbus, Ohio 43215.
Section 1.06 Board of Directors. As of the Effective Time, the directors of the Surviving Bank shall be (a) the persons serving as directors of The Huntington National Bank immediately prior to the Effective Time and (b) Gary Torgow, who shall be appointed as Chairman of the Board of Directors of the Surviving Bank pursuant to the terms of the Merger Agreement. Following the Effective Time, the meetings of the Board of Directors of the Surviving Bank shall rotate between (i) Columbus and (ii) Detroit / Minneapolis.
Section 1.07 Tax Treatment. It is the intention of the parties that the Bank Merger be treated for U.S. federal income tax purposes as a “tax free reorganization” pursuant to Section 368(a) of the Internal Revenue Code of 1986, as amended.
ARTICLE II
TREATMENT OF SHARES
Section 2.01 Effect on TCF National Bank Capital Stock. At the Effective Time, by virtue of the Bank Merger and without any action on the part of the holder of any capital stock of TCF National Bank, all shares of TCF National Bank capital stock issued and outstanding shall be automatically cancelled and retired and shall cease to exist, and no cash, new shares of common stock, or other property shall be delivered in exchange therefor.
Section 2.02 Effect on The Huntington National Bank Capital Stock. Each share of The Huntington National Bank capital stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and unaffected by the Bank Merger.
ARTICLE III
COVENANTS
Section 3.01 If at any time the Surviving Bank shall reasonably require that any further assignments, conveyances or assurances are necessary or desirable to vest, perfect or confirm in the Surviving Bank title to any property or rights of TCF National Bank as of the Effective Time or otherwise carry out the provisions hereof, the proper officers and directors of TCF National Bank, as of the Effective Time, and thereafter the officers of the Surviving Bank acting on behalf of TCF National Bank, shall execute and deliver any and all proper assignments, conveyances and assurances, and do all things necessary or desirable to vest, perfect or confirm title to such property or rights in the Surviving Bank and otherwise carry out the provisions hereof.

ARTICLE IV
CONDITIONS PRECEDENT
Section 4.01 The Bank Merger and the respective obligations of each party hereto to consummate the Bank Merger are subject to the fulfillment or written waiver of each of the following conditions prior to the Effective Time:
a. The approval of the OCC under 12 U.S.C. § 215a-1, 12 U.S.C. § 1831u and 12 U.S.C. § 1828(c) with respect to the Bank Merger shall have been obtained and shall be in full force and effect, and all related waiting periods shall have expired; and all other material consents, approvals, permissions, and authorizations of, filings and registrations with, and notifications to, all governmental authorities required for the consummation of the Bank Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by law shall have expired.
b. The Merger shall have been consummated in accordance with the terms of the Merger Agreement.
c. No jurisdiction or governmental authority shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the Bank Merger.
d. This Agreement and the Bank Merger shall have been approved, or ratified and confirmed, as applicable, by the sole shareholder of each of The Huntington National Bank and TCF National Bank.
ARTICLE V
TERMINATION AND AMENDMENT
Section 5.01 Termination. This Agreement may be terminated at any time prior to the Effective Time by a written instrument executed by each of the parties hereto. This Agreement will terminate automatically without any action by the parties hereto upon the termination of the Merger Agreement as therein provided.
Section 5.02 Amendment. This Agreement may be amended by an instrument in writing signed on behalf of each of the parties hereto.
ARTICLE VI
GENERAL PROVISIONS
Section 6.01 Representations and Warranties. Each of the parties hereto represents and warrants that this Agreement has been duly authorized, executed and delivered by such party and constitutes the legal, valid and binding obligation of such party, enforceable against it in accordance with the terms hereof.
Section 6.02 Nonsurvival of Agreements. None of the representations, warranties or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time or the termination of this Agreement in accordance with Section 5.01.

Section 6.03 Notices. All notices and other communications in connection with this Agreement shall be in writing and shall be duly deemed given (a) on the date of delivery if delivered personally, or if by email, upon confirmation of receipt, (b) on the first business day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:
If to The Huntington National Bank, to:

Huntington Bancshares Incorporated
41 South High Street
Columbus, OH 43287
Attention:	Jana J. Litsey, General Counsel
E-mail:	jana.j.litsey@huntington.com

With a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 W. 52nd Street
New York, NY 10019
Attention:	Edward D. Herlihy and Jacob A. Kling
E-mail:	EDHerlihy@wlrk.com and JAKling@wlrk.com

If to TCF National Bank, to:

TCF Financial Corporation
11100 Wayzata Blvd, Ste. 802
Minnetonka, MN 55305
Attention:	Joseph T. Green, General Counsel
E-mail:	jgreen@tcfbank.com, kbjorklu@tcfbank.com, anesbitt@tcfbank.com

With a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017
Attention:	Lee A. Meyerson and Sebastian Tiller
E-mail:	lmeyerson@stblaw.com and stiller@stblaw.com
Section 6.04 Interpretation. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and section references are to this Agreement unless otherwise specified. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” References to “the date hereof” shall mean the date of this Agreement.
Section 6.05 Counterparts. This Agreement may be executed in two (2) or more counterparts (including by electronic means), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart.

Section 6.06 Entire Agreement. This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement, other than the Merger Agreement.
Section 6.07 Governing Law; WAIVER OF JURY TRIAL. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to any applicable conflicts of law principles, except to the extent that the federal laws of the United States shall be applicable hereto. EACH OF THE PARTIES HERETO WAIVES ANY RIGHT TO REQUEST A TRIAL BY JURY IN ANY LITIGATION WITH RESPECT TO THIS AGREEMENT AND REPRESENTS THAT COUNSEL HAS BEEN CONSULTED SPECIFICALLY AS TO THIS WAIVER.
Section 6.08 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.
Section 6.09 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) and any attempted assignment in contravention of this Section 6.09 shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers and attested by their officers thereunto duly authorized, all as of the day and year first above written.
TCF NATIONAL BANK

By:
Title:

THE HUNTINGTON NATIONAL BANK

By:
Title:

EXHIBIT C
FORM OF ARTICLES SUPPLEMENTARY

FINAL FORM
FORM OF ARTICLES SUPPLEMENTARY

DESIGNATING THE RIGHTS AND PREFERENCES

OF

5.70% SERIES [H] NON-CUMULATIVE PERPETUAL PREFERRED STOCK,

PAR VALUE $0.01 PER SHARE

OF

HUNTINGTON BANCSHARES INCORPORATED
HUNTINGTON BANCSHARES INCORPORATED, a Maryland corporation (hereinafter called the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:
FIRST: Under a power contained in Article Fifth of the charter of the Corporation (the “Charter”), the board of directors of the Corporation (the “Board of Directors”) and a duly authorized committee thereof (the “Committee”), by duly adopted resolutions, classified and designated 7,000 shares of the authorized but unissued serial preferred stock of the Corporation, par value $0.01 per share (the “Serial Preferred Stock”), as 5.70% Series [H] Non-Cumulative Perpetual Preferred Stock, par value $0.01 per share, with the following preferences and rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption, which, upon any restatement of the Charter, shall become part of Article Fifth of the Charter, with any necessary or appropriate renumbering or relettering of the sections or subsections hereof.
5.70% SERIES [H] NON-CUMULATIVE PERPETUAL PREFERRED STOCK
Section 1. Designation. The designation of the series of preferred stock shall be 5.70% Series [H] Non-Cumulative Perpetual Preferred Stock (hereinafter referred to as the “Series [H] Preferred Stock”). Each share of Series [H] Preferred Stock shall be identical in all respects to every other share of Series [H] Preferred Stock. Series [H] Preferred Stock will rank, with respect to the payment of dividends and the distribution of assets in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, (1) on a parity with the Corporation’s Floating Rate Series B Non-Cumulative Perpetual Preferred Stock, par value $0.01 per share and liquidation value per share of $1,000, the Corporation’s 5.875% Series C Non-Cumulative Perpetual Preferred Stock, par value $0.01 per share and liquidation value per share of $1,000, the Corporation’s 6.250% Series D Non-Cumulative Perpetual Preferred Stock, par value $0.01 per share and liquidation value per share of $1,000, the Corporation’s 5.700% Series E Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, par value $0.01 per share and liquidation value per share of $100,000, 5.625% Series F Non-Cumulative Perpetual Preferred Stock, par value $0.01 per share and liquidation value per share of $100,000, 4.450% Series G Non-Cumulative Perpetual Preferred Stock, par value $0.01 per share and liquidation value per share of $100,000 and each class or series of Serial Preferred Stock that the Corporation may issue in the future, the terms of which expressly provide that such class or series will rank on a parity with the Series [H] Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution of the Corporation (collectively, the “Parity Stock”) and (2) senior to the Common Stock and each other class or series of Serial Preferred Stock the Corporation may issue in the future, the terms of which do not expressly provide that it ranks on a parity with or senior to the Series [H] Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution of the Corporation (the “Junior Stock”).
Section 2. Number of Shares. The number of authorized shares of Series [H] Preferred Stock shall be 7,000. Such number may from time to time be increased (but not in excess of the total number of authorized shares of preferred stock) or decreased (but not below the number of shares of Series [H] Preferred Stock then outstanding) by further resolution duly adopted by the Board of Directors or any duly authorized committee of the Board of Directors and in accordance with applicable law. All additional shares of Series [H] Preferred Stock shall be deemed to form a single series with the Series [H] Preferred Stock, provided that any such additional shares of Series [H] Preferred Stock are not treated as “disqualified preferred stock” within the meaning of

Section 1059(f)(2) of the U.S. Internal Revenue Code of 1986, as amended, and such additional shares of Series [H] Preferred Stock are otherwise treated as fungible with the Series [H] Preferred Stock authorized under this Section 2 for U.S. federal income tax purposes. The Corporation shall have the authority to issue fractional shares of Series [H] Preferred Stock.
Section 3. Definitions. As used herein with respect to Series [H] Preferred Stock:
(a) “Appropriate Federal Banking Agency” means the “appropriate Federal banking agency” with respect to the Corporation as defined in Section 3(q) of the Federal Deposit Insurance Act (12 U.S.C. Section 1813(q)), or any successor provision.
(b) “Business Day” means each Monday, Tuesday, Wednesday, Thursday or Friday on which banking institutions are not authorized or obligated by law, regulation or executive order to close in New York, New York.
(c) “Closing Date” means [•].
(d) “Common Stock” means the common stock, par value $0.01 per share, of the Corporation.
(e) “Continuing Director” means (a) if an “interested stockholder” (as defined in Section 3-601 of the Maryland General Corporation Law, as the same shall be in effect from time to time) exists, any member of the Board of Directors who is not an interested stockholder or an “affiliate” or an “associate” (as such terms are defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended, as the same shall be in effect from time to time) of an interested stockholder and who was a member of the Board of Directors immediately prior to the time that an interested stockholder became an interested stockholder, and any successor to a Continuing Director who is not an interested stockholder or an affiliate or associate of an interested stockholder and is recommended to succeed a Continuing Director by a majority of the Continuing Directors who are then members of the Board of Directors; and (b) if an interested stockholder does not exist, any member of the Board of Directors.
(f) “Corporation” means Huntington Bancshares Incorporated, a Maryland corporation.
(g) “Depositary Company” shall have the meaning set forth in Section 6(d) hereof.
(h) “Dividend Payment Date” shall have the meaning set forth in Section 4(a) hereof.
(i) “Dividend Period” shall have the meaning set forth in Section 4(a) hereof.
(j) “DTC” means The Depository Trust Company, together with its successors and assigns.
(k) “Preferred Director” shall have the meaning set forth in Section 7(c)(i) hereof.
(l) “Redemption Price” shall have the meaning set forth in Section 6(a) hereof.
(m) “Regulatory Capital Treatment Event” means the good faith determination by the Corporation that, as a result of (i) any amendment to, clarification of, or change (including any announced prospective change) in, the laws or regulations of the United States or any political subdivision of or in the United States that is enacted or becomes effective on or after September 7, 2017, (ii) any proposed change in those laws or regulations that is announced or becomes effective on or after September 7, 2017, or (iii) any official administrative decision or judicial decision, or administrative action, or other official pronouncement interpreting or applying those laws or regulations that is announced on or after September 7, 2017, there is more than an insubstantial risk that the Corporation will not be entitled to treat the full liquidation value of all shares of Series [H] Preferred Stock then outstanding as “tier 1 capital” (or its equivalent) for purposes of the capital adequacy guidelines of the Board of Governors of the Federal Reserve System (or, as and if applicable, the capital adequacy guidelines or regulations of any successor Appropriate Federal Banking Agency), as then in effect and applicable, for as long as any share of Series [H] Preferred Stock is outstanding.
(n) “Series [H] Preferred Stock” shall have the meaning set forth in Section 1 hereof.
Section 4. Dividends.
(a) Rate. Holders of Series [H] Preferred Stock shall be entitled to receive, if, as and when declared by the Board of Directors or any duly authorized committee of the Board of Directors, but only out of assets legally available therefor, non-cumulative cash dividends on the liquidation preference of $25,000 per share of Series [H] Preferred Stock, and no more, payable quarterly in arrears on each [•], [•], [•] and [•]; provided, however, if any such day is not a Business Day, then payment of any dividend otherwise payable on that date will be made on the next succeeding day that is a Business Day (without any interest or other payment in respect of such delay) (each such day on which dividends are payable a “Dividend Payment Date”), commencing with the first such Dividend Payment Date to occur after the Closing Date. The period from and including the date of issuance of the Series [H] Preferred Stock or any Dividend Payment Date to but excluding the next Dividend Payment Date is a “Dividend Period,” except that the initial Dividend Period shall commence on and include [•]1. Dividends on each share of Series [H] Preferred Stock will accrue on the liquidation preference amount of $25,000 per share at a rate per annum equal to 5.70%. The record date for payment of dividends on the Series [H] Preferred Stock shall be the close of business on [•] or such other date, not exceeding 30 days before the applicable Dividend Payment Date, as shall be fixed by the Board of Directors. The amount of dividends payable shall be computed on the basis of a 360-day year consisting of twelve 30-day months. Notwithstanding any other provision hereof, dividends on the Series [H] Preferred Stock shall not be declared, paid or set aside for payment to the extent such act would cause the Corporation to fail to comply with laws and regulations applicable thereto, including applicable capital adequacy guidelines.
(b) Non-Cumulative Dividends. Dividends on shares of Series [H] Preferred Stock shall be non-cumulative. To the extent that any dividends payable on the shares of Series [H] Preferred Stock on any Dividend Payment Date are not declared and paid, in full or otherwise, on such Dividend Payment Date, then such unpaid dividends shall not cumulate and shall cease to accrue and be payable and the Corporation shall have no obligation to pay, and the holders of Series [H] Preferred Stock shall have no right to receive, dividends accrued for such Dividend Period after the Dividend Payment Date for such Dividend Period or interest with respect to such dividends, whether or not dividends are declared for any subsequent Dividend Period with respect to Series [H] Preferred Stock, any Parity Stock, any Junior Stock or any other class or series of authorized preferred stock of the Corporation.
(c) Priority of Dividends. So long as any share of Series [H] Preferred Stock remains outstanding, unless full dividends on all outstanding shares of Series [H] Preferred Stock for the then-current Dividend Period have been declared and paid in full or declared and a sum sufficient for the payment thereof has been set aside, (i) no dividend shall be declared or paid or set aside for payment and no distribution shall be declared or made or set aside for payment on any Junior Stock, other than a dividend payable solely in Junior Stock, (ii) no shares of Junior Stock shall be repurchased, redeemed or otherwise acquired for consideration by the Corporation, directly or indirectly (other than as a result of a reclassification of Junior Stock for or into other Junior Stock, or the exchange or conversion of one share of Junior Stock for or into another share of Junior Stock, and other than through the use of the proceeds of a substantially contemporaneous sale of other shares of Junior Stock), nor shall any monies be paid to or made available for a sinking fund for the redemption of any such securities by the Corporation and (iii) no shares of Parity Stock shall be repurchased, redeemed or otherwise acquired for consideration by the Corporation otherwise than pursuant to pro rata offers to purchase all, or a pro rata portion, of the Series [H] Preferred Stock and such Parity Stock except by conversion into or exchange for Junior Stock, during such dividend period. When dividends are not paid in full upon the shares of Series [H] Preferred Stock and any Parity Stock, all dividends declared upon shares of Series [H] Preferred Stock and any Parity Stock shall be declared on a proportional basis so that the amount of dividends declared per share will bear to each other the same ratio that accrued dividends for the then-current Dividend Period per share on Series [H] Preferred Stock, and accrued dividends, including any accumulation, on any Parity Stock, bear to each other. No interest will be payable in respect of any dividend payment on shares of Series [H] Preferred Stock that may be in arrears. If the Board of Directors or any duly authorized committee of the Board of Directors determines not to pay any dividend or a full dividend on a Dividend Payment Date, the Corporation will provide, or cause to be provided, written notice to the holders of the Series [H] Preferred Stock prior to such date. Subject to the foregoing, and not otherwise, dividends (payable in cash, stock or otherwise) as may be determined by the
[1]	To reflect the last dividend payment date in respect of the 5.70% Series C Non-Cumulative Perpetual Preferred Stock, no par value, of TCF Financial Corporation.

Board of Directors or any duly authorized committee of the Board of Directors may be declared and paid on any Junior Stock from time to time out of any assets legally available therefor, and the shares of Series [H] Preferred Stock shall not be entitled to participate in any such dividend.
Section 5. Liquidation Rights.
(a) Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, holders of Series [H] Preferred Stock shall be entitled, out of assets legally available therefor, before any distribution or payment out of the assets of the Corporation may be made to or set aside for the holders of any Junior Stock and subject to the rights of any holders of any class or series of securities ranking senior to or on parity with Series [H] Preferred Stock upon liquidation and the rights of the Corporation’s depositors and other creditors, to receive in full a liquidating distribution in the amount of the liquidation preference of $25,000 per share, plus any authorized, declared and unpaid dividends, without accumulation of any undeclared dividends, to the date of liquidation. Holders of Series [H] Preferred Stock shall not be entitled to any further payments in the event of any such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation other than what is expressly provided for in this Section 5.
(b) Partial Payment. If the assets of the Corporation are not sufficient to pay in full the liquidation preference plus any authorized, declared and unpaid dividends to all holders of Series [H] Preferred Stock and all holders of any Parity Stock, the amounts paid to the holders of Series [H] Preferred Stock and to the holders of all Parity Stock shall be paid pro rata in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full.
(c) Residual Distributions. If the liquidation preference plus any authorized, declared and unpaid dividends has been paid in full to all holders of Series [H] Preferred Stock, the holders of shares of Series [H] Preferred Stock will not be entitled to any further participation in any distribution of assets by the Corporation.
(d) Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 5, the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property and assets of the Corporation shall not be deemed a voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation, nor shall the merger, consolidation or any other business combination transaction of the Corporation into or with any other corporation or person or the merger, consolidation or any other business combination transaction of any other corporation or person into or with the Corporation be deemed to be a voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation.
Section 6. Redemption.
(a) Optional Redemption. The Corporation, at the option of its Board of Directors or any duly authorized committee of the Board of Directors, may redeem in whole or in part the shares of Series [H] Preferred Stock at the time outstanding, at any time on [•]2 or any Dividend Payment Date thereafter, upon notice given as provided in Section 6(b) below. The redemption price for shares of Series [H] Preferred Stock shall be $25,000 per share, plus any declared and unpaid dividends for prior Dividend Periods, without accumulation of undeclared dividends (the “Redemption Price”). Notwithstanding the foregoing, within 90 days following the occurrence of a Regulatory Capital Treatment Event, the Corporation may, at its option, subject to the approval of the Appropriate Federal Banking Agency, provide notice of its intent to redeem as provided in Section 6(b) below, and subsequently redeem, all (but not less than all) of the shares of Series [H] Preferred Stock at the time outstanding, at the Redemption Price applicable on such date of redemption.
(b) Notice of Redemption. Notice of every redemption of shares of Series [H] Preferred Stock shall be either (i) mailed by first class mail, postage prepaid, addressed to the holders of record of such shares to be redeemed at their respective last addresses appearing on the stock register of the Corporation or (ii) transmitted by such other method approved by the Depositary Trust Company, in its reasonable discretion, to the holders of record of such shares to be redeemed. Such mailing or transmittal shall be at least 30 days and not more than 60 days before the date fixed for redemption. Notwithstanding the
[2]	To be no earlier than December 1, 2022.

foregoing, if the Series [H] Preferred Stock is held in book-entry form through DTC, the Corporation may give such notice in any manner permitted by DTC. Any notice mailed or transmitted as provided in this Section 6(b) shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice by mail or other transmission, or any defect in such notice or in the mailing or transmittal thereof, to any holder of shares of Series [H] Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Series [H] Preferred Stock. Each notice shall state (i) the redemption date; (ii) the number of shares of Series [H] Preferred Stock to be redeemed and, if fewer than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (iii) the Redemption Price; (iv) the place or places where the certificates for such shares are to be surrendered for payment of the Redemption Price; and (v) that dividends on the shares to be redeemed will cease to accrue on the redemption date.
(c) Partial Redemption. In case of any redemption of only part of the shares of Series [H] Preferred Stock at the time outstanding, the shares of Series [H] Preferred Stock to be redeemed shall be selected either pro rata from the holders of record of Series [H] Preferred Stock in proportion to the number of shares of Series [H] Preferred Stock held by such holders or in such other manner consistent with the rules and policies of the NASDAQ as the Board of Directors or any duly authorized committee of the Board of Directors may determine to be fair and equitable. Subject to the provisions of this Section 6, the Board of Directors or any duly authorized committee of the Board of Directors shall have full power and authority to prescribe the terms and conditions upon which shares of Series [H] Preferred Stock shall be redeemed from time to time.
(d) Effectiveness of Redemption. If notice of redemption has been duly given and if on or before the redemption date specified in the notice all funds necessary for the redemption have been set aside by the Corporation, separate and apart from its other assets, in trust for the pro rata benefit of the holders of the shares called for redemption, so as to be and continue to be available therefor, or deposited by the Corporation with a bank or trust company selected by the Board of Directors or any duly authorized committee of the Board of Directors (the “Depositary Company”) in trust for the pro rata benefit of the holders of the shares called for redemption, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the redemption date all shares so called for redemption shall cease to be outstanding, all dividends with respect to such shares shall cease to accrue after such redemption date, and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the holders thereof to receive the amount payable on such redemption from such bank or trust company at any time after the redemption date from the funds so deposited, without interest. The Corporation shall be entitled to receive, from time to time, from the Depositary Company any interest accrued on such funds, and the holders of any shares called for redemption shall have no claim to any such interest. Any funds so deposited and unclaimed at the end of three years from the redemption date shall, to the extent permitted by law, be released or repaid to the Corporation, and in the event of such repayment to the Corporation, the holders of record of the shares so called for redemption shall be deemed to be unsecured creditors of the Corporation for an amount equivalent to the amount deposited as stated above for the redemption of such shares and so repaid to the Corporation, but shall in no event be entitled to any interest.
Section 7. Voting Rights. The holders of Series [H] Preferred Stock will have no voting rights and will not be entitled to elect any directors, except as expressly provided by law and except that:
(a) Supermajority Voting Rights-Amendments. Unless the vote or consent of the holders of a greater number of shares shall then be required by law, the affirmative vote or consent of the holders of at least 66 2∕3% of all of the shares of the Series [H] Preferred Stock at the time outstanding, voting separately as a class, shall be required to authorize any amendment of the Charter or of any certificate amendatory thereof or supplemental thereto (including any articles supplementary or any similar document relating to any series of preferred stock) which will materially and adversely affect the powers, preferences, privileges or rights of the Series [H] Preferred Stock, taken as a whole; provided, however, that the following will not be deemed to adversely affect the powers, preferences, privileges or rights of the Series [H] Preferred Stock: (i) any increase in the amount of the authorized or issued Series [H] Preferred Stock, (ii) any increase in the amount of authorized preferred stock of the Corporation, or (iii) the creation and issuance, or an increase in the authorized or issued amount, of other series of preferred stock ranking equally with and/or junior to the Series [H] Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and/or the distribution of assets upon liquidation, dissolution or winding up of the Corporation.
(b) Supermajority Voting Rights-Priority. Unless the vote or consent of the holders of a greater number of shares shall then be required by law, the affirmative vote or consent of the holders of at least 66 2∕3% of all of the shares of the Series [H] Preferred Stock and all other Parity Stock, at the time outstanding, voting as a single class without regard to series, shall be required to issue, authorize or increase the authorized amount of, or to issue or authorize any obligation or security convertible into or evidencing the right to purchase, any additional class or series of stock ranking prior to the shares of the Series [H] Preferred Stock and all other Parity Stock as to dividends or the distribution of assets upon liquidation, dissolution or winding up of the Corporation.
(c) Special Voting Right.
(i) Voting Right. If and whenever dividends on the Series [H] Preferred Stock or any other class or series of preferred stock that ranks on parity with the Series [H] Preferred Stock as to payment of dividends, and upon which voting rights equivalent to those granted by this Section 7(c) have been conferred and are exercisable, have not been paid in an aggregate amount equal, as to any class or series, to at least six quarterly Dividend Periods (whether consecutive or not), the number of directors constituting the Board of Directors shall be increased by two, and the holders of the Series [H] Preferred Stock (together with holders of any other class of the Corporation’s authorized preferred stock having equivalent voting rights, whether or not the holders of such preferred stock would be entitled to vote for the election of directors if such default in dividends did not exist), shall have the right, voting separately as a single class without regard to series, to the exclusion of the holders of Common Stock, to elect two directors of the Corporation to fill such newly created directorships (and to fill any vacancies in the terms of such directorships), provided that the Board of Directors shall at no time include more than two such directors. Each such director elected by the holders of shares of Series [H] Preferred Stock and any other class or series of preferred stock that ranks on parity with the Series [H] Preferred Stock as to payment of dividends is a “Preferred Director.”
(ii) Election. The election of the Preferred Directors will take place at any annual meeting of stockholders or any special meeting of the holders of Series [H] Preferred Stock and any other class or series of the Corporation’s stock that ranks on parity with Series [H] Preferred Stock as to payment of dividends and for which dividends have not been paid, called as provided herein. At any time after the special voting power has vested pursuant to Section 7(c)(i) above, a majority of the Continuing Directors may, and within 20 days after the written request of any holder of Series [H] Preferred Stock (addressed to the Continuing Directors at the Corporation’s principal office) must (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the stockholders, in which event such election shall be held at such next annual or special meeting of stockholders), call a special meeting of the holders of Series [H] Preferred Stock, and any other class or series of preferred stock that ranks on parity with Series [H] Preferred Stock as to payment of dividends and for which dividends have not been paid, for the election of the two directors to be elected by them as provided in Section 7(c)(iii) below. The Preferred Directors shall each be entitled to one vote per director on any matter.
(iii) Notice for Special Meeting. Notice for a special meeting will be given in a similar manner to that provided in the Corporation’s bylaws for a special meeting of the stockholders. The Preferred Directors elected at any such special meeting will hold office until the next annual meeting of the Corporation’s stockholders unless they have been previously terminated or removed pursuant to Section 7(c)(iv). In case any vacancy in the office of a Preferred Director occurs (other than prior to the initial election of the Preferred Directors), the vacancy may be filled by the written consent of the Preferred Director remaining in office, or if none remains in office, by a vote of the holders of the outstanding shares of Series [H] Preferred Stock (together with holders of any other class of the Corporation’s authorized preferred stock having equivalent voting rights, whether or not the holders of such preferred stock would be entitled to vote for the election of directors if such default in dividends did not exist) to serve until the next annual meeting of the stockholders.

(iv) Termination; Removal. Whenever full dividends have been paid regularly on the Series [H] Preferred Stock and any other class or series of preferred stock that ranks on parity with Series [H] Preferred Stock as to payment of dividends, if any, for at least four consecutive Dividend Periods, then the right of the holders of Series [H] Preferred Stock to elect such additional two directors will cease (subject to the same provisions for the vesting of the special voting rights in the case of any similar non-payment of dividends in respect of future Dividend Periods) and the term of office of each Preferred Director so elected will immediately terminate and the number of directors constituting the Corporation’s board of directors will be automatically reduced accordingly. Any Preferred Director may be removed at any time without cause by the holders of record of a majority of the outstanding shares of Series [H] Preferred Stock (together with holders of any other class of the Corporation’s authorized preferred stock having equivalent voting rights, whether or not the holders of such preferred stock would be entitled to vote for the election of directors if such default in dividends did not exist) when they have the voting rights described in this Section 7(c).
(d) Changes after Provision for Redemption. No vote or consent of the holders of Series [H] Preferred Stock shall be required pursuant to Section 7(a), (b) or (c) above if, at or prior to the time when any such vote or consent would otherwise be required pursuant to such section, all outstanding Series [H] Preferred Stock shall have been redeemed, or notice of redemption has been given and sufficient funds shall have been irrevocably deposited in trust to effect such redemption.
Section 8. Conversion. The holders of Series [H] Preferred Stock shall not have any rights to convert such Series [H] Preferred Stock into shares of any other class of capital stock of the Corporation.
Section 9. Rank. Notwithstanding anything set forth in the Charter or these Articles Supplementary to the contrary, the Board of Directors or any duly authorized committee of the Board of Directors, without the vote of the holders of the Series [H] Preferred Stock, may authorize and issue additional shares of Junior Stock, Parity Stock or, subject to the voting rights granted in Section 7, any class of securities ranking senior to the Series [H] Preferred Stock as to dividends and the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.
Section 10. Repurchase. Subject to the limitations imposed herein, the Corporation may purchase and sell Series [H] Preferred Stock from time to time to such extent, in such manner, and upon such terms as the Board of Directors or any duly authorized committee of the Board of Directors may determine; provided, however, that the Corporation shall not use any of its funds for any such purchase when there are reasonable grounds to believe that the Corporation is, or by such purchase would be, rendered insolvent.
Section 11. Unissued or Reacquired Shares. Shares of Series [H] Preferred Stock not issued or which have been issued, redeemed or otherwise purchased or acquired by the Corporation shall be restored to the status of authorized but unissued shares of preferred stock without designation as to series.
Section 12. No Sinking Fund. Shares of Series [H] Preferred Stock are not subject to the operation of a sinking fund.
SECOND: The Series [H] Preferred Stock has been classified and designated by the Board of Directors and the Committee, under the authority contained in the Charter.
THIRD: These Articles Supplementary have been approved by the Board of Directors and the Committee in the manner and by the vote required by law.
FOURTH: These Articles Supplementary shall become effective on [•].
FIFTH: The undersigned Chairman, President and Chief Executive Officer of the Corporation acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned Officer acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.

IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be signed in its name and on its behalf by its Chairman, President and Chief Executive Officer and attested to by its [duly authorized officer] on this [•] day of [•], [•].
ATTEST:	HUNTINGTON BANCSHARES INCORPORATED

By:	By:
Name:	Name:	Stephen D. Steinour
Title:	Title:	Chairman, President and Chief Executive Officer

Annex B
HUNTINGTON BANCSHARES INCORPORATED

FORM OF ARTICLES OF AMENDMENT
Huntington Bancshares Incorporated, a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:
FIRST: The charter of the Corporation (the “Charter”) is hereby amended to delete the first paragraph of Article FIFTH of the Charter and to substitute the following in lieu thereof:
“FIFTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is 2,256,617,808, of which 2,250,000,000 shares shall be Common Stock, par value $0.01 per share, and 6,617,808 shares shall be Serial Preferred Stock, par value $0.01 per share. The aggregate par value of all authorized shares of stock of all classes having par value is $22,566,178.08.”
SECOND: The amendment to the Charter as set forth above, increasing the number of shares of stock and the number of shares of Common Stock that the Corporation is authorized to issue, has been duly advised by the Board of Directors and approved by the stockholders of the Corporation as required by law.
THIRD: The total number of shares of stock which the Corporation had authority to issue immediately prior to the foregoing amendment of the Charter was 1,506,617,808 shares of stock, consisting of 1,500,000,000 shares of Common Stock, par value $0.01 per share, and 6,617,808 shares of Serial Preferred Stock, par value $0.01 per share. The aggregate par value of all authorized shares of stock of all classes having par value immediately prior to the foregoing amendment of the Charter was $15,066,178.08.
FOURTH: The total number of shares of stock which the Corporation has authority to issue pursuant to the foregoing amendment of the Charter is 2,256,617,808 shares of stock, consisting of 2,250,000,000 shares of Common Stock, par value $0.01 per share, and 6,617,808 shares of Serial Preferred Stock, par value $0.01 per share. The aggregate par value of all authorized shares of stock of all classes having par value is $22,566,178.08.
FIFTH: The information required by Section 2-607(b)(2)(i) of the Maryland General Corporation Law is not changed by the foregoing amendment of the Charter.
SIXTH: The undersigned Chairman, President and Chief Executive Officer of the Corporation acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters of fact required to be verified under oath, the undersigned Chairman, President and Chief Executive Officer acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.
REMAINDER OF PAGE INTENTIONALLY LEFT BLANK
B-1

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its President and attested to by its [duly authorized officer] on this [ ] day of [ ], [ ].
ATTEST:	HUNTINGTON BANCSHARES INCORPORATED

By:	By:
Name:	Name:	Stephen D. Steinour
Title:	Title:	Chairman, President and Chief Executive Officer
B-2

Annex C
PERSONAL AND CONFIDENTIAL
December 13, 2020
Board of Directors
Huntington Bancshares Incorporated
41 South High Street
Columbus, Ohio 43287
Ladies and Gentlemen:
You have requested our opinion as to the fairness from a financial point of view to Huntington Bancshares Incorporated (the “Company”) of the exchange ratio (the “Exchange Ratio”) of 3.0028 shares of common stock, par value $0.01 per share (the “Company Common Stock”), of the Company to be issued in exchange for each share of common stock, par value $1.00 per share (the “TCF Common Stock”), of TCF Financial Corporation (“TCF”) pursuant to the Agreement and Plan of Merger, dated as of December 13, 2020 (the “Agreement”), by and between the Company and TCF.
Goldman Sachs & Co. LLC and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs & Co. LLC and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, TCF, any of their respective affiliates and third parties, or any currency or commodity that may be involved in the transaction contemplated by the Agreement (the “Transaction”). We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the Transaction. We expect to receive fees for our services in connection with the Transaction, the principal portion of which is contingent upon consummation of the Transaction, and the Company has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. We have provided certain financial advisory and/or underwriting services to the Company and/or its affiliates from time to time for which our Investment Banking Division has received, and may receive, compensation, including having acted as bookrunning manager with respect to the public offering of the Company’s 2.625% Senior Notes due 2024 (aggregate principal amount $800,000,000) in July 2019; as joint bookrunning manager with respect to the public offering of the Company’s 5.625% Series F Non-Cumulative Perpetual Preferred Stock in May 2020; and as joint bookrunning manager with respect to the public offering of the Company’s 4.450% Series G Non-Cumulative Perpetual Preferred Stock in August 2020. We may also in the future provide financial advisory and/or underwriting services to the Company, TCF and their respective affiliates for which our Investment Banking Division may receive compensation.
In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to shareholders and Annual Reports on Form 10-K of the Company and TCF for the five years ended December 31, 2019; certain interim reports to shareholders and Quarterly Reports on Form 10-Q of the Company and TCF; certain other communications from the Company and TCF to their respective shareholders; certain publicly available research analyst reports for the Company and TCF; certain internal financial analyses and forecasts for TCF prepared by its management; and certain internal financial analyses and forecasts for TCF on a stand-alone basis and giving effect to the Transaction, and certain financial analyses and forecasts for the Company on a stand-alone basis and pro forma for the Transaction, in each case, as prepared by the management of the Company and approved for our use by the Company (the “Forecasts”), including certain operating synergies projected by the management of the Company to result from the Transaction, as approved for our use by the Company (the “Synergies”). We have also held discussions with members of the senior managements of the Company and TCF regarding their assessment of the past and current business operations, financial condition and future prospects of TCF and with the members of senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company and the strategic rationale for, and the potential benefits of, the Transaction; reviewed the reported price and trading activity for the shares of Company Common Stock and the shares of TCF Common Stock; compared certain financial and stock market information for the Company and TCF with similar information for certain other
C-1

Board of Directors
Huntington Bancshares, Inc.
December 13, 2020
Page Two

companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the banking industry; and performed such other studies and analyses, and considered such other factors, as we deemed appropriate.
For purposes of rendering this opinion, we have, with your consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, us, without assuming any responsibility for independent verification thereof. In that regard, we have assumed with your consent that the Forecasts, including the Synergies, have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. We have not reviewed individual credit files nor have we made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company or TCF or any of their respective subsidiaries and we have not been furnished with any such evaluation or appraisal. We are not experts in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances and marks for losses with respect thereto and, accordingly, we have assumed that such allowances and marks for losses for the Company or TCF are in the aggregate adequate to cover such losses. We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or TCF or on the expected benefits of the Transaction in any way meaningful to our analysis. We also have assumed that the Transaction will be consummated on the terms set forth in the Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis.
Our opinion does not address the underlying business decision of the Company to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. This opinion addresses only the fairness from a financial point of view to the Company, as of the date hereof, of the Exchange Ratio pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or Transaction or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into or amended in connection with the Transaction, including, the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company or TCF, or any class of such persons in connection with the Transaction, whether relative to the Exchange Ratio pursuant to the Agreement or otherwise. We are not expressing any opinion as to the prices at which shares of Company Common Stock will trade at any time, as to the potential effects of volatility in the credit, financial and stock markets on the Company or TCF or the Transaction, or as to the impact of the Transaction on the solvency or viability of the Company or TCF or the ability of the Company or TCF to pay their respective obligations when they come due. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Company Common Stock should vote with respect to such Transaction or any other matter. This opinion has been approved by a fairness committee of Goldman Sachs & Co. LLC.
Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio pursuant to the Agreement is fair from a financial point of view to the Company.
Very truly yours,

/s/ Goldman Sachs & Co. LLC
(GOLDMAN SACHS & CO. LLC)
C-2

Annex D

December 13, 2020
The Board of Directors
TCF Financial Corporation
333 W. Fort Street, Suite 1800
Detroit, MI 48226
Members of the Board:
You have requested the opinion of Keefe, Bruyette & Woods, Inc. (“KBW” or “we”) as investment bankers as to the fairness, from a financial point of view, to the common shareholders of TCF Financial Corporation (“TCF”) of the Exchange Ratio (as defined below) in the proposed merger (the “Merger”) of TCF with and into Huntington Bancshares Incorporated (“Huntington”) pursuant to the Agreement and Plan of Merger (the “Agreement”) to be entered into by and between TCF and Huntington. Pursuant to the Agreement and subject to the terms, conditions and limitations set forth therein, at the Effective Time (as defined in the Agreement), by virtue of the Merger and without any action on the part of Huntington, TCF or the holders of any of the shares of common stock, $1.00 par value per share, of TCF (“TCF Common Stock”), each share of TCF Common Stock issued and outstanding immediately prior to the Effective Time, except for shares of TCF Common Stock owned by TCF or Huntington (other than the Exception Shares (as defined in the Agreement)), shall be converted into the right to receive 3.0028 shares of common stock, par value $0.01 per share, of Huntington (the “Huntington Common Stock”). The ratio of 3.0028 shares of Huntington Common Stock for one share of TCF Common Stock is referred to herein as the “Exchange Ratio.” The terms and conditions of the Merger are more fully set forth in the Agreement.
The Agreement further provides that, immediately following the Merger, TCF National Bank, a wholly-owned subsidiary of TCF, will merge with and into The Huntington National Bank, a wholly-owned subsidiary of Huntington, with The Huntington National Bank as the surviving entity, pursuant to a separate bank merger agreement (such transaction, the “Bank Merger”).
KBW has acted as financial advisor to TCF and not as an advisor to or agent of any other person. As part of our investment banking business, we are continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, we have experience in, and knowledge of, the valuation of banking enterprises. We and our affiliates, in the ordinary course of our and their broker-dealer businesses (and further to existing sales and trading relationships between a KBW broker-dealer affiliate and each of TCF and Huntington), may from time to time purchase securities from, and sell securities to, TCF and Huntington. In addition, as a market maker in securities, we and our affiliates may from time to time have a long or short position in, and buy or sell, debt or equity securities of TCF or Huntington for our and their own respective accounts and for the accounts of our and their respective customers and clients. We have acted exclusively for the board of directors of TCF (the “Board”) in rendering this opinion and will receive a fee from TCF for our services. A portion of our fee is payable upon the rendering of this opinion, and a significant portion is contingent upon the successful completion of the Merger. In addition, TCF has agreed to indemnify us for certain liabilities arising out of our engagement.
In addition to this present engagement, in the past two years, KBW has provided investment banking or financial advisory services to TCF and received compensation for such services. KBW acted as financial advisor to TCF (then known as Chemical Financial Corporation, Inc.) in connection with the August 2019 merger of Chemical Financial Corporation, Inc. and TCF Financial Corporation. In addition, KBW acted as co-manager for TCF National Bank’s May 2020 offering of fixed-to-floating rate subordinated notes. In the past two years, KBW has not provided investment banking or financial advisory services to Huntington. We may in the future provide investment banking and financial advisory services to TCF or Huntington and receive compensation for such services.

The Board of Directors – TCF Financial Corporation
December 13, 2020

In connection with this opinion, we have reviewed, analyzed and relied upon material bearing upon the financial and operating condition of TCF and Huntington and bearing upon the Merger, including among other things, the following: (i) a draft of the Agreement dated December 11, 2020 (the most recent draft made available to us); (ii) the audited financial statements and the Annual Reports on Form 10-K for the three fiscal years ended December 31, 2019 of TCF; (iii) the unaudited quarterly financial statements and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020, June 30, 2020 and September 30, 2020 of TCF; (iv) the audited financial statements and Annual Reports on Form 10-K for the three fiscal years ended December 31, 2019 of Huntington; (v) the unaudited quarterly financial statements and Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2020, June 30, 2020 and September 30, 2020 of Huntington; (vi) certain regulatory filings of TCF and Huntington and their respective subsidiaries, including the quarterly reports on Form FR Y-9C and call reports filed with respect to each quarter during the three-year period ended December 31, 2019 as well as the quarters ended March 31, 2020, June 30, 2020 and September 30, 2020; (vii) certain other interim reports and other communications of TCF and Huntington to their respective shareholders; and (viii) other financial information concerning the businesses and operations of TCF and Huntington that was furnished to us by TCF and Huntington or that we were otherwise directed to use for purposes of our analyses. Our consideration of financial information and other factors that we deemed appropriate under the circumstances or relevant to our analyses included, among others, the following: (i) the historical and current financial position and results of operations of TCF and Huntington; (ii) the assets and liabilities of TCF and Huntington; (iii) the nature and terms of certain other merger transactions and business combinations in the banking industry; (iv) a comparison of certain financial and stock market information for TCF and Huntington with similar information for certain other companies the securities of which are publicly traded; (v) publicly available consensus “street estimates” of TCF, as well as assumed long-term TCF growth rates provided to us by TCF management, all of which information was discussed with us by TCF management and used and relied upon by us at the direction of such management and with the consent of the Board; (vi) publicly available consensus “street estimates” of Huntington, as well as assumed long-term Huntington growth rates provided to us by Huntington management, all of which information was discussed with us by Huntington management and used and relied upon by us based on such discussions, at the direction of TCF management and with the consent of the Board; and (vii) estimates regarding certain pro forma financial effects of the Merger on Huntington (including, without limitation, the cost savings and related expenses expected to result or be derived from the Merger) that were prepared by, and provided to and discussed with us by, Huntington management and that were used and relied upon by us based on such discussions, at the direction of TCF management and with the consent of the Board. We have also performed such other studies and analyses as we considered appropriate and have taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and knowledge of the banking industry generally. We have also participated in discussions held by the managements of TCF and Huntington regarding the past and current business operations, regulatory relations, financial condition and future prospects of their respective companies and such other matters as we have deemed relevant to our inquiry. We have not been requested to assist, and have not assisted, TCF with soliciting indications of interest from third parties regarding a potential transaction with TCF.
In conducting our review and arriving at our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information that was provided to us or that was publicly available and we have not independently verified the accuracy or completeness of any such information or assumed any responsibility or liability for such verification, accuracy or completeness. We have relied upon the management of TCF as to the reasonableness and achievability of the publicly available consensus “street estimates” of TCF and the assumed TCF long-term growth rates referred to above (and the assumptions and bases therefor), and we have assumed that all such information has been reasonably prepared and represents, or in the case of the TCF “street estimates” referred to above that such estimates are consistent with, the best currently available estimates and judgments of TCF management and that the forecasts, projections and estimates reflected in such information will be realized in the amounts and in the time periods currently estimated. We have further relied, with the consent of TCF, upon Huntington management as to the reasonableness and achievability of the publicly available consensus “street estimates” of Huntington, the assumed Huntington long-term growth rates, and the estimates regarding certain pro forma financial effects of the Merger on Huntington (including, without

The Board of Directors – TCF Financial Corporation
December 13, 2020

limitation, the cost savings and related expenses expected to result or be derived from the Merger), all as referred to above (and the assumptions and bases for all such information), and we have assumed that all such information has been reasonably prepared and represents, or in the case of the Huntington “street estimates” referred to above that such estimates are consistent with, the best currently available estimates and judgments of Huntington management and that the forecasts, projections and estimates reflected in such information will be realized in the amounts and in the time periods currently estimated.
It is understood that the portion of the foregoing financial information of TCF and Huntington that was provided to us was not prepared with the expectation of public disclosure and that all of the foregoing financial information, including the publicly available consensus “street estimates” of TCF and Huntington, is based on numerous variables and assumptions that are inherently uncertain (including, without limitation, factors related to general economic and competitive conditions and, in particular, assumptions regarding the ongoing COVID-19 pandemic) and, accordingly, actual results could vary significantly from those set forth in such information. We have assumed, based on discussions with the respective managements of TCF and Huntington and with the consent of the Board, that all such information provides a reasonable basis upon which we could form our opinion and we express no view as to any such information or the assumptions or bases therefor. Among other things, such information has assumed that the ongoing COVID-19 pandemic could have an adverse impact, which has been assumed to be limited, on TCF and Huntington. We have relied on all such information without independent verification or analysis and do not in any respect assume any responsibility or liability for the accuracy or completeness thereof. We also have assumed that there have been no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of either TCF or Huntington since the date of the last financial statements of each such entity that were made available to us. We are not experts in the independent verification of the adequacy of allowances for loan and lease losses and we have assumed, without independent verification and with your consent, that the aggregate allowances for loan and lease losses for TCF and Huntington are adequate to cover such losses. In rendering our opinion, we have not made or obtained any evaluations or appraisals or physical inspection of the property, assets or liabilities (contingent or otherwise) of TCF or Huntington, the collateral securing any of such assets or liabilities, or the collectability of any such assets, nor have we examined any individual loan or credit files, nor did we evaluate the solvency, financial capability or fair value of TCF or Huntington under any state or federal laws, including those relating to bankruptcy, insolvency or other matters. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Such estimates are inherently subject to uncertainty and should not be taken as our view of the actual value of any companies or assets.
We have assumed, in all respects material to our analyses, the following: (i) that the Merger and any related transactions (including, without limitation, the Bank Merger) will be completed substantially in accordance with the terms set forth in the Agreement (the final terms of which we have assumed will not differ in any respect material to our analyses from the draft reviewed by us and referred to above), with no adjustments to the Exchange Ratio and with no other consideration or payments in respect of TCF Common Stock; (ii) that the representations and warranties of each party in the Agreement and in all related documents and instruments referred to in the Agreement are true and correct; (iii) that each party to the Agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents; (iv) that there are no factors that would delay or subject to any adverse conditions, any necessary regulatory or governmental approval for the Merger or any related transactions and that all conditions to the completion of the Merger and any related transactions will be satisfied without any waivers or modifications to the Agreement or any of the related documents; and (v) that in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the Merger and any related transactions, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of TCF, Huntington or the pro forma entity, or the contemplated benefits of the Merger, including without limitation the cost savings and related expenses expected to result or be derived from the Merger. We have assumed that the Merger will be consummated in a manner that complies with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes,

The Board of Directors – TCF Financial Corporation
December 13, 2020

rules and regulations. We have further been advised by representatives of TCF that TCF has relied upon advice from its advisors (other than KBW) or other appropriate sources as to all legal, financial reporting, tax, accounting and regulatory matters with respect to TCF, Huntington, the Merger and any related transaction and the Agreement. KBW has not provided advice with respect to any such matters.
This opinion addresses only the fairness, from a financial point of view, as of the date hereof, of the Exchange Ratio in the Merger to the holders of TCF Common Stock. We express no view or opinion as to any other terms or aspects of the Merger or any term or aspect of any related transaction (including the Bank Merger), including, without limitation, the form or structure of the Merger or any such related transaction, the treatment of outstanding preferred stock and other securities of TCF in the Merger, any consequences of the Merger or any such related transaction to TCF, its shareholders, creditors or otherwise, or any terms, aspects, merits or implications of any employment, consulting, voting, support, shareholder, charitable giving or other agreements, arrangements or understandings contemplated or entered into in connection with the Merger, any such related transaction, or otherwise. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof. As you are aware, there is currently widespread disruption, extraordinary uncertainty and unusual volatility arising from the effects of the COVID-19 pandemic, including the effect of evolving governmental interventions and non-interventions. It is understood that subsequent developments may affect the conclusion reached in this opinion and that KBW does not have an obligation to update, revise or reaffirm this opinion. Our opinion does not address, and we express no view or opinion with respect to, (i) the underlying business decision of TCF to engage in the Merger or enter into the Agreement; (ii) the relative merits of the Merger as compared to any strategic alternatives that are, have been or may be available to or contemplated by TCF or the Board; (iii) the fairness of the amount or nature of any compensation to any of TCF’s officers, directors or employees, or any class of such persons, relative to the compensation to the holders of TCF Common Stock; (iv) the effect of the Merger or any related transaction on, or the fairness of the consideration to be received by, holders of any class of securities of TCF (other than the holders of TCF Common Stock, solely with respect to the Exchange Ratio as described herein and not relative to the consideration to be received by holders of any other class of securities) or holders of any class of securities of Huntington or any other party to any transaction contemplated by the Agreement; (v) the actual value of Huntington Common Stock to be issued in the Merger; (vi) the prices, trading range or volume at which TCF Common Stock or Huntington Common Stock will trade following the public announcement of the Merger or the prices, trading range or volume at which Huntington Common Stock will trade following the consummation of the Merger; (vii) any advice or opinions provided by any other advisor to any of the parties to the Merger or any other transaction contemplated by the Agreement; or (viii) any legal, regulatory, accounting, tax or similar matters relating to TCF, Huntington, their respective shareholders, or relating to or arising out of or as a consequence of the Merger or any related transaction (including the Bank Merger), including whether or not the Merger will qualify as a tax-free reorganization for United States federal income tax purposes.
This opinion is for the information of, and is directed to, the Board (in its capacity as such) in connection with its consideration of the financial terms of the Merger. This opinion does not constitute a recommendation to the Board as to how it should vote on the Merger, or to any holder of TCF Common Stock or any shareholder of any other entity as to how to vote in connection with the Merger or any other matter, nor does it constitute a recommendation regarding whether or not any such shareholder should enter into a voting, shareholders’, or affiliates’ agreement with respect to the Merger or exercise any dissenters’ or appraisal rights that may be available to such shareholder.
This opinion has been reviewed and approved by our Fairness Opinion Committee in conformity with our policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.

The Board of Directors – TCF Financial Corporation
December 13, 2020

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio in the Merger is fair, from a financial point of view, to the holders of TCF Common Stock.
Very truly yours,

/s/ Keefe, Bruyette & Woods, Inc.

Keefe, Bruyette & Woods, Inc.

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on March 24, 2021. Have your proxy card available when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/TCF2021SGM**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on March 24, 2021. Have your proxy card available when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

To view or print a copy of the joint proxy statement/prospectus, go to www.proxyvote.com.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D32960-S18157-Z79372

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

TCF FINANCIAL CORPORATION

NOTE: Please sign exactly as your name(s) appear(s) hereon. All holders must sign. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. If a corporation, please sign in full corporate name by authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

2021 Special Meeting of Shareholders

March 25, 2021 at 3:30 p.m. ET
www.virtualshareholdermeeting.com/TCF2021SGM

D32961-S18157-Z79372

TCF FINANCIAL CORPORATION
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
SPECIAL MEETING OF SHAREHOLDERS
March 25, 2021

As the shareholder(s) named on this card, you hereby appoint Brian W. Maass and Joseph T. Green, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize them to represent and to vote upon all matters that may properly come before the Special Meeting of Shareholders to be held at 3:30 p.m. Eastern Time on March 25, 2021 (the "Special Meeting"), virtually by means of internet at www.virtualshareholdermeeting.com/TCF2021SGM, all of the shares of common stock of TCF Financial Corporation that you are entitled to vote at the Special Meeting and any adjournment or postponement thereof upon all matters that may properly come before the Special Meeting, subject to any directions indicated on the reverse side of this card.

TO ATTEND THE VIRTUAL MEETING, YOU MUST HAVE THE CONTROL NUMBER THAT IS LOCATED ON THE REVERSE SIDE OF THIS FORM.

If shares of stock are owned through the TCF 401(k) Plan ("401(k) Plan"), your vote will provide voting instructions to the 401(k) Plan trustee which has been instructed to vote all shares at the Special Meeting and any adjournment thereof. The Advisory Committee for the 401(k) Plan will instruct the 401(k) Plan trustee to vote all shares in the 401(k) Plan for which instructions are not received from you by March 22, 2021.

This proxy, when properly executed, will be voted as directed by you upon all matters that may properly come before the virtual Special Meeting. If your shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares. **If no such directions are made, this proxy will be voted: (a) FOR the TCF merger proposal, (b) FOR the approval, in a non-binding advisory vote, of the TCF compensation proposal and (c) FOR the TCF adjournment proposal.** The proxies will vote in their own discretion: (a) any other business that may properly come before the Special Meeting for which the Board of Directors did not receive timely notice and (b) matters incident to the conduct of the Special Meeting. The shareholder can revoke this proxy after submitting it (see proxy statement).

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

Continued and to be signed on reverse side